UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Seagate Technology Public Limited Company
(Name of Registrant as Specified In Its Charter)

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September 21, 2011

Dear Fellow Shareholder:

We would like to invite you to attend the 2011 annual general meeting of shareholders (the "Annual General Meeting") of Seagate Technology plc ("Seagate" or the "Company") which will be held at 9:30 a.m. local time, on Wednesday, October 26, 2011, at the Four Seasons Hotel, Simmonscourt Road, Dublin 4, Ireland.

The purpose of this year's Annual General Meeting is to: (i) elect or re-elect the seven board members listed in this Proxy Statement; (ii) approve the adoption of the Seagate Technology plc 2012 Equity Incentive Plan; (iii) determine the price range at which the Company can re-issue treasury shares; (iv) authorize the holding of the next Annual General Meeting outside of Ireland; (v) hold an advisory vote on executive compensation; (vi) hold an advisory vote on the frequency of the advisory vote on executive compensation; and (vii) re-appoint Ernst & Young as our independent auditors and authorize the Audit Committee of the board of directors to set the auditors' remuneration.

We will also present the Company's Irish Statutory Accounts for the fiscal year ended July 1, 2011 and the reports of the directors and auditors thereon.

The board of directors (the "Board") recommends that you vote for each of the seven director nominees nominated by our Board, that you vote for "ONE YEAR" with respect to how frequently a shareholder vote to approve the compensation of our named executive officers should occur, and that you vote "for" all of the other proposals to be put forward at the meeting.

The proxy materials are being furnished to the shareholders of Seagate in connection with the solicitation of proxies by the Board for use at the Annual General Meeting, and at any adjournment thereof, for the purposes set forth in the accompanying Notice of 2011 Annual General Meeting of Shareholders.

Your vote is important. Please take a moment to vote your shares in accordance with the instructions provided, even if you plan to attend the meeting, or appoint a proxy to vote your shares by using the Internet or by telephone, as described in the attached Proxy Statement, so that your shares may be represented at the Annual General Meeting.

The Notice of Annual General Meeting included in this proxy statement includes instructions on how to vote your shares.

Thank you for your continued support.

Sincerely,

Stephen J. Luczo Chairman, President and Chief Executive Officer

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

NOTICE OF 2011 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, OCTOBER 26, 2011

        Notice is hereby given that the 2011 Annual General Meeting of shareholders (the "2011 AGM") of Seagate Technology Public Limited Company ("Seagate" or the "Company"), an Irish company, will be held at the Four Seasons Hotel, Simmonscourt Road, Dublin 4, Ireland on Wednesday, October 26, 2011, at 9:30 a.m. local time. The purposes of the Annual General Meeting are:

  (1)
  By separate resolutions, to elect or re-elect as directors the following individuals who shall retire in accordance with the Articles of Association and, being eligible, offer themselves for election or re-election, as the case may be:

(a) Stephen J. Luczo	(b) Frank J. Biondi, Jr.	(c) Michael R. Cannon
(d) Lydia M. Marshall	(e) Chong Sup Park	(f) Gregorio Reyes
(g) Edward J. Zander
  (2)
  To approve the adoption of the Seagate Technology plc 2012 Equity Incentive Plan;

  (3)
  To determine the price range at which the Company can re-issue treasury shares off-market;

  (4)
  To authorize holding the 2012 Annual General Meeting of shareholders of the Company at a location outside of Ireland;

  (5)
  To hold a non-binding advisory vote on executive compensation;

  (6)
  To hold a non-binding advisory vote on the frequency of future shareholder votes on executive compensation;

  (7)
  To appoint Ernst & Young as the independent auditors of the Company and to authorize the Audit Committee of the Board to set the auditors' remuneration; and

  (8)
  To transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.

        The foregoing items, including the votes required in respect of each (including in the case of Proposal 3, which is being proposed as a special resolution), are more fully described in (and the full text of each proposal is set out in) the Proxy Statement accompanying this Notice of Annual General Meeting of shareholders.

        During the Annual General Meeting, management will present the Company's Irish Statutory Accounts for the fiscal year ended July 1, 2011, and the reports of the directors and auditors thereon.

        Seagate's Board has set September 6, 2011 as the record date for the 2011 AGM. Only registered holders of Seagate's ordinary shares at the close of business on that date are entitled to receive notice of the meeting and to attend and vote at the meeting.

        Any shareholder entitled to attend and vote at the meeting is entitled to appoint a proxy or proxies to attend, speak and vote on such shareholder's behalf. Such proxy need not be a shareholder of the Company.

        On or around September 26, 2011, we mailed to our shareholders (other than those who previously requested electronic delivery) the Notice of Annual General Meeting of Shareholders, our Proxy Statement, our Proxy Card, our Irish Statutory Accounts for the fiscal year ended July 1, 2011, and our Annual Report on Form 10-K for the fiscal year ended July 1, 2011 (collectively, the "Proxy Materials"). Note that if you have previously elected to receive our Proxy Materials electronically, you will continue to receive these materials via email unless you elect otherwise.

        THE PRESENCE AT THE MEETING, IN PERSON OR BY PROXY, OF ONE OR MORE SHAREHOLDERS WHO HOLD SHARES REPRESENTING NOT LESS THAN A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES ENTITLED TO VOTE AT THE MEETING SHALL CONSTITUTE A QUORUM. YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE. IF YOU ARE A SHAREHOLDER WHO IS ENTITLED TO ATTEND THE MEETING AND VOTE, THEN YOU ARE ALSO ENTITLED TO APPOINT A PROXY OR PROXIES TO ATTEND, SPEAK AND VOTE ON YOUR BEHALF. THIS PROXY IS NOT REQUIRED TO BE A SHAREHOLDER OF THE COMPANY. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON BY FOLLOWING THE INSTRUCTIONS IN THE ATTACHED PROXY STATEMENT, EVEN IF YOU HAVE RETURNED A PROXY. Our Proxy Materials are available to shareholders at www.proxyvote.com.

By order of the Board of Directors,

Kenneth M. Massaroni Executive Vice President, General Counsel and Chief Administrative Officer 38/39 Fitzwilliam Square Dublin 2 Ireland +353 1 234-3136

September 21, 2011

PROXY STATEMENT
FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS OF
SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY
OCTOBER 26, 2011

 GENERAL INFORMATION

        The board of directors (or "Board") of Seagate Technology plc ("Seagate" or the "Company") is soliciting your proxy for use at the 2011 Annual General Meeting of shareholders (the "2011 AGM"), to be held on Wednesday, October 26, 2011, at the Four Seasons Hotel, Simmonscourt Road, Dublin 4, Ireland at 9:30 a.m. local time, and at any postponement or adjournment of the meeting. The proxy statement and related materials are first being distributed and made available to the shareholders of the Company on or about September 26, 2011. Seagate is incorporated and organized under the laws of Ireland, and maintains its registered office in Ireland at 38/39 Fitzwilliam Square, Dublin 2, Ireland. Seagate's telephone number at that address is +353 (1) 234-3136.

        You may contact our Investor Relations department by telephone in the United States at +1 (408) 658-1222; by e-mail at stx@seagate.com; or by mail at Seagate Technology plc, Investor Relations, 10200 S. De Anza Boulevard, Cupertino, California 95014. Our website address is www.seagate.com. Information contained on, or accessible through, our website is not a part of this Proxy Statement.

        References in this Proxy Statement to "we", "our", "Seagate", "us" and "the Company" are to Seagate Technology plc and/or, where appropriate, its predecessor Seagate Technology, an exempted company incorporated with limited liability under the laws of the Cayman Islands.

        Who Can Attend and Vote; Votes Per Share.    Our only outstanding class of voting securities is our ordinary shares, par value $0.00001 per share. All persons who are registered holders of our ordinary shares at the close of business Eastern Time on September 6, 2011, the record date for the 2011 AGM (the "Record Date"), will be entitled to notice of, and to vote at, the 2011 AGM. As of the close of business on the Record Date, there were 419,131,587 outstanding ordinary shares.

        These shareholders will be entitled on a poll to one vote per ordinary share on all matters submitted to a vote of shareholders, so long as those shares are represented at the 2011 AGM in person or by proxy. Your shares will be represented if you attend and vote at the 2011 AGM or if you submit a proxy. You can attend and vote at the meeting even if you have completed and submitted a form of proxy.

        Meeting Attendance.    If you wish to attend the Annual General Meeting in person, you will need to bring your proof of identification along with your proof of stock ownership. If your shares are held beneficially in the name of a bank, broker or other holder of record, you may bring a bank or brokerage account statement as your proof of ownership of Seagate shares. For directions to the meeting, please contact our Investor Relations department by telephone at +1 (408) 658-1222 or by email at stx@seagate.com.

        Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on October 26, 2011:

        Internet Availability of Proxy Materials.    On or around September 26, 2011, we mailed proxy materials to our shareholders (other than those who previously requested electronic or paper delivery), including this Proxy Statement, our Proxy Card our Irish Statutory Accounts for the fiscal year ended July 1, 2011, and our Annual Report on Form 10-K for the fiscal year ended July 1, 2011 (collectively, the "Proxy Materials"). If you have previously elected to receive our Proxy Materials electronically, you will continue to receive these materials via email unless you elect otherwise. The Proxy Materials are available at www.proxyvote.com. You will need the 12-digit control number on your Proxy Card in order to access the Proxy Materials on www.proxyvote.com.

        How to Vote; Submitting Your Proxy.    The Board recommends that you vote your shares

  •
  "FOR" Proposal 1 to elect the seven (7) director nominees;

  •
  "FOR" Proposal 2 to adopt the Seagate 2012 Equity Incentive Plan;

  •
  "FOR" Proposal 3 to authorize the price range at which Seagate can re-issue treasury shares off-market;

  •
  "FOR" Proposal 4 to authorize holding the 2012 Annual General Meeting outside of Ireland;

  •
  "FOR" Proposal 5 to approve the compensation of our named executive officers;

  •
  FOR "ONE YEAR" with respect to Proposal 6 on how frequently a shareholder vote to approve the compensation of our named executive officers should occur; and

  •
  "FOR" Proposal 7 to appoint Ernst & Young as the independent auditors and authorize the Audit Committee of the Board to set the auditors' remuneration.

        By completing and submitting your proxy, you are legally designating the individual or individuals named by you in the proxy card or, if you do not name your proxy or proxies, Lydia M. Marshall and Kenneth M. Massaroni (the "Proxy Holders") to vote your shares in accordance with the instructions you have indicated on the proxy. If you sign and return your proxy without designating any individual named by you and do not indicate how your shares are to be voted, then the Proxy Holders will vote as the Board recommends on each proposal. It is not expected that any additional matters will be brought before the 2011 AGM, but if other matters are properly presented at the 2011 AGM or any adjournment or postponement thereof, the Proxy Holders will vote your shares in their discretion on such matters.

        Shares Registered Directly in the Name of the Shareholder.    If you hold our ordinary shares registered directly in your name in our register of shareholders, you may vote by Internet or telephone, by returning a signed proxy card, or by voting in person at the 2011 AGM. Specific instructions for registered shareholders are set forth in the proxy card enclosed herewith.

        Shares Registered in the Name of a Nominee.    If your shares are held in a stock brokerage account or by a broker, bank, or other nominee in "street name", you are considered the beneficial owner of those shares, and these Proxy Materials are being forwarded to you by your broker, bank, or nominee, who is the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the shares in your account. Your broker, bank, or nominee has enclosed or will send you a voting instruction form for you to use to direct how your shares should be voted. Many brokers or banks also offer voting by Internet or telephone. Please refer to your voting instruction form for instructions on the voting methods offered by your broker or bank. As a beneficial owner of ordinary shares, you are also invited to attend the 2011 AGM. In order to be admitted to the 2011 AGM, you must bring a letter or account statement showing that you beneficially own the shares held by the broker, bank or nominee. However, since you are not the shareholder of record, you may not vote those shares in person at the 2011 AGM unless you request and receive a valid proxy from your broker, bank, or nominee.

        Revoking Your Proxy.    If you hold shares registered directly in your name, you may revoke your proxy at any time before it is voted at the 2011 AGM by: (1) sending a signed revocation thereof to Seagate Technology plc at 38/39 Fitzwilliam Square, Dublin 2, Ireland, Attention: Corporate Secretary, which we must receive by 3:00 p.m., Pacific Time, on October 24, 2011; (2) submitting a later dated proxy, which we must receive by mail by 3:00 p.m., Pacific Time, on October 24, 2011, or online or by telephone by 11:59 p.m., Eastern Time, on October 24, 2011; or (3) voting your shares in person at the 2011 AGM.

        If you are not a registered holder but your shares are registered in the name of a nominee, you must contact the nominee to revoke your proxy, since attending the 2011 AGM alone will not revoke any proxy.

        Proxy Solicitation.    We will bear all costs and expenses of soliciting proxies from shareholders. We have retained a proxy solicitation firm, Morrow and Co., to aid us in the solicitation process. We will pay Morrow and Co. its customary fee, estimated to be $8,500, plus reasonable out-of-pocket expenses incurred in the solicitation process. Seagate or its agent will distribute proxy materials to brokers, custodians, nominees, fiduciaries and other record holders and request that they forward materials to the beneficial owners and request authority for the exercise of proxies. In such cases, upon request, we will reimburse such record holders for their reasonable out-of-pocket expenses incurred in connection with the solicitation. If you choose to vote over the Internet, you are responsible for any Internet access charges you may incur. Our directors, officers and selected other employees may also solicit proxies by telephone, facsimile, or e-mail or in person. No additional compensation will be paid to directors, officers, or other employees of Seagate for their services in soliciting proxies for the 2011 AGM.

        Quorum, Voting Requirements and Broker Non-Votes.    In order to establish a quorum at the 2011 AGM, there must be one or more shareholders present in person or by proxy holding not less than a majority of the issued and outstanding shares of the Company entitled to vote at the meeting. For purposes of determining a quorum, abstentions and "broker non-votes" are counted as present and entitled to vote. A "broker non-vote" occurs when a nominee (such as a broker) holding shares for a beneficial owner is not entitled to vote on a particular proposal because the nominee does not have discretionary voting power for that proposal and has not received instructions from the beneficial owner on how to vote those shares. For each of the proposals being considered at the 2011 AGM, approval of the proposal requires the affirmative vote of a simple majority of the votes cast, except for Proposal 3 (determination of the price range at which the Company can re-issue shares off-market that it acquires as treasury stock), which requires the affirmative vote of not less than 75% of the votes cast, and Proposal 6 (regarding the frequency of the non-binding advisory vote on executive compensation), which will be determined by a plurality of the votes cast.

        With respect to Proposal 1, the affirmative vote of a majority of all the votes cast by holders of ordinary shares represented in person or by proxy at the 2011 AGM is necessary to approve the election of each of the director nominees, each of whose election is subject to a separate vote. If the proposal for the appointment of a director nominee does not receive the required majority of the votes cast, then that director will not be appointed and the position on the Board that would have been filled by the director nominee will, except in limited circumstances, become vacant. The Board has the ability to fill the vacancy in accordance with the Company's Articles of Association, subject to re-appointment by the Company's shareholders at the next annual general meeting of shareholders. Notwithstanding the requirement that a director nominee requires a majority of the votes cast, Irish law requires a minimum of two directors at all times. Therefore, in the event that an election results in either only one or no directors receiving the required majority vote, either the nominee or each of the two nominees, as appropriate, receiving the greatest number of votes in favor of his or her election shall, in accordance with the Articles of Association, hold office until his or her successor shall be elected.

        Abstentions and "broker non-votes".    If you are a beneficial owner of shares and your bank or brokerage firm does not receive instructions from you about how your shares are to be voted, one of two things can happen, depending on the type of proposal. Generally, brokers have discretionary power to vote your shares with respect to "routine" matters, but they do not have discretionary power to vote your shares on "non-routine" matters. We believe that proposals 3, 4 and 7 will be considered routine, which means that the bank or brokerage firm that holds your shares may vote your shares in its discretion on these proposals if you do not provide voting instructions to your bank or brokerage firm. This is known as "broker discretionary voting." However, we note that proposals 1 (the election of directors), 2 (the approval of the 2012 Equity Incentive Plan), 5 (the non-binding advisory vote on executive compensation) and 6 (the non-binding advisory vote on the frequency of the advisory vote on executive compensation) are considered "non-routine" matters. Accordingly, if you do not provide instructions on how your shares are to be voted on proposals 1, 2, 5 or 6, the bank or brokerage firm will not be entitled to vote your shares with respect to these proposals. This is called a "broker non-vote."

        Abstentions and "broker non-votes" will not be considered votes properly cast at the Annual General Meeting. Because all of the proposals will be determined based on the votes properly cast at the Annual General Meeting, abstentions and "broker non-votes" will not have any effect on the outcome of these proposals.

        We strongly encourage you to submit your proxy and exercise your right to vote as a shareholder.

        Voting Procedures and Tabulation.    We have selected an inspector of elections to act at the 2011 AGM and to make a written report thereof. Prior to the 2011 AGM, the inspector will sign an oath to perform his or her duties in an impartial manner and according to the best of his or her ability. The inspector will ascertain the number of ordinary shares outstanding and the voting power of each, determine the ordinary shares represented at the 2011 AGM and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties. The determination of the inspector as to the validity of proxies will be final and binding.

PRESENTATION OF IRISH STATUTORY ACCOUNTS

        The Company's Irish Statutory Accounts for the fiscal year ended July 1, 2011, including the reports of the directors and auditors thereon, will be presented at the Annual General Meeting. The Company's Irish Statutory Accounts have been approved by the Board. There is no requirement under Irish law that such statements be approved by shareholders, and no such approval will be sought at the Annual General Meeting. The Company's Irish Statutory Accounts are available with the Proxy Materials at www.proxyvote.com.

PROPOSAL 1(a) – 1(g) – ELECTION OF DIRECTORS

 (Ordinary Resolutions)

        Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated seven nominees for election at the 2011 AGM. Our Board's nominees are Messrs. Luczo, Biondi, and Cannon, Ms. Marshall, Dr. Park, and Messrs. Reyes and Zander.

        Each of the Board's nominees is currently serving as a director of Seagate.

        Under our Articles of Association, the Board may have not less than two or more than 12 members. We currently have eight directors serving on our Board, one of whom will not stand for re-election at the 2011 AGM. The holders of ordinary shares, voting as a class, have the right to elect or re-elect, as the case may be, seven members to the Board to serve until the 2012 AGM.

        If the proposal for the appointment of a director nominee does not receive the required majority of the votes cast, then that director will not be appointed and the position on the Board that would have been filled by the director nominee will, except in limited circumstances, become vacant. The Board has the ability to fill the vacancy in accordance with the Company's Articles of Association, subject to re-appointment by the Company's shareholders at the next annual general meeting of shareholders. Notwithstanding the requirement that a director nominee requires a majority of the votes cast, as Irish law requires a minimum of two directors at all times, in the event that an election results in either only one or no directors receiving the required majority vote, either the nominee or each of the two nominees, as appropriate, receiving the greatest number of votes in favor of his or her election shall, in accordance with the Company's Articles of Association, hold office until his or her successor shall be elected.

        Each of the nominees is willing and able to serve as director. However, if any nominee becomes unwilling or unable to serve as a director, then the Board will either propose a substitute nominee (and the Proxy Holders will vote for the appointment of the proposed nominee) or determine to reduce the size of the Board.

Director Changes

  •
  Michael R. Cannon joined the Board, effective as of February 1, 2011.

  •
  William W. Bradley resigned from the Board, effective as of August 13, 2010.

  •
  Albert A. (Rocky) Pimentel resigned from the Board, effective as of April 7, 2011.

  •
  On July 27, 2011, John W. Thompson notified the Board that he would not stand for re-election at the 2011 AGM.

Board Composition

        As the world's leading provider of hard disk drives based on revenue, our business involves an operational structure that operates on a global scale and encompasses design, manufacturing, sales and marketing functions in a context characterized by rapidly evolving technologies, exposure to business cycles, and significant competition.

        The Nominating and Corporate Governance Committee is responsible for reviewing and assessing with the Board the appropriate skills, experience, and background sought of Board members in the context of our dynamic business and the then-current membership on the Board. This assessment of skills, experience, and background takes into consideration the changes in the Company's business and other trends, as well as the portfolio of skills and experience of current and prospective Board members. The committee and the Board review and assess the continued relevance of and emphasis on these factors as part of the Board's annual self-assessment process and in connection with candidate searches to determine if they are effective in helping to satisfy the Board's goal of creating and sustaining a Board that can appropriately support and oversee the Company's activities.

        We do not expect or intend that each director will have the same background, skills, and experience; rather we believe the Company and its shareholders are best served by a Board that has a variety of skills, backgrounds and experiences. Our Board, therefore, seeks a diverse portfolio of qualifications to assist the Board in its oversight of our business and operations. Key skills and experience that the committee and our Board consider important for our directors to have include one or more of the following:

        Senior Leadership Experience.    Directors who are or have served in senior leadership positions are important to us, as they bring a depth of experience and perspective in analyzing important operational and policy issues, and then shaping and overseeing the execution of responsive strategies. These directors' insights and guidance, and their ability to assess and respond to situations encountered in serving on our Board, may be enhanced if their leadership experience has been developed at organizations that operate on a global scale, face significant competition, and/or involve technology or other rapidly evolving business models.

        Public Company Board Experience.    Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a public company board of directors; the relations of a board to the Chief Executive Officer ("CEO") and other management personnel; the importance of particular agenda and oversight matters; and oversight of the changing mix of strategic, operational, and compliance related matters.

        Financial Expertise.    Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is important because it assists our directors in understanding, advising, and overseeing our capital structure, financing and investment activities, financial reporting, and internal control of such activities.

        International Expertise.    Seagate is a global organization with research and development, manufacturing, assembly and test facilities, and sales and other offices in many countries. Directors with global expertise can provide a useful business and cultural perspective.

        Industry or Technical Expertise.    Because we are a technology company, education or experience in relevant technology is useful in understanding our research and development efforts, competing technologies, the various products and processes that we develop, our manufacturing and assembly-and-test operations, and the markets in which we compete.

        Business Development Expertise.    Directors who have a background in business development and in M&A transactions can provide insight into developing and implementing strategies for growing our business through strategic combinations.

        Government Experience.    Directors who have served in government positions can provide experience and insight into working constructively with governments around the world.

        Each director nominee's biography notes his or her relevant experience, background, and skills relative to the qualifications we consider important.

        The Board recommends that you vote "FOR" each of the following nominees:

Name	Position with the Company	Age (as of the Record Date)	Seagate Board Member Since
Stephen J. Luczo	Chairman, President, and Chief Executive Officer	54	2000
Frank J. Biondi, Jr.	Director	66	2005
Michael R. Cannon	Director	58	2011
Lydia M. Marshall	Director	62	2004
C.S. Park	Director	63	2006
Gregorio Reyes	Director	70	2004
Edward J. Zander	Director	64	2009

Directors' Principal Occupation, Business Experience, Qualifications and Directorships.

        Stephen J. Luczo has been a director of Seagate since 2000. Mr. Luczo has served as President and CEO since January 2009, and continues to serve as Chairman of the Board. Mr. Luczo joined Seagate in October 1993 as Senior Vice President of Corporate Development. In September 1997, he was promoted to President and Chief Operating Officer of our predecessor, Seagate Technology, Inc. and, in July 1998, he was promoted to CEO at which time he joined the Board as a director of Seagate Technology, Inc. He was appointed Chairman of the Board in 2002. Mr. Luczo resigned as CEO effective as of July 3, 2004, but retained his position as Chairman of the Board. He served as non-employee Chairman from October 2006 to January 2009. From October 2006 until he rejoined us in January 2009, Mr. Luczo was a private investor. Prior to joining Seagate in 1993, Mr. Luczo was Senior Managing Director of the Global Technology Group of Bear, Stearns & Co. Inc., an investment banking firm, from February 1992 to October 1993.

        As our President and CEO, Mr. Luczo brings to the Board significant senior leadership, global experience and knowledge of competitive strategy, technology and competition. As President and CEO, Mr. Luczo has direct responsibility for the Company's strategy and operations. With his early career based in investment banking, Mr. Luczo also brings to the Board significant business development, M&A, and financial experience related to business and financial issues facing large companies.

        Frank J. Biondi, Jr. has been a director of Seagate since 2005, and is Senior Managing Director of WaterView Advisors LLC, a private equity fund specializing in media, a position he has held since June 1999. He was Chairman and CEO of Universal Studios from April 1996 through November 1998. Mr. Biondi previously served as President and CEO of Viacom, Inc. from July 1987 through January 1996, and was a member of the Viacom board of directors. Mr. Biondi currently serves on the boards of directors of Amgen, Inc., Hasbro, Inc., Cablevision Systems and RealD, Inc. Within the past five years, Mr. Biondi has served as a member of the boards of directors of Bank of New York Mellon, Harrah's Entertainment, Inc., and Yahoo!, Inc.

        As Senior Managing Director of a private equity firm, and as a former CEO of several companies with substantial media experience, Mr. Biondi brings to our Board significant senior leadership experience, and financial and industry expertise. Mr. Biondi's board service with other public companies provides cross board experience.

        Michael R. Cannon has been a director of Seagate since February 2011. Mr. Cannon served as President, Global Operations of Dell Inc. from February 2007 until his retirement in January 2009, and as a consultant to Dell Inc. from January 2009 until January 31, 2011. Prior to joining Dell Inc., Mr. Cannon was the President, Chief Executive Officer and a member of the board of directors of Solectron Corp., an electronic manufacturing services company, from January 2003 until February 2007. From July 1996 until January 2003, Mr. Cannon served as the Chief Executive Officer of Maxtor Corporation ("Maxtor"), a disk drive and storage systems manufacturer. He served on Maxtor's board of directors from July 1996 until Seagate acquired Maxtor in May 2006. Prior to joining Maxtor,

Mr. Cannon held senior management positions at IBM. Mr. Cannon served on the Board from October 2006 until February 2007, and has served on the board of directors of Adobe Systems since 2003, on the board of directors of Elster Group SE since September 2010, and on the board of directors of Lam Research Corporation since February 8, 2011.

        Mr. Cannon brings financial and operational expertise to our Board through his service as a public company President, CEO and member of board of directors, and his previous senior management positions. In addition, he has significant leadership experience due to his experience as a senior executive with other companies.

        Lydia M. Marshall has been a director of Seagate since 2004. Ms. Marshall is retired from Versura, Inc., an internet-based higher education finance company that she founded. She served as Chair and CEO of Versura, Inc. from 1999 until 2004. Previously, she was Managing Director of Rockport Capital Incorporated from 1997 to 1999, Executive Vice President Marketing of Sallie Mae from 1993 to 1997, and Senior Vice President heading Sallie Mae's Institutional and Public Finance and Strategic Planning Divisions from 1985 to 1993. Ms. Marshall is a member of the board of directors of Nationwide Mutual Insurance Company. Within the past five years, Ms. Marshall has served as a member of the board of directors of Nationwide Financial Services, Inc.

        As a former board chair and CEO, and having held other senior management positions with other companies, Ms. Marshall brings to our Board significant senior leadership experience and financial expertise. Ms. Marshall's board service with other public companies provides cross board experience.

        Dr. C.S. Park has been a director of Seagate since 2006. Prior to joining Seagate's Board, Dr. Park served as Chairman and CEO of Maxtor from November 2004 until May 19, 2006, as Chairman of Maxtor's board of directors from May 1998 until May 2006, and served as a member of its board from February 1994 to May 2006. Maxtor was acquired by Seagate in May 2006. Dr. Park served as Investment Partner and Senior Advisor at H&Q Asia Pacific, a private equity firm, from April 2004 until September 2004, and as a Managing Director for the firm from November 2002 to March 2004. Prior to joining H&Q Asia Pacific, Dr. Park served as President and CEO of Hynix Semiconductor Inc. from March 2000 to May 2002, and from June 2000 to May 2002 he also served as its Chairman. Dr. Park is a member of the boards of directors of Ballard Power Systems, Inc., Computer Sciences Corporation and Brooks Automation, Inc. Within the past five years, Dr. Park has served as a member of the board of directors of Maxtor, STATS ChiPAC Ltd, and SMART Modular Technologies, Inc.

        As a former board chair and CEO, and having held other senior management positions with other companies, Dr. Park brings to our Board significant senior leadership experience, financial and international expertise. In addition, Dr. Park has extensive industry expertise, including expertise in the disc drive business that is invaluable to our Board. Dr. Park's board service with other public companies provides cross board experience.

        Gregorio Reyes has been a director since 2004. Mr. Reyes has been a private investor and management consultant since 1994. Mr. Reyes began his career in the semiconductor industry with National Semiconductor Corporation in 1962, followed by executive positions with Motorola, Inc., Fairchild Semiconductor and Eaton Corporation. From 1981 to 1984, he was President and CEO of National Micronetics, Inc., a provider of hard disc magnetic recording head products for the data storage industry. Between 1986 and 1990, he was Chairman and CEO of American Semiconductor Equipment Technologies. Mr. Reyes co-founded Sunward Technologies in 1985 and served as its non-executive Chairman from 1985 to 1990, and its Chairman and CEO from 1990 until 1994. Mr. Reyes currently serves as non-executive Chairman of LSI Corporation, and non-executive Chairman of Dialog Semiconductor plc.

        Mr. Reyes brings senior leadership and industry expertise to our Board from his career as a senior executive of technology companies. He brings cross board experience from his service on other public company boards.

        Edward J. Zander has been a director since 2009. Mr. Zander served as Chairman and CEO of Motorola, Inc. from January 2004 until January 2008, when he retired as CEO and continued as Chairman. He resigned as Chairman in May 2008. Prior to joining Motorola, Mr. Zander was a managing director of Silver Lake Partners, a leading private equity fund focused on investments in technology industries from July 2003 to December 2003. Mr. Zander was President and COO of Sun Microsystems Inc., a leading provider of hardware, software and services for networks, from October 1987 until June 2002. Mr. Zander is also a member of the board of directors of NetSuite, Inc. He previously served on our Board from November 2002 to October 2004. Within the past five years, Mr. Zander has served as a member of the board of directors of Motorola, Inc.

        Mr. Zander brings senior leadership and industry expertise to our Board from his career as a senior executive of technology companies, and financial expertise from his prior positions with private equity funds. He brings cross board experience from his service on other public company boards.

        There is no family relationship between any of the directors or our executive officers nor are any of our directors or executive officers party to any legal proceedings adverse to us.

Vote Required; Recommendation of the Board of Directors

        The affirmative vote of a majority of all the votes cast by holders of ordinary shares represented in person or by proxy at the 2011 AGM is necessary to approve the election of each of the director nominees.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ELECTION OF EACH OF THE SEVEN (7) NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE

        Corporate Governance Guidelines.    Our Board is committed to using sound corporate governance practices to help fulfill its responsibilities to our shareholders, and has adopted and disclosed corporate governance guidelines to clarify how it exercises its responsibilities. The Corporate Governance Guidelines are summarized below, and are also available on the Corporate Governance section of our website at http://www.seagate.com/www/en-us/about/investor_relations/corporate_ governance. You may also request a copy in print from: Investor Relations, Seagate Technology plc, 10200 S. De Anza Boulevard, Cupertino, California 95014.

        The Nominating and Corporate Governance Committee is responsible for overseeing the Corporate Governance Guidelines, and reviews the Guidelines at least annually and makes recommendations to the Board concerning corporate governance matters. The Board may amend any of the Corporate Governance Guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of the Board's judgment or fiduciary duties.

        Among other matters, the Corporate Governance Guidelines include the following items concerning the Board:

  •
  The Board believes that there should be a substantial majority of independent directors on the Board.

  •
  All directors stand for election every year.

  •
  The Board does not have a mandatory retirement age for directors and, because the Nominating and Corporate Governance Committee annually evaluates director nominees for the following year, the Board has decided not to adopt arbitrary term limits for its directors.

  •
  Directors with significant job changes are required to submit an offer of resignation from the Board to the Nominating and Corporate Governance Committee, which then evaluates whether the individual continues to satisfy the Board's membership criteria in light of his or her new occupational status, and makes a recommendation to the Board for its decision whether or not to accept the director's resignation.

  •
  Non-management directors are limited to service on four public company boards, in addition to service on the Company's Board. Our CEO is limited to service on one public company board, in addition to service on our Board.

  •
  The Board generally believes that the offices of Chairman and CEO should be held by separate persons, to aid in the oversight of management, unless it is in the best interests of the Company that the same person holds both offices. Notwithstanding the Board's general policy, the Board believes that the interests of the Company are currently best served by Mr. Luczo holding the offices of both Chairman and CEO (see "Board Leadership Structure," below).

  •
  The Board periodically selects a director, who must be independent, to serve as the Lead Independent Director. The Lead Independent Director coordinates the activities of the other non-management directors, presides over meetings of the Board at which the Chairman of the Board is not present and each executive session of independent directors, serves as liaison between the Chairman of the Board and the independent directors, approves meeting schedules and agendas for the Board, has authority to call meetings of the independent directors, and is available for consultation and direct communication if requested by major shareholders.

  •
  We require that each non-management board member own shares of the Company, as described in this Proxy Statement under the heading "Share Ownership Guidelines".

  •
  The Board has regularly scheduled presentations from finance, sales and marketing, and our major business functions and operations.

  •
  At least annually, the Board evaluates the performance of the CEO. For a discussion on the relationship between performance and compensation, please see the Compensation Discussion & Analysis (the "CD&A"), set forth in this Proxy Statement.

  •
  The Nominating and Corporate Governance Committee manages a process whereby the Board and its committees are subject to annual evaluation and self-assessment.

        In addition, the Board's annual agenda includes reviewing the long-term strategic planning, risk management, and succession planning of the Company. The Board also receives a report, at least annually, from management on succession planning and management development, and annually reviews the performance of senior management.

        Our Board works with management to provide appropriate orientation and continuing education for directors. The orientation is designed to familiarize new directors with our businesses, strategies, and challenges. Continuing education may include a mix of in-house and third party presentations and programs, and the Company will, upon authorization of the Chair of the Nominating and Corporate Governance Committee, reimburse directors for reasonable expenses related to attendance at appropriate outside continuing education programs.

Board Leadership Structure

        The Board generally believes that the offices of Chairman and CEO should be held by separate persons to aid in the oversight of management, unless it is in the best interests of the Company that the same person hold both offices. On January 12, 2009, the Chairman of the Board, Stephen J. Luczo, was appointed as President and CEO. The Board believes that our current leadership structure—a combined Chairman and CEO, together with a Lead Independent Director, active and strong non-employee directors, and Board committees constituted with independent directors—is the most effective for the Company at this time.

        The combination of the Chairman and CEO roles allows one person to speak for and lead the Company and the Board. In addition, our Lead Independent Director facilitates effective oversight by an independent board. We believe the CEO is in the best position to focus our independent directors' attention on the issues of greatest importance to the Company and its shareholders. We believe our overall corporate governance policies and practices, combined with the strength of our independent directors, minimize any potential conflicts that may result from combining the roles of Chairman and CEO.

        Historically, the Chair of the Nominating and Corporate Governance Committee served as the Lead Independent Director, a role currently held by Ms. Marshall. In July 2011, the Board decoupled the role of Lead Independent Director from the Chairmanship of the Nominating and Corporate Governance Committee, and determined to periodically rotate the role of Lead Independent Director among the independent directors of the Board for so long as the Chairman of the Board is not independent. The Board intends to elect a Lead Independent Director from the Company's independent directors at their first executive session after the 2011 AGM. The Lead Independent Director coordinates the activities of the other non-management directors, presides over meetings of the Board at which the Chairman of the Board is not present and each executive session, facilitates the CEO evaluation process, serves as liaison between the Chairman of the Board and the independent directors, approves meeting schedules and agendas for the Board, has authority to call meetings of the independent directors, and is available for consultation and direct communication if requested by major shareholders.

        Our independent directors meet without management present at each regularly scheduled Board meeting. If the Board convenes a special meeting, the independent directors will meet in executive session if circumstances warrant. For more information on executive sessions of the Board, please see the section entitled "Executive Sessions of the Independent Directors and Lead Independent Director" below.

        Board Meetings, Committees and Attendance.    The Board meets regularly during the year and holds special meetings whenever circumstances require. During fiscal year 2011, the Board held eight meetings. All directors attended at least 75 percent of the aggregate number of meetings of the Board and of the committees of which they were members held during their tenure with us.

        All directors who were serving at the time of the Company's 2010 Annual General Meeting attended that meeting.

        The Board has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Finance Committee. The Strategic and Financial Transactions Committee was decommissioned in July 2011. The committees are responsible to the full Board. The table below provides the current membership for each of the committees as of the Record Date, and the number of meetings held during the fiscal year.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategic & Financial Transactions Committee(3)	Finance Committee(4)
Frank J. Biondi, Jr.	•C	•		•	•
Michael R. Cannon			•	•	•
Stephen J. Luczo				•
Lydia M. Marshall(1)	•		•C
C.S. Park				•C	•C
Gregorio Reyes	•			•	•
John W. Thompson(2)		•C
Edward J. Zander		•	•
Number of Meetings in FY2011	10	6	5	15	N/A

C = Chair of the Committee

(1)
Ms. Marshall is the Board's Lead Independent Director.

(2)
On July 27, 2011, Mr. Thompson notified the Board that he would not stand for re-election at the 2011 AGM.

(3)
The Strategic and Financial Transactions Committee was decommissioned in July 2011.

(4)
The Finance Committee was constituted in July 2011, following the end of FY2011.

        The functions performed by these committees, which are set forth in more detail in their respective charters, are summarized below. Please visit the Corporate Governance section of our investor relations website at http://www.seagate.com/www/en-us/about/investor_relations/corporate_ governance, where the charters of the Board committees are available. You may also request a copy in print from: Investor Relations, Seagate Technology plc, 10200 S. De Anza Boulevard, Cupertino, California 95014.

        The Board has determined that each of the directors serving on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee satisfy the applicable NASDAQ Global Select Market ("NASDAQ") and SEC standards for independence, as discussed in more detail under the heading "Director Independence", below.

        Audit Committee.    The Audit Committee represents and assists the Board in fulfilling its oversight responsibilities relating to the Company's financial statements and financial reporting process, the qualifications, independence and performance of the Company's independent auditors, the performance of the Company's internal audit function, and the Company's compliance with legal and regulatory requirements. The Audit Committee has a charter which may be found on our website under Committee Charters at http://www.seagate.com/www/en-us/about/investor_relations/corporate_ governance/board_structure. The Board had determined that Mr. Pimentel was (until his resignation) and Mr. Biondi is, an audit committee financial expert, and that all current members of the committee meet the applicable NASDAQ and SEC standards for membership of the Audit Committee, as discussed under the heading "Director Independence" below.

        Compensation Committee.    The Compensation Committee reviews and establishes compensation of the Company's executive officers ("Executives"), evaluates the Company's programs and practices relating to leadership development, and oversees the administration of the Company's stock-based and certain other compensation plans, all with a view toward maximizing long-term shareholder value. The Compensation Committee has a charter which may be found on our website under Committee Charters at http://www.seagate.com/www/en-us/about/ investor/relations/corporate governance/board structure. The Compensation Committee may engage outside compensation consultants, and engaged Frederic W. Cook & Company ("FW Cook") in fiscal year 2011 to advise it with respect to executive compensation and related matters. Additional information on the Committee's processes and procedures for considering and determining executive compensation, as well as the services provided by FW Cook, is contained in the CD&A section of this Proxy Statement.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee reviews and assesses the composition of the Board, assists in identifying potential new candidates for director (please see discussion about Board composition, above), recommends candidates for election as director, and provides a leadership role with respect to corporate governance of the Company. The Nominating and Corporate Governance Committee has a charter which may be found on our website under Committee Charters at http://www.seagate.com/www/en-us/about/investor relations/corporate governance/board structure.

        The Nominating and Corporate Governance Committee considers candidates for director positions who are recommended by its members, by other Board members, by shareholders and by management, as well as those identified by any third party search firms retained by the Nominating and Corporate Governance Committee to assist in identifying and evaluating possible candidates. The Nominating and Corporate Governance Committee evaluates director candidates recommended by shareholders in the same way that it evaluates candidates recommended by its members, other members of the Board, or other parties as enumerated in the previous sentence. The Nominating and Corporate Governance Committee considers all aspects of a candidate's qualifications in the context of the needs of the Company at that point in time, with a view to creating a Board with a diversity of experience and perspectives. Consideration of new directors typically involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. While the Board has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee and the Board believe that considering diversity is consistent with the goal of creating a board of directors that best serves the needs of the Company and the interests of shareholders, and it is one of the many factors they consider when identifying individuals for Board membership.

        Shareholders wishing to submit recommendations for director candidates to the Nominating and Corporate Governance Committee must provide the following information in writing to the attention of our Corporate Secretary by certified or registered mail:

  •
  the name, address, and biography of the candidate, and an indication of whether the candidate has expressed a willingness to serve;

  •
  the name, address, and phone number of the shareholder or group of shareholders making the recommendation; and

  •
  the number of ordinary shares beneficially owned by the shareholder or group of shareholders making the recommendation, the length of time held, and to the extent any shareholder is not a registered holder of such securities, proof of such ownership.

        Finance Committee.    The Board established the Finance Committee in July 2011. The Finance Committee is responsible for assisting the Board in reviewing, and making recommendations to the Board regarding, the Company's cash, financial and tax positions and strategy, including: cash management plans and activities; capital structure and strategies; capital asset plan and requirements and capital expenditures; equity and/or debt financing and other financing strategies; reviewing the Company's dividend policy, stock repurchase programs, securities issuances; and corporate development plans. The committee may also evaluate and authorize management to enter into potential strategic or financial transactions in amounts up to $100 million that we have the opportunity to participate in from time to time. The committee may review similar transactions in excess of $100 million, and make a recommendation to the full Board in connection therewith. For more information about the Finance Committee's charter, please see http://www.seagate.com/www/en-us/about/investor_relations/corporate_ governance/board_structure.

        Strategic and Financial Transactions Committee.    Prior to being decommissioned in July 2011, the Strategic and Financial Transactions Committee was responsible for evaluating and authorizing management to enter into potential strategic or financial transactions in amounts of more than $25 million and up to $100 million individually (transactions of $25 million or less being within the CEO's discretion) that we had the opportunity to participate in from time to time. The Strategic and Financial Transactions Committee also reviewed transactions over $100 million and made recommendations to the full Board. In addition, this committee was responsible for oversight of the Company's capital structure.

        Executive Sessions of the Independent Directors and Lead Independent Director.    Our independent directors meet without management present at each regularly scheduled Board meeting. If the Board convenes a special meeting, the independent directors will meet in executive session if circumstances warrant. The Chair of the Nominating and Corporate Governance Committee has historically served as the Lead Independent Director, a role currently held by Ms. Marshall who has served in this role since October 2006. In July 2011, the Board decoupled the role of Lead Independent Director from the Chairmanship of the Nominating and Corporate Governance Committee, and determined to periodically rotate the role of Lead Independent Director among the independent directors of the Board for so long as the Chairman of the Board is not independent. The Board intends to elect a Lead Independent Director from the Company's independent directors at their first executive session after the 2011 AGM. The Lead Independent Director presides over the executive sessions, leads the annual Board self-assessment and conducts interviews to confirm the continued qualification and willingness to serve of each director prior to the time at which directors are nominated for re-election at each Annual General Meeting.

        During fiscal year 2011, the independent directors met in executive session seven times.

        Director Independence.    Our Board currently includes seven independent directors. To be considered independent under the NASDAQ listing standards, a director may not be employed by the Company or engage in specified types of business dealings with the Company. In addition, as required by NASDAQ listing standards, the Board must determine, as to each independent director, that no relationship exists which, in the opinion of the Board, would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviews and discusses information provided by the directors and by the Company with regard to each director's business and personal activities as they relate to the Company and the Company's management.

        In assessing director independence, the Nominating and Corporate Governance Committee and the full Board review relevant transactions, relationships and arrangements that may affect the independence of our Board members. The Board has made the determination that transactions or relationships between Seagate and an entity where a director serves as a non-management director and/or is the beneficial owner, directly or indirectly, of less than 10% of the entity, or where a director serves on a non-management advisory board of, or in a non-employee advisory capacity to, such entity are presumed immaterial for the purposes of assessing a director's independence.

        Specifically, the Board's independence determinations included reviewing (1) Seagate's investment in SandForce, Inc., a company in which Seagate has an ownership interest of approximately 5%, where Dr. Park serves as an outside director and has a personal ownership interest of less than 1%, and (2) Seagate's ordinary course business transactions with a company where Mr. Cannon was a consultant until January 2011 but not at the time he became a director of Seagate in February 2011, and where Mr. Cannon has no direct or indirect material interest in such transactions.

        Following the review of these transactions, the information provided by the directors and the Company to the Board, and other relevant standards, the Board determined that each of Messrs. Biondi, Cannon, Reyes, Zander, Ms. Marshall and Dr. Park is an independent director under the NASDAQ rules. The Board has also determined the members of the Audit Committee are independent under Rule 10A-3 under the Securities and Exchange Act of 1934, as amended. Mr. Luczo is an employee of the Company, and therefore not considered independent. The Board also reviewed the independence of Mr. Bradley, who resigned from the Board effective August 13, 2010, Mr. Pimentel, who resigned from the Board effective April 7, 2011, and Mr. Thompson, who is not standing for re-election at the 2011 AGM, and determined that each of Messrs. Bradley, Pimentel and Thompson was independent during his service on the Board during the 2011 fiscal year.

        Shareholder Communications with the Board.    The AGM provides an opportunity each year for the shareholders to ask questions of, or otherwise communicate directly with, members of the Board on matters relevant to Seagate. In addition, shareholders and other interested parties may communicate with any or all of our directors, including the Lead Independent Director and/or the non-management or independent directors as a group, by transmitting correspondence to the director(s) by mail or by facsimile as follows:

  Seagate Technology plc
  Attention: Corporate Secretary
  38/39 Fitzwilliam Square
  Dublin 2
  Ireland
  Fax: +353 1 661-2040

        The Corporate Secretary shall transmit, as soon as practicable, such communications to the identified director addressee(s), unless there are legal or other considerations that mitigate against further transmission of the communication, as determined by the Corporate Secretary. In that regard, certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded by the Corporate Secretary, such as business solicitations or advertisements, junk mail and mass mailings, new product suggestions, product complaints, product inquiries, resumes and other forms of job inquiries, spam, and surveys. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded; however, the Board or individual directors so addressed shall be advised of any communication withheld as soon as practicable.

        Code of Business Conduct and Ethics.    The Board has adopted a Code of Business Conduct and Ethics that is applicable to all of our directors, officers and employees, including our CEO, CFO, and Principal Accounting Officer. Our Code of Business Conduct and Ethics is available through our website at http://www.seagate.com/www/en-us/about/global_citizenship/work_environment/code_of_business_conduct_and_ethics, or in print to any shareholder who requests it from: Investor Relations, Seagate Technology plc, 10200 S. De Anza Boulevard, Cupertino, California 95014.

The Board's Role in Risk Oversight at Seagate

        One of the Board's functions is oversight of risk management at the Company. Risk is inherent in business, and the Board seeks to understand risk in conjunction with the activities of the Board and its committees. The Board oversees an enterprise-wide approach to risk management designed to support the achievement of organizational objectives, to improve long-term organizational performance, and enhance shareholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board in setting the Company's business strategy is a key part of its assessment of management's tolerance for risk and also a determination of what constitutes an appropriate level of risk for the Company. Management, including senior members of the Company's finance team, presents a full review of the Company's enterprise risk management programs, covering the entire business, to the full Board twice per year.

        While the Board has the ultimate oversight responsibility for the risk management processes, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, the Compensation Committee receives and evaluates a report on the Company's compensation policy risks, and the Finance Committee is responsible for reviewing the Company's capital structure.

  Risk Assessment of Compensation Programs

        Consistent with applicable SEC disclosure requirements, we have assessed the Company's compensation programs, including our executive compensation programs, and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

        Seagate's management, with assistance from FW Cook, the Compensation Committee's external consultant, conducted a risk assessment that included a detailed qualitative and quantitative analysis of our compensation and benefit programs in which employees at all levels of the organization may participate, including our named executive officers ("NEOs"). Based on our assessment, we believe that our compensation and benefit programs have been appropriately designed to attract and retain talent and properly incentivize employees to act in the best interests of the Company. Our programs are generally designed to pay-for-performance and provide incentive-based compensation. The programs also contain various factors to ensure our employees, including our NEOs, are not encouraged to take unnecessary risks in managing our business. These factors include:

  •
  oversight of programs (or components of programs) by independent committees of the Board, including the Compensation Committee;

  •
  discretion provided to the Compensation Committee (including negative discretion) to set targets, monitor performance and determine final incentive award payouts;

  •
  oversight of programs (or components of programs) by a broad-based group of functions within the organization, including our human resources, finance and legal departments;

  •
  a variety of programs that provide focus on both short and long-term goals and that provide a balanced mixture of cash and equity compensation;

  •
  customary caps on the maximum payouts available under short-term incentive programs;

  •
  incentives focused primarily on the use of financial metrics based on the annual business plan approved by the Board;

  •
  service-based vesting conditions with respect to equity-based awards to require multi-year stock holdings;

  •
  the significant long-term ownership position (as reinforced by the share ownership guidelines) in the Company held by certain of our key NEOs; and

  •
  the pay recovery policy applicable to NEO awards which provides for recoupment of incentive compensation in the event of fraud or misconduct related to a restatement of financial results.

        We discussed the findings of our risk assessment with the Compensation Committee. Based upon the assessment, we believe that our compensation policies and practices do not encourage excessive or unnecessary risk-taking.

  Share Ownership Guidelines

        Members of the Board are subject to the director share ownership requirements contained in our Corporate Governance Guidelines, which were established, and from time to time updated, to more closely link directors' interests with those of our shareholders.

  Fiscal Year 2011 Share Ownership Guidelines

        At its meeting on July 27, 2010, the Board approved amended share ownership guidelines for its non-management directors, which became effective on July 27, 2010, and which require that each non-management board member own that number of shares equal in value to four times the annual board retainer, measured quarterly based on the quarter closing share price. The Board determined that this guideline, based on a multiple equal to four times its cash retainer, was aligned with market practice. At its meeting on April 27, 2011, the Compensation Committee amended the guidelines to provide that shares owned directly or indirectly, including unvested restricted shares and restricted share units, will be counted in the determination of whether the non-management director share ownership guidelines have been satisfied.

COMPENSATION OF DIRECTORS

        The Board approved the compensation for our non-management directors for fiscal year 2011 at its meetings on July 27, 2010, October 27, 2010 and April 27, 2011, as set forth below. The changes included an increase to the cash retainer for board service and for the Lead Independent Director, and a decrease in the cash retainer for Audit Committee service. Seagate does not pay management directors for board service in addition to their regular employee compensation. While Seagate would pay the retainer disclosed below to a non-management director serving as the Chairperson of the Board, Mr. Luczo is currently serving in that position and does not receive such retainer.

Cash Compensation

Board or Board Committee	Membership	Retainer as of April 2, 2011
Board of Directors	Non-executive Chairperson	$150,000
	Member	$72,000
Audit Committee	Chairperson	$30,000
	Member	$15,000
Compensation Committee	Chairperson	$20,000
	Member	$10,000
Nominating and Corporate Governance Committee	Chairperson	$20,000
	Member	$10,000
Strategic and Financial Transactions Committee(1)	Chairperson	$20,000
	Member	$10,000
Finance Committee	Chairperson	$20,000
	Member	$10,000
Lead Independent Director		$30,000

(1)
The Strategic and Financial Transactions Committee was decommissioned in July 2011.

Fiscal Year 2011 Director Equity Compensation Program

        Each newly appointed or elected non-management director receives an initial restricted share unit grant equal in number to $200,000 divided by the average closing share price for the quarter prior to the grant, rounded to the nearest whole share. If the appointment occurs other than in connection with the election of directors, this dollar amount is pro-rated for the year of appointment. If prior to commencement of Board service, the new director was an officer or member of the board of directors of an entity acquired by Seagate, the Board may decide to award a lesser number of restricted share units. The grant date for each such award is the date of the director's election or appointment. Generally, each restricted share unit grant will vest on the earlier of the one-year anniversary of the grant date or the day prior to the next election of directors at an AGM. However, any grants made prior to the January 18, 2011 AGM vest on the sooner of the one-year anniversary of the grant date or on the day prior to the next election of directors at an AGM, excluding the January 18, 2011 AGM. All restricted share unit grants will become fully vested in the event of a "Change of Control" of Seagate (as such term is defined in the Seagate Technology plc 2004 Share Compensation Plan, as amended (the "2004 SCP")).

        Each year at the AGM, or, with respect to the fiscal year 2011 annual grant, on October 27, 2010, each non-management director who is elected to the Board shall automatically receive (or in the case of the fiscal year 2011 annual grants, did automatically receive) a grant of restricted share units equal in number to $200,000 divided by the average closing share price for the quarter prior to the grant, rounded to the nearest share. The grant date for each such award is generally the date of the AGM, or, with respect to the fiscal year 2011 annual grant, October 27, 2010. Generally, each restricted share unit grant will vest on the earlier of the one-year anniversary of the grant date or the day prior to the next election of directors at an AGM. However, the grants made on October 27, 2010 will vest on the sooner of the one-year anniversary of the grant date or on the day prior to the next election of directors at an AGM, excluding the January 18, 2011 AGM. All restricted share unit grants will become fully vested in the event of a "change of control" of Seagate (as such term is defined in the 2004 SCP). For fiscal year 2011, the Board determined that the annual grants would occur on October 27, 2010, rather than at the January 18, 2011 AGM, to remain consistent with the Seagate's practice of making the annual grants during its second quarter, during which quarter the AGM has historically been held.

        In addition to the annual director compensation and committee retainers paid to non-management directors, all members of the Board are reimbursed for their reasonable out-of-pocket travel expenses incurred in attending meetings of the Board and its committees; no additional compensation is provided for attending Board or committee meetings. Effective as of January 1, 2011, Board members will no longer be eligible to participate in the Company's nonqualified deferred compensation plan. For a description of the plan, see "Compensation Discussion and Analysis—Benefits and Other Perquisites—Nonqualified Deferred Compensation Plan" elsewhere in this Proxy Statement.

Director Compensation for Fiscal Year 2011

        The table below summarizes the compensation paid or awarded to our non-management directors for the fiscal year ended July 1, 2011.

	Fees Earned or Paid in Cash ($)	Stock Awards ($)(4)	Option Awards ($)	Total ($)
Frank J. Biondi, Jr.	121,642	254,645	—	376,287
William W. Bradley(1)	17,478	—	—	17,478
Michael R. Cannon(2)	35,605	145,070	—	180,675
Lydia M. Marshall(3)	142,000	254,645	—	396,645
C.S. Park	92,000	254,645	—	346,645
Gregorio Reyes	107,000	254,645	—	361,645
John W. Thompson	92,000	254,645	—	346,645
Edward J. Zander	92,000	254,645	—	346,645

(1)
Mr. Bradley resigned from the Board effective August 13, 2010.

(2)
Mr. Cannon was appointed to the Board on February 1, 2011.

(3)
Ms. Marshall serves as the Lead Independent Director for the Board.

(4)
The amounts shown represent the aggregate grant date fair value of restricted share unit awards granted in fiscal year 2011 for financial reporting purposes pursuant to the provisions of Financial Accounting Standards Board's Accounting Standards Codification (ASC) Topic 718, Compensation—Stock Compensation ("ASC 718"). Such amounts do not represent amounts paid to or realized by the non-management director. See Note 10, "Compensation" of the Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for fiscal year 2011 regarding assumptions underlying valuation of equity awards. Additional information regarding the restricted share units awarded to or held by each non-management director on the last day of the fiscal year ended July 1, 2011 is set forth in the table below.

Director	Number of RSUs Granted in Fiscal Year 2011(a)	Aggregate Number of RSUs held as of 7/1/11	Aggregate Number of Restricted Shares held as of 7/1/11	Aggregate Number of Options held as of 7/1/11
Frank J. Biondi, Jr.	16,698	16,698	7,500	155,000
William W. Bradley	—	—	—	—
Michael R. Cannon	10,340	10,340	—	—
Lydia M. Marshall	16,698	16,698	7,500	195,000
C.S. Park	16,698	16,698	7,500	58,700
Gregorio Reyes	16,698	16,698	7,500	155,000
John W. Thompson	16,698	16,698	7,500	130,000
Edward J. Zander	16,698	16,698	11,250	65,000

(a)
On October 27, 2010, each non-management director then serving was granted 16,698 restricted share units ("RSUs"); we did not grant any options to our non-management directors during fiscal year 2011. The grant date fair value of $15.26 per share for the restricted share units was calculated using the average of the high and low trading price of our ordinary shares, $15.38 and $15.13, respectively, as reported on the NASDAQ on October 27, 2010. Mr. Cannon was granted 10,340 restricted share units in connection with his appointment to the Board on February 1, 2011; the grant date fair value of $14.03 per share for the RSUs was calculated using the average of the high and low trading price of our ordinary shares, $14.17 and $13.88, respectively, as reported on the NASDAQ on February 1, 2011.

SECURITY OWNERSHIP OF DIRECTORS, DIRECTOR NOMINEES, EXECUTIVE OFFICERS
AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth information regarding the beneficial ownership of our outstanding ordinary shares on September 8, 2011, except as noted below, by (1) each person who is known by us to beneficially own more than five percent of our outstanding voting power, (2) each director and NEO and (3) all of our directors and Executives as a group. We have determined beneficial ownership in accordance with the rules of the SEC. To our knowledge, unless it is otherwise stated in the footnotes, each person listed below has sole voting and investment power with respect to his or her shares beneficially owned, subject to applicable community property laws. For purposes of the table below, a person or group of persons is deemed to have "beneficial ownership" of any shares that such person has the right to acquire on or within 60 days of September 8, 2011.

Name and Address of Beneficial Owner	Number of Ordinary Shares Beneficially Owned		Percentage of Class Beneficially Owned(1)
Greater than five percent holders:
FMR LLC	59,195,129	(2)	14.11%
82 Devonshire Street
Boston, MA 02109
BlackRock, Inc.	33,511,057	(3)	7.99%
40 East 52nd Street
New York, NY 10022
Viking Global Investors LP	21,682,036	(4)	5.17%
55 Railroad Avenue
Greenwich, CT 06830
Directors and named executive officers:
Stephen J. Luczo	7,950,108	(5)	1.89%
Patrick J. O'Malley	1,474,030	(6)	*
Robert W. Whitmore	1,137,213	(7)	*
William D. Mosley	931,863	(8)	*
Albert A. Pimentel	201,363	(13)	*
Frank J. Biondi, Jr.	179,196	(9)	*
Michael R. Cannon	6,885	(10)	*
Lydia M. Marshall	223,446	(11)	*
C.S. Park	84,746	(12)	*
Gregorio Reyes	182,736	(14)	*
John W. Thompson	286,106	(15)	*
Edward J. Zander	78,363	(16)	*
All directors and Executives as a group (15 persons)	13,648,269	(17)	3.11%

*
Less than 1% of Seagate's ordinary shares outstanding.

(1)
Percentage of class beneficially owned is based on 419,132,547 ordinary shares outstanding as of September 8, 2011. Each ordinary share is entitled to one vote. Ordinary shares issuable upon the exercise of options currently exercisable or exercisable within 60 days of September 8, 2011, restricted share units ("RSUs") vesting within 60 days of September 8, 2011, and all restricted shares and performance shares, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options, restricted shares and/or performance shares, but are not deemed outstanding for computing the percentage of any other person or group.

(2)
Based solely on information reported by FMR LLC on the amendment to Schedule 13G filed with the SEC on February 14, 2011 and reporting ownership as of December 31, 2010. FMR LLC has sole voting power over 1,776,103 shares and sole dispositive power over 59,195,129 shares.

(3)
Based solely on information reported by BlackRock, Inc. on the amendment to Schedule 13G filed with the SEC on February 8, 2011 and reporting ownership as of December 31, 2010. BlackRock, Inc. has sole voting power over 33,511,057 shares and sole dispositive power over 33,511,057 shares.

(4)
Based solely on information reported by Viking Global Investors LP on the Schedule 13G filed with the SEC on May 13, 2011 and reporting ownership as of May 3, 2011. Viking Global Investors LP has shared voting power over 21,682,036 shares and shared dispositive power over 21,682,036 shares.

(5)
Includes 2,314,535 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 8, 2011, 3,750 restricted shares and 75,000 performance shares held directly by Mr. Luczo, 490,367 ordinary shares held by Red Zone Holdings Limited Partnership, 425,951 ordinary shares held by Red Zone II Limited Partnership, 4,605,625 ordinary shares held by the Stephen J. Luczo Revocable Trust dated January 26, 2001, and 34,880 ordinary shares held indirectly by the Luczo Perpetual Family Trust.

(6)
Includes 789,290 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 8, 2011, 28,000 performance shares held directly by Mr. O'Malley, 269,800 ordinary shares held by the Patrick J. O'Malley III & Patricia A. O'Malley trustees for the O'Malley Living Trust and 386,940 ordinary shares owned directly by Mr. O'Malley.

(7)
Includes 1,051,665 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 8, 2011, 41,180 performance shares held directly by Mr. Whitmore and 44,368 ordinary shares owned directly by Mr. Whitmore.

(8)
Includes 893,072 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 8, 2011, 5,000 restricted shares and 22,000 performance shares held directly by Mr. Mosley and 11,791 ordinary shares owned directly by Mr. Mosley.

(9)
Includes 147,498 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 8, 2011, 16,698 RSUs vesting within 60 days of September 8, 2011, 7,500 restricted shares held directly by Mr. Biondi and 7,500 ordinary shares held by the Biondi Family Trust.

(10)
Represents 6,885 ordinary shares held by the Cannon Trust.

(11)
Includes 187,498 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 8, 2011 (of which 25,000 will expire on October 29, 2011 if not exercised before such date), 16,698 RSUs vesting within 60 days of September 8, 2011, 7,500 restricted shares held directly by Ms. Marshall and 11,750 ordinary shares owned directly by Ms. Marshall.

(12)
Includes 51,198 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 8, 2011, 16,698 RSUs vesting within 60 days of September 8, 2011, 7,500 restricted shares held directly by Dr. Park and 9,350 ordinary shares held by the Park Family Trust.

(13)
Includes 41,665 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 8, 2011, 16,698 RSUs vesting within 60 days of September 8, 2011, 11,250 restricted shares and 111,000 performance shares held directly by Mr. Pimentel, and 20,750 ordinary shares held by the Pimentel Family Trust.

(14)
Includes 147,498 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 8, 2011 (of which 25,000 will expire on October 29, 2011 if not exercised before such date), 16,698 RSUs vesting within 60 days of September 8, 2011, 7,500 restricted shares held directly by Mr. Reyes and 11,040 ordinary shares held by the Gregorio & Vanessa Reyes Trust.

(15)
Includes 122,498 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 8, 2011 (of which 25,000 will expire on October 29, 2011 if not exercised before such date), 16,698 RSUs vesting within 60 days of September 8, 2011, 7,500 restricted shares held directly by Mr. Thompson and 139,410 ordinary shares held by the John W. Thompson and Sandra A. Thompson Trust.

(16)
Includes 41,665 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 8, 2011, 16,698 RSUs vesting within 60 days of September 8, 2011, 11,250 restricted shares held directly by Mr. Zander and 8,750 shares held by the Zander Living Trust.

(17)
Includes 6,625,136 ordinary shares subject to options that are currently exercisable or which will become exercisable within 60 days of September 8, 2011, 122,852 RSUs which will become vested within 60 days of September 8, 2011, 87,500 restricted shares and 296,580 performance shares.

PROPOSAL 2 – TO APPROVE THE SEAGATE TECHNOLOGY 2012 EQUITY INCENTIVE PLAN

(Ordinary Resolution)

General

        The Board is seeking the approval of our shareholders of the Seagate Technology plc 2012 Equity Incentive Plan (the "2012 Plan") that would govern the grant of share-based awards to our employees, directors, and consultants. The Board believes that approval of the 2012 Plan will provide us with equity award opportunities to attract, retain and motivate the best available talent for the successful conduct of the Company's business, and will more fully align the interests of management with those of our public shareholders. The 2012 Plan was unanimously approved by the Board on July 27, 2011. Until it is approved by our shareholders, the 2012 Plan, by its terms, is not effective and no awards may be granted under the 2012 Plan. The full text of the 2012 Plan is included as Annex A to this Proxy Statement. Below is a summary of certain key provisions of the 2012 Plan, which is qualified in its entirety by reference to the full text of the 2012 Plan.

Purpose of the 2012 Plan

        The purpose of the 2012 Plan, which is intended to succeed our 2004 SCP, is to promote our long-term growth and financial success by providing incentives to our employees, directors, and consultants through grants of share-based awards. These awards are intended to tie the 2012 Plan participants' interests directly to shareholder interests and encourage individual and collective behavior that enhances our success. The provisions of the 2012 Plan, which allow for the grant of various types of equity-based awards, are also intended to provide greater flexibility to maintain our competitive ability to attract, retain and motivate participants for the benefit of us and our shareholders.

Corporate Governance and Plan Design

        We have designed the 2012 Plan in accordance with currently accepted corporate governance standards for the design and implementation of employee equity incentive programs. The 2012 Plan will be the sole active plan for providing future equity incentives to eligible employees, non-employee directors and consultants; the Board believes that the new plan is in the best interest of our shareholders and Seagate, as it will assist Seagate in attracting and retaining talented employees, linking employee compensation with our performance and maintaining a culture based on employee share ownership.

        As noted above, the 2012 Plan contains a number of provisions that the Board believes are consistent with the interests of our shareholders and sound corporate governance principles, as follows:

  •
  No Stock Option Repricings.  The 2012 Plan prohibits the repricing of stock options and share appreciation rights ("SARs") without the approval of our shareholders. This provision applies both to direct repricings—that is, lowering the exercise price of an option or SAR—and to indirect repricings—that is, canceling an outstanding option or SAR in exchange for cash or for a replacement award with a lower exercise price.

  •
  No Discounted Stock Options.  The 2012 Plan requires the exercise price of an option or SAR to be not less than the fair market value of our ordinary shares on the date of grant.

  •
  No Annual "Evergreen" Provision.  The 2012 Plan provides for a fixed number of shares available for grant and does not provide for any automatic increase of available shares for future issuances.

  •
  Conservative Share Counting Provisions.  The 2012 Plan provides that each full-value share award (e.g., restricted share award, restricted share unit, etc.) will be counted as 2.1 shares for purposes of determining the number of shares remaining available for issuance under the 2012 Plan. In addition, any shares tendered by a participant to pay the exercise price of an option and any shares withheld for payment of taxes will not be added back to the number of shares remaining available for issuance under the 2012 Plan.

  •
  Conservative Burn Rate and Dilution.  For fiscal years 2009 through 2011, our three-year average annual share usage rate or "burn rate" was 2.54%, which is well below the average for our industry. Burn rate is defined by Institutional Shareholder Services ("ISS") as the total number of equity awards granted in a given year divided by the number of common shares outstanding. In addition, the dilutive impact of the 2012 Plan is within appropriate limits, representing approximately 6.36% (calculated as the number of new shares reserved under the 2012 Plan divided by the total number of our ordinary shares outstanding as of July 1, 2011).

  •
  "Double trigger" Change of Control Provisions.  Under the 2012 Plan, awards do not accelerate upon a change of control unless the acquiring company does not assume the awards or if the acquiring company terminates the participant's employment within 24 months of the change of control (i.e., a "double trigger" change of control provision).

  •
  Limits on Dividend Equivalents.  It is our policy not to pay dividend equivalents unless and until the participant becomes vested in the underlying equity award.

Description of the 2012 Plan

        Eligibility.    All of our employees, including our executive officers, all of the members of the Board, and our consultants may participate in the 2012 Plan.

        Types of Awards.    The types of awards that will be available for grant under the Plan are as follows:

  •
  incentive stock options;

  •
  nonstatutory stock options;

  •
  restricted share bonuses;

  •
  share appreciation rights;

  •
  phantom share units;

  •
  restricted share units;

  •
  performance share bonuses;

  •
  performance share units; and

  •
  other share-based awards.

        Share Reserve.    A total of 27,000,000 of our ordinary shares are proposed to be reserved for issuance under the 2012 Plan, plus any shares remaining available for grant under the 2004 SCP as of the effective date of the 2012 Plan. Ordinary shares covered by awards that expire, are canceled or otherwise terminated without having been exercised or redeemed, or are settled for cash rather than shares, will again be available for grant under the 2012 Plan. Generally, shares that are subject to options or share appreciation rights granted under the 2012 Plan will be counted against the share reserve as one share for every one share granted, but any shares that are subject to restricted share bonuses, restricted share units, phantom stock units, performance share bonuses or performance share units (collectively, "Full-Value Share Awards") will generally be counted against the share reserve as 2.1 shares for every one share granted.

        No employee will be eligible to be granted awards under the 2012 Plan covering more than 10 million ordinary shares during any fiscal year or options and/or SARs covering more than 8 million ordinary shares during any fiscal year.

        Adjustments by the Board.    In the event of a corporate transaction such as a merger, consolidation, reorganizations, recapitalization, reincorporation, share split, spinoff, share dividend, extraordinary dividend, liquidating dividend, combination or exchange of shares, changes in corporate structure or other transaction in which we do not receive any consideration, the Board will adjust the class and maximum number of shares subject to the plan, the share limits on grants to a participant, and the number of shares and, if applicable, the exercise price of outstanding awards.

        Administration of the 2012 Plan.    The Board has the authority to, and intends to, delegate administration of the 2012 Plan to the Compensation Committee, except that the Board will retain the authority to make grants of equity-based awards to our non-management directors. The Compensation Committee, or the Board if the delegation of authority to the Compensation Committee is terminated or limited in the future, has the authority to, among other things:

  •
  designate participants in the 2012 Plan;

  •
  determine the type(s), number, terms and conditions of awards, as well as the timing and manner of grant;

  •
  interpret the 2012 Plan and establish, adopt or revise any rules and regulations to administer the 2012 Plan; and

  •
  make all other decisions and determinations that may be required under the 2012 Plan.

        Options.    The 2012 Plan provides that stock options must have an exercise price that is at least equal to 100% of the fair market value of our ordinary shares on the date the option is granted. To the extent permitted in his or her option agreement, an option holder may exercise an option by payment of the exercise price (1) in cash, (2) according to a deferred payment or similar arrangement, (3) pursuant to a "same day sale" program, (4) by the surrender of shares already owned by the option holder or (5) by a combination approved by the Board. In the event of the option holder's termination, the option holder will generally have up to three months (up to one year if the termination is due to disability and one year for the beneficiary if due to death) from termination to exercise his or her vested options.

        Restricted Share Bonuses and Performance Share Bonuses.    Restricted share bonuses and performance share bonuses are grants of ordinary shares not requiring the payment of any monetary consideration, but subject to restrictions, as determined by the Compensation Committee. Generally, unless the participant's award agreement provides otherwise, the participant may not sell, transfer, or otherwise dispose of the shares issued in the participant's name at the time of grant until those conditions are met. The vesting of restricted share bonus awards will generally be based on the participant's continuous service; the vesting of performance share bonus awards will be based on the achievement of certain performance criteria, as determined by the Compensation Committee. In the event a participant's continuous service terminates or a participant fails to meet performance criteria, all unvested shares as of the date of termination will be reacquired by us at no cost to us.

        Share Appreciation Rights.    The Compensation Committee may grant share appreciation rights independently of or in connection with an option grant. The base price per share of a share appreciation right shall be at least 100% of the fair market value of our ordinary shares on the date of grant. Generally, each share appreciation right will entitle a participant upon redemption to an amount equal to (a) the excess of (1) the fair market value on the redemption date of one ordinary share over (2) the base price, times (b) the number of ordinary shares covered by the share appreciation right being redeemed. To the extent a share appreciation right is granted concurrently with an option grant, the redemption of the share appreciation right will proportionately reduce the number of ordinary shares subject to the concurrently granted option. Payment shall be made in shares or in cash, or a combination of both, as determined by the Compensation Committee.

        Phantom Share Units.    A phantom share unit is the right to receive the value of one ordinary share, redeemable upon terms and conditions set by the Compensation Committee. Distributions upon redemption of phantom share units may be in shares valued at fair market value on the date of redemption or in cash, or a combination of both, as determined by the Compensation Committee.

        Restricted Share Units and Performance Share Units.    The Compensation Committee may also award restricted share units or performance share units, both of which entitle the participant to receive the value of one ordinary share per unit at the time the unit vests, with delivery of such value (distributed in shares or in cash) on a date chosen by the participant to the extent permitted by law. For restricted share units, vesting will generally be based on the participant's continuous service; for performance share units, vesting will be based on the achievement of certain performance criteria, as determined by the Compensation Committee. In the event a participant's continuous service terminates or a participant fails to meet performance criteria, all unvested shares as of the date of termination will be forfeited.

        Deferred Share Units.    Participants who are not non-employee directors may receive deferred share units by electing to defer receipt of restricted share unit awards and performance share unit awards in accordance with the requirements of applicable law and the terms of our deferred compensation plan.

        Performance-Based Compensation Under Section 162(m).    The 2012 Plan would permit the Compensation Committee to specify that an award or a portion of an award is intended to satisfy the requirements for "performance-based" compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), provided that the performance criteria for such award or portion of an award that is intended by the Compensation Committee to satisfy the requirements for "performance-based" compensation under Section 162(m) of the Code will be a measure based on one or more of the performance criteria described below, as selected by the Compensation Committee and specified at the time the award is granted. However, nothing in the 2012 Plan would require that awards granted under it be designated to satisfy Section 162(m)'s requirements for "performance-based" compensation, and the Compensation Committee may in its discretion grant or amend awards that may not be deductible by us.

        The 2012 Plan would permit the Compensation Committee to grant Full-Value Share Awards that are intended to satisfy the requirements of "performance-based" compensation under Section 162(m), the grant, vesting or retention of which could be based on any one or more of the performance criteria set forth below. The Compensation Committee may also base the grant, vesting or retention of such awards on derivations of such performance criteria, either individually, alternatively or in any combination, applied to either Seagate as a whole or to a business unit or subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre- established target, to previous years' results or to a designated comparison group, in each case as specified by the Compensation Committee:

  •
  pre- and after-tax income;

  •
  net income (before or after taxes);

  •
  operating income;

  •
  net earnings;

  •
  net operating income (before or after taxes);

  •
  operating margin;

  •
  gross margin;

  •
  earnings per share;

  •
  return on equity;

  •
  return on assets, investments or capital employed;

  •
  pre-tax profit;

  •
  revenue;

  •
  market share;

  •
  cash flow (before or after dividends);

  •
  cost reductions or savings;

  •
  funds from operations;

  •
  total shareholder return;

  •
  share price;

  •
  earnings before any one or more of the following items: interest, taxes, depreciation or amortization;

  •
  market capitalization;

  •
  economic value added;

  •
  operating ratio;

  •
  product development or release schedules;

  •
  new product innovation;

  •
  cost reductions;

  •
  implementation of our critical processes or projects;

  •
  customer service or customer satisfaction; and

  •
  product quality measures.

        Notwithstanding satisfaction of any performance goals, the number of shares issued under or the amount paid under an award may, to the extent specified in the award agreement, be reduced by the Compensation Committee on the basis of such further considerations as the Compensation Committee in its sole discretion shall determine. In addition, the Compensation Committee may appropriately adjust any evaluation of performance under performance criteria intended to satisfy the requirements of "performance-based" compensation to exclude, among other things, the effects of charges for restructurings or other non-recurring charges, exchange rate effects, effects of change to generally accepted accounting principles ("GAAP"), statutory adjustments to corporate tax rates, effects of an "extraordinary items" as determined under GAAP, any other unusual, non-recurring gain or loss, or other unusual or extraordinary corporate transaction or event, changes in applicable laws or regulations, dilutive effects of acquisitions or joint ventures or corporate reorganization or other corporate transactions, including a corporate liquidation.

        Forfeiture Provisions.    The Compensation Committee may specify in an award agreement that a participant's rights, payments and/or benefits with respect to a share award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, including termination for cause, violation of applicable company policies, breach of an agreement between the participant and the company or any other conduct by the participant that is detrimental to our business interests or reputation.

        Transferability.    Unless otherwise determined by the Compensation Committee or provided for in a written agreement evidencing an award, awards granted under the 2012 Plan will not be transferable other than by will or by the laws of descent and distribution.

        Change of Control.    In the event of a change of control, as defined in the 2012 Plan, other than dissolution, the Board may provide for the (1) assumption or continuation of any share awards outstanding under the Plan, (2) issuance of substitute awards that will substantially preserve the terms of any awards, (3) cash payment in exchange for the cancellation of an award or (4) termination of an award upon the consummation of the change of control, but only if the participant has been permitted to exercise or redeem an option or share appreciation right prior to the change of control. Furthermore, at any time the Board may provide for the acceleration of exercisability and/or vesting of an award. In the event of the dissolution of the Company, all outstanding awards will terminate immediately prior to dissolution.

        No Repricing without Shareholder Approval.    The 2012 Plan prohibits the Board from repricing options or share appreciation rights, or cashing out any such awards other than in connection with a change of control as described above, without first obtaining the approval of our shareholders.

        Amendment or Termination.    The Board may amend, suspend, or terminate the 2012 Plan in any respect at any time, subject to shareholder approval, if such approval is required by applicable law of stock exchange rules. However, no amendment to the 2012 Plan may materially impair any of the rights of a participant under any awards previously granted, without his or her consent.

        Term.    Unless earlier terminated by the Board, the 2012 Plan will expire on July 27, 2021. No awards will be granted under the 2012 Plan after that date.

        Share Price.    On September 6, 2011, the closing price of our ordinary shares on NASDAQ was $10.60 per share.

Certain Federal Income Tax Consequences

        We believe that, based on the laws as in effect on the date of this proxy statement, the following are the principal U.S. federal income tax consequences to participants and to us of options and other awards granted under the 2012 Plan. This summary is not a complete analysis of all potential tax consequences relevant to participants and to us and does not describe tax consequences based on particular circumstances. State, local, and foreign tax laws are not discussed.

        Stock Options.    When a nonstatutory stock option is granted, there are no income tax consequences for the option holder or us. When a nonstatutory stock option is exercised, in general, the option holder recognizes compensation equal to the excess of the fair market value of the underlying ordinary shares on the date of exercise over the exercise price. We are entitled to a deduction equal to the compensation recognized by the option holder for our taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

        When an incentive stock option is granted, there are no income tax consequences for the option holder or us. When an incentive stock option is exercised, the option holder does not recognize income and we do not receive a deduction. The option holder, however, must treat the excess of the fair market value of the underlying ordinary shares on the date of exercise over the option price as an item of adjustment for purposes of the alternative minimum tax.

        If the option holder disposes of the underlying shares after the option holder has held the shares for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the option holder receives upon the disposition over the exercise price is treated as long-term capital gain for the option holder. We are not entitled to a deduction. If the option holder makes a "disqualifying disposition" of the underlying shares by disposing of the shares before they have been held for at least two years after the date the incentive stock option was granted and one year after the date the incentive stock option was exercised, the option holder recognizes compensation income equal to the excess of (1) the fair market value of the underlying shares on the date the incentive option was exercised or, if less, the amount received on the disposition over (2) the exercise price. We are entitled to a deduction equal to the compensation recognized by the option holder for our taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

        Share Appreciation Rights and Phantom Share Units.    When a share appreciation right or phantom share unit is granted, there are no income tax consequences for the participant or us. When a phantom share unit vests, generally the participant recognizes compensation equal to the cash and/or shares received, with the shares valued at fair market value as of the date of receipt. When a share appreciation right is redeemed, the participant recognizes compensation equal to the cash and/or the fair market value of the shares received upon redemption. We are entitled to a deduction equal to the compensation recognized by the participant.

        Share Units and Restricted Share Awards.    Generally, when a share unit (whether as a restricted share unit or performance share unit) or a restricted share (whether as a restricted share bonus or performance share bonus) is granted, there are no income tax consequences for the participant or us. Upon the payment to the participant of shares in respect of stock units or the lapse of restrictions on restricted share awards, the participant, generally, recognizes compensation equal to the fair market value of the shares as of the date of delivery or release. We are entitled to a deduction equal to the compensation recognized by the participant.

        Limits on Deductions.    Under Section 162(m) of the Internal Revenue Code, compensation paid to our chief executive officer and the three most highly paid executive officers (other than our chief executive officer and our chief financial officer) in a particular year is limited to $1 million per person, except that compensation that is performance based will be excluded for purposes of calculating the amount of compensation subject to this $1 million limitation. Our ability to deduct compensation paid to any other executive officer or employee is not affected by this provision.

2004 Stock Compensation Plan

        The 2004 SCP will continue in full force and effect, in the form previously approved by shareholders, but no further awards will be made under this plan if the 2012 Plan is approved by our shareholders. Under the terms of the 2004 SCP, a total of 63,500,000 shares were reserved for issuance, and as at September 6, 2011, 16,280,067 shares were available for issuance under this plan, which remaining share reserve will be added to the 2012 Plan upon its approval by our shareholders. Ordinary shares covered by share awards made under the 2004 SCP that expire, are canceled or terminated will again be available for grant under the 2012 Plan in the same ratio as set forth under the 2004 SCP.

New Plan Benefits

        Future awards under the 2012 Plan to our executive officers, employees and consultants are made at the discretion of the Compensation Committee. At this time, therefore, the benefits that may be received by our Executives and other employees if our shareholders approve the 2012 Plan cannot be determined, and therefore we have not included a table reflecting such benefits and awards. By way of background, please see the "Compensation Discussion and Analysis" and related compensation tables for a discussion of our executive compensation philosophy and for information regarding equity awards to our NEOs in fiscal year 2011.

        The text of the resolution in respect of Proposal 2 is as follows:

        "RESOLVED, that the Seagate Technology plc 2012 Equity Incentive Plan be approved."

Vote Required; Recommendation of the Board of Directors

        The affirmative vote of a majority of all the votes cast by holders of ordinary shares represented in person or by proxy at the Annual General Meeting is necessary to approve the 2012 Plan.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE SEAGATE TECHNOLOGY PLC 2012 EQUITY INCENTIVE PLAN.

PROPOSAL 3 – DETERMINATION OF THE PRICE RANGE AT WHICH SEAGATE CAN
RE-ISSUE SHARES OFF-MARKET THAT IT ACQUIRES AS TREASURY STOCK

(Special Resolution)

        Under Irish law, our shareholders must authorize the price range at which Seagate may re-issue in off-market transactions any shares purchased or redeemed by it and not canceled ("Treasury Shares"). In this proposal, that price range is expressed as a percentage of the minimum and maximum of the prevailing market price. Under Irish law, this authorization cannot exceed eighteen months. Accordingly, if adopted, this authority will expire on the close of business on April 26, 2013, unless a renewed authority is approved at the Company's 2012 AGM. Except in respect of Treasury Shares being reissued at nominal value to satisfy an obligation under an employee share scheme or share incentive plan, the authority being sought from our shareholders provides that the minimum and maximum prices at which a Treasury Share may be re-issued are 90% to 120%, respectively, of the closing market price of our ordinary shares on the NASDAQ Global Select Market on the day preceding the day on which the relevant share is re-issued. Any re-issuance of Treasury Shares off-market will only be at price levels that the Board considers to be in the best interests of our shareholders.

        Approval of this proposal, which will be passed as a special resolution, requires the affirmative vote of at least 75% of the votes cast.

        The text of the resolution in respect of Proposal 3 is as follows:

        "RESOLVED, that for purposes of Section 209 of the Companies Act of 1990, the reissue price at which any treasury shares (as defined by Section 209 of the Companies Act of 1990) held by the Company may be reissued off-market shall be as follows:

        (a)   The maximum price at which a treasury share may be re-issued off-market shall be an amount equal to 120% of the closing price on the NASDAQ Global Select Market ("NASDAQ") for shares of that class on the day preceding the day on which the relevant share is re-issued by Seagate.

        (b)   The minimum price at which a treasury share may be re-issued shall be the nominal value of the share where such a share is required to satisfy an obligation under an employee share scheme (as defined under Section 2(1) of the Companies (Amendment) Act 1983) or any share incentive plan operated by Seagate or, in all other cases, an amount equal to 90% of the closing price on the NASDAQ for shares of that class on the day preceding the day on which the relevant share is re-issued by Seagate.

        (c)   The re-issue price range as determined by paragraphs (a) and (b) shall expire eighteen months from the date of the passing of this resolution, unless previously varied, revoked or renewed in accordance with the provisions of Section 209 of the Companies Act 1990."

Vote Required; Recommendation of the Board of Directors

        The affirmative vote of at least 75% of the votes cast by holders of ordinary shares represented in person or by proxy at the 2011 AGM is necessary to approve Proposal 3 regarding the price range at which Seagate Technology plc may re-issue any Treasury Shares in off-market transactions.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE DETERMINATION OF THE PRICE RANGE AT WHICH SEAGATE TECHNOLOGY PLC CAN RE-ISSUE TREASURY SHARES IN OFF-MARKET TRANSACTIONS.

 PROPOSAL 4 – AUTHORIZATION TO HOLD THE 2012 ANNUAL GENERAL MEETING OF
SHAREHOLDERS OF SEAGATE TECHNOLOGY PLC AT A LOCATION OUTSIDE OF IRELAND

(Ordinary Resolution)

        Under Section 140 of the Companies Act, 1963 and in accordance with article 71 of the Company's Articles of Association, the shareholders of the Company may authorize the holding of any Annual General Meeting of shareholders at a location outside of Ireland. The Board may determine to hold the Annual General Meeting of shareholders for the fiscal year ending June 29, 2012 (the "2012 Annual General Meeting") outside of Ireland, and is therefore asking our shareholders to authorize holding the 2012 Annual General Meeting of shareholders at a location outside of Ireland.

        The text of the resolution in respect of Proposal 4 is as follows:

        "RESOLVED, that the Annual General Meeting of shareholders for the fiscal year ending June 29, 2012 may be held at such place outside Ireland as may be determined by the Directors."

Vote Required; Recommendation of the Board of Directors

        The affirmative vote of a majority of the votes cast by holders of ordinary shares represented in person or by proxy at the 2011 AGM is necessary to approve the holding of the 2012 Annual General Meeting outside of Ireland.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE AUTHORIZATION TO HOLD THE 2012 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF SEAGATE TECHNOLOGY PLC AT A LOCATION OUTSIDE OF IRELAND.

 PROPOSAL 5 – NON-BINDING ADVISORY VOTE ON THE COMPANY'S
EXECUTIVE COMPENSATION POLICIES AND PROCEDURES

(Ordinary Resolution)

        In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and related rules of the SEC, we are including in this Proxy Statement a proposal, subject to a non-binding, advisory shareholder vote, to approve our executive compensation policies and procedures described in the Compensation Discussion and Analysis section of this Proxy Statement. This proposal, commonly known as a "Say-on-Pay" proposal, gives you as a shareholder the opportunity to express your views on the compensation paid to our named executive officers through the following resolution:

        "RESOLVED, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved."

        Because your vote is advisory, it will not be binding upon the Board; however, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements. As described in detail under the heading "Compensation Discussion and Analysis," our executive compensation programs are designed to attract, motivate and retain our Executives, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of strategic and financial goals, which are expected to result in increased shareholder value.

  Fiscal Year 2011 Compensation Program Highlights

  •
  Cash compensation tied to performance.  At least half of our Executive cash compensation opportunity is based on Company and individual performance. The cash compensation of our named executive officers has fluctuated from year to year, reflecting the Company's financial results. In addition, we have implemented a cap on annual bonus funding.

  •
  Long-term equity incentive compensation tied to performance.  A significant element of our executive compensation programs is tied to Company performance through grants of performance share awards and performance share unit awards for which vesting exclusively depends on: (i) for our threshold performance shares, our earnings per share; and (ii) for our other performance shares and units, on a combination of multi-year return on invested capital and total shareholder return.

  •
  Compensation unrelated to performance is limited.  Seagate does not have executive employment agreements, guaranteed incentive awards, "golden parachutes," single-trigger change of control severance provisions, executive pensions, perquisites or tax-gross ups.

  •
  Stock Ownership Guidelines.  Our stock ownership guidelines for Executives directly tie executive performance and retained value from our shares to the value returned to our shareholders.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" PROPOSAL 5 APPROVING THE COMPANY'S EXECUTIVE COMPENSATION POLICIES AND PROCEDURES AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION OF THIS PROXY STATEMENT.

 PROPOSAL 6 – NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF
SHAREHOLDER REVIEW OF THE COMPANY'S
EXECUTIVE COMPENSATION POLICIES AND PROCEDURES.

        In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and related rules of the SEC, we are including in this Proxy Statement a separate resolution, subject to an advisory shareholder vote, to determine whether such a Say-on-Pay proposal should be submitted to a non-binding advisory vote of our shareholders every one year, every two years or every three years. Because your vote is advisory, it will not be binding upon the Board; however, the Board will take into account the outcome of the vote when considering how often to solicit shareholder approval of the Company's executive compensation programs.

        The text of the resolution in respect of Proposal 6 is as follows:

        "RESOLVED, that the shareholders recommend, in a non-binding advisory vote, whether a non-binding shareholder vote to approve the compensation of the Company's named executive officers should occur every one, two or three years."

Vote Required; Recommendation of the Board of Directors

        The affirmative vote of a plurality of all the votes cast by holders of ordinary shares represented in person or by proxy at the 2011 AGM is necessary to approve any of the foregoing choices.

        The Board advises you to vote for shareholder review of the Company's executive compensation policies and procedures every year. We believe that an annual review will give shareholders the most effective voice on executive compensation, since shareholders will be able to provide input on our compensation philosophy, policies and practices, as disclosed in our proxy statement each year. Since our Board reviews, adjusts and approves our executive compensation programs and pay practices on an annual basis, it was determined that annual input from our shareholders would be preferable.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR "ONE YEAR" SHAREHOLDER REVIEW OF THE COMPANY'S EXECUTIVE COMPENSATION POLICIES AND PROCEDURES.

 PROPOSAL 7 – RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
AND AUTHORIZATION OF AUDIT COMMITTEE TO SET AUDITORS' REMUNERATION

(Ordinary Resolution)

        Ernst & Young served as our independent auditors for the fiscal year ended July 1, 2011. The Audit Committee has selected and appointed Ernst & Young to audit the financial statements of Seagate Technology plc for the fiscal year ending June 29, 2012. We are not required to submit the appointment of Ernst & Young for shareholder approval. However, the Board, upon the recommendation of the Audit Committee, is asking our shareholders to ratify such appointment because we value our shareholders' views on the Company's independent auditors, and as a matter of good corporate practice and to authorize the Audit Committee to set the auditor's remuneration. If the appointment of Ernst & Young is not ratified, the Audit Committee will reconsider whether or not to retain Ernst & Young.

        A representative of Ernst & Young is expected to be present at the 2011 AGM and he or she will have the opportunity to make a statement, if he or she so desires, and will be available to respond to any appropriate questions from shareholders.

Vote Required; Recommendation of the Board of Directors

        The affirmative vote of a majority of all the votes cast by holders of ordinary shares represented in person or by proxy at the 2011 AGM is necessary to ratify the appointment of Ernst & Young as the independent auditors of Seagate Technology plc and to authorize the Audit Committee of the Board to set the auditors' remuneration.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE INDEPENDENT AUDITORS OF SEAGATE TECHNOLOGY PLC AND THE AUTHORIZATION OF THE AUDIT COMMITTEE OF THE BOARD TO SET THE AUDITORS REMUNERATION.

 INFORMATION ABOUT THE INDEPENDENT AUDITORS

Fees Paid to Independent Auditors

        The aggregate fees paid or accrued by us for professional services provided by Ernst & Young in fiscal years 2011 and 2010 are set forth below.

	Fiscal Year
	2011	2010
	(In thousands)
Audit Fees	$4,681	$4,094
Audit Related Fees	326	891
Tax Fees	101	213
All Other Fees	3	3

Total	$5,111	$5,201

        Audit Fees.    This category consists of professional services provided in connection with the integrated audit of our annual consolidated financial statements and the audit of internal control over financial reporting, the review of our unaudited quarterly consolidated financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. The fees for fiscal years 2011 and 2010 include services in connection with our debt offerings.

        Audit Related Fees.    This category consists of assurance and related services provided by Ernst & Young that were reasonably related to the performance of the audit or review of our consolidated financial statements and which are not reported above under "Audit Fees". For fiscal years 2011 and 2010, this category includes: pension plan and grant audits, advisement on accounting matters that arose during those years in connection with the preparation of our annual and quarterly consolidated financial statements and fees related to due diligence procedures.

        Tax Fees.    This category consists of professional services provided by Ernst & Young for tax services, including tax compliance and expatriate tax services.

        All Other Fees.    This category consists of fees for the use of Ernst & Young's online accounting research tool for fiscal years 2011 and 2010.

        In fiscal years 2011 and 2010, all audit, audit related, tax and all other fees were pre-approved by the Audit Committee. Under the SEC rules, subject to certain permitted de minimis criteria, pre-approval is required for all professional services rendered by the Company's principal accountant. We are in compliance with these SEC rules. In making its recommendation to ratify the appointment of Ernst & Young as our independent auditors for the fiscal year ending June 29, 2012, the Audit Committee considered whether the services provided to us by Ernst & Young are compatible with maintaining the independence of Ernst & Young from us. The Audit Committee has determined that the provision of these services by Ernst & Young is compatible with maintaining that independence.

Pre-Approval of Services by Independent Auditors

        The Audit Committee pre-approves all audit and other permitted non-audit services provided to us by our independent auditors. These services may include audit services, audit related services, tax services and other permissible non-audit services. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee has delegated the authority to grant pre-approvals to the committee Chairman when the full Audit Committee is unable to do so. These pre-approvals are reviewed by the full Audit Committee at its next regular meeting. Our independent auditors and senior management periodically report to the Audit Committee regarding the extent of services provided by the independent auditors.

REPORT OF THE AUDIT COMMITTEE

        Our management is responsible for preparing and presenting our financial statements, and our independent auditors, Ernst & Young, are responsible for performing an independent audit of our annual consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for auditing the effectiveness of our internal control over financial reporting as of the end of our fiscal year. One of the Audit Committee responsibilities is to monitor and oversee these processes. In connection with the preparation of the financial statements as of and for the fiscal year ended July 1, 2011, the Audit Committee performed the following tasks:

  (1)
  reviewed and discussed the audited financial statements for fiscal year 2011 with management and with Ernst & Young;

  (2)
  reviewed and discussed with management its assessment and report on the effectiveness of our internal control over financial reporting as of July 1, 2011, which it made using the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework;

  (3)
  reviewed and discussed with Ernst & Young its attestation report on the effectiveness of our internal control over financial reporting as of July 1, 2011, which report was included in our Annual Report on Form 10-K for the fiscal year ended July 1, 2011;

  (4)
  discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including Ernst & Young's judgment about the quality, in addition to the acceptability, of our accounting principles and underlying estimates in our financial statements; and

  (5)
  received the written disclosures and the letter from Ernst & Young required by Rule 3526 of the Public Company Accounting Oversight Board, "Communication with Audit Committees Concerning Independence", and discussed with the independent accountants their independence from management and from us.

        Based upon these reviews and discussions, the Audit Committee recommended, and the Board approved, our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended July 1, 2011, for filing with the SEC.

Respectfully submitted, THE AUDIT COMMITTEE
Frank J. Biondi, Jr., Chairman Lydia M. Marshall Gregorio Reyes

July 27, 2011

COMPENSATION DISCUSSION & ANALYSIS

Executive Summary

Fiscal 2011 Highlights

        We shipped 199 million units during fiscal year 2011, which represented 3% growth over the prior fiscal year. Revenues for fiscal year 2011 were $11.0 billion which represented a 4% decrease in revenues of $11.4 billion in the prior fiscal year. The decline in revenue reflects the cumulative effect of the competitive pricing environment the industry experienced during the middle of calendar year 2010, partially offset by an industry-wide supply constraint experienced in the second half of fiscal year 2011 in what is believed to be a reaction to possible supply chain disruptions stemming from the earthquake and tsunami in Japan.

        In fiscal year 2011, we generated operating cash flow of $1.3 billion, used approximately $822 million to repurchase 56.9 million of our ordinary shares and used $843 million for capital expenditures. We also issued $1.3 billion in new long-term debt and we repaid approximately $377 million in existing long-term debt. In addition, we entered into an asset purchase agreement with Samsung Electronics Co., Ltd. pursuant to which we agreed to acquire certain assets relating to the research and development, manufacture and sale of hard-disk drives, and expect to enter into a NAND memory supply agreement and an extended patent cross-license agreement, pending regulatory approval of the transaction.

        The following table presents certain key financial metrics for the past three fiscal years:

	Fiscal 2011 (in millions except EPS)	Fiscal 2010 (in millions except EPS)	Fiscal 2009 (in millions except EPS)
Units shipped	199.0	193.2	163.8
Revenues	$10,971	$11,395	$9,805
Gross margin	$2,146	$3,204	$1,410
Operating income (loss)	$806	$1,740	$(2,665)
Net income (loss)	$511	$1,609	$(3,125)
Earnings (loss) per share	$1.09	$3.14	$(6.40)

2011 Executive Compensation Highlights

        For fiscal year 2011, we set aggressive performance goals in anticipation of an upswing in an uncertain economic environment. Notwithstanding difficult economic conditions in fiscal year 2011, we made no changes to our bonus plan or equity incentive plan goals due to our ongoing commitment to maintaining a pay-for-performance philosophy. As a result of a challenging economic climate as well as aggressive performance goal-setting for our executive compensation programs, our named executive officers ("NEOs") earned total compensation for FY2011 that was lower than their targeted total compensation.

        The key compensation decisions for fiscal year 2011 were as follows:

  •
  No base salary increases for our NEOs;

  •
  No annual bonus payout for fiscal year 2011 and no increase in the annual bonus opportunity for our NEOs;

  •
  Addition of a quality multiplier for funding under the 2011 bonus plan because quality is considered a critical part of our overall business performance, such that the total amount of the annual bonus which can be earned will be reduced in the event the quality metric is not satisfied; and

  •
  Introduction of performance-vesting restricted share units ("PSUs") to the mix of equity-based awards to enhance long-term strategic incentives for our NEOs and promote alignment with shareholder interests, with vesting based on a combination of a three-year average return on invested capital and relative total shareholder return compared with a select peer group of companies.

  Pay Practices Aligned with Shareholder Interests

        Our compensation philosophy is supported by several specific elements designed to align our executive compensation programs with long-term shareholder interests, including the following:

  •
  NEOs have no employment agreements and are not guaranteed salary increases or bonus payments;

  •
  Over 75% of our NEO total targeted compensation is "at risk;"

  •
  A cap of 200% of the target bonus opportunity for funding under the annual bonus plan;

  •
  In fiscal year 2011, our long-term equity incentive awards were weighted heavily towards the achievement of share price appreciation and pre-established performance objectives; specifically, the equity awards granted to our CEO were weighted as to 50% in options and 50% in PSUs, while the other NEOs received 50% in options, 20% in Threshold Performance Shares and 30% in PSUs (as described in further detail below);

  •
  No defined benefit pension plan, supplemental executive pension plan or executive perquisites;

  •
  No "single trigger" payouts under our severance and change in control plan, with market-competitive caps on severance payouts;

  •
  No excise tax reimbursements or tax "gross-ups" in connection with a change in control;

  •
  Stock ownership guidelines for officers and directors, including the requirement for our NEOs to hold a number of shares approximately equal to a multiple of 3 to 5 times their annual salary;

  •
  No repricing of stock options without shareholder approval;

  •
  A "clawback" policy that permits us to recoup cash and equity awards in the event that our financial results are required to be restated due to the fraud or willful misconduct of the executive; and

  •
  No payment of dividends or dividend equivalents on unvested performance shares or unvested PSUs.

  2011 Corporate Governance Highlights

        In addition to implementing performance-based pay practices designed to align our compensation programs with shareholder interests, we also endeavor to maintain good governance standards, including with respect to the oversight of our executive compensation policies and practices. The following key policies and practices were in effect during 2011:

  •
  We maintain a non-classified Board structure, such that all Board members are required to be elected annually by a majority vote of our shareholders;

  •
  Our Compensation Committee retained an independent compensation consultant, FW Cook, who performs no other work for us;

  •
  We prohibit directors, Executives and all employees from engaging in short-term investment activity in our securities (such as trading in or writing options, arbitrage trading or "day trading"); and

  •
  We conduct an annual risk assessment of our compensation programs to ensure that our programs and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Our Executive Compensation Programs

Compensation Element	Designed to Reward	Relationship to Compensation Strategy
Base Salary	Related job experience, knowledge of Seagate and our industry, and continued dedicated employment with sustained performance	Attract and retain talented Executives through competitive pay programs
Annual Incentive Executive Officer Performance Bonus (EPB) Plan	Achievement of financial and operational goals for each fiscal year	Motivate Executives to achieve and exceed annual business objectives
Long-term Equity Incentives Option Awards and Stock Awards	Increased shareholder value through achievement of long-term strategic goals such as revenue growth, return on invested capital and share price performance relative to peers	Align Executive and shareholder interests to optimize shareholder return Motivate Executives to achieve and exceed business objectives

        The NEOs for fiscal year 2011 are:

Name	Job Title
Stephen J. Luczo	Chairman, President and Chief Executive Officer
Patrick J. O'Malley	Executive Vice President and Chief Financial Officer
Albert A. Pimentel	Executive Vice President and Chief Sales and Marketing Officer
William D. Mosley	Executive Vice President, Operations
Robert W. Whitmore	Executive Vice President and Chief Technology Officer

Our Executive Compensation Strategy

        Our executive compensation strategy is designed to drive high performance, strengthen our market position, and increase shareholder value. The goals of our executive compensation programs are to:

  •
  attract and retain talented leaders through competitive pay programs;

  •
  motivate Executives to achieve and exceed business objectives as approved by the Board;

  •
  align Executive and shareholder interests to optimize shareholder return with acceptable risk; and

  •
  manage total compensation costs in support of our financial performance.

Role of Our Compensation Committee

        The Compensation Committee is responsible to our Board for overseeing the development and administration of our compensation and benefits policies and programs. The Compensation Committee, which consists of independent directors, is responsible for the review and approval of all aspects of our executive compensation programs and approving all compensation recommendations for our Executives, including:

  •
  review and approval of corporate incentive goals and objectives relevant to compensation;

  •
  evaluation of executive performance results in light of such goals and objectives;

  •
  evaluation of the competitiveness of each Executive's total compensation package; and

  •
  approval of any changes to the total compensation package, including base salary, annual and long-term incentive award opportunities, share ownership guidelines and retention programs.

        The Compensation Committee recommends to the independent directors of the Board any material changes to compensation, compensation plans and equity grants specific to the CEO. To ensure the continuity of leadership and to form the basis of ongoing leadership assignments, the Compensation Committee and the Board, on an annual basis, conduct a succession planning review of senior leadership. During this review, the directors discuss future candidates for senior leadership positions, succession timing for those positions, and development plans for the highest-potential candidates.

        The Compensation Committee is supported in its work by our Senior Vice President of Human Resources, her staff and an executive compensation consultant, as described below.

Role of the Compensation Consultant

        The Compensation Committee retained FW Cook, its own independent consultant, for advice and counsel throughout fiscal year 2011 to provide an external review of compensation proposals and to help align compensation to our executive compensation strategy. FW Cook's consulting during fiscal year 2011 included oversight on our risk assessment of compensation programs, as well as consultation in support of decisions regarding compensation programs involving NEOs, including salary changes, determination of equity awards, annual incentive plan design, severance plan revisions and share ownership guidelines. FW Cook also developed recommendations to the Compensation Committee for changes to the compensation of our CEO.

        FW Cook also provided advice to the Compensation Committee regarding non-employee director compensation. FW Cook is not permitted to provide services to Company management except as directed by the Compensation Committee, and did not provide any such services in fiscal year 2011. The Compensation Committee retains sole authority to hire the compensation consultant, approve its compensation, determine the nature and scope of its services, evaluate its performance and terminate its engagement.

Role of our CEO and Management in Decision-Making Process

        Within the framework of the compensation programs approved by the Compensation Committee and based on management's review of market competitive practices, each year our CEO recommends the amount of base salary increase (if any), the annual incentive award and the long-term incentive award value for our Executives, including the other NEOs. These recommendations are based upon his assessment of each Executive's performance, as well as the Company's performance as a whole, and individual retention considerations. The Compensation Committee reviews our CEO's recommendations and approves any compensation changes affecting our Executives as it determines in its sole discretion. Our CEO does not play any role with respect to any matter affecting his own compensation.

        Our Senior Vice President of Human Resources, along with members of her staff, assist the Compensation Committee in its review of our executive compensation plans and programs, including providing market data on competitive pay practices, program design and changes in the corporate governance landscape concerning executive compensation matters. Our Human Resources department retained Exequity to advise and assist management in the planning and development of proposals to the Compensation Committee. Exequity does not provide any other services to the Company or the Compensation Committee.

Executive Market Comparison Peer Group

        The Compensation Committee reviews NEO assignments and establishes targets for each element of executive pay after reviewing similar information for a defined group of companies (the "NEO Peer Group") that compete for similar executive talent. The Compensation Committee relies on analyses of disclosures and published surveys of compensation among the NEO Peer Group companies when considering compensation for executives in similar roles.

        We revised our NEO Peer Group during fiscal year 2009, but retained the same group during fiscal years 2010 and 2011. Peer group companies were selected based on a similar industry classification Global Industry Classification Standard (GICS) 4520 Technology Hardware and Equipment or 4530 Semiconductors and Semiconductor Equipment and within a comparative range of $3.3 and $40 billion in trailing twelve-month sales, within a ratio of between 0.25 and 3.0 in total market capitalization to sales. Some of the companies did not meet all of the criteria; however, in order to provide consistency of market comparisons from the previous fiscal year, we believed these companies remained relevant and appropriate comparators and that the peer group size was adequate for comparison purposes.

Peer Group for Fiscal Year 2011

	Data as of November 30, 2009
	Trailing Twelve Month Sales ($M)	Market Capitalization ($M)	Market Capitalization: Sales Ratio
APPLE INC	$36,537	$169,778	4.65
CISCO SYSTEMS INC	$36,117	$132,131	3.66
INTEL CORP	$32,784	$106,978	3.26
MOTOROLA INC	$23,457	$19,671	0.84
EMC CORP/MA	$13,942	$33,303	2.39
TEXAS INSTRUMENTS INC	$9,913	$29,580	2.98
WESTERN DIGITAL CORP	$7,552	$7,591	1.01
HARRIS CORP	$5,035	$5,495	1.09
ADVANCED MICRO DEVICES	$4,919	$3,071	0.62
MICRON TECHNOLOGYINC	$4,803	$5,770	1.20
BROADCOM CORP	$4,274	$13,549	3.17
LEXMARK INTLINC	$3,890	$1,991	0.51
NETAPP INC	$3,504	$9,099	2.60
JUNIPER NETWORKS INC	$3,298	$13,373	4.05
SANDISK CORP	$3,189	$4,650	1.46
NVIDIA CORP	$2,820	$6,552	2.32
25th Percentile	$3,794	$5,702	1.07
Median	$4,977	$11,236	2.36
75th Percentile	$16,321	$30,511	3.19
SEAGATE TECHNOLOGY	$9,435	$6,918	0.73

How We Determine Individual Compensation Amounts

        Company management reviews with the Compensation Committee all compensation elements for our NEOs at least annually, and the Compensation Committee determines the value of each compensation element as described below. The proportion of each pay element value (i.e., the mix) relative to total compensation varies by position, although for all NEOs, the largest portion of pay is variable and contingent on our financial performance. Variations in mix among NEOs reflect differences in scope of responsibility as well as NEO Peer Group market data. The Compensation Committee has determined that pay levels among NEO Peer Group CEOs are higher and more heavily leveraged toward annual and long-term incentive elements when compared with pay levels for other NEO Peer Group NEOs, reflecting the significantly greater job scope, level of responsibility and impact on business performance for CEOs compared with other executive positions. For fiscal year 2011, the mix of total compensation for our CEO, Mr. Luczo, was 16% annual base salary, 24% target annual incentive and 60% long-term equity incentives, and the average mix of total compensation for other current NEOs (Messrs. O'Malley, Pimentel, Mosley and Whitmore) was 22% annual base salary, 22% target annual incentive and 56% long-term equity incentives.

Mr. Luczo's Pay Mix

Other NEOs' Average Pay Mix

        The total annual compensation target (including base salary, annual incentive and long-term incentives) for the NEOs is the 60th percentile for similar positions within the NEO Peer Group. We believe targeting the total executive pay opportunity at the 60th percentile is necessary to attract and retain top leadership talent in a competitive labor market in our industry segment, particularly in light of the uncertainty of actual pay that can be earned due to the volatility of our business. Given our emphasis on performance-based pay, the amounts actually received by our NEOs are heavily dependent on the Company's financial performance, as evidenced by the fact that no annual bonuses were paid to any of our NEOs for the 2011 fiscal year in spite of reinstating our quarterly dividend to shareholders in the last quarter of fiscal year 2011 in the aggregate amount of $77 million, or 18 cents per share.

        While we considered the practices and performance of the NEO Peer Group companies in setting the total compensation targets for NEOs under our compensation programs, we did not compare our performance with the performance of the NEO Peer Group companies when evaluating salary levels or determining the size of particular incentive awards.

Base Salary

        Base salaries are the fixed annual cash amounts paid to our NEOs on a biweekly basis. In reviewing and determining base salaries, the Compensation Committee considered:

  •
  competitive market levels for comparable positions in the NEO Peer Group;

  •
  related experience;

  •
  expected future contributions;

  •
  overall ability to influence our business objectives and strategic impact of the role; and

  •
  the ease or difficulty of replacing the incumbent.

        The strategic target for our NEOs' base salaries is the 50th percentile of the NEO Peer Group. Salaries are reviewed annually and may be revised to reflect significant changes in executive scope of responsibility and/or market conditions. Our goal is to be competitive with respect to base salary while distinguishing ourselves from the NEO Peer Group by providing a greater emphasis on executive compensation through the use of performance-based incentives, consistent with our strategy of motivating executives to achieve and exceed annual and multi-year business objectives. During fiscal years 2009 and 2010, market conditions, including our financial performance as impacted by such market conditions, led to the following changes in base salaries for all NEOs and management employees:

  •
  In February 2009, we implemented a temporary base salary reduction in connection with our overall cost reduction strategy. Base salaries were reduced by 25% for our NEOs on February 2, 2009;

  •
  On February 1, 2010, our NEOs' base salaries were restored to their pre-February 2009 levels (including the conversion of a perquisite allowance into base salary, as discussed in our Proxy Statement for fiscal year 2009) due to improved business results and after the restoration of similar reductions made to the base salaries of other employees; and

  •
  On September 3, 2010, the Compensation Committee determined that the base salary for each NEO was already at or above the target level and therefore did not make any further adjustment for fiscal 2011.

Annual Bonus Plan

        All NEOs participate in our shareholder-approved Executive Officer Performance Bonus Plan ("EPB"), which is designed to promote achievement of our annual financial and operational goals as approved by the Compensation Committee. The target award for each NEO reflects competitive market levels for comparable positions in the NEO Peer Group at the 60th percentile. Actual payments under the EPB may be above or below this level, based on performance results. The Compensation Committee recommends to the independent directors of the Board the material terms of the CEO's bonus opportunity under the EPB, including the amount of the CEO's target bonus and the performance goals to be used to determine actual awards payable at year end. Individual awards paid to each NEO following the end of the performance period are determined by the Compensation Committee after certifying our financial performance.

        On July 27, 2010, the Compensation Committee authorized the performance metrics and funding targets to be used for calculating annual bonus awards for each Executive for fiscal year 2011. Funding of the EPB for fiscal year 2011 was based on our financial results, measured by adjusted earnings before interest, taxes and bonus ("AEBITB"), and multiplied by a weighted quality multiplier defined as the Reliability Quality Competitiveness Best in Class ("RQC BiC") metric. While we track many operational and strategic performance goals throughout the year, AEBITB is considered an important measure of our success in achieving profitable growth and was therefore selected as the primary performance metric for the EPB. RQC BiC, a measure of how our customers view Seagate's quality (that is, how often we are ranked #1 or #2 by our key customers in terms of quality) was added as part of the funding mechanism for fiscal year 2011 because quality is considered a critical part of our overall business performance. In addition, the Company was also required to achieve a threshold adjusted earnings per share ("AEPS") hurdle for any funding of the EPB to occur. AEPS is an important measure which, if achieved, ensures a reasonable level of return to shareholders prior to any bonus funding. The maximum funding level under the EPB for fiscal year 2011 was set at 200% of the target funding level.

        For fiscal year 2011, the AEBITB target and EPB funding were structured (as described in the table below) to set the AEBITB target level at a level considered difficult to attain, and the maximum AEBITB at a level considered unlikely to be attained based on expected financial performance at the time targets were established. Potential funding under the EPB ranged from 50% to 200% of the target funding level, subject to achievement of the minimum AEPS threshold. The funded amount, once calculated, would be allocated pro-rata among eligible participants in the EPB based upon target bonus expressed as a percentage of base salary. For fiscal year 2011, the CEO had a target bonus equal to 150% of his annual base salary (reflecting that a larger portion of his total pay is at risk than is the case of the other NEOs) and the other NEOs had a target bonus equal to 100% of their individual annual base salaries.

        Although we experienced a stronger second half for fiscal year 2011 than anticipated, we did not achieve the minimum AEBITB threshold of $1,025 million or the threshold AEPS of $1.50 per share required for funding under the EPB. For fiscal year 2011, we achieved AEBITB of approximately $878 million and AEPS of $1.24. The adjustments made to these two earnings measures for fiscal year 2011 were not material in relation to the Company's overall results. Because we did not achieve the minimum threshold AEPS or AEBITB, none of our NEOs received any cash bonus for 2011.

Measure	Measure Definition	Minimum Threshold Level	Target Level	Maximum Level	Actual Achievement
AEBITB(1)	Adjusted Earnings Before Interest Taxes and Bonus	$1,025 Million	$1,582 Million	$2,120 Million	$883 Million
AEPS(1)	Adjusted Earnings Per Share (includes bonuses, interest and taxes)	$1.50			$1.24
RQC BiC	Reliability Quality Competitiveness Best in Class	75%	80%		81%

(1)
For both AEBITB and AEPS, the adjustments to earnings exclude the impact of non-operating activities and material, unusual or nonrecurring gains and losses, accounting charges or other extraordinary events which were not budgeted and were not foreseen at the time the applicable AEBITB and AEPS performance targets were established. All adjustments are reviewed and approved by the Compensation Committee.

Long-Term Equity Incentives

        In fiscal year 2011, the Compensation Committee awarded equity awards to the NEOs under the terms of our 2004 SCP. The 2004 SCP is designed to:

  •
  focus Executives on achieving longer-term business performance goals;

  •
  provide significant reward potential for outstanding cumulative performance by the Company;

  •
  enhance the Company's ability to attract and retain highly talented Executives; and

  •
  provide the Executive team with an opportunity for greater equity ownership and related incentives to increase shareholder return.

        The Compensation Committee approves annual guidelines to help determine the type and size of equity awards to all Executives. Seagate's equity award guidelines and mix of awards are based on analysis of the retention and motivational value of unvested equity, the practices of NEO Peer Group companies in awarding equity for similar positions, potential impact on earnings, the pool of available shares and shareholder dilution. In determining the award for each NEO, the Compensation Committee also considers the Company's goals for retaining the individual for the long-term and the following factors related to each NEO including:

  •
  potential future contributions to the Company's overall success;

  •
  past equity award history; and

  •
  potential future value (holding power) of unvested equity.

        NEOs generally are awarded equity on an annual basis in mid-September as part of our annual award cycle. For fiscal year 2011, the CEO's annual equity awards consisted only of stock options and performance share units, reflecting a strong emphasis on pay for performance and the alignment of interests between our CEO and our shareholders. All other NEO equity awards consisted of stock options, threshold performance shares and performance share units, similarly reflecting our pay for performance philosophy. In addition, equity in the form of stock options and threshold performance shares was awarded on April 6, 2011 to Mr. Pimentel upon his commencement of employment with us.

Option Awards (Stock Options)

        Stock option awards generally vest over four years and have a seven-year term. Options are awarded with an exercise price equal to the fair market value of the Company's ordinary shares on the date of grant. The fair market value was calculated using the average of the high and low trading price of the Company's ordinary shares on NASDAQ on the award date, in accordance with historical practice. The grant date and vesting schedule for NEOs are generally the same as for other employees receiving equity awards during the annual award process, but may be different in the case of a new hire or role change.

Stock Awards (Restricted Shares, Restricted Share Units, Threshold Performance Shares and Performance Share Units)

  Restricted Shares and Restricted Share Units

        Restricted shares ("RS") and restricted share units ("RSUs") generally vest in equal annual installments over four years, contingent on continued service. Due to the strong emphasis on pay for performance, our NEOs are not eligible to receive RS or RSUs; all outstanding RS or RSU awards to current NEOs were granted prior to their current position or when the individual was serving as a non-employee member of the Board. We believe that long-term equity awards made to our NEOs should consist only of options and performance-vesting shares or performance share units, as explained in more detail below.

  Threshold Performance Shares

        Threshold performance shares ("TPS") are equity awards with a maximum seven-year vesting period, contingent on continued service and the achievement of specified performance goals. TPS awards were first granted in fiscal year 2008, with up to 25% vesting on the second anniversary of the grant date, and 25% per year thereafter. TPS awards were also made in 2009 and 2011, with 25% annual vesting starting on the first anniversary of the grant date. For each TPS award, vesting is contingent on the Company achieving a threshold AEPS goal of $1.00 for the prior fiscal year. If the threshold goal is not achieved, vesting is delayed to a following year in which the AEPS goal is achieved. Any unvested awards from prior years may vest cumulatively in a future year within the seven-year vesting period if the annual AEPS threshold is achieved during a subsequent year. For example, if AEPS performance prior to the first vesting date is below threshold, then vesting will be delayed. If the AEPS threshold is achieved prior to the second vesting opportunity, then 50% of the award may vest (25% from the first vesting date and 25% from the second vesting date due to the cumulative feature of the award). Threshold performance shares may become fully vested as early as four years from the grant date, though the measurement period can continue for up to seven years following the date of grant. If the AEPS threshold level has not been met by the end of the seven year period, any unvested shares will be forfeited. While still uncertain, vesting for these shares is considered likely if the NEO remains employed throughout the seven-year performance period due to the cumulative vesting feature of TPS awards. For market comparison purposes, we compare the value of TPS awards for our NEOs with time-based restricted stock or RSUs awarded by other companies in the NEO Peer Group.

        Our AEPS performance for fiscal year 2011 was above the $1.00 AEPS threshold; therefore, an additional 25% of each of the outstanding TPS awards granted will vest on their next scheduled vesting date following the end of fiscal year 2011.

  Performance Share Units

        Performance Share Units ("PSUs") are performance-based RSUs that vest after the end of a three-year performance period, subject both to continued employment and the achievement of average annual return on invested capital ("ROIC") over the performance period, modified by the Company's relative total shareholder return ("TSR") percentile compared with a selected peer group. ROIC was selected as a key metric because of its ability to measure the efficiency of our use of capital and delivery of earnings above investment, considered a critical factor in the Company's long-term success. In addition, the relative TSR metric rewards financial performance as measured by share price increases plus dividends declared during the performance period relative to the performance of the select group of peers. The terms of the PSU awards require achievement of a minimum median relative TSR for full payout where target ROIC is achieved, with performance below the median or above the 75th percentile affecting the number of PSUs that would vest, determined by linear interpolation.

        The selected peer group for PSUs awarded in September 2010 included 45 companies meeting all of the following criteria:

  •
  Similar industry classification (defined as companies in Global Industry Classification Standard (GICS) 4520 Technology Hardware and Equipment or 4530 Semiconductors and Semiconductor Equipment, with further sorting by Standard Industrial Classification Industry SIC 357 Computer and Office Equipment, 366 Communications Equipment or 367 Electronic Components and Accessories to eliminate distributors and include manufacturers only),

  •
  Trailing twelve-month sales at least $2 billion, and

  •
  30-day average market capitalization at least $2 billion.

        The selected peer group included a broader range of companies than the NEO Peer Group to allow for comparison of our performance against a wider subset of technology companies than the companies with whom we frequently compete for executive talent. The selected peer group for purposes of measuring our relative TSR performance consisted of the following companies:

Company Name

ADV SEMICONDUCTOR ENGR—ADR	KYOCERA CORP—ADR
ADVANCED MICRO DEVICES	LEXMARK INTL INC—CL A
ALCATEL-LUCENT ADR	LG DISPLAY CO LTD ADR
AMPHENOL CORP	LSI CORP
ANALOG DEVICES	MARVELL TECHNOLOGY GROUP LTD
APPLE INC	MICRON TECHNOLOGY INC
AU OPTRONICS CORP—ADR	MOLEX INC
BROADCOM CORP—CL A	MOTOROLA INC
CANON INC—ADR	NCR CORP
CELESTICA INC	NETAPP INC
CISCO SYSTEMS INC	NOKIA CORP—ADR
CORNING INC	NVIDIA CORP
DELL INC	QUALCOMM INC
EMC CORP/MA	RESEARCH IN MOTION LTD
ERICSSON (L M) TEL—ADR	SANDISK CORP
FIRST SOLAR INC	STMICROELECTRONICS NV—ADR
FLEXTRONICS INTERNATIONAL	TAIWAN SEMICONDUCTOR—ADR
HARRIS CORP	TEXAS INSTRUMENTS INC
HEWLETT-PACKARD CO	TYCO ELECTRONICS LTD
HITACHI LTD—ADR	UTD MICROELECTRONICS—ADR
INTEL CORP	WESTERN DIGITAL CORP
JABIL CIRCUIT INC	XEROX CORP
JUNIPER NETWORKS INC

        Each PSU represents the right to receive one of our ordinary shares. Assuming the minimum performance threshold is achieved, the actual number of ordinary shares that may vest ranges from 30% of the target number of PSUs (for ROIC of 55.5% of target and TSR below the selected peer group median) to 200% of the target number of PSUs (for ROIC in excess of 140% of target and TSR equal to or above the 75th percentile of the selected peer group). The number of PSUs which will vest will be determined by the Compensation Committee following the end of the 3-year performance period. Under the terms of the PSU award agreement, no dividend equivalent payments will be made on any of the ordinary shares underlying the PSUs.

Share Ownership Guidelines

        We established share ownership guidelines to ensure that our NEOs hold a meaningful equity stake in the Company and, by doing so, to link their interests with those of our long-term shareholders. Shares directly or indirectly owned (for example, through a trust), along with unvested restricted shares and RSUs that do not have a performance requirement, are included in the calculation of ordinary shares owned for purposes of the ownership guidelines, but options, unvested TPS and unvested PSUs are not counted until they are exercised or vested, as applicable. NEOs are expected to meet the ownership requirements within five years of becoming subject to the guidelines. NEOs are measured against the applicable guideline on the last day of each fiscal year, and the results are reported to the Compensation Committee for their consideration in determining future awards.

        To address share price volatility and to ensure NEOs have a consistent guideline from year to year, the ownership guidelines were revised effective July 1, 2010 to reflect a fixed number of shares instead of a target value expressed as a multiple of annual salary. All of our NEOs are required to meet the guidelines by July 1, 2015. The number of shares required to be held by our NEOs was reviewed by the Compensation Committee as part of its annual process in April 2011; based on the then current share price level, the Compensation Committee decided that no changes to the guidelines were necessary. The current share ownership guidelines are as follows:

Role	Ownership Requirement– Number Of Shares (#)
CEO	250,000
EVP	80,000

        All of the NEOs are on track to meet required ownership levels.

Benefits and Perquisites

        Our NEOs are eligible to participate in a broad range of benefits in the same manner as non-executive employees. Seagate does not offer separate benefits only for executives, other than vacation and severance benefits (see "Severance and Change in Control Benefits," below).

        We do not provide perquisites to our NEOs. We do however consider the value of perquisites, to the extent provided at the NEO Peer Group companies, in assessing the competitiveness of our total compensation package for our NEOs.

Nonqualified Deferred Compensation Plan

        Seagate's Restated Deferred Compensation Plan, as amended (the "SDCP") allows our NEOs (and other eligible employees with an annual base pay rate of more than $165,000) to defer on a pre-tax basis up to 70% of the base salary and up to 100% of their annual performance-based cash bonus. Deferrals and notional earnings related to those deferrals are reflected on the Company's books as an unfunded obligation of the Company. We do not make any contributions to the SDCP, and notional earnings on deferrals are based on the performance of investment funds selected by each participant from a menu of investment options offered pursuant to the SDCP. Deferral amounts, earnings and year-end balances for the NEOs are set forth in the table titled "Fiscal Year 2011 Nonqualified Deferred Compensation," below.

International (Expatriate) Assignment Policies

        Our global business needs require, from time to time, the temporary short- or long-term relocation of certain employees with special or unique skills to countries where those skills may not be available. To meet this need, we utilize the benefits available under our Short-Term Assignment Policy ("STA") and Long-Term International Assignment Policy ("LTIA", and, together with the STA, the "Assignment Policies"). Specifically, we provide certain benefits and allowances to our international assignees, including our NEOs, in accordance with the terms of the Assignment Policies, which include housing and transportation allowances, living and travel expense reimbursements and tax preparation services. In addition, we make tax equalization payments on behalf of our international assignees to ensure that the assignment is tax neutral to the employee.

        The total estimated cost of the expatriate benefits provided to our NEOs in 2011 is described in further detail below under "Summary Compensation Table."

Severance and Change in Control Benefits

        We provide separation benefits to assist in aligning NEO and shareholder interests during the evaluation of an ownership change, to remain competitive in attracting and retaining NEOs and to support organizational changes necessary to achieve our business strategy. The functions of the Third Amended and Restated Executive Severance and Change in Control Plan (the "Severance Plan") are (1) to provide for the payment of severance benefits to our NEOs in the event their employment with the Company is involuntarily terminated, (2) to encourage our NEOs to continue employment in the event of a potential "change in control" (as such term is defined in the section titled "Compensation of Named Executive Officers—Potential Payments upon Termination or Change in Control," below) and (3) to ensure that our NEOs are treated consistently regarding the terms under which severance benefits may become payable and the amount of severance payable.

        The Severance Plan provisions were developed based on a comparison of severance benefits typically available at the NEO Peer Group companies, in consultation with FW Cook, following review by the independent directors of the Board. We believe that severance should only be provided in the event of an involuntary termination (i.e., a termination by us without "cause" or by the Executive for "good reason"). The design of the Severance Plan, as approved by the Compensation Committee January 15, 2010, includes the following features:

  •
  severance benefits do not include a guaranteed bonus amount,

  •
  no post-termination healthcare benefit subsidy if the involuntary termination occurs outside of a "change of control period" (as defined in the section titled "Involuntary Termination Without Cause or for Good Reason During a Change in Control Period"), and

  •
  for the enhanced severance benefits provided in connection with a change in control, there is a "double trigger" that requires an involuntary termination during a "change in control period" before an NEO becomes entitled to receive such benefits and severance payments cannot exceed 3 times the sum of the Executive's base salary and target bonus.

        In the event that the benefits payable following a change in control exceed the safe harbor limits established in Section 280G of the Code, we cap benefits at the safe harbor limit if the after-tax benefit to the NEO of the capped amount is greater than the after-tax benefit of the full amount (which would otherwise be subject to excise taxes imposed by Section 4999 of the Code). We do not provide a gross-up for any taxes payable on severance benefits and the NEO is responsible for the payment of all personal taxes, including any excise taxes imposed on change in control payments and benefits.

        For further details on the Severance Plan, see the section titled "Compensation of Named Executive Officers—Potential Payments upon Termination or Change in Control."

Other Company Policies and Compensation Considerations

Impact of Section 162(m) of the Internal Revenue Code

        The Compensation Committee seeks to qualify NEO compensation for deductibility under applicable tax laws to the greatest extent possible. Section 162(m) of the Internal Revenue Code of 1986 (the "Code") places a limit of $1 million on the amount that a public company may deduct for compensation in any taxable year to any of the CEO and the three most highly compensated NEOs employed at the end of the year (other than the Company's CEO and CFO), unless such compensation is considered "performance-based" under Section 162(m).

        Both the EPB and the 2004 SCP have been approved by our shareholders and are administered by the Compensation Committee. Each plan has been structured such that compensation paid or awarded thereunder qualifies as "performance-based" and therefore not subject to the Section 162(m) limit. Following approval by our shareholders, the 2012 Plan will also allow for the grant of equity-based awards that qualify as performance-based compensation. In order to maintain flexibility in compensating our NEOs in a manner designed to promote varying corporate goals, the Compensation Committee retains the discretion to award compensation that may not be tax-deductible. For fiscal year 2011, substantially all of the compensation earned by our NEOs was deductible for purposes of Section 162(m) of the Code.

Securities Trading

        The Board believes that short-term investment activity in our securities (such as trading in or writing options, arbitrage trading or "day trading") is not appropriate under any circumstances; therefore, such conduct is prohibited by Seagate's Securities Trading Policy. In addition, all employees, including our NEOs and Board members, are prohibited from taking "short" positions in our securities.

Pay Recovery Policy

        Our Pay Recovery Policy, effective January 29, 2009, is intended to eliminate any rewards for fraudulent accounting. It provides standards for recovering compensation from an NEO where such compensation was based on incorrectly reported financial results due to the fraud or willful misconduct of such NEO. The NEO's repayment obligation applies to any bonus paid, share award issued (whether or not vested) or stock option exercised during the period commencing with the later of the effective date of the Pay Recovery Policy or the date that is four years prior to the beginning of the fiscal year in which a restatement is announced, and ending on the date recovery is sought. We intend to amend our Pay Recovery Policy in compliance with regulations pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act following the enactment of such regulations.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and the Board. In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board, and the Board approved, the inclusion of the Compensation Discussion and Analysis in the Company's Proxy Statement for the fiscal year ended July 1, 2011.

COMPENSATION COMMITTEE
John W. Thompson, Chairman Edward J. Zander Frank J. Biondi

COMPENSATION OF NAMED EXECUTIVE OFFICERS

        The following tables show fiscal year 2011, 2010 and 2009 compensation awarded to and earned by our CEO, CFO and our three most highly compensated Executives other than our CEO and CFO:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Stephen J. Luczo	2011	1,024,026	1,853,221		2,084,707	—	237,033	5,198,988
Chairman, President and	2010	870,182	—		—	1,550,000	—	2,420,182
Chief Executive Officer	2009	346,156	639,375		4,347,298	—	115,250	5,448,079
Patrick J. O'Malley	2011	549,037	446,569		505,384	—	3,500	1,504,489
Executive Vice President	2010	452,115	—		—	555,000	8,436	1,015,551
and Chief Financial Officer	2009	423,762	329,520		1,056,094	—	26,715	1,836,091
Albert A. Pimentel(3)	2011	122,311	1,898,555	(4)	3,951,827	—	105,451	6,078,144
Executive Vice President and Chief Sales and Marketing Officer
William D. Mosley	2011	524,035	614,123		694,902	—	63,061	1,896,121
Executive Vice President,	2010	447,120	—		—	529,000	201,476	1,177,596
Operations	2009	421,168	137,300		1,031,947	—	658,397	2,248,812
Robert W. Whitmore	2011	674,024	446,569		505,384	—	—	1,625,976
Executive Vice President	2010	574,030	—		—	681,000	6,205	1,261,235
and Chief Technology Officer	2009	531,743	114,783		1,562,710	—	24,024	2,233,260

(1)
Stock and Option Awards: These amounts do not reflect the actual economic value realized by the NEO. In accordance with SEC rules, these columns represent the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board's Accounting Standards Codification ("ASC") Topic 718, "Compensation—Stock Compensation." For all performance shares and performance units, we have assumed the probable outcome of related performance conditions at target levels. See the "Grants of Plan-Based Awards" table for further information. For additional information on the valuation assumptions, see Note 10, "Compensation" in the Notes to the Consolidated Financial Statements in the Company's Annual Report on Form 10-K ("Form 10-K") for the fiscal year ended July 1, 2011.

(2)
All Other Compensation: The amounts shown in this column consist of the following:

All Other Compensation Table

Name	Director Fees Earned or Paid in Cash		401k Match ($)(b)	International Assignment Benefits ($)(c),(d)	Total ($)
Steven J. Luczo	—		—	237,033	237,033
Patrick J. O'Malley	—		3,500	—	3,500
Albert A. Pimentel	105,451	(a)	346	—	105,797
William D. Mosely	—		3,500	59,561	63,061
Robert W. Whitmore	—		—	—	—

(a)
The amount represents the director fees earned by Mr. Pimentel in fiscal year 2011 while he was a non-employee director.

(b)
401(k) match is for the 401(k) Plan contribution provided to all U.S. employees who participate in the 401(k) Plan in an amount up to $3,500 per calendar year but may be higher in the fiscal year.

(c)
International assignment benefits for Mr. Luczo include assignment-related costs in the aggregate amount of $237,033, consisting of $35,609 for travel, $142,827 for housing, $6,921 for relocation expenses, $39,307 for transportation, $5,721 for immigration/legal fees, and tax equalization and gross-up payments equal to $6,648 in the aggregate.

(d)
International assignment benefits for Mr. Mosley include assignment-related costs in the amount of $59,561 for tax equalization and tax gross-up payments.
(3)
Mr. Pimentel commenced his employment with us on April 6, 2011 and accordingly was not an NEO in fiscal years 2009 or 2010.

(4)
The amount above includes Mr. Pimentel's RSU award granted in fiscal year 2011 while he was a non-employee director, with an aggregate grant date value of $254,645.

 Grants of Plan-Based Awards for Fiscal Year 2011

									All Other Stock Awards: Numbers of Shares of stock or units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards						Grant Date Fair Market Value of Stock and Option Awards ($)
													Closing Price on Grant Date ($)
Name	Grant Date		Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)			Exercise or Base Price of Options Awards ($/Sh)(3)
Stephen J. Luczo			768,019	1,536,038	3,072,077							—
	9/13/2010	(4)				—	152,780	305,560				1,853,221
	9/13/2010	(2)								412,500	11.07	2,084,707	11.24
Patrick J. O'Malley			274,518	549,037	1,098,074							—
	9/13/2010	(4)				—	22,220	44,440				269,529
	9/13/2010	(5)					16,000					177,040
	9/13/2010	(2)								100,000	11.07	505,384	11.24
Albert A. Pimentel			300,000	600,000	1,200,000
	10/27/2010	(6)							16,698			254,645
	4/6/2011	(5)					111,000					1,643,910
	4/6/2011	(2)								647,500	14.81	3,951,827	14.67
William D. Mosley			262,018	524,035	1,048,070							—
	9/13/2010	(4)				—	30,560	61,120				370,693
	9/13/2010	(5)					22,000					243,430
	9/13/2010	(2)								137,500	11.07	694,902	11.24
Robert W. Whitmore			337,012	674,024	1,348,048
	9/13/2010	(4)				—	22,220	44,440				269,529
	4/6/2011	(5)					16,000					177,040
	9/13/2010	(2)								100,000	11.07	505,384	11.24

(1)
Amounts shown were the potential range of payments for fiscal year 2011 for the NEOs under the EPB. This range varied based on the individual's position and bonus target as a percentage of his fiscal year 2011 ending base salary (150% percent of base salary for Mr. Luczo and 100% for the other NEOs). For a description of the EPB, refer to the section above entitled "Annual Bonus Plan."

(2)
Options awarded on September 13, 2010 to the NEOs under the 2001 Share Option Plan and on April 6, 2011 under the 2004 SCP are subject to a four-year vesting schedule. After one year of continuous employment, the NEO will vest 25% of the shares on the first anniversary of the vesting commencement date. Thereafter, the remaining 75% of the shares will vest proportionally on a monthly basis for the next three years, contingent on continuous employment.

(3)
The exercise price for option awards is determined by calculating the average of the high and the low stock trading price of our ordinary shares on NASDAQ on the award date.

(4)
These performance share units were issued on September 13, 2010 under the 2004 SCP. These units vest after the end of a three-year performance period, subject to both continued employment and the achievement of the applicable performance criteria. For a description of the performance share units, refer to the section entitled "Long-Term Equity Incentives—Stock Awards—Performance Share Units".

(5)
These threshold performance shares were issued on September 13, 2010 and April 6, 2011 under the 2004 SCP. They are contingent upon continuous employment and satisfaction of performance vesting requirements. The first tranche vests no sooner than one year after the vesting commencement date, subject to the satisfaction of specified performance criteria. The awards will continue to vest annually thereafter if the annual performance goals are achieved. If threshold performance is not achieved, no awards will vest and the shares will be forfeited at the end of the performance period. For a description of the threshold performance shares, refer to the section entitled "Long-Term Equity Incentives—Stock Awards—Threshold Performance Shares".

(6)
This RSU award was granted to Mr. Pimentel while he was serving as a non-employee director and prior to the beginning of his employment on April 6, 2011. The award vests in full on the earlier of (i) the first anniversary of the date of grant or (ii) one day prior to the next election of directors following the date of grant.

Outstanding Equity Awards at Fiscal Year 2011

Name	Stock Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Awards Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Stock Award Date	Number of Shares or Units of Stock That have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(1)	Equity Equity Incentive Plan Awards: Number of unearned shares, units or other rights that have not Vested (#)		Equity Incentive Plan Awards: Market or Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)(1)
Stephen J. Luczo	10/26/2006	100,000	(2),(3)	—		22.70	10/26/2013
	10/25/2007	9,167		833	(2),(3)	26.47	10/25/2014
								10/25/2007	1,250	(2),(5)	20,450
	10/30/2008	417		3,334	(2),(3)	6.53	10/30/2015
								10/30/2008	2,500	(2),(5)	40,900
	1/30/2009	1,919,900		1,385,417		4.05	1/30/2016
								1/30/2009				75,000	(7)	1,227,000
	9/13/2010	—		412,500		11.07	9/13/2017
								9/13/2010				152,780	(8)	4,998,962

Patrick J. O'Malley	1/31/2002	650,000		—		5.00	1/31/2012
	9/27/2005	75,000		—		15.07	9/27/2012
	4/27/2006	250,000		—		25.48	4/27/2013
	9/12/2008	88,000		40,000		13.73	9/12/2015
								9/12/2008				12,000	(7)	196,320
	3/6/2009	284,375		365,625		3.35	3/6/2016
	9/13/2010	—		100,000		11.07	9/13/2017
								9/13/2010				16,000	(7)	261,760
								9/13/2010				22,220	(8)	727,038

Albert A. Pimentel	3/3/2009	30,937		24,063	(4)	3.85	3/3/2016
								3/3/2009	7,500	(4),(5)	122,700.00
	10/28/2009	4,166		5,834	(4)	14.83	10/28/2016
								10/28/2009	3,750	(4),(5)	61,350.00
								10/27/2010	16,698	(4),(6)	273,179.28
	4/6/2011	—		647,500		14.81	4/6/2018
								4/6/2011				111,000	(7)	1,815,960

William D. Mosley	4/27/2006	250,000		—		25.48	4/27/2013
	2/5/2007	50,000		—		26.35	2/5/2014
	9/13/2007	70,312		4,688		24.63	9/13/2014
	9/12/2008	28,124		21,876		13.73	9/12/2015
								9/12/2008	5,000		81,800
	1/30/2009	392,708		257,292		4.05	1/30/2016
	9/13/2010	—		137,500		11.07	9/13/2017
								9/13/2010				22,000	(7)	359,920
								9/13/2010				30,560	(8)	999,923

Robert W. Whitmore	9/27/2005	60,000		—		15.07	9/27/2012
	2/3/2006	125,000		—		25.52	2/3/2013
	9/13/2007	351,558		23,442		24.63	9/13/2014
								9/13/2007				21,000	(7)	343,560
	9/12/2008	68,749		31,251		13.73	9/12/2015
								9/12/2008				4,180	(7)	68,385
	1/30/2009	304,166		395,834		4.05	1/30/2016
	9/13/2010	—		100,000		11.07	9/13/2017
								9/13/2010				16,000	(7)	261,760
								9/13/2010				22,220	(8)	727,038

(1)
Value based on the closing price of our ordinary shares on July 1, 2011 ($16.36).

(2)
Awards granted to Mr. Luczo before January 12, 2009 were awarded prior to his employment as our Chairman, President and CEO.

(3)
25% vests one year after the grant date with 1/36th vesting monthly thereafter.

(4)
Awards granted to Mr. Pimentel before April 6, 2011, were awarded prior to his employment as Executive Vice President and Chief Sales and Marketing Officer.

(5)
25% vesting annually per year from vesting commencement date.

(6)
The RSU award vests in full on the earlier of (i) the first anniversary of the date of grant or (ii) one day prior to the next election of directors following the date of grant.

(7)
These threshold performance shares are subject to the NEOs' continuous employment and the satisfaction of applicable performance vesting requirements. They were issued on each of September 13, 2007, September 12, 2008, September 13, 2010 and April 6, 2011 under the 2004 SCP. First vesting for the September 13, 2007 award was no sooner than two years after the award date and is subject to meeting specified performance criteria. First vesting for the September 12, 2008, September 13, 2010 and April 6, 2011 awards are no sooner than one year after the award date and are subject to meeting specified performance criteria. Potential vesting for these awards is annual thereafter according to specific performance requirements. If threshold performance is not achieved, no awards will vest and the shares will be forfeited at the end of the performance period. The Threshold Performance Shares are described in more detail above under Long Term Equity Incentives—Stock Awards (Restricted Shares, Restricted Stock Units, Threshold Performance Shares and Performance Share Units)" above).

(8)
These PSUs were issued on September 13, 2010 under the 2004 SCP. The PSUs vest after the end of a three-year performance period, subject to both continued employment and the achievement of performance criteria. If the minimum performance threshold is not achieved, no PSUs will vest and the PSUs will be forfeited at the end of the performance period. The PSUs are described in more detail above under "Long Term Equity Incentives—Stock Awards (Restricted Shares, Restricted Stock Units, Threshold Performance Shares and Performance Share Units)" above.

Option Exercises and Stock Vested in Fiscal Year 2011

			Stock Awards
	Option Awards
			Number of Shares Acquired on Vesting (#)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Value Realized on Vesting ($)
Steven J. Luczo	200,932	$2,830,987	77,500	$1,070,500
Patrick J. O'Malley			12,000	$161,400
Albert A. Pimentel			5,000	$84,519
William D. Mosely	215,692	$543,466	2,500	$33,625
Robert W. Whitmore	300,000	$4,190,730	25,180	$338,671

Nonqualified Deferred Compensation for Fiscal Year 2011

        The following table presents information regarding contributions, earnings, withdrawals and balances with respect to those of our NEOs who participated in our SDCP during fiscal year 2011.

Name	Executive Contributions in FY2011 ($)(a)	Aggregate Earnings in FY2011 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance in FY2011 ($)
Steven J. Luczo	—	—	—	—
Patrick J. O'Malley	601,856	226,890	—	1,871,640
Albert A. Pimentel	—	—	—
William D. Mosely	264,500	18,131	—	494,681
Robert W. Whitmore	—	16,712	—	66,953

(a)
The amounts reported as Executive contributions represent compensation already reported in the Summary Compensation Table, with the exception of earnings on contributions, as such earnings are not considered to be at above-market rates.

        The SDCP is a nonqualified deferred compensation plan allowing participants to defer on a pre-tax basis up to 70% of base salary and up to 100% of their annual performance based cash bonus, and to select from several mutual fund investment options used to determine notional earnings on the deferred amounts. The deferrals and notional earnings related to those deferrals are reflected on our books as an unfunded obligation of the Company, and remain part of our general assets. We have established a grantor (or rabbi) trust for the purpose of accumulating funds to satisfy our obligations and process payments due under the SDCP.

        Participants may elect to receive distributions upon retirement or termination of employment or at a specified time while still employed. Participants may elect to receive distributions due to retirement or termination in a lump sum or in quarterly installments over 3, 5, 10, or 15 years. Participants may elect to receive in-service distributions in a lump sum or annual installments payable over 2, 3, 4 or 5 years. Upon disability, a participant's account will be distributed in accordance with his or her retirement/termination distribution elections. Additionally, upon death, a participant's accounts will be paid to his or her beneficiary or beneficiaries in a cash lump sum payment payable before the later of the end of the calendar year in which the participant dies or two and one-half months after the participant dies. Unless otherwise determined by the Compensation Committee prior to a change in control, the SDCP will be terminated upon the occurrence of a change in control and the aggregate balance credited to and held in a participant's account shall generally be distributed to him or her in a lump sum not later than the thirtieth day following the change in control.

Potential Payments Upon Termination or Change in Control

        As discussed above under the heading titled "Severance and Change in Control Benefits," the Compensation Committee adopted the Severance Plan, to provide, among other things, consistent severance benefits to NEOs who are terminated without cause or resign for good reason in lieu of severance protections that might otherwise have been included in individually negotiated employment agreements.

Involuntary Termination Without Cause or For Good Reason Outside of a Change in Control Period

        Under the Severance Plan in effect during fiscal year 2011, if an NEO's employment were to have been terminated by the Company without "cause" (as defined below) or by the NEO for "good reason" (as defined below), the NEO would have been entitled to receive a severance payment equal to a pre-determined number of months of base salary, based on the NEO's seniority level. In the event of an involuntary termination outside of a "change in control period" (as defined below), the CEO would be entitled to receive 24 months of base salary and the other NEOs would be entitled to receive 20 months of base salary. In addition, the NEO may be eligible to receive a pro-rata bonus for the year of termination based on quarterly bonus accruals and, if the termination occurs during the first quarter of the year of termination, in advance of the prior year's bonus payout, the NEO is generally eligible to receive the prior year's bonus. The severance benefits will generally be paid in cash, 50% within 20 business days following the "payment confirmation date" (as defined in the Severance Plan), with the remaining 50% paid twelve months following the date of termination. The Company will also provide paid outplacement services for a period of two years. The payment of these severance benefits will generally be subject to the NEO's execution of an effective release of claims against the Company and compliance with certain non-competition, non-solicitation and confidentiality covenants during the applicable severance period.

        Under the Severance Plan, "cause" means, subject to certain cure rights, (i) continued failure to substantially perform the material duties of the NEO's office, (ii) embezzlement or theft , (iii) the commission of any act resulting in the conviction of the NEO of a felony, (iv) willful malfeasance or willful misconduct in connection with the NEO's duties or any other act or omission which is materially injurious to the financial condition or business reputation of the Company, or (v) a material breach of any of the material provisions of (A) the Severance Plan, (B) any non-compete, non-solicitation or confidentiality provisions to which the NEO is subject or (C) any policy of the Company or any of its subsidiaries or affiliates to which such NEO is subject. Under the Severance Plan, "good reason" means an NEO's resignation of his employment as a result of the occurrence of one or more of the following actions, which such action or actions remain uncured for at least 30 days following timely receipt of written notice: (i) any material diminution in the level of such NEO's authority or duties; (ii) a reduction of 10% or more in the level of the base salary or employee benefits to be provided to the NEO, other than a reduction implemented with the consent of such NEO or a reduction that is equivalent to reduction in base salaries and/or employee benefits, as applicable, imposed on all other executives at a similar level within the Company; (iii) relocation to a principal place of employment that increases the NEO's one-way commute by more than 50 miles from the then current principal place of employment; or (iv) the failure of any successor to the business of the Company or to substantially all of the assets and/or business of the Company to assume the Company's obligations under the Severance Plan.

        If an NEO is involuntarily terminated for any reason outside a change in control period, the Severance Plan does not provide for any accelerated vesting of outstanding equity awards. Instead, the terms of vesting are governed by the applicable award agreement. Upon termination of an NEO's continuous service for any reason (other than death or disability): (i) the stock award agreements (including TPS) provide that vesting will cease and the Company will automatically reacquire all unvested shares without payment of consideration and (ii) the stock option agreements provide that all unvested options will be cancelled effective as of the termination date, although NEOs, as all other option holders, have three months to exercise options that are vested as of the date of termination.

Involuntary Termination Without Cause or For Good Reason During a Change in Control Period

        The Severance Plan provides for enhanced severance benefits if an NEO is terminated by the Company without cause or resigns for good reason during a "change in control period". This period is defined as either the period running from entry into a definitive agreement for a "change in control" (as defined below) until 24 months following the effective date of the related change in control transaction, or if the change in control is not preceded by Seagate's entry into a definitive agreement, the time beginning on the date of the applicable change in control triggering event and ending 24 months after that date. In the event of an involuntary termination within a change in control period, the NEO will be entitled to receive the following: (i) 36 months of base salary and target bonus in the case of the CEO, or 24 months of base salary and target bonus in the case of the other NEOs, (ii) a lump sum cash payment equal to two times the before-tax annual cost of the applicable COBRA premiums for the NEO and his or her eligible dependents, if any, (iii) paid outplacement services for a period of two years, and (iv) full vesting of all unvested equity-based awards (whether or not awarded prior to or following the adoption of the Severance Plan). All other rights and obligations imposed under the Severance Plan upon such a termination of employment outside of the context of a change in control (as described above) are also generally applicable in the event of a termination during a change in control period.

        Under the Severance Plan, "change in control" or "CIC" means the occurrence of any of the following events: (i) the sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons that will continue the business of the Company in the future; (ii) a merger or consolidation involving the Company in which the voting securities of the Company owned by the shareholders of the Company immediately prior to such merger or consolidation do not represent, after conversion, if applicable, more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding immediately after such merger or consolidation, provided that any person who (1) was a beneficial owner of the voting securities of the Company immediately prior to such merger or consolidation, and (2) is a beneficial owner of more than 20% of the securities of the Company immediately after such merger or consolidation, shall be excluded from the list of "shareholders of the Company immediately prior to such merger or consolidation" for purposes of the preceding calculation; (iii) any person or group of related persons is or becomes the beneficial owner of more than 50% of the total voting power of the voting securities of the Company (including by way of merger, consolidation or otherwise); (iv) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the board (together with any new directors whose election by such board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board then in office; or (v) a dissolution or liquidation of the Company.

        In addition, under our equity award agreements with each NEO and consistent with the treatment of equity awards under the Severance Plan, if a CIC (which is generally defined in a similar manner as under the Severance Plan) occurs and the successor company does not assume or replace the awards with alternatives that preserve both the intrinsic value and the rights and benefits of the award immediately prior to the CIC, then all awards accelerate and become fully vested at least 10 days prior to the consummation of the CIC. The PSU award agreement further provides that the number of shares that will vest on the later of the closing of a CIC and an NEO's involuntary termination within the change in control period will be based on the company's performance through the closing date of the CIC, with TSR performance measured by using the average closing prices over the 30-day trading period preceding the CIC.

        In the event that the benefits payable following a CIC exceed the safe harbor limits established in Section 280G of the Code, we cap benefits at the safe harbor limit if the after-tax benefit to the NEO of the capped amount is greater than the after-tax benefit of the full amount (which would be subject to excise taxes imposed by Section 4999 of the Code). We do not provide any gross-up for excise taxes and the NEO is responsible for payment of all personal taxes, including excise taxes.

Termination due to Death or Disability

        In the event a termination of employment occurs due to the NEO's death or disability, the NEO will not be entitled to any benefits under the Severance Plan. Under the Severance Plan, "disability" means that the NEO is physically or mentally incapacitated and therefore unable to substantially perform his duties for six consecutive months or an aggregate of nine months in any consecutive 24-month period. However, in the event of termination of employment due to an NEO's death or disability, the Compensation Committee has the discretion under the terms of the EPB to pay to the NEO or the individual's estate a pro-rated target bonus for the fiscal year in which the termination occurred, based on year to date performance.

        The terms of the restricted share and performance share award agreements for our NEOs provide that vesting will cease upon a termination due to disability (as defined above), and the Company will automatically reacquire all unvested shares without payment of consideration. However, for a termination due to death, the NEO will be deemed to have completed an additional year of service as of the termination date so that an additional 25% of the performance shares will vest immediately. The terms of Mr. Pimentel's RSU award agreement provide for pro-rata vesting in the event of death based on the number of days elapsed between the grant date and the date of death.

        Similarly, the stock option agreements provide that upon termination due to death, the NEO will be deemed to have completed an additional year of service for purposes of determining the portion of a stock option award that will be vested at termination.

        Finally, the PSU agreements for our NEOs provide that in the event of a termination due to death or disability, the awards will vest pro-rata based on the number of days from the beginning of the performance period until the termination and based on actual Company performance, and will be settled in ordinary shares after the end of the performance period.

Potential Payments Upon Termination

  Severance Benefits Upon Termination Without Cause or For Good Reason outside a Change in Control Period

        The following table sets forth the estimated value of the potential payments and benefits to each NEO assuming termination of the NEO by the Company without cause or by the NEO for good reason on July 1, 2011.

Name	Monthly Base Salary ($)	Months of Base Pay (#)	Prior Year Bonus ($)(1)	Outplacement Benefit ($)	Total ($)
Steven J. Luczo	83,335	24	—	15,000	2,063,051
Patrick J. O'Malley	45,753	20	—	15,000	930,061
Albert A. Pimentel	50,000	20	—	15,000	1,015,000
William D. Mosely	43,670	20	—	15,000	888,392
Robert W. Whitmore	56,169	20	—	15,000	1,138,373

(1)
No annual bonus was paid to NEOs in fiscal year 2011.

  Severance Benefits Upon Termination Due to Death

        The following table sets forth the estimated value as of July 1, 2011 of the potential payments and benefits to each NEO, assuming termination of the NEO due to death on such date.

Name	Target Bonus ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Stock Awards ($)(3)	Total ($)
Steven J. Luczo	1,536,038	11,755,791	1,487,560	14,779,389
Patrick J. O'Malley	549,037	2,430,748	284,773	3,264,551
Albert A. Pimentel	600,000	468,642	720,654	1,789,296
William D. Mosely	524,035	2,198,969	297,534	3,020,538
Robert W. Whitmore	647,024	3,376,151	864,575	4,887,750

(1)
Amounts for the bonus component of the death benefit assume that the Compensation Committee elects to exercise its discretion to pay the NEO's estate a bonus for the fiscal year in which death occurs. In addition, the amount has been calculated assuming that the Committee elects to award the bonus at the NEO's target bonus opportunity for that year. However, the EPB does not obligate the Compensation Committee to pay a bonus at the target bonus level or otherwise, in the event of a NEO's death.

(2)
Amounts for the value of options that receive accelerated vesting as a result of the termination are calculated assuming that the market price per share of Seagate's ordinary shares on the date of termination of employment was equal to the closing price on July 1, 2011, or $16.36 per share, and are based on the difference between this price and the exercise price of options held by the NEO. As a result, the amounts shown do not include any value for the acceleration of stock options that have an exercise price greater than $16.36 or for stock options that were already vested as of July 1, 2011.

(3)
Amounts for the value of stock awards that receive accelerated vesting as a result of the termination are calculated assuming that the market price per share of Seagate's ordinary shares on the date of termination of employment was equal to the closing price on July 1, 2011. In addition, the value of accelerated PSUs is calculated assuming that we would have achieved the target level of performance at the end of the three-year performance measurement cycle. In the event of disability, the NEOS would receive the same number of shares under the terms of the PSU award agreements as in the event of death, as set forth below:

Name	Accelerated Vesting of PSU Awards ($)
Steven J. Luczo	833,161
Patrick J. O'Malley	121,173
Albert A. Pimentel	—
William D. Mosely	166,654
Robert W. Whitmore	121,173

  Severance Benefits Upon Termination Without Cause or For Good Reason within a Change in Control Period

        The following table sets forth the estimated value calculated as of July 1, 2011 of the potential payments to each NEO, assuming termination of the NEO by the Company without cause or by the NEO for good reason on such date in connection with a change in control during a change in control period, as defined in the Severance Plan.

Name	Monthly Base Salary ($)	Monthly Target Bonus ($)	Total Monthly Severance Pay ($)	Months of Pay (#)	Total Severance Pay ($)	Monthly Health Care Benefits ($)	Monthly Health Care Benefits (#)	Total Health Care Benefit ($)	Outplacement Benefits ($)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Stock Awards ($)(2)	Total ($)(3)
Stephen J. Luczo	85,335	128,003	213,339	36	7,680,192	1,654	24	39,703	15,000	19,278,388	3,487,893	30,501,176
Patrick J. O'Malley	45,753	45,753	91,506	24	2,196,147	1,522	24	36,518	15,000	5,393,309	777,977	8,418,951
Albert A. Pimentel	50,000	50,000	100,000	24	2,400,000	1,654	24	39,703	15,000	1,313,729	2,273,189	6,041,621
William D. Mosley	43,670	43,670	87,339	24	2,096,141	1,654	24	39,703	15,000	3,954,147	881,686	6,986,677
Robert W. Whitmore	56,169	56,169	112,337	24	2,696,096	1,654	24	39,703	15,000	5,486,386	2,809,562	11,046,747

(1)
Amounts for the value of options that receive accelerated vesting as a result of the termination are calculated assuming that the market price per share of Seagate's ordinary shares on the date of termination of employment was equal to the closing price on July 1, 2011, or $16.36 per share, and are based on the difference between this price and the exercise price of options held by the NEO. As a result, the amounts shown do not include any value for the acceleration of stock options that have an exercise price greater than $16.36 or for stock options that were already vested as of July 1, 2011.

(2)
Amounts for the value of stock that receive accelerated vesting as a result of the termination are calculated assuming that the market price per share of Seagate's ordinary shares on the date of termination of employment was equal to the closing price on July 1, 2011. In addition, the value of the PSUs is calculated on the basis of our performance through the July 1, 2011, with TSR performance measured by using the average closing prices over the 30-day trading period preceding July 2, 2011.

(3)
Calculations do not include the impact of any potential cutback pursuant to the application of the Code Section 280G safe harbor limit under the relevant provisions of the Severance Plan.

Compensation Committee Interlocks and Insider Participation

        The members of our Compensation Committee during fiscal year 2011 were Messrs. Thompson, Biondi and Zander. None of these individuals were Executives or employees of the Company or any of its subsidiaries at any time during fiscal year 2011, nor have any of these individuals ever been Executives of the Company or any of its subsidiaries. No Executives of the Company served on the compensation committee of any other entity, or as a director of an entity, that employed any of the members of the Compensation Committee during fiscal year 2011.

EQUITY COMPENSATION PLAN INFORMATION

        The following table sets forth information concerning the Company's compensation plans as of July 1, 2011.

Equity Compensation Plan	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by shareholders	46,030,792	(1)	$13.42	(2)	22,753,756	(3)
Equity compensation plans not approved by shareholders	399,737	(4)	$15.29	(5)	—

Total	46,430,529		$13.44		22,753,756

(1)
This number includes 10,355,785 ordinary shares that were subject to issuance upon the exercise of stock options granted under our Seagate Technology plc 2001 Share Option Plan (the "SOP") and 35,675,007 ordinary shares that were subject to issuance upon the exercise of stock options granted under the 2004 SCP.

(2)
This value is calculated based on the exercise price of options outstanding under the SOP and the 2004 SCP.

(3)
This number includes 15,773,100 ordinary shares available for future issuance under the 2004 SCP and 6,980,656 ordinary shares available for issuance under our ESPP.

(4)
This number includes 121,760 ordinary shares that were subject to issuance under the Maxtor Corporation 2005 Performance Incentive Plan (the "Maxtor 2005 Plan") and 277,977 ordinary shares that were subject to issuance under the Maxtor Corporation Amended and Restated 1996 Stock Option Plan (the "Maxtor 1996 Plan").

(5)
This value is calculated based on the exercise price of options outstanding under the Maxtor 2005 Plan and the Maxtor 1996 Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Our Board has adopted a written policy for approval of transactions to which the Company or any of its subsidiaries is party and in which any director, director nominee, executive officer, greater than five percent beneficial owner and their respective family members (each a "Related Person") has a direct or indirect interest (other than solely as a result of being a director and/or, together with all other Related Persons, a less than 10% beneficial owner of the other party to the transaction), where the amount involved in the transaction exceeds or is expected to exceed $100,000 (an "Interested Transaction"). The policy provides that a Related Person must promptly disclose to the General Counsel of the Company any transaction to which the Company or any of its subsidiaries is party and in which such Related Person has an interest. The Nominating and Corporate Governance Committee reviews any such transaction determined by the General Counsel to be an Interested Transaction and determines whether or not to approve or ratify it. In doing so, the Nominating and Corporate Governance Committee takes into account, among other factors it deems to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the availability of other sources for comparable products or services and the extent of the Related Person's interest in the transaction. In addition, if an Interested Transaction involves a non-management director, the Nominating and Corporate Governance Committee will also consider whether such transaction would compromise such director's status as an independent director. The Board has delegated authority to the Chair of the Nominating and Corporate Governance Committee to pre-approve or ratify transactions where the aggregate amount is expected to be less than $1 million. A summary of any new transactions pre-approved by the Chair is provided to the full Nominating and Corporate Governance Committee for its review at each regularly scheduled Committee meeting.

        The Nominating and Corporate Governance Committee has considered and adopted standing pre-approvals under the policy for certain specified types of transactions, including:

  •
  Transactions with another company at which a Related Person's only relationship is as an employee (other than an executive officer), if the aggregate amount involved does not exceed the greater of $200,000 or five percent of that company's total annual revenues.

  •
  Transactions with a portfolio company of a private equity firm, venture capital firm or hedge fund (each, an "Investment Firm") where a Related Person is an executive officer, general partner or managing director, or occupies an equivalent position, or is a non-employee director of the portfolio company, if:

  a.
  the Investment Firm is the beneficial owner of less than 35% of the portfolio company; or

  b.
  the aggregate amount involved in the transaction does not exceed the greater of $200,000, or five percent of the portfolio company's total annual revenues.

  •
  Charitable contributions, grants or endowments by the Company to a charitable organization, foundation or university at which a Related Person's only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed $500,000.

        In addition, as disclosed on its amendment to Schedule 13G filed on February 8, 2011, BlackRock, Inc. ("BlackRock"), through its affiliates, beneficially owns more than 5% of the outstanding voting securities of the Company and, as such, is a "related person" under the Related Person Transaction Policy. In the fiscal year ended July 1, 2011, the Company paid an aggregate of approximately $468,648 in management fees and expenses in connection with its investments in various money market funds managed by affiliates of BlackRock, with an average balance during the fiscal year ended July 1, 2011 of approximately $236 million. The fund investments were entered into on an arm's length basis on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances. The Nominating and Corporate Governance Committee has reviewed and ratified these transactions and has approved the participation of the Company in such investments or similar investments with BlackRock or its affiliates in the future.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, and the related rules of the SEC require our directors and officers, and any person who beneficially owns more than ten percent of our ordinary shares, to file reports of securities ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and greater than ten percent shareholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms that they file.

        Based solely on our review of the copies of such forms furnished to us and written representations from our directors and executive officers, no Section 16(a) filings were filed late during FY2011.

SUBMISSION OF FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS

        Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some shareholder proposals may be eligible for inclusion in our 2012 Proxy Statement. These shareholder proposals must be submitted, along with proof of ownership of our shares in accordance with Rule 14a-8(b)(2), to 38/39 Fitzwilliam Square, Dublin 2, Ireland, Attention: Corporate Secretary. We must receive all submissions no later than May 18, 2012. We strongly encourage any shareholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and shareholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a shareholder proposal does not guarantee that we will include it in our Proxy Statement. The Nominating and Corporate Governance Committee reviews all shareholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as nominees, see the "Corporate Governance—Board Committees and Charters—Nominating and Corporate Governance Committee" section of this Proxy Statement.

        Any shareholder of record who intends to nominate a candidate to become a member of our Board, for election at our Annual General Meeting for the 2012 fiscal year ("2012 AGM") must comply with the procedures for nominating directors set forth in our Articles of Association. Specifically, the shareholder must submit the nomination no earlier than April 18, 2012 and no later than May 18, 2012. The shareholder's submission must be made by a registered shareholder on his or her behalf or on behalf of the beneficial owner of the shares. We will not entertain any nominations at the 2012 AGM that do not meet these requirements. The procedures require that written notice of such nomination be received by Seagate Technology plc at 38/39 Fitzwilliam Square, Dublin 2, Ireland, Attention: Corporate Secretary. The shareholder's notice must set forth:

  •
  as to each person whom the shareholder proposes to nominate for election as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and

  •
  as to the shareholder giving the notice (i) the name and address of such shareholder, as it appears on the Register of Members, (ii) the number of shares that are owned by such shareholder, (iii) a representation that the shareholder is a holder of record of ordinary shares entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to propose such nomination and (iv) a statement as to whether the shareholder, intends, or is part of a group that intends to (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of Seagate Technology plc's outstanding share capital required to approve or elect the nominee and/or (y) otherwise to solicit proxies from shareholders in support of such nomination.

        If the date of the 2012 AGM is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2012 AGM, the shareholder must submit any such proposal or nomination not earlier than the 150th day prior to the date of the 2012 AGM and not later than the later of the 120th day prior to the date of the 2012 AGM or the 10th day following the day on which public announcement of the date of such meeting is first made.

        If a shareholder wishes to bring business before the 2012 AGM that is not the subject of a proposal timely submitted, or eligible, for inclusion in the proxy statement for that meeting, notice of such business must be received by Seagate Technology plc's Corporate Secretary at the address specified above, no later than August 1, 2012. If a shareholder fails to comply with the forgoing notice provision, the Proxy Holders will be allowed to use their discretionary voting authority when and if the proposal is raised at the 2012 AGM. If the date of the 2012 AGM is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 30 days from the anniversary of the 2012 AGM, then any such notice must be received by the Seagate Technology plc's Corporate Secretary, at the address specified above, not later than the later of the 75th day prior to the date of the 2012 AGM or the 10th day following the day on which public announcement of the date of such meeting is first made.

        Irish law provides that shareholders holding not less than 10% of the paid-up share capital carrying voting rights may requisition the directors to call an extraordinary general meeting at any time. The shareholders who wish to requisition an extraordinary general meeting must deposit a written notice at

Seagate's registered office, which is signed by the shareholders requisitioning the meeting and states the objects of the meeting. If the directors do not within 21 days of the date of deposit of the requisition proceed to convene a meeting to be held within two months of that date, those shareholders (or any of them representing more than half of the total voting rights of all of them) may themselves convene a meeting but any meeting so convened cannot be held after the expiration of three months from the date of deposit of the requisition. These provisions of Irish law are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

INCORPORATION BY REFERENCE

        To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled "Report of the Compensation Committee" and "Report of the Audit Committee" (to the extent permitted by the rules of the SEC) will not be deemed incorporated, unless specifically provided otherwise in that other filing.

ANNUAL REPORT

        A copy of our Annual Report on Form 10-K (excluding exhibits) and our Irish Statutory Accounts, both for the fiscal year ended July 1, 2011, accompany this Proxy Statement. An additional copy of either document, including exhibits, will be furnished without charge to beneficial shareholders or shareholders of record upon request to Investor Relations, Seagate Technology plc, 10200 S. De Anza Boulevard, Cupertino, California 95014, or upon calling 1+ (408) 658-1222.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

        The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the Company's shares may deliver only one copy of the Company's Proxy Statement, Irish Statutory Accounts and the Annual Report on Form 10-K to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement, the Irish Statutory Accounts and Annual Report on Form 10-K to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement, the Irish Statutory Accounts and Annual Report on Form 10-K, now or in the future, should submit their request to the Company by telephone at 1+ (408) 658-1222, or by submitting a written request to Investor Relations, Seagate Technology plc, 10200 S. De Anza Boulevard, Cupertino, California 95014. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

By Order of the Board of Directors,

Kenneth M. Massaroni Executive Vice President, General Counsel and Chief Administrative Officer

September 21, 2011

ANNEX A

SEAGATE TECHNOLOGY PUBLIC LIMITED COMPANY

2012 EQUITY INCENTIVE PLAN

Adopted by Board on July 27, 2011
Approved by Shareholders on
Termination Date: July 27, 2021

A-i

A-ii

A-iii

I.        PURPOSES.

        The Company, by means of this Plan, seeks to provide incentives for the group of persons eligible to receive Share Awards to align their long-term interests with those of the Company's shareholders and to perform in a manner individually and collectively that enhances the success of the Company. The Plan is further intended to provide a means by which eligible recipients of Share Awards may be given an opportunity to benefit from increases in value of the Ordinary Shares through the granting of Share Awards including, but not limited to: (i) Incentive Stock Options, (ii) Nonstatutory Share Options, (iii) Restricted Share Bonuses, (iv) Share Appreciation Rights, (v) Phantom Share Units, (vi) Restricted Share Units, (vii) Performance Share Bonuses, (viii) Performance Share Units, (ix) Deferred Share Units, and (x) Other Share-Based Awards.

II.        DEFINITIONS.

        2.1    "Affiliate"    means generally with respect to the Company, any entity directly, or indirectly through one or more intermediaries, controlling or controlled by (but not under common control with) the Company. Solely with respect to the granting of any Incentive Stock Options, Affiliate means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code. Solely with respect to the granting of any Nonstatutory Share Options or Share Appreciation Rights, Affiliate means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as defined in Treasury Regulation §1.409A-1(b)(5)(iii)(E).

        2.2    "Beneficial Owner"    means the definition given in Rule 13d-3 promulgated under the Exchange Act.

        2.3    "Board"    means the Board of Directors of the Company.

        2.4    "Change of Control"    means the consummation or effectiveness of any of the following events:

            (i)        The sale, exchange, lease or other disposition of all or substantially all of the assets of the Company to a person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act;

            (ii)        A merger, reorganization, recapitalization, consolidation or other similar transaction involving the Company in which the voting securities of the Company owned by the shareholders of the Company immediately prior to such transaction do not represent more than fifty percent (50%) of the total voting power of the surviving controlling entity outstanding, immediately after such transaction;

            (iii)        Any person or group of related persons, as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, is or becomes the Beneficial Owner, directly or indirectly, of more than 50% of the total voting power of the voting securities of the Company (including by way of merger, takeover (including an acquisition by means of a scheme of arrangement), consolidation or otherwise);

            (iv)        During any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board (together with any new Directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the Directors of the Company then still in office, who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office; or

            (v)        A dissolution or liquidation of the Company.

        In addition, if a Change of Control constitutes a payment event with respect to any Share Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described above with respect to such Share Award must also constitute a "change in the ownership or effective control of the Company or a "change in the ownership of a substantial portion of the assets" of the Company," as defined in Treasury Regulation §1.409A-3(i)(5).

        Notwithstanding the foregoing, a restructuring of the Company for the purpose of changing the domicile of the Company (including, but not limited to, any change in the structure of the Company resulting from the process of moving its domicile between jurisdictions), reincorporation of the Company or other similar transaction involving the Company (a "Restructuring Transaction") will not constitute a Change of Control if, immediately after the Restructuring Transaction, the shareholders of the Company immediately prior to such Restructuring Transaction represent, directly or indirectly, more than fifty percent (50%) of the total voting power of the surviving entity.

        2.5    "Code"    means the U.S. Internal Revenue Code of 1986, as amended.

        2.6    "Committee"    means a committee of one or more Directors (or other individuals who are not members of the Board to the extent allowed by applicable law) appointed by the Board in accordance with Section 3.3 of the Plan.

        2.7    "Company"    means Seagate Technology Public Limited Company, a public company incorporated under the laws of the Republic of Ireland with limited liability under registered number 480010, or any successor thereto.

        2.8    "Consultant"    means any person, including an advisor engaged by the Company or an Affiliate, to render consulting or advisory services and who is compensated for such services.

        2.9    "Continuous Service"    means that the Participant's active service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Participant's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant's Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in such party's sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by the Company or an Affiliate, including sick leave, military leave or any other personal leave.

        2.10    "Covered Employee"    means the chief executive officer and the three (3) other highest compensated officers of the Company (other than the chief executive officer and the chief financial officer) for whom total compensation is required to be reported to shareholders under the Exchange Act, as determined for purposes of Section 162(m), and as such definition may be amended from time to time.

        2.11    "Director"    means a member of the Board.

        2.12    "Deferred Share Unit"    means any Share Award for which a valid deferral election is made.

        2.13    "Disability"    means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code for all Incentive Stock Options. For all other Share Awards, "Disability" means physical or mental incapacitation such that for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period, a person is unable to substantially perform his or her duties. Any question as to the existence of that person's physical or mental incapacitation shall be determined by the Board in its sole discretion.

        2.14    "Dividend Equivalent"    means a right granted to a Participant pursuant to Sections 7.3(iii), 7.4(iv) and 7.6(iv) of the Plan to receive the equivalent value (in cash or in Shares) of dividends paid on the Ordinary Shares.

        2.15    "Eligible Individual"    means any person who is an Employee, Director or Consultant, as determined by the Board.

        2.16    "Employee"    means any person on the payroll records of the Company or an Affiliate and actively providing services as an employee. Service as a Director or compensation by the Company or an Affiliate solely for services as a Director shall not be sufficient to constitute "employment" by the Company or an Affiliate.

        2.17    "Exchange Act"    means the U.S. Securities Exchange Act of 1934, as amended.

        2.18    "Fair Market Value"    means, as of any date, the value of an Ordinary Share determined as follows:

            (i)        Unless otherwise determined by the Board in accordance with Section 409A of the Code, if the Ordinary Shares are listed on any established stock exchange (including the New York Stock Exchange) or traded on the NASDAQ Global Select Market, the Fair Market Value of a Share shall be the closing per-share sales price of such Shares as reported on such date on the Composite Tape of the principal national securities exchange on which such Shares are listed or admitted to trading or, if no Composite Tape exists for such national securities exchange on such date, then on the principal national securities exchange on which such Shares are listed or admitted to trading; or if the Shares are not listed or admitted to trading on a national securities exchange, then the Fair Market Value of a Share shall be determined in good faith by the Board, and to the extent appropriate, based on the application of a reasonable valuation method.

            (ii)        For any reference to Fair Market Value in the Plan used to establish the price at which the Company shall issue Ordinary Shares to a Participant under the terms and conditions of a Share Award (such as a Share Award of Options or Share Appreciation Rights), the date as of which this definition shall be applied shall be the grant date of such Share Award.

        2.19    "Full-Value Share Award"    shall mean any of a Restricted Share Bonus, Restricted Share Units, Phantom Share Units, Performance Share Bonus, or Performance Share Units.

        2.20    "Incentive Stock Option"    means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

        2.21    "Nominal Value"    means US$0.00001 per Share.

        2.22    "Non-Employee Director"    means a Director who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act ("Regulation S-K")), does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K and is not engaged in a business relationship as to which disclosure would be required under Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

        2.23    "Nonstatutory Share Option"    means an Option not intended to qualify as an Incentive Stock Option.

        2.24    "Officer"    means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

        2.25    "Option"    means an Incentive Stock Option or a Nonstatutory Share Option granted pursuant to the Plan.

        2.26    "Option Agreement"    means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

        2.27    "Optionholder"    means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

        2.28    "Ordinary Share" or "Share"    means an ordinary share of the Company, nominal value US$0.00001.

        2.29    "Other Share-Based Award"    means a Share Award (other than an Option, a Restricted Share Bonus, a Share Appreciation Right, a Phantom Share Unit, a Restricted Share Unit, a Performance Share Bonus, a Performance Share Unit or a Deferred Share Unit) subject to the provisions of Section 7.7 of the Plan.

        2.30    "Other Share-Based Award Agreement"    means a written agreement between the Company and a holder of an Other Share-Based Award setting forth the terms and conditions of an Other Share-Based Award grant. Each Other Share-Based Award Agreement shall be subject to the terms and conditions of the Plan.

        2.31    "Outside Director"    means a Director who either (i) is not a current employee of the Company or an "affiliated corporation" (within the meaning of U.S. Treasury Regulations promulgated under Section 162(m)), is not a former employee of the Company or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an Officer of the Company or an "affiliated corporation" at any time and is not currently receiving direct or indirect remuneration from the Company or an "affiliated corporation" for services in any capacity other than as a Director; or (ii) is otherwise considered an "outside director" for purposes of Section 162(m).

        2.32    "Participant"    means a person to whom a Share Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Share Award.

        2.33    "Performance Goal"    means, for a Performance Period, the one or more goals established by the Committee measured by the achievement of certain results, whether financial, transactional or otherwise. Financial results may be, but are not required to be, based on Qualifying Performance Criteria.

        2.34    "Performance Period"    means one or more periods of time, which may be of varying and overlapping duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to, and the payment of, a Share Award determined in accordance with Article VIII of the Plan.

        2.35    "Performance Share Bonus"    means a grant of Ordinary Shares subject to the provisions of Section 7.5 of the Plan.

        2.36    "Performance Share Bonus Agreement"    means a written agreement between the Company and a Participant setting forth the terms and conditions of a Performance Share Bonus grant. Each Performance Share Bonus Agreement shall be subject to the terms and conditions of the Plan.

        2.37    "Performance Share Unit"    means the right to receive the value of one (1) Ordinary Share subject to the provisions of Section 7.6 of the Plan.

        2.38    "Performance Share Unit Agreement"    means a written agreement between the Company and a holder of a Performance Share Unit setting forth the terms and conditions of a Performance Share Unit grant. Each Performance Share Unit Agreement shall be subject to the terms and conditions of the Plan.

        2.39    "Phantom Share Unit"    means the right to receive the value of one (1) Ordinary Share, subject to the provisions of Section 7.3 of the Plan.

        2.40    "Phantom Share Unit Agreement"    means a written agreement between the Company and a holder of a Phantom Share Unit setting forth the terms and conditions of a Phantom Share Unit grant. Each Phantom Share Unit Agreement shall be subject to the terms and conditions of the Plan.

        2.41    "Plan"    means this 2012 Equity Incentive Plan of Seagate Technology Public Limited Company, as amended from time to time.

        2.42    "Predecessor Plan"    means the Seagate Technology Public Limited Company 2004 Share Compensation Plan.

        2.43    "Qualifying Performance Criteria"    means any one or more of the following performance criteria, or derivations of such performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, and measured, including annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee: (a) pre- and after-tax income; (b) net income (before or after taxes); (c) operating income; (d) net earnings; (e) net operating income (before or after taxes); (f) operating margin; (g) gross margin; (h) earnings per share; (i) return on equity; (j) return on assets, investments or capital employed; (k) pre-tax profit; (l) revenue; (m) market share; (n) cash flow (before or after dividends); (o) cost reductions or savings; (p) funds from operations; (q) total shareholder return; (r) share price; (s) earnings before any one or more of the following items: interest, taxes, depreciation or amortization; (t) market capitalization; (u) economic value added; (v) operating ratio; (w) product development or release schedules; (x) new product innovation; (y) cost reductions; (z) implementation of the Company's critical processes or projects; (aa) customer service or customer satisfaction; or (bb) product quality measures. Unless applicable U.S. tax and/or securities laws are amended to permit the Committee's discretion to change Qualifying Performance Criteria without shareholder approval, the Committee shall have no discretion to change Qualifying Performance Criteria without obtaining shareholder approval.

        2.44    "Restricted Share Bonus"    means a grant of Ordinary Shares subject to the provisions of Section 7.1 of the Plan.

        2.45    "Restricted Share Bonus Agreement"    means a written agreement between the Company and a Participant setting forth the terms and conditions of a Restricted Share Bonus grant. Each Restricted Share Bonus Agreement shall be subject to the terms and conditions of the Plan.

        2.46    "Restricted Share Unit"    means the right to receive the value of one (1) Ordinary Share at the time the Restricted Share Unit vests, subject to the provisions of Section 7.4 of the Plan.

        2.47    "Restricted Share Unit Agreement"    means a written agreement between the Company and a holder of a Restricted Share Unit setting forth the terms and conditions of a Restricted Share Unit grant. Each Restricted Share Unit Agreement shall be subject to the terms and conditions of the Plan.

        2.48    "Rule 16b-3"    means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

        2.49    "Section 162(m)"    means Section 162(m) of the Code.

        2.50    "Securities Act"    means the U.S. Securities Act of 1933, as amended.

        2.51    "Share Appreciation Right" or "SAR"    means the right to receive an amount equal to the Fair Market Value of one (1) Ordinary Share on the day the Share Appreciation Right is redeemed, reduced by the deemed exercise price or base price of such right, subject to the provisions of Section 7.2 of the Plan.

        2.52    "Share Appreciation Right Agreement"    means a written agreement between the Company and a holder of a Share Appreciation Right setting forth the terms and conditions of a Share Appreciation Right grant. Each Share Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

        2.53    "Share Award"    means any Option, Restricted Share Bonus, Share Appreciation Right, Phantom Share Unit, Restricted Share Unit, Performance Share Bonus, Performance Share Unit, Deferred Share Unit, or Other Share-Based Award.

        2.54    "Share Award Agreement"    means a written agreement between the Company and a holder of a Share Award setting forth the terms and conditions of a Share Award grant. Each Share Award Agreement shall be subject to the terms and conditions of the Plan.

        2.55    "Ten Percent Shareholder"    means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or of any of its Affiliates.

III.        ADMINISTRATION.

        3.1    Administration by Board.    The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3.3.

        3.2    Powers of Board.    The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

            (i)        to determine (a) which Eligible Individuals shall be granted Share Awards; (b) when each Share Award shall be granted; (c) the type or types of Share Awards to be granted; and (d) the number of Share Awards to be granted and the number of Shares to which a Share Award shall relate;

            (ii)        to determine the terms and conditions of any Share Award granted pursuant to the Plan, including, but not limited to, (a) the purchase price (if any) of Shares to be issued pursuant to any Share Award, (b) any restrictions or limitations on any Share Award or Shares acquired pursuant to a Share Award, (c) any vesting schedule or conditions applicable to a Share Award and accelerations or waivers thereof (including, but not limited to, upon a Change in Control), and (d) any provisions related to recovery of gain on, or forfeiture of, a Share Award or Shares issued pursuant to a Share Award, based on such considerations as the Board in its sole discretion determines;

            (iii)        to construe and interpret the Plan and Share Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Share Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;

            (iv)        to amend the Plan or a Share Award as provided in Article XIII of the Plan;

            (v)        to suspend or terminate the Plan at any time; provided, however, that suspension or termination of the Plan shall not materially impair the rights and obligations under any Share Award granted while the Plan is in effect except with the written consent of the affected Participant;

            (vi)        to settle all controversies regarding the Plan and Share Awards granted under it;

            (vii)        to exercise such powers and to perform such acts as the Board deems necessary, desirable, convenient or expedient to promote the best interests of the Company that are not in conflict with the provisions of the Plan; and

            (viii)        to establish, adopt or revise any rules and regulations, including adopting sub-plans to the Plan or special terms for Share Award Agreements, for the purposes of complying with non-U.S. laws and/or taking advantage of tax favorable treatment for Share Awards granted to Participants outside the United States (as further set forth in Section 5.3 of the Plan) as it may deem necessary or advisable to administer the Plan.

        3.3    Delegation to Committee.

            (i)    General.    The Board may delegate administration of the Plan to a Committee or Committees of one or more individuals, and the term "Committee" shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee, as applicable), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

            (ii)    Committee Composition when Ordinary Shares are Publicly Traded.    So long as the Ordinary Shares are publicly traded, in the discretion of the Board, a Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m), and/or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. Within the scope of such authority, the Board or the Committee may (a) delegate to a committee of one or more individuals who are not Outside Directors the authority to grant Share Awards to Eligible Individuals who are either (1) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Share Award or (2) not persons with respect to whom the Company wishes to comply with Section 162(m) and/or (b) delegate to a committee of one or more individuals who are not Non-Employee Directors the authority to grant Share Awards to Eligible Individuals who are either (1) not then subject to Section 16 of the Exchange Act or (2) receiving a Share Award as to which the Board or Committee elects not to comply with Rule 16b-3 by having two or more Non-Employee Directors grant such Share Award.

        3.4    Effect of Board's Decision.    All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

IV.        SHARES SUBJECT TO THE PLAN.

        4.1    Share Reserve.    Subject to the provisions of Article XII of the Plan relating to adjustments upon changes in Ordinary Shares, the maximum aggregate number of Shares that may be issued pursuant to Share Awards under the Plan shall not exceed twenty-seven million (27,000,000) Shares, plus any Shares remaining available for grant under the Predecessor Plan as of the Effective Date (as defined in Section 15.1) (the "Share Reserve"). Any Shares that are subject to Options or SARs granted under the Plan shall be counted against the Share Reserve as one (1) Share for every one (1) Share granted, and any Shares that are subject to Full-Value Share Awards granted under the Plan shall be counted against the Share Reserve as two and one-tenth (2.1) Shares for every one (1) Share granted. Notwithstanding the foregoing, and subject to the provisions of Article XII, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options under the Plan shall not exceed twenty million (20,000,000) Shares.

        4.2    Adjustments to the Share Reserve.    If (i) any Share Award or share award granted under the Predecessor Plan shall for any reason expire, be cancelled or otherwise terminated, in whole or in part, without having been exercised or redeemed in full, or be settled in cash, or (ii) if any Shares subject to Share Awards or share awards granted under the Predecessor Plan shall be reacquired by the Company prior to vesting, the Shares subject to such awards shall revert to the Share Reserve and again become available for issuance under the Plan. Any Shares that again become available for grant pursuant to this Section 4.2 shall be added back to the Share Reserve in the same ratio described in Section 4.1 of the Plan; provided, however, any Shares that were outstanding under the Predecessor Plan that become available for grant shall be added back to the Share Reserve in the ratio set forth in the Predecessor Plan. Notwithstanding the foregoing, the following shall not revert to the Share Reserve: (a) Shares tendered by a Participant or withheld by the Company in payment of the exercise price to the Company or to satisfy any tax withholding obligation or other tax liability of the Participant, and (b) Shares repurchased by the Company on the open market or otherwise using cash proceeds from the exercise of Options or the exercise of options granted under the Predecessor Plan.

        4.3    Source of Shares.    The Shares subject to the Plan may be unissued Shares or reacquired Shares, bought on the market or otherwise.

V.        ELIGIBILITY AND PARTICIPATION.

        5.1    Eligibility.    Subject to the provisions of the Plan, each Eligible Individual shall be eligible to receive Share Awards pursuant to the Plan, except that only Employees shall be eligible to receive Incentive Stock Options.

        5.2    Participation.    Subject to the provisions of the Plan, the Board may, from time to time, select from among Eligible Individuals those to whom Share Awards shall be granted, and shall determine the nature and amount of each Share Award. No Eligible Individual shall have any right to be granted a Share Award pursuant to the Plan.

        5.3    Non-U.S. Participants.    Notwithstanding any provision of the Plan to the contrary, to comply with the laws in countries outside the United States in which the Company and its Affiliates operate or in which Eligible Individuals provide services to the Company or its Affiliates, the Board, in its sole discretion, shall have the power and authority to: (i) determine which Affiliates shall be covered by the Plan; (ii) determine which Eligible Individuals outside the United States shall be eligible to participate in the Plan; (iii) modify the terms and conditions of any Share Award granted to Eligible Individuals outside the United States; (iv) establish sub-plans and modify exercise procedures and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Affiliates or Participants residing in particular locations; provided, however, that no such sub-plans and/or modifications shall take precedence over

Article IV of the Plan or otherwise require shareholder approval; and (v) take any action, before or after a Share Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Board is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive a Share Award under the Plan or on death, disability, retirement or other termination of Continuous Service, available methods of exercise or settlement of a Share Award, payment of income, social insurance contributions and payroll taxes, the shifting of employer tax liability to the Participant, the withholding procedures and handling of any Share certificates or other indicia of ownership. Notwithstanding the foregoing, the Board may not take any actions hereunder, and no Share Awards shall be granted, that would violate the Securities Act, the Exchange Act, the Code, any securities law or governing statute or any other applicable law.

VI.        OPTION PROVISIONS.

        Each Option shall be evidenced by an Option Agreement which shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be designated Incentive Stock Options or Nonstatutory Share Options at the time of grant. The terms and conditions of Option Agreements may change from time to time and the terms and conditions of separate Option Agreements need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

        6.1    Incentive Stock Option $100,000 Limitation.    To the extent that the aggregate Fair Market Value (determined at the time of grant) of the Ordinary Shares with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Share Options.

        6.2    Term.    No Option shall be exercisable after the expiration of seven (7) years from the date it was granted. Notwithstanding the foregoing, no Incentive Stock Option granted to a Ten Percent Shareholder shall be exercisable after the expiration of five (5) years from the date it was granted.

        6.3    Vesting.    The Board shall determine the criteria under which Options may vest and become exercisable; the criteria may include Continuous Service and/or the achievement of Performance Goals and in any event such criteria shall be set forth in the Option Agreement.

        6.4    Exercise Price of an Option.    The exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Ordinary Shares on the date the Option is granted; provided, however, that an Option may be granted with an exercise price lower than that set forth above if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code and Section 424(a) of the Code. Notwithstanding the foregoing, the exercise price of each Incentive Stock Option granted to a Ten Percent Shareholder shall be at least one hundred ten percent (110%) of the Fair Market Value of the Ordinary Shares on the date the Option is granted.

        6.5    Consideration.    The purchase price of Ordinary Shares acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash or by check at the time the Option is exercised or (ii) at the discretion of the Board at the time of the grant of the Option (or subsequently in the case of a Nonstatutory Share Option) and pursuant to procedures established by the Company from time to time: (a) by delivery to the Company of other Shares, (b) according to a deferred payment or other similar arrangement with the Optionholder, including use of a promissory note, (c) pursuant to a "same day sale" program, or (d) by some combination of the foregoing.

        6.6    Termination of Continuous Service.    In the event an Optionholder's Continuous Service terminates (other than upon the Optionholder's death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder's Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Option Agreement, the Option shall terminate.

        6.7    Extension of Option Termination Date.    An Optionholder's Option Agreement may also provide that if the exercise of the Option following the termination of the Optionholder's Continuous Service (other than upon the Optionholder's death or Disability) would be prohibited at any time because the issuance of Shares would violate either the registration requirements under the Securities Act (or other applicable securities law) or the Company's insider trading policy, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in the Option Agreement or (ii) the expiration of a period of three (3) months after the termination of the Optionholder's Continuous Service during which the exercise of the Option would not be in violation of either such registration requirements (or other applicable securities law) or the Company's insider trading policy.

        6.8    Disability of Optionholder.    In the event that an Optionholder's Continuous Service terminates as a result of the Optionholder's Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Option Agreement) or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

        6.9    Death of Optionholder.    In the event (i) an Optionholder's Continuous Service terminates as a result of the Optionholder's death or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder's Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder's death pursuant to Section 6.10 or 6.11 of the Plan, but only within the period ending on the earlier of (a) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement) or (b) the expiration of the term of such Option as set forth in the Option Agreement. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

        6.10    Transferability of an Incentive Stock Option.    An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, if provided in the Option Agreement, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

        6.11    Transferability of a Nonstatutory Share Option.    Unless otherwise provided by the Board, a Nonstatutory Share Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, if provided in the Option Agreement, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

VII.        SHARE AWARDS PROVISIONS OTHER THAN OPTIONS.

        7.1    Restricted Share Bonus Awards.    Each Restricted Share Bonus shall be evidenced by a Restricted Share Bonus Agreement which shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Restricted Share Bonuses shall be paid by the Company in Ordinary Shares. Should Shares be issued pursuant to a Restricted Share Bonus award in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the Restricted Share Bonus award shall then be allotted as fully paid to the Participant. The terms and conditions of Restricted Share Bonus Agreements may change from time to time, and the terms and conditions of separate Restricted Share Bonus Agreements need not be identical, but each Restricted Share Bonus Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

            (i)    Vesting.    Restricted Share Bonus awards shall be subject to a vesting schedule and vesting shall generally be based on the Participant's Continuous Service. Upon failure to meet the vesting conditions, Shares awarded under the Restricted Share Bonus Agreement shall be subject to a share reacquisition right in favor of the Company in accordance with the vesting schedule; provided, however, that any such Shares shall be reacquired without the payment of any consideration to the Participant.

            (ii)    Termination of Participant's Continuous Service.    In the event a Participant's Continuous Service terminates, the Company shall reacquire (without the payment of any consideration) any of the Shares held by the Participant that have not vested as of the date of termination under the terms of the Restricted Share Bonus Agreement.

            (iii)    Transferability.    Rights to acquire Shares under the Restricted Share Bonus Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Share Bonus Agreement, as the Board shall determine in its discretion, so long as Ordinary Shares awarded under the Restricted Share Bonus Agreement remain subject to the terms of the Restricted Share Bonus Agreement.

            (iv)    Dividends.    Any dividends payable with respect to the Ordinary Shares underlying a Restricted Share Bonus award shall be subject to the same vesting conditions as such Shares; dividends, if any, that may become payable upon the vesting of such Shares shall be distributed to the Participant, at the discretion of the Board, in cash or in Ordinary Shares having a Fair Market Value equal to the amount of such dividends; provided, however, if such Shares are forfeited, the Participant shall have no right to such dividends (except as otherwise set forth in the applicable Restricted Share Bonus Agreement).

        7.2    Share Appreciation Rights.    Two types of Share Appreciation Rights ("SARs") shall be authorized for issuance under the Plan: (1) stand-alone SARs and (2) stapled SARs. Each SAR shall be evidenced by a Share Appreciation Right Agreement (or, if applicable, the underlying Option Agreement) which shall be in such form and shall contain such additional terms and conditions as the Board shall deem appropriate. Should Shares be issued pursuant to a SAR in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the SAR shall then be allotted as fully paid to the Participant. The additional terms and conditions of Share Appreciation Right Agreements (and/or underlying Option Agreements, as applicable) may change from time to time, and the additional terms and conditions of separate Share Appreciation Right Agreements (and/or underlying Option Agreements) need not be identical.

            (i)    Stand-Alone SARs.    The following terms and conditions shall govern the grant and redeemability of stand-alone SARs:

              (a)   The stand-alone SAR shall cover a specified number of underlying Shares and shall be redeemable upon such terms and conditions as the Board may establish. Upon redemption of the stand-alone SAR, the holder shall be entitled to receive a distribution from the Company in an amount equal to the excess of (i) the aggregate Fair Market Value (on the redemption date) of the Shares underlying the redeemed right over (ii) the aggregate base price in effect for those Shares.

              (b)   The number of Shares underlying each stand-alone SAR and the base price in effect for those Shares shall be determined by the Board in its sole discretion at the time the stand-alone SAR is granted. In no event, however, may the base price per Share be less than one hundred percent (100%) of the Fair Market Value per underlying Share on the grant date.

              (c)   The distribution with respect to any redeemed stand-alone SAR may be made in Shares valued at Fair Market Value on the redemption date, in cash, or partly in Shares and partly in cash, as the Board shall in its sole discretion deem appropriate.

            (ii)    Stapled SARs.    The following terms and conditions shall govern the grant and redemption of stapled SARs:

              (a)   Stapled SARs may only be granted concurrently with an Option to acquire the same number of Shares as the number of such Shares underlying the stapled SARs.

              (b)   Stapled SARs shall be redeemable upon such terms and conditions as the Board may establish and shall grant a holder the right to elect among (1) the exercise of the concurrently granted Option for Shares, whereupon the number of Shares subject to the stapled SARs shall be reduced by an equivalent number, (2) the redemption of such stapled SARs in exchange for a distribution from the Company in an amount equal to the excess of the Fair Market Value (on the redemption date) of the number of vested Shares which the holder redeems over the aggregate base price for such vested Shares, whereupon the number of Shares subject to the concurrently granted Option shall be reduced by any equivalent number, or (3) a combination of (1) and (2).

              (c)   The distribution to which the holder of stapled SARs shall become entitled under this Section 7.2 upon the redemption of stapled SARs as described in Section 7.2(ii)(B) above may be made in Shares valued at Fair Market Value on the redemption date, in cash, or partly in Shares and partly in cash, as the Board shall in its sole discretion deem appropriate.

        7.3    Phantom Share Units.    Each Phantom Share Unit shall be evidenced by a Phantom Share Unit Agreement which shall be in such form and shall contain such additional terms and conditions as the Board shall deem appropriate. Should Shares be issued pursuant to a Phantom Share Unit award in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the Phantom Share Unit award shall then be allotted as fully paid to the Participant. The additional terms and conditions of Phantom Share Unit Agreements may change from time to time, and the additional terms and conditions of separate Phantom Share Unit Agreements need not be identical. The following terms and conditions shall govern the grant and redeemability of Phantom Share Units:

            (i)        Phantom Share Unit awards shall be redeemable by the Participant to the Company upon such terms and conditions as the Board may establish. The value of a single

    Phantom Share Unit shall be equal to the Fair Market Value of a Share, unless the Board otherwise provides in the terms of the Phantom Share Unit Agreement.

            (ii)        The distribution with respect to any Phantom Share Unit award may be made in Shares valued at Fair Market Value on the redemption date, in cash, or partly in Shares and partly in cash, as the Board shall in its sole discretion deem appropriate.

            (iii)        Dividend Equivalents may be credited in respect of Shares covered by Phantom Share Units, as determined by the Board and set forth in the Phantom Share Unit Agreement. At the sole discretion of the Board, such Dividend Equivalents may be paid in cash or converted into additional Shares covered by the Phantom Share Units in such manner as determined by the Board. Any cash payment or additional Shares covered by the Phantom Share Units credited by reason of such Dividend Equivalents will be subject to all the terms and conditions, including vesting, of the Phantom Share Units to which they relate.

        7.4    Restricted Share Units.    Each Restricted Share Unit shall be evidenced by a Restricted Share Unit Agreement which shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. A Restricted Share Unit is the right to receive the value of one (1) Ordinary Share at the time the Restricted Share Unit vests. Should Shares be issued pursuant to a Restricted Share Unit award in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the Restricted Share Unit award shall then be allotted as fully paid to the Participant.

        To the extent permitted by the Board in the terms of his or her Restricted Share Unit agreement, a Participant may elect to defer receipt of the value of the Shares otherwise deliverable upon the vesting of Restricted Share Units, so long as such deferral election complies with applicable law, including Section 409A of the Code. Such deferred Restricted Share Units will be treated as Deferred Share Units hereunder. When the Participant vests in such Restricted Share Units, the Participant will be credited with a number of Deferred Share Units equal to the number of Shares for which delivery is deferred.

        Restricted Share Units and Deferred Share Units may be paid by the Company by delivery of Shares, in cash, or a combination thereof, as the Board shall in its sole discretion deem appropriate, in accordance with the timing and manner of payment elected by the Participant on his or her election form, or if no deferral election is made, as soon as administratively practicable following the vesting of the Restricted Share Units.

        The terms and conditions of Restricted Share Unit Agreements may change from time to time, and the terms and conditions of separate Restricted Share Unit Agreements need not be identical, but each Restricted Share Unit Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

            (i)    Vesting.    Restricted Share Units shall be subject to a vesting schedule and vesting shall generally be based on the Participant's Continuous Service.

            (ii)    Termination of Participant's Continuous Service.    In the event a Participant's Continuous Service terminates, any of the Restricted Share Units held by the Participant that have not vested as of the date of termination under the terms of the Restricted Share Unit agreement shall be forfeited.

            (iii)    Transferability.    Rights to acquire the value of Shares under the Restricted Share Unit Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Share Unit Agreement, as the Board shall determine in its discretion, so long as any Ordinary Shares awarded under the Restricted Share Unit Agreement remain subject to the terms of the Restricted Share Unit Agreement.

            (iv)    Dividend Equivalents.    Dividend Equivalents may be credited in respect of Shares covered by Restricted Share Units, as determined by the Board and set forth in the Restricted Share Unit Agreement. At the sole discretion of the Board, such Dividend Equivalents may be paid in cash or converted into additional Shares covered by the Restricted Share Units in such manner as determined by the Board. Any cash payment or additional Shares covered by the Restricted Share Units credited by reason of such Dividend Equivalents will be subject to all the terms and conditions, including vesting, of the Restricted Share Units to which they relate.

        7.5    Performance Share Bonus Awards.    Each Performance Share Bonus shall be evidenced by a Performance Share Bonus Agreement which shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Performance Share Bonuses shall be paid by the Company in Ordinary Shares. Should Shares be issued pursuant to a Performance Share Bonus award in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the Performance Share Bonus award shall then be allotted as fully paid to the Participant. The terms and conditions of Performance Share Bonus Agreements may change from time to time, and the terms and conditions of separate Performance Share Bonus Agreements need not be identical, but each Performance Share Bonus Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

            (i)    Vesting.    Performance Share Bonus awards shall be subject to a vesting schedule and vesting shall be based on the achievement of certain Performance Goals or on a combination of the achievement of certain Performance Goals and the Participant's Continuous Service, as set forth in the Performance Share Bonus Agreement. Upon failure to meet Performance Goals or other vesting conditions, Shares awarded under the Performance Share Bonus Agreement shall be subject to a share reacquisition right in favor of the Company in accordance with the vesting schedule; provided, however, that any such Shares shall be reacquired without the payment of any consideration to the Participant.

            (ii)    Termination of Participant's Continuous Service.    In the event a Participant's Continuous Service terminates, the Company may reacquire (without the payment of any consideration) any of the Shares held by the Participant that have not vested as of the date of termination under the terms of the Performance Share Bonus Agreement.

            (iii)    Transferability.    Rights to acquire Shares under the Performance Share Bonus Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Performance Share Bonus Agreement, as the Board shall determine in its discretion, so long as Ordinary Shares awarded under the Performance Share Bonus Agreement remain subject to the terms of the Performance Share Bonus Agreement.

            (iv)    Dividends.    Any dividends payable with respect to the Ordinary Shares underlying a Performance Share Bonus award shall be subject to the same vesting conditions as such Shares; dividends, if any, that may become payable upon vesting of such Shares shall be distributed to the Participant, at the discretion of the Board, in cash or in Ordinary Shares having a Fair Market Value equal to the amount of such dividends; provided, however, if such Shares are forfeited, the Participant shall have no right to such dividends (except as otherwise set forth in the applicable Performance Share Bonus Agreement).

        7.6    Performance Share Units.    Each Performance Share Unit shall be evidenced by a Performance Share Unit Agreement which shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. A Performance Share Unit is the right to receive the value of one (1) Ordinary Share at the time the Performance Share Unit vests. Should Shares be issued pursuant to a Performance Share Unit award in circumstances where they are not otherwise fully paid up, the Board may require the Participant to pay the aggregate Nominal Value of the Shares on the basis that such Shares underlying the Performance Share Unit award shall then be allotted as fully paid to the Participant.

        To the extent permitted by the Board in the terms of his or her Performance Unit Share Agreement, a Participant may elect to defer receipt of the value of Shares otherwise deliverable upon the vesting of an award of Performance Share Units, so long as such deferral election complies with applicable law, including Section 409A of the Code. Such deferred Performance Share Units will be treated as Deferred Share Units hereunder. When the Participant vests in such Performance Share Units, the Participant will be credited with a number of Deferred Share Units equal to the number of Shares for which delivery is deferred. Performance Share Units and Deferred Share Units may be paid by the Company by delivery of Shares, in cash, or a combination thereof, as the Board shall in its sole discretion deem appropriate, in accordance with the timing and manner of payment elected by the Participant on his or her election form, or if no deferral election is made, as soon as administratively practicable following the vesting of the Performance Share Units.

        The terms and conditions of Performance Share Unit Agreements may change from time to time, and the terms and conditions of separate Performance Share Unit Agreements need not be identical, but each Performance Share Unit Agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

            (i)    Vesting.    Performance Share Units shall be subject to a vesting schedule and vesting shall be based on the achievement of certain Performance Goals or on a combination of the achievement of certain Performance Goals and the Participant's Continuous Service, as set forth in the Performance Share Unit Agreement.

            (ii)    Termination of Participant's Continuous Service.    In the event a Participant's Continuous Service terminates, any of the Performance Share Units held by the Participant that have not vested as of the date of termination under the terms of the Performance Share Unit Agreement will be forfeited.

            (iii)    Transferability.    Rights to acquire the value of Shares under the Performance Share Unit Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Performance Share Unit Agreement, as the Board shall determine in its discretion, so long as Ordinary Shares awarded under the Performance Share Unit Agreement remain subject to the terms of the Performance Share Unit Agreement.

            (iv)    Dividend Equivalents.    Dividend Equivalents may be credited in respect of Shares covered by Performance Share Units, as determined by the Board and set forth in the Performance Share Unit Agreement. At the sole discretion of the Board, such Dividend Equivalents may be paid in cash or converted into additional Shares covered by the Performance Share Units in such manner as determined by the Board. Any cash payment or additional Shares covered by the Performance Share Units credited by reason of such Dividend Equivalents will be subject to all the terms and conditions, including vesting, of the Performance Share Units to which they relate.

        7.7    Other Share-Based Awards.    The Board is authorized under the Plan to grant Other Share-Based Awards to Participants subject to the terms and conditions set forth in the applicable Share Award Agreement and such other terms and conditions as may be specified by the Board that are not inconsistent with the provisions of the Plan, and that by their terms involve or might involve the issuance of, consist of, or are denominated in, payable in, valued in whole or in part by reference to, or otherwise relate to, Shares. The Board may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Other Share-Based Awards to one or more classes of Participants on such terms and conditions as determined by the Board from time to time.

VIII.        QUALIFYING PERFORMANCE-BASED COMPENSATION.

        8.1    General.    The Board may establish Performance Goals and the level of achievement versus such Performance Goals that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to a Share Award (including a Restricted Share Bonus, Restricted Share Unit, Performance Share Bonus or Performance Share Unit), which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Board may specify that a Share Award or a portion of a Share Award is intended to satisfy the requirements for "performance-based compensation" under Section 162(m), provided that the Performance Goals for such Award or portion of a Share Award that is intended by the Board to satisfy the requirements under Section 162(m) shall be a measure based only on one or more Qualifying Performance Criteria selected by the Board and specified at the time the Award is granted, or no later than the earlier of (i) the date ninety (90) days after the commencement of the applicable Performance Period or (ii) the date on which twenty-five percent (25%) of the Performance Period has elapsed, and, in any event, at a time when the outcome of the Qualifying Performance Criteria remains substantially uncertain. The Board shall certify the extent to which any Qualifying Performance Criteria has been satisfied and the amount payable as a result thereof, prior to payment, settlement or vesting of any Share Award that is intended to satisfy the requirements for "performance-based compensation" under Section 162(m).

        8.2    Adjustments.    To the extent consistent with Section 162(m), the Board may determine to adjust Qualifying Performance Criteria as follows:

            (i)        to exclude restructuring and/or other nonrecurring changes;

            (ii)        to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings;

            (iii)        to exclude the effects of changes to generally accepted accounting principles required by the U.S. Financial Accounting Standards Board;

            (iv)        to exclude the effects of any statutory adjustments to corporate tax rates;

            (v)        to exclude the effects of any "extraordinary items" as determined under generally accepted accounting principles;

            (vi)        to exclude any other unusual, non-recurring gain or loss or other extraordinary item;

            (vii)        to respond to, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development;

            (viii)        to respond to, or in anticipation of, changes in applicable laws, regulations, and/or accounting principles;

            (ix)        to exclude the dilutive effects of acquisitions or joint ventures;

            (x)        to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture;

            (xi)        to exclude the effect of any change in the outstanding Shares by reason of any Share dividend or split, share repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of Shares or other similar corporate change, or any distributions to shareholders other than regular cash dividends;

            (xii)        to reflect a corporate transaction, such as a merger, consolidation, separation (including a spinoff or other distribution of stock or property by a corporation), or reorganization (whether or not such reorganization comes within the definition of such terms of Section 368 of the Code); and

            (xiii)        to reflect any partial or completed corporate liquidation.

        8.3    Discretionary Adjustments and Limits.    Subject to the limits imposed under Section 162(m) for Share Awards that are intended to qualify as "performance-based compensation," notwithstanding the satisfaction of any Performance Goals, the number of Shares granted, issued, retainable and/or vested under a Performance Share Bonus award or Performance Share Unit may, to the extent specified in the Share Award Agreement, be reduced, but not increased, by the Board on the basis of such further considerations as the Board shall determine.

        8.4    Annual Section 162(m) Limitation.    Subject to the provisions of Article XII of the Plan relating to adjustments upon changes in Ordinary Shares, no Employee shall be eligible to be granted Share Awards covering more than ten million (10,000,000) Shares during any fiscal year or Options and/or SARs covering more than eight million (8,000,000) Shares during any fiscal year.

IX.        USE OF PROCEEDS FROM SHARES.

        Proceeds from the sale of Ordinary Shares pursuant to Share Awards shall constitute general funds of the Company.

X.        CANCELLATION AND RE-GRANT OF OPTIONS AND
STOCK APPRECIATION RIGHTS.

        10.1        Subject to the provisions of the Plan and any shareholder approval requirements, the Board shall have the authority to effect, at any time and from time to time, (i) the repricing of any outstanding Options and SARs under the Plan and/or (ii) with the consent of the affected Participants, the cancellation of any outstanding Options and SARs under the Plan in exchange for a cash payment and/or the grant in substitution therefor of new Options and SARs under the Plan covering the same or different number of Shares, but having an exercise or redemption price per Share not less than one hundred percent (100%) of the Fair Market Value (or, in the case of an Incentive Stock Option granted to a Ten Percent Shareholder, not less than one hundred ten percent (110%) of the Fair Market Value) per Share on the new grant date. Notwithstanding the foregoing, the Board may grant a Share Award with an exercise or redemption price lower than that set forth above if such Share Award is granted pursuant to an assumption or substitution for another award in a manner satisfying the provisions of Section 409A of the Code and/or Section 424(a) of the Code, as applicable.

        10.2        Prior to the implementation of any such repricing or cancellation of one or more outstanding Options or SARs, the Board shall obtain the approval of the shareholders of the Company.

        10.3        Shares subject to an Option or SAR canceled under this Article X shall continue to be counted against the Share Reserve described in Section 4.2 of the Plan. The repricing of an Option or SAR under this Article X, resulting in a reduction of the exercise or redemption price, as applicable, shall be deemed to be a cancellation of the original Option or SAR and the grant of a substitute Option or SAR; in the event of such repricing, both the original and the substituted Options or SARs shall be counted against the Share Reserve described in Section 4.2 of the Plan. The provisions of this Section 10.3 shall be applicable only to the extent required by Section 162(m).

XI.        MISCELLANEOUS.

        11.1    Shareholder Rights.    No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to a Share Award except to the extent that the Company has issued the Shares relating to such Share Award.

        11.2    No Employment or other Service Rights.    Nothing in the Plan or any instrument executed or Share Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Share Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause to the extent permitted under local law, (ii) the service of a Consultant pursuant to the terms of such Consultant's agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company, and any applicable provisions of the corporate law of the state or other jurisdiction in which the Company is domiciled, as the case may be.

        11.3    Investment Assurances.    The Company may require a Participant, as a condition of exercising or redeeming a Share Award or acquiring Shares under any Share Award, (i) to give written assurances satisfactory to the Company as to the Participant's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of acquiring the Shares; (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring the Shares subject to the Share Award for the Participant's own account and not with any present intention of selling or otherwise distributing the Shares; and (iii) to give such other written assurances as the Company may determine are reasonable in order to comply with applicable law. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the Shares under the Share Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws, and in either case otherwise complies with applicable law. The Company may, upon advice of counsel to the Company, place legends on Share certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable laws, including, but not limited to, legends restricting the transfer of the Shares.

        11.4    Withholding Obligations.    To the extent provided by the terms of a Share Award Agreement, the Participant may satisfy any federal, state, local, or foreign tax withholding obligation or employer tax liability assumed by the Participant in connection with a Share Award or the acquisition, vesting, distribution or transfer of Ordinary Shares under a Share Award by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Participant by the Company or an Affiliate) or by a combination of such means: (i) tendering a cash payment; (ii) subject to approval from the Board, authorizing the Company to withhold Shares from the Shares otherwise issuable to the Participant; or (iii) subject to approval from the Board, delivering to the Company owned and unencumbered Shares. The Participant may also satisfy such tax withholding obligation or employer tax liability assumed by the Participant by any other means set forth in the applicable Share Award Agreement.

        11.5    Forfeiture Provisions.    Pursuant to its general authority to determine terms and conditions of Share Awards under the Plan, the Board may specify in a Share Award Agreement that the Participant's rights, payments and/or benefits with respect to the Share Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to any otherwise applicable vesting or performance conditions of such Share Award. Such events shall include, but shall not be limited to, termination of employment for cause, violation of any applicable Company policy or code of conduct (including without limitation, engaging in "Fraud" or "Misconduct" within the meaning of the Company's Compensation Recovery for Fraud or Misconduct Policy), breach of any agreement between the Participant and the Company or any Affiliate, or any other conduct by the Participant that is detrimental to the business interests or reputation of the Company or any Affiliate.

        11.6    Compliance with Laws.    The Plan, the granting and vesting of Share Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Share Awards granted or awarded hereunder are subject to compliance with all applicable Irish law, U.S. federal, state and local and foreign laws, rules and regulations and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The Company shall have no obligation to issue or deliver Shares prior to obtaining any approvals from listing, regulatory or governmental authority that the Company determines are necessary or advisable. The Company shall be under no obligation to register pursuant to the Securities Act, as amended, any of the Shares paid pursuant to the Plan. To the extent permitted by applicable law, the Plan and Share Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

XII.        ADJUSTMENTS UPON CHANGES IN SHARES.

        12.1    Capitalization Adjustments.    If any change is made in the Ordinary Shares subject to the Plan, or subject to any Share Award, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, spinoff, dividend in property other than cash, share split, liquidating dividend, extraordinary dividends or distributions, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan shall be appropriately adjusted in the class(es) and maximum number of securities subject to the Plan or the maximum number of securities subject to award to any person pursuant to Section 8.4 above, and the outstanding Share Awards shall be appropriately adjusted in the class(es) and number of securities and price per share of the securities subject to such outstanding Share Awards, and the Board's determination regarding such adjustments shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction "without receipt of consideration" by the Company.)

An adjustment under this provision may have the effect of reducing the price at which Ordinary Shares may be acquired to less than their Nominal Value (the "Shortfall"), but only if and to the extent that the Board shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Ordinary Shares.

        12.2    Adjustments Upon a Change of Control.

            (i)        In the event of a Change of Control as defined in Sections 2.4(i) through 2.4(iv) hereof, then any surviving entity or acquiring entity shall assume or continue any Share Awards outstanding under the Plan or shall substitute similar share awards (including an award to acquire substantially the same consideration paid to the shareholders in the transaction by which the Change of Control occurs) for those outstanding under the Plan. In the event any surviving entity or acquiring entity refuses to assume or continue such Share Awards or to substitute similar share awards for those outstanding under the Plan, then with respect to any or all outstanding Share Awards held by Participants, the Board in its sole discretion and without liability to any person may (a) provide for the payment of a cash amount in exchange for the cancellation of a Share Award which, in the case of Options and SARs, may be equal to the product of (x) the excess, if any, of the Fair Market Value per Share at such time over the exercise or redemption price, if any, times (y) the total number of

    Shares then subject to such Share Award (and otherwise, the Board may cancel such Share Awards for no consideration if the aggregate Fair Market Value of the Shares subject to the Share Awards is less than or equal to the aggregate exercise or redemption price of such Share Awards), (b) continue the Share Awards, or (c) notify Participants holding an Option, Share Appreciation Right or Phantom Share Unit that they must exercise or redeem any portion of such Share Award (including, at the discretion of the Board, any unvested portion of such Share Award) at or prior to the closing of the transaction by which the Change of Control occurs, and that the Share Awards shall terminate if not so exercised or redeemed at or prior to the closing of the transaction by which the Change of Control occurs. With respect to any other Share Awards outstanding under the Plan, such Share Awards shall terminate if not exercised or redeemed prior to the closing of the transaction by which the Change of Control occurs. The Board shall not be obligated to treat all Share Awards, even those that are of the same type, in the same manner.

            (ii)        In the event of a Change of Control as defined in Section 2.4(v) hereof, all outstanding Share Awards shall terminate immediately prior to such event.

XIII.        AMENDMENT OF THE PLAN AND SHARE AWARDS.

        13.1    Amendment of Plan.    The Board at any time, and from time to time, may amend the Plan. However, except as provided in Article XII of the Plan relating to adjustments upon changes in the Ordinary Shares, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy the requirements of Section 422 of the Code, any New York Stock Exchange, NASDAQ Global Select Market or other securities exchange listing requirements, or other applicable law or regulation; provided, further, that rights under any Share Award granted before an amendment to the Plan shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

        13.2    Shareholder Approval.    The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of Section 162(m) and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to certain executive officers.

        13.3    Contemplated Amendments.    It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

        13.4    Amendment of Share Awards.    The Board at any time, and from time to time, may amend the terms of any one or more Share Awards; provided, however, that the rights under any Share Award shall not be materially impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

XIV.        TERMINATION OR SUSPENSION OF THE PLAN.

        14.1    Termination or Suspension.    The Board may suspend or terminate the Plan at any time. No Share Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

        14.2    No Material Impairment of Rights.    Suspension or termination of the Plan shall not materially impair rights and obligations under any Share Award granted while the Plan is in effect except with the written consent of the Participant.

XV.        EFFECTIVE AND EXPIRATION DATE OF PLAN.

        15.1    Effective Date.    The Plan shall become effective on the date that it is approved by the shareholders of the Company (the "Effective Date"), which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board. No Share Awards may be granted under the Plan prior to the time that the shareholders have approved the Plan. The approval or disapproval of the Plan by the shareholders of the Company shall have no effect on any other equity compensation plan, program or arrangement sponsored by the Company or any of its Affiliates; provided, however, that upon shareholder approval of this Plan, no new awards may be granted under the Predecessor Plan. Awards granted under the Predecessor Plan shall continue to be governed by the terms of the Predecessor Plan in effect on the date of grant of such award.

        15.2    Expiration Date.    The Plan shall expire, and no Share Awards shall be granted under the Plan after the tenth (10th) anniversary of the Effective Date, except that no Incentive Stock Option shall be granted under the Plan after the earlier of the tenth (10th) anniversary of (i) the date the Plan is approved by the Board or (ii) the Effective Date. Any Shares Awards that are outstanding on the tenth (10th) anniversary of the Effective Date shall remain in force according to the terms of the Plan and the applicable Share Award Agreement.

XVI.        CHOICE OF LAW.

        The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state's conflict of laws rules.

 ANNEX B

Seagate Technology plc
Directors' Report and Financial Statements For the Year Ended 1 July 2011

SEAGATE TECHNOLOGY PLC

DIRECTORS' REPORT AND FINANCIAL STATEMENTS
FOR THE YEAR ENDED 1 JULY 2011

COMPANY INFORMATION	B-1
DIRECTORS' REPORT	B-2
INDEPENDENT AUDITORS' REPORT	B-52
CONSOLIDATED PROFIT AND LOSS ACCOUNT	B-54
CONSOLIDATED BALANCE SHEET	B-55
CONSOLIDATED STATEMENT OF CASH FLOWS	B-56
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS	B-57
PARENT COMPANY BALANCE SHEET	B-112
NOTES TO THE PARENT COMPANY BALANCE SHEET	B-113

B-i

SEAGATE TECHNOLOGY PLC

COMPANY INFORMATION

DIRECTORS
Patrick J. O'Malley III (United States)
(resigned 3 July 2010)
Kenneth M. Massaroni (United States)
(resigned 3 July 2010)
William W. Bradley (United States)
(appointed 3 July 2010)
(resigned 13 August 2010)
Frank J. Biondi, Jr. (United States)
(appointed 3 July 2010)
Stephen J. Luczo (United States)
(appointed 3 July 2010)
Lydia M. Marshall (United States)
(appointed 3 July 2010)
C.S. Park (United States)
(appointed 3 July 2010)
Albert A. Pimentel (United States)
(appointed 3 July 2010)
(resigned 7 April 2011)
Gregorio Reyes (United States)
(appointed 3 July 2010)
John W. Thompson (United States)
(appointed 3 July 2010)
Edward J. Zander (United States)
(appointed 3 July 2010)
Michael R. Cannon
(appointed 1 February 2011)
SECRETARY	Bradwell Limited
(resigned 3 July 2010)
Kenneth M. Massaroni
(appointed 3 July 2010)
REGISTERED OFFICE	38/39 Fitzwilliam Square,
Dublin 2.
REGISTERED NUMBER OF INCORPORATION	480010
SOLICITORS	Arthur Cox,
Arthur Cox Building,
Earlsfort Centre,
Earlsfort Terrace,
Dublin 2.
AUDITORS	Ernst & Young,
Chartered Accountants,
Ernst & Young Building,
Harcourt Centre,
Harcourt Street,
Dublin 2.

SEAGATE TECHNOLOGY PLC

DIRECTORS' REPORT
FOR THE YEAR ENDED 1 JULY 2011

        The directors present herewith their report and audited consolidated financial statements for the year ended 1 July 2011.

        In this Directors' Report, unless the context indicates otherwise, as used herein, the terms "we," "us," "Seagate," the "Company" and "our" refer to the Seagate Group.

REVIEW OF THE DEVELOPMENT OF THE BUSINESS

Scheme of Arrangement

        Seagate Technology plc ("Seagate plc") was incorporated in Ireland, as a public limited company, on 22 January 2010 in order to assist the change of the Company's jurisdiction of incorporation from the Cayman Islands to Ireland (the "Scheme of Arrangement"). On 27 January 2010, the Board of Directors of Seagate-Cayman approved the Scheme of Arrangement. At a special court-ordered meeting of shareholders on 14 April 2010, Seagate-Cayman shareholders voted in favor of a reorganization proposal pursuant to which all Seagate-Cayman common shares would be cancelled and all holders of such shares would receive ordinary shares of Seagate plc, a newly formed Irish public limited company, on a one-to-one basis. On 14 May 2010, the Scheme of Arrangement was sanctioned at a Cayman Court hearing.

        The Scheme of Arrangement became effective at 1:30 p.m., Pacific Time, on 3 July 2010.

        Subsequent to the Scheme of Arrangement, shares of Seagate plc began trading on the NASDAQ Global Select Market under the symbol "STX" on 6 July 2010.

        This transaction was accounted for in these consolidated financial statements as a merger between entities under common control; accordingly, the historical consolidated financial statements of Seagate Technology for periods prior to this transaction are considered to be the historical consolidated financial statements of Seagate plc. No changes in consolidated assets or liabilities resulted from this transaction, other than Seagate plc has provided a guarantee of amounts due under certain borrowing arrangements as described in Note 5. See Note 9 for a discussion of the capital structure of Seagate plc.

Principal Activities

        We are the world's leading provider of hard disk drives based on revenue. We design, manufacture, market and sell hard disk drives. Hard disk drives, commonly referred to as disk drives, hard drives or HDDs, are devices that store digitally encoded data on rapidly rotating disks with magnetic surfaces. The performance attributes of disk drives, including their cost effectiveness, high quality, high storage capacities and energy efficiencies have resulted in disk drives being used as the primary medium for mass storage of electronic data.

        We produce a broad range of disk drive products addressing enterprise applications, where our products are designed for enterprise servers, mainframes and workstations; client compute applications, where our products are designed for desktop and notebook computers; and client non-compute applications, where our products are designed for a wide variety of end user devices such as digital video recorders (DVRs), personal data backup systems, portable external storage systems and digital media systems. In addition to manufacturing and selling disk drives, we provide data storage services for small- to medium-sized businesses, including online backup, data protection and recovery solutions.

SEAGATE TECHNOLOGY PLC

Industry Overview

  Electronic Data Storage Industry

        The electronic data storage industry is comprised of companies that manufacture components or subcomponents designed for electronic data storage devices and companies that provide storage solutions through a variety of technologies such as disk drives, tape storage and semiconductor-based storage technologies such as flash memory. Participants in the electronic data storage industry include:

        Major subcomponent manufacturers.    Companies that manufacture components or subcomponents used in electronic data storage devices or solutions include companies such as Fuji Electric Device Technology Co., Ltd., Showa Denko K.K. and TDK Corporation, which supply heads and media to disk drive manufacturers; LSI Corporation and Marvell Technology Group Limited, which supply application specific integrated circuits (ASICs); and Hoya Corporation, which supplies glass substrates.

        Hardware storage solutions manufacturers.    Companies that transform components into storage products include disk drive manufacturers such as Seagate, Hitachi Global Storage Technologies, Samsung Electronics Co., Ltd., Toshiba Corporation and Western Digital Corporation; magnetic tape storage manufacturers such as Quantum Corporation; and semiconductor storage manufacturers such as Intel Corporation, Micron Technology, Samsung Electronics Co., Ltd., SanDisk Corporation and STEC, Inc., whose operations include integrating flash memory into storage products such as solid state drives (SSDs).

        System integrators.    Companies that bundle and package storage components such as storage hardware and software into client compute, client non-compute or enterprise applications. Client compute original equipment manufacturers (OEMs) include Acer Inc., Apple Inc., Dell Inc., Hewlett-Packard Company and Lenovo Group Limited; client non-compute OEMs include Apple Inc., DIRECTV Group, Inc., Microsoft Corporation, Motorola, Inc., Scientific-Atlanta Inc., Sony Corporation and TiVo Inc.; and enterprise storage system OEMs include EMC Corporation, Hewlett-Packard Company and NetApp, Inc. Distributors who integrate storage hardware and software into end-user applications are also included in this category.

        Storage services.    Another area within the electronic data storage industry is services and solutions related to the backup, archiving, recovery and discovery of electronic data.

  Demand for Electronic Data Storage

        The electronic data storage industry has traditionally been focused on client compute applications. We believe that technological advances in storage technology and a proliferation of client non-compute applications such as digital video recorders, gaming devices, digital music players and digital cameras are driving the broad, global proliferation and growth of digital content through the:

  •
  creation and sharing of all types of digital content, such as high-resolution photos, high definition video and movies and music by consumers and electronic data by enterprises;

  •
  aggregation and distribution of digital content through services and other offerings such as YouTube, Facebook, Pandora, iTunes, Hulu and LinkedIn;

  •
  network and video infrastructure, including broadband, internet protocol television (IPTV), cable and satellite that has enabled the access, hosting and distribution of such digital content;

  •
  enjoyment and consumption of digital content through DVRs, handheld devices, tablets and gaming consoles, as well as in automobiles; and

  •
  protection of digital content through storage on backup devices and storage services.

SEAGATE TECHNOLOGY PLC

        As a result of these factors, the nature and amount of content being created requires increasingly higher storage capacity in order to store, manage, distribute, utilize and backup such content. This in turn has resulted in the rapid growth in demand for electronic data storage applications and solutions which we believe will continue to grow with the increased demand for electronic data storage, in developed countries as well as in emerging economies.

        We believe that demand for electronic data storage in the enterprise and traditional compute markets continues to grow as the proliferation of digital content in the consumer space has resulted in additional demand for storage by enterprises, including those that host, aggregate, distribute or share such content. Other factors driving demand for additional storage include:

  •
  continued growth in cloud computing and backup services for enterprises seeking efficient and cost-effective methods of processing and storing mass data, increases demand for storage as data centers expand and proliferate;

  •
  increasing legal and regulatory requirements, which necessitate larger archives; and

  •
  changes in the nature and amount of data being stored, such as the growing use of digital records in the healthcare industry.

  Demand Trends for Disk Drives

        We believe that continued growth in digital content requires increasingly higher storage capacity in order to store, aggregate, host, distribute, manage, backup and use such content, which we believe will continue to result in increased demand for disk drive products. In addition, we believe the continued increased demand for disk drives, in developed countries as well as in emerging economies, reflects the demand for real-time access to rich data and content driven by the impact of a highly mobile and increasingly connected user base. We believe these trends will continue as computing architectures evolve to serve the growing commercial and consumer user base throughout the world.

        Historically, the electronic data storage industry has introduced alternative technologies that directly compete with hard disk drives. SSDs, using NAND flash memory, are a potential alternative to disk drives in certain applications such as consumer handheld devices, tablets and portable external storage. NAND flash memory is a type of non-volatile storage technology. However, we believe that in the foreseeable future the traditional enterprise and client compute markets that require high capacity storage solutions, as well as the data intensive client non-compute markets, will continue to be best served by hard disk drives based on the industry's ability to deliver reliable, energy efficient and cost effective mass storage devices.

        Disk Drives for Enterprise Storage.    We define enterprise storage as disk drives designed for mission critical applications and nearline applications.

        Mission critical applications are defined as applications that are vital to the operation of enterprises, requiring high performance, and high reliability disk drives. We expect the market for mission critical enterprise storage solutions to continue to be driven by enterprises moving network traffic to dedicated storage area networks in an effort to reduce network complexity and increase energy savings. We believe that this transition will lead to an increased demand for more energy efficient, smaller form factor disk drives. These solutions are comprised principally of high performance enterprise class disk drives with sophisticated firmware and communications technologies.

        Nearline applications are defined as applications that are capacity-intensive and require high capacity and energy efficient disk drives featuring low costs per gigabyte. We expect such applications, which include storage for cloud computing and backup services, will continue to grow and drive demand for disk drives designed with these attributes.

SEAGATE TECHNOLOGY PLC

        SSD storage applications have been introduced as a potential alternative to redundant system startup or boot disk drives. In addition, enterprises are gradually adopting SSDs in applications where rapid processing and/or energy efficiency is required. The timing of significant adoption of SSDs is dependent on enterprises weighing the cost effectiveness and other benefits of mission critical enterprise disk drives against the perceived performance benefits of SSDs.

        Disk Drives for Client Compute.    We define client compute applications as disk drives designed for the traditional desktop and mobile compute applications. We believe that the increase in demand resulting from growing economies of certain countries and the continued proliferation of digital content will drive the demand for the client compute market.

        Disk Drives for Client Non-Compute.    We define client non-compute applications as disk drives designed for consumer electronic devices and disk drives used for external storage and network-attached storage (NAS). Disk drives designed for consumer electronic devices are primarily used in applications such as DVRs that require a higher capacity, low cost-per-gigabyte storage solution. Disk drives for external and NAS devices are designed for purposes such as personal data backup and portable external storage, and to augment storage capacity in the consumer's current desktop, notebook, tablet or DVR disk drive capacities. Client non-compute applications also include devices designed to display digital media in the home theater. We believe the proliferation of high definition and media-rich digital content will continue to create increasing consumer demand for higher storage solutions. As the proliferation of client non-compute applications that require minimal storage such as tablets continues, SSDs could become more competitive within the client compute market in the future.

  Industry Supply Balance

        From time to time the industry has experienced periods of imbalance between supply and demand. To the extent that the disk drive industry builds capacity based on expectations of demand that do not materialize, price erosion may become more pronounced. Conversely, during periods where demand exceeds supply, price erosion is generally muted. For the first half of fiscal year 2011, our industry experienced a period of relative balance between supply and demand. We also believe there was unmet demand in the last quarter of fiscal year 2011 due to a reaction to possible supply chain disruptions stemming from the earthquake and tsunami in Japan. However, the industry returned to a relatively balanced supply environment at the end of the fiscal year.

Disk Drive Technology

  Overview

        The design and manufacturing of disk drives depends on highly advanced technology and manufacturing techniques and therefore requires high levels of research and development spending and capital equipment investments. Manufacturing our disk drives is a complex process that begins with the production of individual components and ends with a fully assembled unit. We design, fabricate and assemble a number of the most important components found in our disk drives, including read/write heads and recording media. Our design and manufacturing operations are based on technology platforms that are used to produce various disk drive products that serve multiple data storage applications and markets. Our core technology platforms are focused around the areal density of media and read/write head technologies. Using an integrated platform design and manufacturing leverage approach allows us to deliver a portfolio of disk drive products to service a wide range of electronic data storage applications and a wide range of industries.

SEAGATE TECHNOLOGY PLC

  Disk Drive Performance

        Disk drive performance is commonly differentiated by six key characteristics:

  •
  storage capacity, commonly expressed in gigabytes (GB) or terabytes (TB), which is the amount of data that can be stored on the disk;

  •
  spindle rotation speed, commonly expressed in revolutions per minute (RPM), which has an effect on speed of access to data;

  •
  interface transfer rate, commonly expressed in megabytes per second, which is the rate at which data moves between the disk drive and the computer controller;

  •
  average seek time, commonly expressed in milliseconds, which is the time needed to position the heads over a selected track on the disk surface;

  •
  data transfer rate, commonly expressed in megabytes per second, which is the rate at which data is transferred to and from the disk; and

  •
  product quality and reliability, commonly expressed in annualized return rates.

  Areal Density

        Areal density is a measure of storage capacity per square inch on the recording surface of a disk. The capacity of a disk drive is determined by the number of disks it contains as well as the areal density capability of these disks. We have been pursuing, and will continue to pursue, a number of technologies to increase areal densities across the entire range of our products for expanding disk drive capacities and reducing the number of disks and heads per drive to further reduce product costs.

Manufacturing

        Disk drive manufacturers are distinguished by their level of vertical integration, which is the degree to which they control the design and manufacture of the technology used in their products and by whether they are captive, producing disk drives for their own computer systems, or independent, producing disk drives as a stand-alone product.

        Vertically integrated hard drive manufacturers design and produce their own read/write heads and recording media, which are critical technologies for disk drives. This integrated approach enables manufacturers to lower costs and to improve the functionality of components so that they work together efficiently. In contrast, manufacturers that are not integrated purchase most of their components from third-party suppliers, upon whom they depend for key elements of their technological innovation and differentiation. This can limit their ability to coordinate technology roadmaps and optimize the component design process for manufacturing efficiency and product reliability while making them reliant on the technology investment decisions of their suppliers. Independent manufacturers can enjoy a competitive advantage over captive manufacturers in working with OEMs because they do not compete with OEMs for computer system sales. We believe the competitive dynamics of the disk drive industry favor vertically integrated, independent manufacturers with the scale to make substantial technology investments and apply them across a broad product portfolio and set of customers.

        We pursue a vertically integrated business strategy based on the ownership of critical component technologies, allowing us to maintain control over our product roadmap and component cost, quality and availability. We believe that because of our vertical design and manufacturing strategy, we are well suited to meet the challenges posed by the close interdependence of components for disk drives. Our

SEAGATE TECHNOLOGY PLC

manufacturing efficiency and flexibility are critical elements of our integrated business strategy. We continuously seek to improve our manufacturing efficiency and cost by:

  •
  employing manufacturing automation to enhance our efficiency;

  •
  improving product quality and reliability and reducing costs;

  •
  integrating our supply chain with suppliers and customers to enhance our demand visibility and reduce our working capital requirements;

  •
  coordinating between our manufacturing group and our research and development organization to rapidly achieve volume manufacturing; and

  •
  rationalizing the facilities we operate and reducing the number of personnel we employ.

        A vertically integrated model, however, tends to have less flexibility when demand moderates as it exposes us to higher unit costs as capacity utilization is not optimized.

        Due to the significant challenges posed by the need to continually innovate and improve manufacturing efficiency and the continued demands on capital and research and development investments required to do so, the disk drive industry has undergone significant consolidation as disk drive manufacturers and component manufacturers merged with other companies or exited the industry. The increasing technological challenges, associated levels of investment and competitive necessity of large-scale operations may also drive future industry consolidation. Additionally, we may in the future face indirect competition from customers who from time to time evaluate whether to offer electronic data storage products that may compete with our products.

  Components and Raw Materials

        All of our disk drive products incorporate certain components, including a head disk assembly and a printed circuit board mounted to the head disk assembly, which are sealed inside a rigid base and top cover containing the recording components in a contamination controlled environment. We maintain a highly integrated approach to our business by designing and manufacturing a significant portion of the components we view as critical to our products, such as recording heads and media.

        Read/Write Heads.    The function of the read/write head is to scan across the disk as it spins, magnetically recording or reading information. The tolerances of recording heads are extremely demanding and require state-of-the-art equipment and processes. Our read/write heads are manufactured with thin-film and photolithographic processes similar to those used to produce semiconductor integrated circuits, though challenges in magnetic film properties and topographical structures are unique to the disk drive industry. We perform all primary stages of design and manufacture of read/write heads at our facilities. We use a combination of internally manufactured and externally sourced read/write heads, the mix of which varies based on product mix, technology and our internal capacity levels.

        Media.    Information is written to the media, or disk, as it rotates at very high speeds past the read/write head. The media is made from non-magnetic material, usually aluminum alloy or glass, and is coated with a thin layer of magnetic material. We use a combination of internally manufactured and externally sourced finished media and aluminum substrates, the mix of which varies based on product mix, technology and our internal capacity levels. We purchase all of our glass substrates from third parties, which we use in the disk drives we make for mobile products.

        Printed Circuit Board Assemblies.    The printed circuit board assemblies (PCBAs) are comprised of standard and custom ASICs and ancillary electronic control chips. The ASICs control the movement of

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data to and from the read/write heads and through the internal controller and interface, which communicates with the host computer. The ASICs and control chips form electronic circuitry that delivers instructions to a head positioning mechanism called an actuator to guide the heads to the selected track of a disk where the data is recorded or retrieved. Disk drive manufacturers use one or more industry standard interfaces such as serial advanced technology architecture (SATA); small computer system interface (SCSI); serial attached SCSI (SAS); or Fibre Channel (FC) to communicate to the host systems. We outsource to third parties the manufacture and assembly of the PCBAs used in our disk drives. We do not manufacture any ASICs, but we participate in their proprietary design.

        Head Disk Assembly.    The head disk assembly consists of one or more disks attached to a spindle assembly powered by a spindle motor that rotates the disks at a high constant speed around a hub. Read/write heads, mounted on an arm assembly, similar in concept to that of a record player, fly extremely close to each disk surface and record data on and retrieve it from concentric tracks in the magnetic layers of the rotating disks. The read/write heads are mounted vertically on an E-shaped assembly (E-block) that is actuated by a voice-coil motor to allow the heads to move from track to track. The E-block and the recording media are mounted inside the head disk assembly. We purchase spindle motors from outside vendors and from time to time participate in the design of the motors that go into our products.

        Disk Drive Assembly.    Following the completion of the head disk assembly, it is mated to the PCBA, and the completed unit goes through extensive defect mapping and testing prior to packaging and shipment. Disk drive assembly and test operations occur primarily at facilities located in China and Thailand. We perform subassembly and component manufacturing operations at our facilities in China, Malaysia, Northern Ireland, Singapore, Thailand and in the United States in Minnesota. In addition, third parties manufacture and assemble components for us in various Asian countries, including China, Japan, South Korea, Malaysia, the Philippines, Singapore, Taiwan, Thailand and Vietnam, in Europe and in the United States.

        Suppliers of Components and Industry Constraints.    Due to industry consolidation, there are a limited number of independent suppliers of components, such as recording heads and media, available to disk drive manufacturers. Vertically integrated disk drive manufacturers, who manufacture their own components, are less dependent on external component suppliers than less vertically integrated disk drive manufacturers.

        Commodity and Other Manufacturing Costs.    The production of disk drives requires rare earth elements, precious metals, scarce alloys and industrial commodities, which are subject to fluctuations in prices and the supply of which has at times been constrained. During the latter part of fiscal year 2011, the industry experienced significant increases in the costs of rare earth elements, which are used in magnets as well as in the process for polishing glass substrates. In addition to increased costs of components and commodities, volatility in fuel costs may also increase our costs related to commodities, manufacturing and freight. As a result, we may increase our use of ocean shipments to help offset any increase in freight costs.

Products

        We offer a broad range of disk drive products for the enterprise, client compute and client non-compute market applications. We offer more than one product within each product family and differentiate products on the basis of price, performance, form factor, capacity, interface, power consumption efficiency, security features like full disk encryption and other customer integration requirements. Our industry is characterized by continuous and significant advances in technology which contribute to rapid product life cycles. We list our main current product offerings below.

SEAGATE TECHNOLOGY PLC

  Enterprise Storage

        Cheetah SCSI/SAS/Fibre Channel Family.    Our Cheetah 3.5-inch disk drives ship in 10,000 and 15,000 RPM and in storage capacities ranging from 73GB to 600GB. Commercial uses for Cheetah disk drives include Internet and e-commerce servers, data mining and data warehousing, mainframes and supercomputers, department/enterprise servers and workstations, transaction processing, professional video and graphics and medical imaging.

        Savvio SCSI/SAS/Fibre Channel Family.    We are currently shipping our fifth generation Savvio 2.5-inch enterprise disk drive featuring increased throughput and improved energy efficiency, targeted at space optimized enterprise storage systems. Our Savvio disk drives ship in 10,000 and 15,000 RPM and in storage capacities ranging from 73GB to 900GB. We believe that end-user customers are increasingly adopting the smaller 2.5-inch form factor enterprise class disk drives, which allow the installation of more disk drives per square foot, thus facilitating faster access to data.

        Constellation ES SATA Family.    Our Constellation disk drives ship in both 2.5-inch and 3.5-inch and in storage capacities of up to 1TB and 3TB, respectively, at 7,200 RPM. The Constellation is designed for reference data environments that require high capacity, enterprise reliability, energy efficiency and optional security.

        Pulsar Family.    Our Pulsar family of products are performance-optimized solid state drives for high-value, critical data, requiring enterprise class endurance and reliability in capacities ranging from 50GB to 800GB.

  Client Compute

        Momentus ATA/SATA Family.    Our Momentus family of disk drives for mobile computing disk drive products ship in 5,400 and 7,200 RPM and in capacities ranging from 160GB to 1 TB. Momentus disk drives are used in notebooks for business, government, education and consumer applications. Consumer uses for Momentus disk drives also include tablets and digital audio applications. Our Momentus 7200.4 is a 7,200 RPM disk drive for high-performance notebooks. In addition, we are the industry leader in shipments of hybrid drives into the notebook market with our Momentus XT product line. Hybrid disk drives incorporate both a hard disk drive and NAND flash storage. The benefits of such drives are improved performance over hard disk drives, as well as higher capacity and lower cost compared to SSDs alone.

        Barracuda ATA/SATA Family.    Our Barracuda 3.5-inch disk drives ship in 5,400 and 7,200 RPM and in storage capacities of up to 2TB. Barracuda disk drives are designed for applications such as PCs, workstations and personal external storage devices.

  Client Non-Compute

        Pipeline HD and DB35 SATA Family.    We sell our 3.5-inch Pipeline HD and DB35 disk drives primarily for use in DVRs. These disk drives are optimized for leading-edge digital entertainment and range from 160GB to 2TB.

        Pipeline Mini SATA Family.    We sell our 2.5-inch, 5,400 RPM Pipeline Mini disk drives, with capacities ranging from 160GB up to 500GB, for use in low-profile DVRs, gaming consoles, home entertainment devices and small footprint media PCs.

        We ship external backup storage solutions under our Free Agent Go™ and Free Agent Go Flex™ product lines. Both of these product lines utilize our 3.5-inch and 2.5-inch disk drives, which are available in capacities up to 3TB and 1TB, respectively.

SEAGATE TECHNOLOGY PLC

Customers

        We sell our disk drives to major OEMs, distributors and retailers under our globally recognized brand names. We have longstanding relationships with many of our OEM customers, such as Hewlett-Packard Company, Dell Inc. and EMC Corporation.

        The following table summarizes our disk drive revenue by channel and by geography:

	Fiscal Years Ended
	1 July 2011	2 July 2010
Revenues by Channel (%)
OEM	69%	71%
Distributors	22%	21%
Retail	9%	8%
Revenues by Geography (%)
Americas	29%	26%
EMEA	20%	22%
Asia Pacific	51%	52%

        OEM customers typically enter into master purchase agreements with us. These agreements provide for pricing, volume discounts, order lead times, product support obligations and other terms and conditions. The term of these agreements is usually 6 to 24 months; however they are generally cancelable for convenience by either party upon written notice. Our product support obligations generally extend substantially beyond the term of these agreements. These master agreements typically do not commit the customer to buy any minimum quantity of products or create exclusive relationships. Deliveries are scheduled only after receipt of purchase orders. In addition, with limited lead-time, customers may cancel or defer most purchase orders without significant penalty. Anticipated orders from many of our customers have in the past failed to materialize or OEM delivery schedules have been deferred or altered as a result of changes in their business needs.

        Our distributors generally enter into non-exclusive agreements for the resale of our products. They typically furnish us with a non-binding indication of their near-term requirements and product deliveries are generally scheduled accordingly. The agreements and related sales programs typically provide the distributors with limited right of return and price protection rights. In addition, we offer sales programs to distributors on a quarterly and periodic basis to promote the sale of selected products in the sales channel.

        Our retail channel consists of our branded storage products sold to retailers either by us directly or by our distributors. Retail sales made by us or our distributors typically require greater marketing support, sales incentives and price protection periods.

        In fiscal year 2011, Hewlett-Packard Company accounted for approximately 15% of consolidated revenue, while Dell Inc. accounted for approximately 13% of consolidated revenue. In fiscal year 2010, Hewlett-Packard Company accounted for approximately 16% of consolidated revenue, while Dell Inc. accounted for approximately 11% of consolidated revenue. We have master purchase agreements in place with Hewlett-Packard Company and Dell Inc. that are cancelable for convenience by either party upon written notice, and do not require either customer to purchase any minimum or other specified quantity of our products. See "Principal Risks and Uncertainties—Risks Related to Our Business—Dependence on Key Customers—We may be adversely affected by the loss of, or reduced, delayed or cancelled purchases by, one or more of our larger customers."

SEAGATE TECHNOLOGY PLC

Competition

        The markets that we compete in are intensely competitive. Disk drive manufacturers not only compete for a limited number of major disk drive customers but also compete with other companies in the electronic data storage industry that provide alternative storage solutions, such as flash memory, tape, optical and SSDs. Some of the principal factors used by customers to differentiate among electronic data storage solutions manufacturers are storage capacity, price per unit and price per gigabyte, storage/retrieval access times, data transfer rates, product quality and reliability, supply continuity, form factor, warranty and brand. We believe that our disk drive products are competitive with respect to each of these factors in the markets that we currently address.

        We summarize below our principal disk drive competitors, other competitors, the effect of competition on price erosion for our products, product life cycles and technology.

        Principal Disk Drive Competitors.    We have experienced and expect to continue to experience intense competition from a number of domestic and foreign companies, some of which have greater financial and other resources than we have. These competitors include independent disk drive manufacturers such as Western Digital Corporation, as well as large captive manufacturers such as Hitachi Global Storage Technologies, Samsung Electronics Co., Ltd. and Toshiba Corporation. Because these captive manufacturers produce complete computer systems and other non-compute consumer electronics and mobile devices, they can derive a greater portion of their operating margins from other components, which may reduce their need to realize a profit on the disk drives included in their computer systems and may allow them to sell disk drives to third parties at very low margins. Many captive manufacturers are also formidable competitors because they have more resources and greater access to their internal customers than we do. In addition, competitors such as Samsung Electronics Co., Ltd. and Toshiba Corporation are increasingly integrating other storage technologies such as flash memory, hybrid disk drives and SSDs into their product offerings. Not only may they be willing to sell their disk drives at a lower margin to advance their overall business strategy, their portfolio may allow them to be indifferent to which technology prevails over the other as they can offer a broad range of storage media and solutions and focus on those with lowest costs and greatest sales. In addition to competing with our disk drive competitors, we also compete with companies such as Iomega Corporation (an EMC company) and LaCie S.A. that purchase disk drives from us and our competitors for use in their branded storage products.

        Other Competitors.    We also are experiencing competition from companies that provide alternative storage technologies such as flash memory and SSDs. In the flash memory market, primarily used in lower capacity handheld devices, our principal competitors include Micron Technology, Inc., Samsung Electronics Co., Ltd., SanDisk Corporation and Toshiba Corporation. In enterprise applications, where SSDs are used for rapid processing and high volume transactions, our principal SSD competitors include Hitachi Global Storage Technologies, Intel Corporation and STEC Inc., with others expected to enter in the near future.

        Price Erosion.    Our industry has been characterized by price declines for disk drive products with comparable capacity, performance and feature sets ("like-for-like products"). Price declines for like-for-like products ("price erosion") are more pronounced during periods of:

  •
  economic contraction or industry consolidation in which competitors may use discounted pricing to attempt to maintain or gain market share;

  •
  few new product introductions when multiple competitors have comparable or alternative product offerings;

SEAGATE TECHNOLOGY PLC

  •
  temporary imbalances between industry supply and demand; and

  •
  seasonally weaker demand, which may cause excess supply.

        Disk drive manufacturers typically attempt to offset price erosion with an improved mix of disk drive products characterized by higher capacity, better performance and additional feature sets and/or product cost reductions.

        We expect price erosion in our industry to continue. To remain competitive, we believe it is necessary for industry participants to continue to introduce new product offerings that utilize advanced technologies ahead of the competition in order to take advantage of potentially higher initial profit margins and reduced cost structures on these new products.

        Product Life Cycles and Changing Technology.    Our industry has been characterized by significant advances in technology, which have contributed to rapid product life cycles. As a result, success in our industry has been dependent to a large extent on the ability to be the first-to-market with new products, allowing those disk drive manufacturers who introduce new products first to benefit from improved product mix, favorable profit margins and less pricing pressure until comparable products are introduced. Also, because our industry is characterized by continuous price erosion, the existence of rapid product life cycles has necessitated quick achievement of product cost effectiveness. Changing technology also necessitates on-going investments in research and development, which may be difficult to recover due to rapid product life cycles and economic declines. Further, there is a continued need to successfully execute product transitions and new product introductions, as factors such as quality, reliability and manufacturing yields become of increasing competitive importance.

Seasonality

        The disk drive industry traditionally experiences seasonal variability in demand with higher levels of demand in the second half of the calendar year. This seasonality is driven by consumer spending in the back-to-school season from late summer to fall and the traditional holiday shopping season from fall to winter. In addition, corporate demand is typically higher during the second half of the calendar year. However, with volatility in fuel costs, the industry may be experiencing higher levels of demand earlier in the calendar year as customers attempt to take advantage of less expensive modes of transportation, which generally require longer lead times.

Patents and Licenses

        As of 1 July 2011, we had 4,370 U.S. patents and 553 patents issued in various foreign jurisdictions as well as 1,093 U.S. and 444 foreign patent applications pending. The number of patents and patent applications will vary at any given time as part of our ongoing patent portfolio management activity. Due to the rapid technological change that characterizes the electronic data storage industry, we believe that, in addition to patent protection, the improvement of existing products, reliance upon trade secrets, protection of unpatented proprietary know-how and development of new products are also important to our business in establishing and maintaining a competitive advantage. Accordingly, we intend to continue our efforts to broadly protect our intellectual property, including obtaining patents, where available, in connection with our research and development program.

        The electronic data storage industry is characterized by significant litigation relating to patent and other intellectual property rights. Because of rapid technological development in the electronic data storage industry, some of our products have been, and in the future could be, alleged to infringe existing patents of third parties. From time to time, we receive claims that our products infringe patents of third parties. Although we have been able to resolve some of those claims or potential claims by obtaining

SEAGATE TECHNOLOGY PLC

licenses or rights under the patents in question without a material adverse affect on us, other claims have resulted in adverse decisions or settlements. In addition, other claims are pending, which if resolved unfavorably to us could have a material adverse effect on our business and results of operations. For more information on these claims, see Note 13, Legal, Environmental, and Other Contingencies in the notes to the Consolidated Financial Statements. The costs of engaging in intellectual property litigation in the past have been, and in the future may be, substantial, irrespective of the merits of the claim or the outcome. We have patent licenses with a number of companies. Additionally, as part of our normal intellectual property practices, we may be engaged in negotiations with other major electronic data storage companies and component manufacturers with respect to patent licenses.

Backlog

        In view of our customers' rights to cancel or defer orders with little or no penalty, we believe backlog in the disk drive industry is of limited indicative value in estimating future performance and results.

Environmental Matters

        Our operations are subject to U.S. and foreign laws and regulations relating to the protection of the environment, including those governing discharges of pollutants into the air and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. Some of our operations require environmental permits and controls to prevent and reduce air and water pollution, and these permits are subject to modification, renewal and revocation by issuing authorities.

        We have established environmental management systems and continually update our environmental policies and standard operating procedures for our operations worldwide. We believe that our operations are in material compliance with applicable environmental laws, regulations and permits. We budget for operating and capital costs on an ongoing basis to comply with environmental laws. If additional or more stringent requirements are imposed on us in the future, we could incur additional operating costs and capital expenditures.

        Some environmental laws, such as the Comprehensive Environmental Response Compensation and Liability Act of 1980 (as amended, the "Superfund" law) and its state equivalents, can impose liability for the cost of cleanup of contaminated sites upon any of the current or former site owners or operators or upon parties who sent waste to these sites, regardless of whether the owner or operator owned the site at the time of the release of hazardous substances or the lawfulness of the original disposal activity. We have been identified as a potentially responsible party at several sites. At each of these sites, we have an assigned portion of the financial liability based on the type and amount of hazardous substances disposed of by each party at the site and the number of financially viable parties. We have fulfilled our responsibilities at some of these sites and remain involved in only a few sites at this time.

        While our ultimate costs in connection with these sites is difficult to predict with complete accuracy, based on our current estimates of cleanup costs and our expected allocation of these costs, we do not expect costs in connection with these sites to be material.

        We may be subject to various state, federal and international laws and regulations governing the environment, including those restricting the presence of certain substances in electronic products. For example, the European Union ("EU") enacted the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, which prohibits the use of certain substances, including lead, in certain products, including disk drives, put on the market after 1 July 2006. Similar

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legislation has been or may be enacted in other jurisdictions, including in the United States, Canada, Mexico, Taiwan, China, Japan and others. The European Union REACH Directive (Registration, Evaluation, Authorization, and restriction of Chemicals, EC 1907/2006) also restricts substances of very high concern (SVHCs) in products.

        If we or our suppliers fail to comply with the substance restrictions, recycle requirements or other environmental requirements as they are enacted worldwide, it could have a materially adverse effect on our business.

Employees

        At 1 July 2011, we employed approximately 52,700 employees, temporary employees and contractors worldwide, of which approximately 45,500 employees were located in our Asian operations. We believe that our future success will depend in part on our ability to attract and retain qualified employees at all levels. We believe that our employee relations are good.

REVIEW OF THE PERFORMANCE OF THE BUSINESS

Fiscal Year 2011 Summary

        Revenues for fiscal year 2011 were $11.0 billion which represented a 4% decrease in revenues from $11.4 billion in the prior fiscal year. Gross margin as a percentage of revenue decreased to 20% from 28% in the prior fiscal year. We shipped 199 million units during fiscal year 2011, which represents 3% growth over the prior fiscal year. The decline in revenue reflects the cumulative effect of the competitive pricing environment the industry experienced during the middle of calendar year 2010, partially offset by an industry-wide supply constraint experienced in the second half of fiscal year 2011 in what we believed to be a reaction to possible supply chain disruptions stemming from the earthquake and tsunami in Japan. The decline in gross margin reflects the effects of price erosion as well as the timing in which we were able to achieve increased manufacturing yields.

        We generated operating cash flow of $1.3 billion, used approximately $822 million to repurchase 56.8 million of our ordinary shares and used $843 million for capital expenditures. In 2011, we issued $1.3 billion in new long-term debt and we repaid approximately $377 million in existing long-term debt.

  Pending Transaction with Samsung

        On 19 April 2011, we entered into an Asset Purchase Agreement with Samsung, a company organized under the laws of the Republic of Korea, pursuant to which we will acquire certain assets and assume certain liabilities of Samsung relating to the research and development, manufacture and sale of hard-disk drives. Under the terms of the agreement, Samsung will receive consideration comprised of $687.5 million in cash and approximately 45.2 million of our ordinary shares.

        The agreement has no financing contingencies, and is subject to customary closing conditions, including review by U.S. and international regulators. The agreement contains certain termination rights for Samsung and provides that a specified fee must be paid by us to Samsung in connection with certain termination events. In certain specified circumstances, we must pay Samsung a termination fee of $72.5 million (generally if the transaction has not been consummated and the requisite regulatory approvals have not been obtained by the Expiration Date of 31 December 2011, which may be extended in certain circumstances to 31 March 2012). If regulatory approvals have been obtained but the transaction has not been consummated by the Expiration Date, then in certain specified circumstances we must pay Samsung a termination fee of $82.5 million (generally if we are in breach of the agreement and legal remedies are not awarded to Samsung).

SEAGATE TECHNOLOGY PLC

        On 20 May 2011, we received a request for additional information from the U.S. Federal Trade Commission (the "FTC") in connection with the FTC's review of the pending transaction. On 30 May 2011, we received notification from the European Commission (the "EC") that the EC has decided to seek more information regarding the pending transaction. We are in the process of gathering information to respond to both the FTC and the EC, however, we continue to believe the transaction will close by the end of calendar year 2011.

Results of Operations

        The following table summarizes information from our consolidated profit and loss account by dollars and as a percentage of revenue:

	Fiscal Years Ended
(US dollars in millions)	1 July 2011	2 July 2010
Revenue	$10,971	$11,395
Cost of revenue	8,825	8,191

Gross margin	2,146	3,204
Product development	875	877
Marketing and administrative	445	437
Amortization of intangibles	2	27
Restructuring and other, net	18	66
Impairment of other long-lived assets, net of recoveries	—	57

Income (loss) from operations	806	1,740
Other income and charges, net	(227)	(171)

Income (loss) before income taxes	579	1,569
Provision for (benefit from) income taxes	68	(40)

Net income (loss)	$511	$1,609

(as a percentage of Revenue)	1 July 2011	2 July 2010
Revenue	100%	100%
Cost of revenue	80	72

Gross margin	20	28
Product development	8	8
Marketing and administrative	4	4
Amortization of intangibles	—	—
Restructuring and other, net	—	1
Impairment of other long-lived assets, net of recoveries	—	—

Income (loss) from operations	7	15
Other income and charges, net	(2)	(1)

Income (loss) before income taxes	5	14
Provision for (benefit from) income taxes	—	—

Net income (loss)	5%	14%

SEAGATE TECHNOLOGY PLC

        The following table summarizes information regarding volume shipments, average selling prices (ASPs) and revenues by channel and geography:

	Fiscal Years Ended
(In millions, except percentages and ASPs)	1 July 2011	2 July 2010
Net Revenue	$10,971	$11,395
Unit Shipments:
Enterprise	29.1	25.4
Client Compute	132.3	135.0
Client Non-Compute	37.6	32.8

Total Units Shipped	199.0	193.2
ASPs (per unit)	$54	$58
Revenues by Channel (%)
OEM	69%	71%
Distributors	22%	21%
Retail	9%	8%
Revenues by Geography (%)
Americas	29%	26%
EMEA	20%	22%
Asia Pacific	51%	52%

  Revenue

	Fiscal Years Ended
			Change
	1 July 2011	2 July 2010
(US dollars in millions)			$	%
Revenue	$10,971	$11,395	$(424)	(4)%

        Revenue in fiscal year 2011 decreased approximately 4%, or $424 million, from fiscal year 2010. Units shipped increased 3% or 6 million units from fiscal year 2010. This decrease in revenue was due to the cumulative effect of the competitive pricing environment the industry experienced, partially offset by industry-wide supply constraints.

        We maintain various sales programs such as point-of-sale rebates, sales price adjustments and price protection, aimed at increasing customer demand. We exercise judgment in formulating the underlying estimates related to distributor and retail inventory levels, sales program participation and customer claims submittals in determining the provision for such programs. Sales programs recorded as contra revenue were approximately 8% and 6% of our gross revenue for fiscal years 2011 and 2010, respectively.

  Gross Margin

	Fiscal Years Ended
			Change
	1 July 2011	2 July 2010
(US dollars in millions)			$	%
Cost of revenue	$8,825	$8,191	$634	8%
Gross margin	$2,146	$3,204	$(1,058)	(33)%
Gross margin percentage	20%	28%

SEAGATE TECHNOLOGY PLC

        For fiscal year 2011, gross margin as a percentage of revenue decreased to 20% from 28% in the prior fiscal year, primarily due to price erosion. In addition, gross margin was negatively impacted by delays in ramping to maturity for new products, which unfavorably affected our manufacturing yields.

  Operating Expenses

	Fiscal Years Ended
			Change
	1 July 2011	2 July 2010
(US dollars in millions)			$	%
Product development	$875	$877	$(2)	—%
Marketing and administrative	445	437	8	2%
Amortization of intangibles	2	27	(25)	(93)%
Restructuring and other, net	18	66	(48)	(73)%
Impairment of other long-lived assets, net of recoveries	—	57	(57)	(100)%

Operating expenses	$1,340	$1,464	$(124)

        Product Development Expense.    Product development expenses for fiscal year 2011 were relatively flat from fiscal year 2010, reflecting a $28 million decrease in variable performance-based compensation, offset by an $18 million increase in spending for new programs and an $8 million decrease in research grants.

        Marketing and Administrative Expense.    The increase in Marketing and administrative expenses for fiscal year 2011 compared to fiscal year 2010 was due to a $13 million increase related to Samsung acquisition expenses, $10 million increase in litigation related expenses, and a net $11 million reduction in total compensation expenses, part of which included a $23 million decrease in variable performance-based compensation.

        Amortization of Intangibles.    Amortization of intangibles for fiscal year 2011 decreased approximately 93% from fiscal year 2010 as certain intangibles relating to the MetaLINCS, Inc. acquisitions have been fully amortized.

        Restructuring and Other, net.    During fiscal year 2011, we recorded restructuring and other charges of $18 million primarily associated with previously announced restructuring activities. Restructuring and Other, net decreased approximately $48 million when compared to the prior fiscal year, which included a $39 million charge for our AMK restructuring plan announced in August 2009 and an $18 million charge related to our Pittsburgh, Pennsylvania facility.

        Impairment of Long-Lived Assets.    During fiscal year 2011, we did not record any impairment charge related to our long-lived assets. Impairment of long-lived assets decreased approximately $57 million when compared to the prior fiscal year, which included an impairment charge to adjust the carrying value of certain assets held for sale to their estimated fair value, less cost to sell.

  Other Income and Charges, net

	Fiscal Years Ended
(Dollars in millions)	July 1, 2011	July 2, 2010	Change	% Change
Other expense, net	$(227)	$(171)	$(56)	33%

SEAGATE TECHNOLOGY PLC

        The change in Other expense, net for fiscal year 2011 compared to fiscal year 2010 was primarily due to a $40 million increase in interest expense resulting from higher average debt balances and $24 million in losses related to the redemption of debt.

  Income Taxes

	Fiscal Years Ended
(Dollars in millions)	July 1, 2011	July 2, 2010	Change	% Change
Provision for (benefit from) income taxes	$68	$(40)	$108	270%

        We recorded an income tax provision of $68 million for fiscal year 2011 compared to an income tax benefit of $40 million for fiscal year 2010. Our fiscal year 2011 provision for income taxes included non-U.S. income taxes recorded for increases in income tax reserves for non-U.S. income tax positions taken in prior fiscal years, partially offset by tax benefits recorded for the release of income tax reserves associated with settlements of income tax audits and the expiration of certain statutes of limitation. Our fiscal year 2010 income tax benefit included $55 million of deferred tax benefit from the reversal of a portion of the U.S. valuation allowance recorded in earlier years.

        Our Irish tax resident parent holding company owns various U.S. and non-U.S. subsidiaries that operate in multiple non-Irish tax jurisdictions. Our worldwide operating income is either subject to varying rates of tax or is exempt from tax due to tax holidays or tax incentive programs we operate under in Malaysia, Singapore, Switzerland and Thailand. These tax holidays or incentives are scheduled to expire in whole or in part at various dates through 2020.

        Our income tax provision recorded for fiscal year 2011 differed from the provision for income taxes that would be derived by applying the Irish statutory rate of 25% to income before income taxes primarily due to the net effect of (i) tax benefits related to non-U.S. earnings generated in jurisdictions that are subject to tax holidays or tax incentive programs and are considered indefinitely reinvested outside of Ireland, (ii) income tax expense related to intercompany transactions, (iii) a decrease in valuation allowance for certain deferred tax assets, and (iv) non-U.S. losses with no tax benefit. Our benefit for income taxes recorded for the comparative fiscal year ended 2 July 2010 differed from the provision (benefit) for income taxes that would be derived by applying the Irish statutory rate of 25% to income before income taxes primarily due to the net effect of (i) tax benefits related to non-U.S. earnings generated in jurisdictions that are subject to tax holidays or tax incentive programs and are considered indefinitely reinvested outside of Ireland, (ii) a decrease in valuation allowance for certain deferred tax assets, (iii) non-U.S. losses with no tax benefit, and (iv) tax expense related to intercompany transactions.

        Based on our non-U.S. ownership structure and subject to (i) potential future increases in our valuation allowance for deferred tax assets; and (ii) a future change in our intention to indefinitely reinvest earnings from our subsidiaries outside of Ireland, we anticipate that our effective tax rate in future periods will generally be less than the Irish statutory rate.

        At 1 July 2011, our deferred tax asset valuation allowance was approximately $1.1 billion.

        At 1 July 2011, we had net deferred tax assets of $462 million. The realization of $455 million of these deferred tax assets is primarily dependent on our ability to generate sufficient U.S. and certain non-U.S. taxable income in future periods. Although realization is not assured, we believe that it is more likely than not that these deferred tax assets will be realized. The amount of deferred tax assets considered realizable, however, may increase or decrease in subsequent periods when we re-evaluate the underlying basis for our estimates of future U.S. and certain non-U.S. taxable income.

SEAGATE TECHNOLOGY PLC

        Approximately $364 million and $90 million of our U.S. net operating loss and tax credit carry forwards, respectively, are subject to an aggregate annual limitation of $45 million pursuant to U.S. tax law.

        As of 1 July 2011 and 2 July 2010, we had approximately $128 million and $115 million, respectively, in unrecognized tax benefits excluding interest and penalties. The unrecognized tax benefits that, if recognized, would impact the effective tax rate were $128 million and $115 million as of 1 July 2011 and 2 July 2010, respectively, subject to certain future valuation allowance reversals.

        It is our policy to include interest and penalties related to unrecognized tax benefits in the provision for taxes on the Consolidated Profit and Loss Account. During fiscal year 2011, we recognized a net expense for interest and penalties of less than $1 million as compared to a net benefit of $1 million during fiscal year 2010. As of 1 July 2011, we had $15 million of accrued interest and penalties related to unrecognized tax benefits which remain unchanged from fiscal year 2010.

        During the fiscal year ended 1 July 2011, our unrecognized tax benefits excluding interest and penalties increased by approximately $13 million primarily due to (i) reductions associated with the expiration of certain statutes of limitation of $10 million, (ii) reductions associated with effectively settled positions of $21 million, (iii) increases associated with the election to expense foreign tax credits of $1 million, (iv) increases in current year unrecognized tax benefits of $13 million (v) increases in prior year of unrecognized tax benefits of $26 million, and (vi) increases from other activity, including non-U.S. exchange losses, of $4 million.

        During the 12 months beginning 1 July 2011, we expect to reduce our unrecognized tax benefits by approximately $10 million as a result of the expiration of certain statutes of limitation and resolution of issues with relevant authorities. We do not believe it is reasonably possible that other unrecognized tax benefits will materially change in the next 12 months.

        We are subject to taxation in many jurisdictions globally and are required to file U.S. federal, U.S. state, and non-U.S income tax returns. In May 2011, the U.S. Internal Revenue Service (IRS) completed its field examination of our U.S. federal income tax returns for fiscal years ending in 2005 through 2007. The IRS issued a Revenue Agent's Report and proposed certain adjustments. We are currently contesting certain of these proposed adjustments through the IRS Appeals Office. We believe that the resolution of these disputed issues will have no material impact on our financial statements.

        With respect to U.S. state and non-U.S. income tax returns, we are generally no longer subject to tax examinations for years prior to fiscal year 2003. We are also no longer subject to tax examination of U.S. federal income tax returns for years prior to fiscal year 2005.

PRINCIPAL RISKS AND UNCERTAINTIES

        The Company's operations expose it to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the following:

Risks Related to our Business

         Macroeconomic Conditions—Changes in the macroeconomic environment have, and may continue to, negatively impact our results of operations.

        Due to the continuing uncertainty about current macroeconomic conditions, we believe our customers may postpone spending in response to tighter credit, unemployment, negative financial news and/or declines in income or asset values, which could have a material adverse effect on the demand

SEAGATE TECHNOLOGY PLC

for our products. Other factors that could influence demand include conditions in the residential real estate and mortgage markets, labor and healthcare costs, access to credit, consumer confidence and other macroeconomic factors affecting consumer spending behavior. These and other economic factors could have a material adverse effect on demand for our products and on our financial condition and operating results.

        In addition, the capital and credit markets continue to experience some measure of volatility and disruption, resulting in a tightening in the credit markets, a low level of liquidity in many financial markets and reduced stability in fixed income, credit, currency and equity markets. There could be a number of follow-on effects from the credit crisis on our business including our customers being less able to obtain financing to purchase our products.

         Competition—Our industry is highly competitive and our products have experienced and will continue to experience significant price erosion and market share variability.

        The disk drive industry is intensely competitive and vendors typically experience substantial price erosion over the life of a product. Our competitors have historically offered existing products at lower prices as part of a strategy to gain or retain market share and customers, and we expect these practices to continue. We will need to continually reduce our prices for existing products to retain our market share, which could adversely affect our results of operations.

        We believe price erosion and market share variability will continue, as the industry engages in aggressive pricing actions targeted to shift customer demand to offset lower demand due to the deterioration in business and economic conditions.

        Our ability to offset the effect of price erosion through new product introductions at higher average prices is diminished to the extent competitors introduce products into particular markets ahead of our similar, competing products. This risk is particularly pronounced in markets where we have experienced lower market share, as is the case in the market for 2.5-inch ATA products. Our ability to offset the effect of price erosion is also diminished during times when product life cycles for particular products are extended, allowing competitors more time to enter the market.

        The growth of sales to distributors that serve producers of non-branded products in the personal storage sector may also contribute to increased price erosion. These customers generally have limited product qualification programs, which increases the number of competing products available to satisfy their demand. As a result, purchasing decisions for these customers are based largely on price and terms. Any increase in our average price erosion would have an adverse effect on our results of operations.

        Additionally, a significant portion of our success in the past has been a result of increasing our market share at the expense of our competitors, particularly in enterprise markets. Market share for our products can be negatively affected by our customers' diversifying their sources of supply as our competitors enter the market for particular products, as well as by our ability to ramp volume production of new product offerings. When our competitors successfully introduce product offerings that are competitive with our recently introduced products, our customers may quickly diversify their sources of supply. Any significant decline in our market share in any of our principal market applications would adversely affect our results of operations.

SEAGATE TECHNOLOGY PLC

         Principal Competitors—We compete with both independent manufacturers, whose primary focus is producing technologically advanced disk drives, and captive manufacturers, who do not depend solely on sales of disk drives to maintain their profitability.

        We have experienced and expect to continue to experience intense competition from a number of domestic and foreign companies, including other independent disk drive manufacturers, and large captive manufacturers. The term "independent" in this context refers to manufacturers that primarily produce disk drives as a stand-alone product, such as Western Digital Corporation, and the term "captive" in this context refers to manufacturers who themselves or through affiliated entities produce complete computer or other systems that contain disk drives or other electronic data storage products, such as Hitachi Global Storage Technologies, Samsung Electronics Incorporated and Toshiba Corporation.

        Captive manufacturers are formidable competitors because they have the ability to determine pricing for complete systems without regard to the margins on individual components. As components other than disk drives generally contribute a greater portion of the operating margin on a complete computer system than do disk drives, captive manufacturers do not necessarily need to realize a profit on the disk drives included in a complete computer system and, as a result, may be willing to sell disk drives to third parties at very low margins. Captive manufacturers are also formidable competitors because they have more substantial resources than we do. Samsung and Hitachi (together with affiliated entities) also sell other products to our customers, including critical components like flash memory, ASICs and flat panel displays, and may be willing to sell their disk drives at a lower margin to advance their overall business strategy. To the extent we are not successful competing with captive or independent disk drive manufacturers, our results of operations will be adversely affected.

        In response to customer demand for high-quality, high-volume and low-cost disk drives, manufacturers of disk drives have had to develop large, and in some cases global, production facilities with highly developed technological capabilities and internal controls. The development of these large production facilities combined with industry consolidation can further increase the intensity of competition.

        We also face indirect competition from present and potential customers who evaluate from time to time whether to manufacture their own disk drives or other electronic data storage products.

        We also experience competition from other companies that produce alternative storage technologies like flash memory, where increasing capacity, decreasing cost, energy efficiency and improvements in performance ruggedness have resulted in competition with our lower capacity, smaller form factor disk drives. While this competition has traditionally been in the markets for handheld consumer electronics applications, these competitors have announced solid state drives (SSDs) for tablet, notebook and enterprise compute applications. Some of these companies, like Samsung, also sell disk drives. Certain customers for both notebook and enterprise compute applications are evaluating and may adopt SSDs as alternatives to hard drives in certain applications.

         Volatility of Quarterly Results—Our quarterly results of operations fluctuate, sometimes significantly, from period to period, and may cause our share price to decline.

        In the past, our quarterly revenue and results of operations have fluctuated, sometimes significantly, from period to period. These fluctuations, which we expect to continue, may be occasioned by a variety of factors, including:

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  current uncertainty in global economic conditions may pose a risk to the overall economy;

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  adverse changes in the level of economic activity in the major regions in which we do business;

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  competitive pressures resulting in lower selling prices by our competitors targeted to encourage shifting of customer demand;

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  delays or problems in our introduction of new products, particularly new disk drives with lower cost structures, the inability to achieve high production yields or delays in customer qualification or initial product quality issues;

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  changes in purchasing patterns by our distributor customers;

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  increased costs or adverse changes in availability of supplies of raw materials or components;

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  the impact of corporate restructuring activities that we have and may continue to engage in;

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  changes in the demand for the computer systems, storage subsystems and consumer electronics that contain our disk drives, due to seasonality, economic conditions and other factors;

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  changes in purchases from period to period by our primary customers, particularly as our competitors are able to introduce and produce in volume competing disk drive solutions or alternative storage technology solutions, such as flash memory or SSDs;

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  shifting trends in customer demand which, when combined with overproduction of particular products, particularly when the industry is served by multiple suppliers, results in unfavorable supply/demand imbalances;

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  our high proportion of fixed costs, including research and development expenses;

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  announcements of new products, services or technological innovations by us or our competitors; and

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  adverse changes in the performance of our products.

        As a result, we believe that quarter-to-quarter comparisons of our revenue and results of operations may not be meaningful, and that these comparisons may not be an accurate indicator of our future performance. Our results of operations in one or more future quarters may fail to meet the expectations of investment research analysts or investors, which could cause an immediate and significant decline in the trading price of our ordinary shares.

         New Product Offerings—Market acceptance of new product introductions cannot be accurately predicted, and our results of operations will suffer if there is less demand for our new products than is anticipated.

        We are continually developing new products with the goal that we will be able to introduce technologically advanced and lower cost disk drives into the marketplace ahead of our competitors.

        The success of our new product introductions is dependent on a number of factors, including market acceptance, our ability to manage the risks associated with product transitions, the effective management of inventory levels in line with anticipated product demand and the risk that our new products will have quality problems or other defects in the early stages of introduction that were not anticipated in the design of those products. Accordingly, we cannot accurately determine the ultimate effect that our new products will have on our results of operations.

        In addition, the success of our new product introductions is dependent upon our ability to qualify as a primary source of supply with our OEM customers. In order for our products to be considered by our customers for qualification, we must be among the leaders in time-to-market with those new products. Once a product is accepted for qualification testing, any failure or delay in the qualification process or a requirement that we requalify can result in our losing sales to that customer until new products are introduced. The limited number of high-volume OEMs magnifies the effect of missing a

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product qualification opportunity. These risks are further magnified because we expect competitive pressures to result in declining sales, eroding prices, and declining gross margins on our current generation products. We cannot assure that we will be among the leaders in time-to-market with new products or that we will be able to successfully qualify new products with our customers in the future.

        If we cannot successfully deliver competitive products, our future results of operations may be adversely affected.

         Smaller Form Factor Disk Drives—If we do not continue to successfully market smaller form factor disk drives, our business may suffer.

        The disk drive industry is experiencing significant increases in sales of smaller form factor disk drives for an expanding number of applications, in particular notebook computers and consumer electronic devices, but also in personal computers and enterprise storage applications. Our future success will depend on our ability to develop and introduce smaller form factor drives at desired price and capacity points faster than our competitors.

        We have experienced competition from other companies that produce alternative storage technologies like solid state or flash memory, where increased capacity, improving cost, energy efficiency and performance ruggedness have resulted in flash memory largely replacing disk drives in handheld applications. We believe that the demand for disk drives to store or back up related media content from such handheld devices, however, continues to grow. While this competition has traditionally been limited to the markets for handheld consumer electronics applications, these competitors have announced SSDs for tablet, notebook and enterprise compute applications.

        If we do not suitably adapt our product offerings to successfully introduce additional smaller form factor disk drives or alternative storage products based on flash storage technology, or if our competitors are successful in achieving customer acceptance of SSD products for tablet, notebook and enterprise compute applications, then our customers may decrease the amounts of our products that they purchase, which would adversely affect our results of operations.

         Difficulty in Predicting Quarterly Demand—If we fail to predict demand accurately for our products in any quarter, we may not be able to recapture the cost of our investments.

        The disk drive industry operates on quarterly purchasing cycles, with much of the order flow in any given quarter typically coming at the end of that quarter. Our manufacturing process requires us to make significant product-specific investments in inventory in each quarter for that quarter's production. Since we typically receive the bulk of our orders late in a quarter after we have made our investments, there is a risk that our orders will not be sufficient to allow us to recapture the costs of our investment before the products resulting from that investment have become obsolete. We cannot assure you that we will be able to accurately predict demand in the future.

        The difficulty in forecasting demand also increases the difficulty in anticipating our inventory requirements, which may cause us to over-produce finished goods, resulting in inventory write-offs, or under-produce finished goods, affecting our ability to meet customer requirements. Additionally, the risk of inventory write-offs could increase if we were to continue to hold higher inventory levels. We cannot be certain that we will be able to recover the costs associated with increased inventory.

        Other factors that may negatively impact our ability to recapture the cost of investments in any given quarter include:

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  the impact of variable demand and an aggressive pricing environment for disk drives;

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  the impact of competitive product announcements and possible excess industry supply both with respect to particular disk drive products and with respect to competing alternative storage technology solutions such as SSDs in tablet, notebook and enterprise compute applications;

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  our inability to reduce our fixed costs to match sales in any quarter because of our vertical manufacturing strategy, which means that we make more capital investments than we would if we were not vertically integrated;

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  dependence on our ability to successfully qualify, manufacture and sell in increasing volumes on a cost-effective basis and with acceptable quality our disk drive products, particularly the new disk drive products with lower cost structures;

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  variations in the cost of components for our products, especially during periods when the U.S. dollar is relatively volatile as compared to other currencies;

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  uncertainty in the amount of purchases from our distributor customers who from time to time constitute a large portion of our total sales;

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  our product mix and the related margins of the various products;

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  accelerated reduction in the price of our disk drives due to technological advances and/or an oversupply of disk drives in the market and shifting trends in demand which can create supply and demand imbalances;

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  manufacturing delays or interruptions, particularly at our manufacturing facilities in China, Malaysia, Northern Ireland, Singapore, Thailand or the United States;

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  limited access to components that we obtain from a single or a limited number of suppliers;

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  the impact of changes in foreign currency exchange rates on the cost of producing our products and the effective price of our products to foreign consumers; and

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  operational issues arising out of the increasingly automated nature of our manufacturing processes.

         Dependence on Supply of Components, Equipment and Raw Materials—If we experience shortages or delays in the receipt of, or cost increases in, critical components, equipment or raw materials necessary to manufacture our products, we may suffer lower operating margins, production delays and other material adverse effects.

        The cost, quality and supply of components, certain equipment and raw materials used to manufacture disk drives and key components like recording media and heads are critical to our success. The equipment we use to manufacture our products and components is frequently custom made and comes from a few suppliers and the lead times required to obtain manufacturing equipment can be significant. Particularly important components for disk drives include read/write heads, aluminum or glass substrates for recording media, ASICs, spindle motors, printed circuit boards, and suspension assemblies. We rely on sole suppliers or a limited number of suppliers for some of these components that we do not manufacture, including aluminum and glass substrates, read/write heads, ASICs, spindle motors, printed circuit boards, and suspension assemblies. If our vendors for these components are unable to meet our cost, quality, and supply requirements, we could experience a shortage in supply or an increase in production costs, which would adversely affect our results of operations.

        Certain rare earth elements are critical in the manufacture of our products. We purchase components that contain rare earth elements from a number of countries, including the People's Republic of China. We cannot predict whether any nation will impose regulations, quotas or embargoes

SEAGATE TECHNOLOGY PLC

upon the rare earth elements incorporated into our products that would restrict the worldwide supply of such metals or increase their cost. We have experienced increased costs and production delays when we were unable to obtain the necessary equipment or sufficient quantities of some components, and/or have been forced to pay higher prices or make volume purchase commitments or advance deposits for some components, equipment or raw materials that were in short supply in the industry in general. If any major supplier were to restrict the supply available to us or increase the cost of the rare earth elements used in our products, we could experience a shortage in supply or an increase in production costs, which would adversely affect our results of operations.

        Consolidation among component manufacturers may result in some component manufacturers exiting the industry or not making sufficient investments in research to develop new components.

        If there is a shortage of, or delay in supplying us with, critical components, equipment or raw materials, then:

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  it is likely that our suppliers would raise their prices and, if we could not pass these price increases to our customers, our operating margin would decline;

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  we might have to reengineer some products, which would likely cause production and shipment delays, make the reengineered products more costly and provide us with a lower rate of return on these products;

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  we would likely have to allocate the components we receive to certain of our products and ship less of others, which could reduce our revenues and could cause us to lose sales to customers who could purchase more of their required products from manufacturers that either did not experience these shortages or delays or that made different allocations; and

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  we might be late in shipping products, causing potential customers to make purchases from our competitors, thus causing our revenue and operating margin to decline.

        We cannot assure you that we will be able to obtain critical components in a timely and economic manner.

         Importance of Time-to-Maturity—Our results of operations may depend on our being among the first-to-maturity with new product offerings and achieving sufficient production volume with our new products.

        To achieve consistent success with our OEM customers, it is important that we be an early provider of new types of disk drives featuring leading, high-quality technology and lower per gigabyte storage cost. Historically, our results of operations have substantially depended upon our ability to be among the first-to-maturity with new product offerings. Our market share and results of operations in the future may be adversely affected if we fail to:

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  consistently maintain our time-to-maturity performance with our new products;

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  produce these products in sufficient volume;

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  qualify these products with key customers on a timely basis by meeting our customers' performance and quality specifications; or

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  achieve acceptable manufacturing yields, quality and costs with these products.

        If the delivery of our products is delayed, our OEM customers may use our competitors' products to meet their production requirements. If the delay of our products causes delivery of those OEMs' computer systems into which our products are integrated to be delayed, consumers and businesses may purchase comparable products from the OEMs' competitors.

SEAGATE TECHNOLOGY PLC

        We face the related risk that consumers and businesses may wait to make their purchases if they want to buy a new product that has been shipped or announced but not yet released. If this were to occur, we may be unable to sell our existing inventory of products that may be less efficient and cost effective compared to new products. As a result, even if we are among the first-to-maturity with a given product, subsequent introductions or announcements by our competitors of new products could cause us to lose revenue and not achieve a positive return on our investment in existing products and inventory.

         Industry Demand—Poor global economic conditions and changes in demand for computer systems and storage subsystems may cause in the future a decline in demand for our products.

        Our disk drives are components in computers, computer systems, storage subsystems and consumer electronics devices. The demand for these products has been volatile. During times of poor global economic conditions, consumer spending tends to decline and retail demand for personal computers and consumer electronics devices tends to decrease, as does enterprise demand for computer systems and storage subsystems. Moreover, unexpected slowdowns in demand for computer systems, storage subsystems or consumer electronics devices generally cause sharp declines in demand for disk drive products. The decline in consumer spending could have a material adverse effect on demand for our products and services and on our financial condition and results of operations.

        Additional causes of declines in demand for our products in the past have included announcements or introductions of major new operating systems or semiconductor improvements or changes in consumer preferences, such as the shift from desktop to notebook computers. We believe these announcements and introductions have from time to time caused consumers to defer their purchases and made inventory obsolete. Whenever an oversupply of disk drives causes participants in our industry to have higher than anticipated inventory levels, we experience even more intense price competition from other disk drive manufacturers than usual.

         Dependence on Distributors—We are dependent on sales to distributors and retailers, which may increase price erosion and the volatility of our sales.

        A substantial portion of our sales has been to distributors of disk drive products. Certain of our distributors may also market other products that compete with our products. Product qualification programs in this distribution channel are limited, which increases the number of competing products that are available to satisfy demand, particularly in times of lengthening product cycles. As a result, purchasing decisions in this channel are based largely on price, terms and product availability. Sales volumes through this channel are also less predictable and subject to greater volatility than sales to our OEM customers. In addition, deterioration in business and economic conditions could exacerbate price erosion and volatility as distributors lower prices to compensate for lower demand and higher inventory levels. Our distributors' ability to access credit for purposes of funding their operations may also affect purchases of our products by these customers.

        If distributors reduce their purchases of our products or prices decline significantly in the distribution channel or if distributors experience financial difficulties or terminate their relationships with us, our revenues and results of operations would be adversely affected.

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         Dependence on Sales of Disk Drives in Client Non-Compute Applications—Our sales of disk drives for client non-compute applications, which have contributed significant revenues to our results, can experience significant volatility due to seasonal and other factors, which could materially adversely impact our future results of operations.

        Sales of disk drives for client non-compute applications have contributed significant revenues to our results. Consumer spending on client non-compute has, and may continue to, deteriorate in many countries and regions, due to poor global economic conditions and high levels of unemployment. This could have a material adverse effect on demand for our products and services and on our financial condition and results of operations.

        In addition, the demand for client non-compute products can be even more volatile and unpredictable than the demand for client compute products. In some cases, our products manufactured for client non-compute applications are uniquely configured for a single customer's application, which creates a risk of unwanted and unsellable inventory if the anticipated volumes are not realized. This potential for unpredictable volatility is increased by the possibility of competing alternative storage technologies like flash memory meeting the customers' cost and capacity metrics, resulting in a rapid shift in demand from our products and disk drive technology, generally, to alternative storage technologies. Unpredictable fluctuations in demand for our products or rapid shifts in demand from our products to alternative storage technologies in new client non-compute applications could materially adversely impact our future results of operations.

         Dependence on Sales of Disk Drives Directly to Consumers Through Retail Outlets—Our sales of disk drives directly to consumers through retail outlets can experience significant volatility due to seasonal and other factors, which could materially adversely impact our future results of operations.

        We believe that industry demand for storage products in the long-term is increasing due to the proliferation of media-rich digital content in consumer applications and is fuelling increased consumer demand for storage. This has led to the expansion of solutions such as external storage products to provide additional storage capacity and to secure data in case of disaster or system failure, or to provide independent storage solutions for multiple users in home or small business environments. Consumer spending on retail sales of our branded solutions has deteriorated in some markets and may continue to do so if poor global economic conditions continue and higher levels of unemployment persist. This could have a material adverse effect on demand for our products and services and on our financial condition and results of operations.

        In addition, such retail sales of our branded solutions traditionally experience seasonal variability in demand with higher levels of demand in the first half of our fiscal year driven by consumer spending in the back-to-school season from late summer to fall and the traditional holiday shopping season from fall to winter. Additionally, our ability to reach such consumers depends on our maintaining effective working relationships with major retailers and distributors. Failure to anticipate consumer demand for our branded solutions as well as an inability to maintain effective working relationships with retail and online distributors may adversely impact our future results of operations.

         Importance of Controlling Operating Costs—If we do not control our operating expenses, we will not be able to compete effectively in our industry.

        Our strategy involves, to a substantial degree, increasing revenue and product volume while at the same time controlling operating expenses. If we do not control our operating expenses, our ability to compete in the marketplace may be impaired. In the past, activities to reduce operating costs have included closures and transfers of facilities, significant personnel reductions and efforts to increase

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automation. The reduction of personnel and closure of facilities may adversely affect our ability to manufacture our products in required volumes to meet customer demand and may result in other disruptions that affect our products and customer service.

         Impairment Charges—We may be required to record additional impairment charges for goodwill and/or other long-lived assets.

        We are required to assess goodwill annually for impairment, or on an interim basis whenever events occur or circumstances change, such as an adverse change in business climate or a decline in the overall industry, that would more likely than not reduce the fair value of a reporting unit below its carrying amount. We are also required to test other long-lived assets, including acquired intangible assets and tangible assets, for recoverability and impairment whenever there are indicators of impairment, such as an adverse change in business climate.

        Adverse changes in business conditions could materially impact our estimates of future operations and result in impairment charges to our goodwill or other long lived assets. If our goodwill or other long-lived assets were to become impaired, our results of operations could be materially and adversely affected.

         Dependence on Key Customers—We may be adversely affected by the loss of, or reduced, delayed or cancelled purchases by, one or more of our larger customers.

        Some of our key customers, including Hewlett-Packard Company, Dell Inc. and EMC Corporation, account for a large portion of our disk drive revenue. While we have longstanding relationships with many of our customers, if any of our key customers were to significantly reduce their purchases from us, our results of operations would be adversely affected. While sales to major customers may vary from period to period, a major customer that permanently discontinues or significantly reduces its relationship with us could be difficult to replace. In line with industry practice, new customers usually require that we pass a lengthy and rigorous qualification process at the customer's cost. Accordingly, it may be difficult or costly for us to attract new major customers. Additionally, mergers, acquisitions, consolidations or other significant transactions involving our customers generally entail risks to our business. If a significant transaction involving any of our key customers results in the loss of or reduction in purchases by these key customers, it could have a materially adverse effect on our business, results of operations, financial condition and prospects.

         Impact of Technological Change—Increases in the areal density of disk drives may outpace customers' demand for storage capacity.

        The rate of increase in areal density, or storage capacity per square inch on a disk, may be greater than the increase in our customers' demand for aggregate storage capacity, particularly in certain market applications like client compute. As a result, our customers' storage capacity needs may be satisfied with lower priced, low capacity disk drives. These factors could decrease our sales, especially when combined with continued price erosion, which could adversely affect our results of operations.

         Changes in Electronic Data Storage Products—Future changes in the nature of electronic data storage products may reduce demand for traditional disk drive products.

        We expect that in the future, new personal computing devices and products will be developed, some of which, such as Internet appliances, tablet or mobile phones with advanced capabilities, or smartphones, may not contain a disk drive. While we are investing development resources in designing disk drives for these new applications, these new applications may have an impact on future demand

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for disk drive products. Products using alternative technologies, such as flash memory, optical storage and other storage technologies, are becoming increasingly common and could become a significant source of competition to particular applications of our products, which could adversely affect our results of operations.

         New Product Development and Technological Change—If we do not develop products in time to keep pace with technological changes, our results of operations will be adversely affected.

        Our customers have demanded new generations of disk drive products as advances in computer hardware and software have created the need for improved storage products, with features such as increased storage capacity, improved performance and reliability and lower cost. We, and our competitors, have developed improved products, and we will need to continue to do so in the future. Such product development requires significant investments in research and development. We cannot assure you that we will be able to successfully complete the design or introduction of new products in a timely manner, that we will be able to manufacture new products in sufficient volumes with acceptable manufacturing yields, that we will be able to successfully market these new products or that these products will perform to specifications on a long-term basis. In addition, the impact of slowing areal density growth may adversely impact our ability to be successful.

        When we develop new products with higher capacity and more advanced technology, our results of operations may decline because the increased difficulty and complexity associated with producing these products increases the likelihood of reliability, quality or operability problems. If our products suffer increases in failures, are of low quality or are not reliable, customers may reduce their purchases of our products and our manufacturing rework and scrap costs and service and warranty costs may increase. In addition, a decline in the reliability of our products may make us less competitive as compared with other disk drive manufacturers or competing technologies.

         Substantial Leverage—Our substantial leverage may place us at a competitive disadvantage in our industry.

        We are leveraged and have significant debt service obligations. Our significant debt and debt service requirements could adversely affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities. For example, our high level of debt presents the following risks:

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  we are required to use a substantial portion of our cash flow from operations to pay principal and interest on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances, and other general corporate requirements;

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  our substantial leverage increases our vulnerability to economic downturns and adverse competitive and industry conditions and could place us at a competitive disadvantage compared to those of our competitors that are less leveraged;

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  our debt service obligations could limit our flexibility in planning for, or reacting to, changes in our business and our industry and could limit our ability to pursue other business opportunities, borrow more money for operations or capital in the future and implement our business strategies;

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  our level of debt may restrict us from raising additional financing on satisfactory terms to fund working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances, and other general corporate requirements; and

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  covenants in our debt instruments limit our ability to pay future dividends or make other restricted payments and investments.

        In the event that we need to refinance all or a portion of our outstanding debt as it matures, we may not be able to obtain terms as favorable as the terms of our existing debt or refinance our existing debt at all. If prevailing interest rates or other factors existing at the time of refinancing result in higher interest rates upon refinancing, then the interest expense relating to the refinanced debt would increase. Furthermore, if any rating agency changes our credit rating or outlook, our debt and equity securities could be negatively affected, which could adversely affect our ability to refinance existing debt or raise additional capital.

         Significant Debt Service Requirements—Servicing our debt requires a significant amount of cash and our ability to generate cash may be affected by factors beyond our control.

        Our business may not generate cash flow in an amount sufficient to enable us to pay the principal of, or interest on, our indebtedness or to fund our other liquidity needs, including working capital, capital expenditures, product development efforts, strategic acquisitions, investments and alliances and other general corporate requirements.

        Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that:

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  our business will generate sufficient cash flow from operations;

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  we will continue to realize the cost savings, revenue growth and operating improvements that result from the execution of our long-term strategic plan; or

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  future sources of funding will be available to us in amounts sufficient to enable us to fund our liquidity needs.

        If we cannot fund our liquidity needs, we will have to take actions such as reducing or delaying capital expenditures; product development efforts, strategic acquisitions, investments and alliances, and other general corporate requirements. We cannot assure you that any of these remedies could, if necessary, be effected on commercially reasonable terms, or at all, or that they would permit us to meet our scheduled debt service obligations. In addition if we incur additional debt, the risks associated with our substantial leverage, including the risk that we will be unable to service our debt or generate enough cash flow to fund our liquidity needs, could intensify.

         Restrictions Imposed by Debt Covenants—Restrictions imposed by our senior secured revolving credit facility and the indenture governing our 10% Senior Secured Second-Priority Notes due 2014 may limit our ability to finance future operations or capital needs or engage in other business activities that may be in our interest.

        Our senior secured revolving credit facility and the indenture governing our 10% Senior Secured Second-Priority Notes due 2014 (the "10% Notes") impose, and the terms of any future debt may impose, operating and other restrictions on us. Subject to qualifications and exceptions, our senior secured revolving credit facility and such indenture limit, among other things, our ability to:

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  incur additional indebtedness and issue certain preferred shares;

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  create liens;

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  pay dividends or make distributions in respect of our capital shares;

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  redeem or repurchase capital shares or debt;

SEAGATE TECHNOLOGY PLC

  •
  make certain investments or other restricted payments;

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  sell assets;

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  issue or sell capital shares of subsidiaries;

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  enter into transactions with affiliates;

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  engage to any material extent in business other than our current business; and

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  effect a consolidation or merger.

        The credit agreement that governs our senior secured revolving credit facility contains certain covenants that we must satisfy in order to remain in compliance with the credit agreement, including three financial covenants: (1) minimum cash, cash equivalents and short-term investments; (2) a fixed charge coverage ratio; and (3) a net leverage ratio. A breach of any of the covenants in our debt agreements, including our inability to comply with the required financial ratios, could result in a default under our senior secured revolving credit facility. If a condition of default occurs, and we are not able to obtain a waiver from the lenders holding a majority of the commitments under our senior secured revolving credit facility, the administrative agent of our senior secured revolving credit facility may, and at the request of lenders holding a majority of the commitments shall, declare all of our outstanding obligations under our senior secured revolving credit facility, together with accrued interest and other fees, to be immediately due and payable, and may terminate the lenders' commitments thereunder, cease making further loans and, if we cannot repay our outstanding obligation, institute foreclosure proceedings against our assets. If our outstanding indebtedness were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full that debt and any potential future indebtedness, which would cause the market price of our ordinary shares to decline significantly. We could also be forced into bankruptcy or liquidation.

        In addition, some of the agreements governing our other debt instruments contain cross-default provisions that may be triggered by a default under our senior secured revolving credit facility. In the event that we default under our senior secured revolving credit facility, there could be an event of default under cross-default provisions for the applicable debt instrument. As a result, all outstanding obligations under certain of our debt instruments may become immediately due and payable. If such acceleration were to occur, we may not have adequate funds to satisfy all of our outstanding obligations, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

         Substantially all of our Assets are Pledged as Collateral to Secure Certain Indebtedness—Since substantially all of our assets are used to secure portions of our existing debt obligations, we may be limited in our ability to incur additional indebtedness or to provide additional credit support, and if we fail to meet our payment or other obligations under certain of our existing debt obligations, the lenders thereunder could foreclose on, and acquire control of, substantially all of our assets.

        Substantially all our assets and the assets of our significant subsidiaries organized in the United States, the Cayman Islands, the Netherlands, Northern Ireland and Singapore, as well as certain assets located in the United States, the Cayman Islands, the Netherlands, Northern Ireland and Singapore owned by other significant subsidiaries, and all proceeds therefrom, are pledged as security for borrowings under our 10% Notes, as well as obligations under our hedging agreements, cash management arrangements and certain metal leasing arrangements. Since substantially all of our assets are used to secure portions of our existing debt obligations, we have a limited amount of collateral that is available for future secured debt or credit support. As a result, we may be limited in our ability to incur additional indebtedness or to provide additional credit support for our existing indebtedness. In

SEAGATE TECHNOLOGY PLC

addition, our failure to comply with the terms of the indenture governing our 10% Notes would entitle the lenders thereunder to declare all funds borrowed thereunder to be immediately due and payable. If we were unable to meet these payment obligations, the lenders could foreclose on, and acquire control of, substantially all our assets that serve as collateral.

         Failure to Pay Quarterly Dividends—Our failure to pay quarterly dividends to our shareholders could cause the market price of our ordinary shares to decline significantly.

        On 7 April 2011, we declared a dividend of $0.18 per share that was paid on 1 June 2011 to our shareholders of record as of 2 May 2011. On 20 July 2011, the Board of Directors approved a cash dividend of $0.18 per share, which will be payable on 26 August 2011 to our shareholders of record as of the close of business on 5 August 2011.

        Our ability to pay quarterly dividends will be subject to, among other things, our financial position and results of operations, available cash and cash flow, capital requirements, and other factors. Any reduction or discontinuation of quarterly dividends could cause the market price of our ordinary shares to decline significantly. Moreover, in the event our payment of quarterly dividends is reduced or discontinued, our failure or inability to resume paying dividends at historical levels could result in a persistently low market valuation of our ordinary shares.

         Purchase Commitments to Certain Suppliers—If revenues fall or customer demand decreases significantly, we may not meet all of our purchase commitments to certain suppliers.

        From time to time, we enter into long-term, non-cancelable purchase commitments with certain suppliers in order to secure certain components for the production of our products or to supplement our internal manufacturing capacity for certain components. If our actual revenues in the future are lower than our projections or if customer demand decreases significantly below our projections, we may not meet all of our purchase commitments with these suppliers. As a result, it is possible that we will have to shift output from our internal manufacturing facilities to these suppliers or make penalty-type payments under these contracts.

         Risks Associated with Future Strategic Alliances, Joint Ventures or Investments—We may not be able to identify suitable strategic alliances, acquisitions, joint ventures or investment opportunities, or successfully acquire and integrate companies that provide complementary products or technologies.

        Our growth strategy may involve pursuing strategic alliances with, making acquisitions of, forming joint ventures with or making investments in other companies that are complementary to our business. There is substantial competition for attractive strategic alliance, acquisition, joint venture and investment candidates. Accordingly, we may not be able to identify suitable strategic alliances, acquisition, joint venture, or investment candidates. Even if we can identify them, we cannot assure you that we will be able to partner with, acquire or invest in suitable candidates, or integrate acquired technologies or operations successfully into our existing technologies and operations. Moreover, our ability to finance potential strategic alliances, acquisitions, joint ventures or investments will be limited by our high degree of leverage, the covenants contained in the indentures that govern our outstanding indebtedness, and any agreements governing any other debt we may incur.

        If we are successful in forming strategic alliances or acquiring, forming joint ventures or making investments in other companies, any of these transactions may have an adverse effect on our results of operations, particularly while the operations of an acquired business are being integrated. It is also likely that integration of acquired companies would lead to the loss of key employees from those companies or the loss of customers of those companies. In addition, the integration of any acquired

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companies would require substantial attention from our senior management, which may limit the amount of time available to be devoted to our day-to-day operations or to the execution of our strategy. Growth by strategic alliance, acquisition, joint venture or investment involves an even higher degree of risk to the extent we combine new product offerings and enter new markets in which we have limited experience, and no assurance can be given that acquisitions of entities with new or alternative business models will be successfully integrated or achieve their stated objectives.

        Furthermore, the expansion of our business involves the risk that we might not manage our growth effectively, that we would incur additional debt to finance these acquisitions or investments, that we may have impairment of goodwill or acquired intangible assets associated with these acquisitions and that we would incur substantial charges relating to the write-off of in-process research and development, similar to that which we incurred in connection with several of our prior acquisitions. Each of these items could have a material adverse effect on our financial condition and results of operations.

        In addition, we could issue additional ordinary shares in connection with future strategic alliances, acquisitions, joint ventures or investments. Issuing shares in connection with such transactions would have the effect of diluting your ownership percentage of the ordinary shares and could cause the price of our ordinary shares to decline.

         Risk of Intellectual Property Litigation—Our products may infringe the intellectual property rights of others, which may cause us to incur unexpected costs or prevent us from selling our products.

        We cannot be certain that our products do not and will not infringe issued patents or other intellectual property rights of others. We may not be aware of currently filed patent applications that relate to our products or technology. If patents are later issued on these applications, we may be liable for infringement. We may be subject to legal proceedings and claims, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties by us, or our customers, in connection with their use of our products.

         We are currently subject to lawsuits involving intellectual property claims which could cause us to incur significant additional costs or prevent us from selling our products, and which could adversely affect our results of operations and financial condition.

        Intellectual property litigation is expensive and time-consuming, regardless of the merits of any claim, and could divert our management's attention from operating our business. In addition, intellectual property lawsuits are subject to inherent uncertainties due to the complexity of the technical issues involved, and we cannot assure you that we will be successful in defending ourselves against intellectual property claims. Patent litigation has increased due to the current uncertainty of the law and the increasing competition and overlap of product functionality in the field. If we were to discover that our products infringe the intellectual property rights of others, we would need to obtain licenses from these parties or substantially reengineer our products in order to avoid infringement. We might not be able to obtain the necessary licenses on acceptable terms, or at all, or be able to reengineer our products successfully. Moreover, if we are sued for patent infringement and lose the suit, we could be required to pay substantial damages and/or be enjoined from using or selling the infringing products or technology. Any of the foregoing could cause us to incur significant costs and prevent us from selling our products, which could adversely affect our results of operations and financial condition. See Note 13, Legal, Environmental and Other Contingencies in the notes to the Consolidated Financial Statements for a description of pending intellectual property proceedings.

SEAGATE TECHNOLOGY PLC

         System Failures—System failures caused by events beyond our control could adversely affect computer equipment and electronic data on which our operations depend.

        Our operations are dependent upon our ability to protect our computer equipment and the electronic data stored in our databases from damage by, among other things, earthquake, fire, natural disaster, power loss, telecommunications failures, unauthorized intrusion and other catastrophic events. As our operations become more automated and increasingly interdependent, our exposure to the risks posed by these types of events will increase. While we continue to improve our disaster recovery processes, system failures and other interruptions in our operations could have a material adverse effect on our business, results of operations and financial condition.

         Economic Risks Associated with International Operations—Our international operations subject us to risks related to currency exchange fluctuations, longer payment cycles for sales in foreign countries, seasonality and disruptions in foreign markets, tariffs and duties, price controls, potential adverse tax consequences, increased costs, our customers' credit and access to capital and health-related risks.

        We have significant operations in foreign countries, including manufacturing facilities, sales personnel and customer support operations. We have manufacturing facilities in China, Malaysia, Northern Ireland, Singapore and Thailand, in addition to those in the United States. A substantial portion of our client compute disk drive assembly occurs in our facility in China.

        Our international operations are subject to economic risks inherent in doing business in foreign countries, including the following:

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  Disruptions in Foreign Markets.  Disruptions in financial markets and the deterioration of the underlying economic conditions in the past in some countries, including those in Asia, have had an impact on our sales to customers located in, or whose end-user customers are located in, these countries.

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  Fluctuations in Currency Exchange Rates.  Prices for our products are denominated predominately in U.S. dollars, even when sold to customers that are located outside the United States. Currency instability in Asia and other geographic markets may make our products more expensive than products sold by other manufacturers that are priced in the local currency. Moreover, many of the costs associated with our operations located outside the United States are denominated in local currencies. As a consequence, the increased strength of local currencies against the U.S. dollar in countries where we have foreign operations would result in higher effective operating costs and, potentially, reduced earnings. From time to time, fluctuations in foreign exchange rates have negatively affected our operations and profitability and there can be no assurance that these fluctuations will not adversely affect our operations and profitability in the future.

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  Longer Payment Cycles.  Our customers outside of the United States are often allowed longer time periods for payment than our U.S. customers. This increases the risk of nonpayment due to the possibility that the financial condition of particular customers may worsen during the course of the payment period.

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  Seasonality.  Seasonal reductions in the business activities of our customers during the summer months, particularly in Europe, typically result in lower earnings during those periods.

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  Tariffs, Duties, Limitations on Trade and Price Controls.  Our international operations are affected by limitations on imports, currency exchange control regulations, transfer pricing regulations, price controls and other restraints on trade. In addition, the governments of many countries, including China, Malaysia, Northern Ireland, Singapore and Thailand, in which we have

SEAGATE TECHNOLOGY PLC

    significant operating assets, have exercised and continue to exercise significant influence over many aspects of their domestic economies and international trade.

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  Potential Adverse Tax Consequences.  Our international operations create a risk of potential adverse tax consequences, including imposition of withholding or other taxes on payments by subsidiaries.

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  Increased Costs.  The shipping and transportation costs associated with our international operations are typically higher than those associated with our U.S. operations, resulting in decreased operating margins in some foreign countries.

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  Credit and Access to Capital Risks.  Our international customers could have reduced access to working capital due to higher interest rates, reduced bank lending resulting from contractions in the money supply or the deterioration in the customer's or its bank's financial condition, or the inability to access other financing.

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  Global Health Outbreaks.  The occurrence of a pandemic disease may adversely impact our operations, and some of our key customers. Such diseases could also potentially disrupt the timeliness and reliability of the distribution network we rely on.

         Political Risks Associated with International Operations—Our international operations subject us to risks related to political unrest and terrorism.

        We have manufacturing facilities in parts of the world that periodically experience political unrest. This could disrupt our ability to manufacture important components as well as cause interruptions and/or delays in our ability to ship components to other locations for continued manufacture and assembly. Any such delays or interruptions could result in delays in our ability to fill orders and have an adverse effect on our results of operations and financial condition. U.S. and international responses to the ongoing hostilities in various regions and the risk of terrorist attacks or hostilities elsewhere in the world could exacerbate these risks.

         Legal and Operational Risks Associated with International Operations—Our international operations subject us to risks related to staffing and management, legal and regulatory requirements and the protection of intellectual property.

        Operating outside of the United States creates difficulties associated with staffing and managing our international manufacturing facilities, complying with local legal and regulatory requirements and protecting our intellectual property. We cannot assure you that we will continue to be found to be operating in compliance with applicable customs, currency exchange control regulations, transfer pricing regulations or any other laws or regulations to which we may be subject. We also cannot assure you that these laws will not be modified.

         Dependence on Key Personnel—The loss of key executive officers and employees could negatively impact our business prospects.

        Our future performance depends to a significant degree upon the continued service of key members of management as well as marketing, sales and product development personnel. The loss of one or more of our key personnel may have a material adverse effect on our business, results of operations and financial condition. We believe our future success will also depend in large part upon our ability to attract, retain and further motivate highly skilled management, marketing, sales and product development personnel. We have experienced intense competition for personnel, and we cannot assure you that we will be able to retain our key employees or that we will be successful in attracting, assimilating and retaining personnel in the future.

SEAGATE TECHNOLOGY PLC

         Potential Governmental Action—Governmental action against companies located in offshore jurisdictions may lead to a reduction in the demand for our ordinary shares.

        Recent U.S. federal and state legislation has been proposed, and additional legislation may be proposed in the future which, if enacted, could have an adverse tax impact on either Seagate or its shareholders.

         Securities Litigation—Significant fluctuations in the market price of our ordinary shares could result in securities class action claims against us.

        Significant price and value fluctuations have occurred with respect to the publicly traded securities of disk drive companies and technology companies generally. The price of our ordinary shares is likely to be volatile in the future. In the past, following periods of decline in the market price of a company's securities, class action lawsuits have often been pursued against that company. If similar litigation were pursued against us, it could result in substantial costs and a diversion of management's attention and resources, which could materially adversely affect our results of operations, financial condition and liquidity.

         Global Credit and Financial Market Conditions—Deterioration in global credit and financial market conditions could negatively impact the value of our current portfolio of cash equivalents, short-term investments or auction rate securities and our ability to meet our financing objectives.

        Our cash and cash equivalents are maintained in highly liquid investments with remaining maturities of 90 days or less at the time of purchase. Our short-term investments consist primarily of readily marketable debt securities with remaining maturities of more than 90 days at the time of purchase. Our investment policy has as its principal objectives the preservation of principal and maintenance of liquidity. We mitigate default risk by investing in high-quality investment grade securities, limiting the time to maturity and by monitoring the counter-parties and underlying obligors closely.

        While as of the date of this filing, we are not aware of any other material downgrades, losses, or other significant deterioration in the fair value of our cash equivalents or short-term investments or auction rate securities since 1 July 2011, no assurance can be given that further deterioration in conditions of the global credit and financial markets would not negatively impact our current portfolio of cash equivalents, short-term investments or auction rate securities or our ability to meet our financing objectives.

         Environmental Regulations—Failure to comply with applicable environmental laws and regulations could have a material adverse effect on our business, results of operations and financial condition.

        The sale and manufacturing of products in certain states and countries may subject us to environmental and other regulations including, in some instances, the responsibility for environmentally safe disposal or recycling. For example, the EU has enacted the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment directive, which prohibits the use of certain substances in electronic equipment, and the Waste Electrical and Electronic Equipment directive, which obligates parties that place electrical and electronic equipment onto the market in the EU to put a clearly identifiable mark on the equipment, register with and report to EU member countries regarding distribution of the equipment, and provide a mechanism to take-back and properly dispose of the equipment. Similar legislation may be enacted in other locations where we manufacture or sell our products. Although we do not anticipate any material adverse effects based on the nature of our operations and the focus of such legislation, we will need to ensure that we comply with these laws

SEAGATE TECHNOLOGY PLC

and regulations as they are enacted and that our suppliers also comply with these laws and regulations. If we fail to timely comply with the legislation, our customers may refuse to purchase our products, which would have a material adverse effect on our business, results of operations and financial condition. In addition, if we were found to be in violation of these laws or noncompliance with these initiatives or standards of conduct, we could be subject to governmental fines, liability to our customers and damage to our reputation, which would also have a material adverse effect on our business, results of operations and financial condition.

         Seasonality—Because we experience seasonality in the sales of our products, our results of operations will generally be adversely impacted during the second half of our fiscal year.

        Sales of computer systems, storage subsystems and consumer electronics tend to be seasonal, and therefore we expect to continue to experience seasonality in our business as we respond to variations in our customers' demand for disk drives. In particular, we anticipate that sales of our products will continue to be lower during the second half of our fiscal year. In the client compute and client non-compute market applications of our business, this seasonality is partially attributable to the historical trend in our results derived from our customers' increased sales of desktop computers, notebook computers, and consumer electronics during the back-to-school and winter holiday season. In the enterprise market our sales are seasonal because of the capital budgeting and purchasing cycles of our end users. Since our working capital needs peak during periods in which we are increasing production in anticipation of orders that have not yet been received, our results of operations will fluctuate seasonally even if the forecasted demand for our products proves accurate. Furthermore, it is difficult for us to evaluate the degree to which this seasonality may affect our business in future periods because of the rate and unpredictability of product transitions and new product introductions, particularly in the client non-compute market, as well as macroeconomic conditions.

         Volatile Public Markets—The price of our ordinary shares may be volatile and could decline significantly.

        The stock market, in general, and the market for technology shares in particular, has recently experienced volatility that has often been unrelated to the operating performance of companies. If these market or industry-based fluctuations continue, the trading price of our ordinary shares could decline significantly independent of our actual operating performance, and you could lose all or a substantial part of your investment. The market price of our ordinary shares could fluctuate significantly in response to several factors, including among others:

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  general uncertainty in stock market conditions occasioned by global economic conditions, negative financial news and the continued instability of several large financial institutions;

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  actual or anticipated variations in our results of operations;

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  announcements of innovations, new products or significant price reductions by us or our competitors, including those competitors who offer alternative storage technology solutions;

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  our failure to meet the performance estimates of investment research analysts;

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  the timing of announcements by us or our competitors of significant contracts or acquisitions;

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  general stock market conditions;

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  the occurrence of major catastrophic events;

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  changes in financial estimates by investment research analysts;

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  changes in the credit ratings of our indebtedness by rating agencies; and

SEAGATE TECHNOLOGY PLC

  •
  the sale of our ordinary shares held by certain equity investors or members of management.

Risks Related to our Pending Strategic Alignment with Samsung

         We will not be able to complete the Strategic Alignment with Samsung unless we receive the requisite regulatory approvals, or the regulatory approvals may contain burdensome conditions.

        We have recently announced the entry into an asset purchase agreement with Samsung Electronics Co., Ltd. ("Samsung"), pursuant to which we agreed to acquire certain assets and assume certain liabilities of Samsung relating to the research and development, manufacture and sale of hard disk drives and to enter into certain related agreements in connection therewith, including an intellectual property agreement, a patent cross-license agreement, a disk drive supply agreement, a NAND flash memory supply agreement and a shareholder agreement. The purchase price for these assets consists of $687.5 million in cash and approximately 45.2 million of our ordinary shares. Under the terms of the asset purchase agreement, the transactions contemplated thereby are subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, clearance by the European Commission and the receipt of certain other similar regulatory approvals from the Republic of Korea, Japan, and the People's Republic of China. While we intend to consummate the transactions contemplated by the asset purchase agreement and related agreements as soon as practicable after such regulatory approvals are obtained, there can be no assurance that we will obtain such approvals when expected or at all, which could, among other things, delay or prevent us from completing the transactions contemplated by the asset purchase agreement and related agreements or restrict our ability to realize the expected financial and strategic goals of the transactions contemplated thereby. In certain specified circumstances, we must pay Samsung a termination fee of $72.5 million (generally if the transaction has not been consummated and the requisite regulatory approvals have not been obtained by the Expiration Date of 31 December 2011, which may be extended in certain circumstances to 31 March 2012). If regulatory approvals have been obtained but the transaction has not been consummated by the Expiration Date, then in certain specified circumstances we must pay Samsung a termination fee of $82.5 million (generally if we are in breach of the agreement and legal remedies are not awarded to Samsung).

        In addition, the governmental entities from which these approvals are required may impose conditions on the completion of the transaction or require changes to the terms of the strategic alignment. While we do not currently expect that any such conditions or changes would be imposed, there can be no assurance that there will not be, and such conditions or changes could have the effect of jeopardizing or delaying completion of the transaction or reducing its anticipated benefits. If we agree to any material conditions in order to obtain any approvals required to complete the strategic alignment, the business and results of operations of the combined company may be adversely affected.

         If we do not realize the expected benefits of our Strategic Alignment with Samsung, our business and financial condition may be materially impaired.

        We may not achieve the desired benefits from our strategic alignment with Samsung. If we cannot successfully integrate the assets we acquire from Samsung into our operations, we may experience negative consequences to our business, financial condition or results of operations. The integration of the assets that we acquire from Samsung into our business will involve a number of risks, including, but not limited to:

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  Diversion of senior management's attention from the management of daily operations to the integration of the acquired assets into our business;

SEAGATE TECHNOLOGY PLC

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  The potential that we do not successfully integrate the employees that we hire from Samsung's hard disk drive business into our business;

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  The potential loss of key customers or suppliers of Samsung's hard disk drive business who do not choose to do business with us;

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  The potential that key customers do not accept new products of the combined company;

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  The potential that we do not successfully coordinate sales and marketing efforts to communicate the capabilities of the combined company;

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  Potential revenue attrition in excess of anticipated levels;

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  The potential that we do not qualify the combined company's products as a primary source of supply with OEM customers on a timely basis or at all;

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  The risk of higher than anticipated costs in continuing support and development of acquired products;

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  Difficulties and uncertainties in achieving anticipated cost reductions and operational synergies;

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  Potential difficulties integrating manufacturing and design processes and controls;

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  Potential difficulties integrating and harmonizing financial reporting systems; and

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  Potential incompatibility of technology and systems.

        Even if we are able to successfully integrate the assets that we acquire from Samsung into our business, we may not be able to realize the cost savings, synergies and growth that we anticipate from this transaction in the timeframe we currently expect, and the costs of achieving these benefits may be higher than we currently expect, because of a number of risks, including but not limited to:

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  The possibility that the transaction may not further our business strategy as we expected;

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  Our operating results or financial condition may be adversely impacted by liabilities that we assume in the transaction; and

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  The risk of intellectual property disputes with respect to the acquired assets.

        As a result of these risks, the transaction may not contribute to our earnings as we expected, we may not achieve expected cost synergies when expected, or at all, and we may not achieve the other anticipated strategic and financial benefits of this transaction.

         The issuance of our ordinary shares to Samsung in connection with the asset purchase agreement will dilute the holdings of our existing shareholders.

        In connection with the asset purchase agreement with Samsung, we expect to issue approximately 45.2 million shares of our ordinary shares to Samsung, representing over 10% of our outstanding ordinary shares. We will be issuing these shares from our authorized but unissued share reserves, and this issuance will have the effect of diluting the ownership of our existing shareholders.

         We expect the integration of Seagate and Samsung's hard drive business will result in revenue attrition, significant accounting charges and increased capital expenditures that will have an adverse effect on the results and financial condition of the combined company.

        The financial results of the combined company may be adversely affected by cash expenditures and non-cash charges incurred in connection with the strategic alignment. In addition to the anticipated

SEAGATE TECHNOLOGY PLC

cash expenditures, we expect significant non-cash charges, including those associated with the amortization of intangible assets. We anticipate that the majority of these cash expenditures and non-cash charges will occur in the 12 months following the closing of the combination, and will reduce earnings of the combined enterprise. In addition, the combined company is likely to incur revenue attrition. As a result of the revenue attrition, capital expenditures and charges described above, the operating results and financial condition of the combined company may be adversely affected after the consummation of the strategic alignment, particularly in the first year following the closing.

         The announcement and pendency of the strategic alignment could cause disruptions in the businesses of Seagate and Samsung, which could have an adverse effect on their respective business and financial results, and consequently on the combined company.

        Seagate and Samsung have operated and, until the completion of the strategic alignment, will continue to operate independently. Uncertainty about the effect of the strategic alignment on employees, customers, distributors and suppliers may have an adverse effect on Seagate and Samsung and consequently on the combined company. These uncertainties may impair Seagate's and Samsung's ability to retain and motivate key personnel and could cause customers, distributors, suppliers and others with whom each company deals to seek to change existing business relationships which may materially and adversely affect their respective businesses. Due to the materiality standards agreed to by the parties in the Agreement, Seagate and Samsung may be obligated to consummate the transaction in spite of the adverse effects resulting from the disruption of Seagate's and Samsung's ongoing businesses. Furthermore, this disruption could adversely affect the combined company's ability to maintain relationships with customers, distributors, suppliers and employees after the transaction or to achieve the anticipated benefits of the transaction. For example, in many instances, Seagate and Samsung serve the same customers, and some of these customers may decide it is desirable to have additional or different suppliers, reducing the combined company's share of the market. Revenues that may have ordinarily been received by Seagate or Samsung may be delayed until or after the transaction is completed or not earned at all, and cost reductions that would ordinarily have been achieved might be delayed or not achieved at all, whether or not the transaction is completed. Moreover, efforts to integrate Samsung's hard drive business into Seagate's operations will also divert management attention and resources. These integration matters could have an adverse effect on each of Seagate and Samsung. Each of these events could adversely affect Samsung in the near term and the combined company, if the transaction is completed.

         Failure to complete the Merger could negatively impact the share prices and the future business and financial results of Seagate.

        If the strategic alignment is not completed, the ongoing business of Seagate may be adversely affected and Seagate will be subject to a number of risks, including the following:

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  Seagate will be required to pay Samsung a termination fee as described above;

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  Seagate will be required to pay certain costs relating to the transaction, such as legal, accounting, financial advisor and related fees whether or not the transaction is completed; and

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  matters relating to the transaction (including integration planning) may require substantial commitments of time and resources by Seagate management, which could otherwise have been devoted to other opportunities that may have been beneficial to Seagate, in each case, without realizing any of the benefits of having completed the transaction. If the strategic alignment is not completed, these risks may materialize and may adversely affect Seagate's business, financial results and share price.

SEAGATE TECHNOLOGY PLC

FINANCIAL INSTRUMENTS

        The following sections discuss the effects of changes in our balance sheet and cash flows, contractual obligations, and other commitments on our liquidity and capital resources.

  Cash and cash equivalents, short-term investments, and restricted cash and investments

	As of
(US dollars in millions)	1 July 2011	2 July 2010	Change
Cash and cash equivalents	$2,677	$2,263	$414
Investments	474	252	222
Restricted cash and investments	102	114	(12)

Total	$3,253	$2,629	$624

        Our cash and cash equivalents, short-term investments and restricted cash and investments increased by $624 million from 2 July 2010 primarily as a result of net proceeds from the issuance of long-term debt of $1.3 billion, $1.3 billion in cash provided by operating activities, and $83 million in cash received from the issuance of ordinary shares under employee share plans. Partially offsetting this increase were $822 million of cash paid to repurchase 56.9 million of our ordinary shares, $843 million cash paid for capital expenditures, $377 million for the redemption of long-term debt and $74 million in dividends paid to our shareholders.

        Our cash and cash equivalents are maintained in highly liquid investments with remaining maturities of 90 days or less at the time of purchase. Our short-term investments consist primarily of readily marketable debt securities with remaining maturities of more than 90 days at the time of purchase. The principal objectives of our investment policy are the preservation of principal and maintenance of liquidity. We attempt to mitigate default risk by investing in high-quality investment grade securities, limiting the time to maturity and by monitoring the counter-parties and underlying obligors closely. We monitor our investment portfolio and position our portfolio to respond appropriately to a reduction in credit rating of any investment issuer, guarantor or depository. We intend to maintain a highly liquid portfolio by investing only in those marketable securities that we believe have active secondary or resale markets. We believe our cash equivalents and short-term investments are liquid and accessible. We operate in some countries that may have restrictive regulations over the movement of cash and/or foreign exchange across their borders. These restrictions have not impeded our ability to conduct business in those countries, nor do we expect them to in the next 12 months. We are not aware of any downgrades, losses or other significant deterioration in the fair value of our cash equivalents or short-term investments and accordingly, we do not believe the fair value of our short-term investments has significantly changed from the values reported as of 1 July 2011.

SEAGATE TECHNOLOGY PLC

        The following table summarizes results of statement of cash flows for the periods indicated:

	Fiscal Years Ended
(US dollars in millions)	1 July 2011	2 July 2010
Net cash flow provided by (used in):
Operating activities	$1,264	$1,932
Investing activities	(981)	(752)
Financing activities	131	(344)

Net increase in cash and cash equivalents	$414	$836

  Cash Provided by Operating Activities

        Cash provided by operating activities for fiscal year 2011 was approximately $1.3 billion, and includes the effects of net income adjusted for non-cash items, including depreciation, amortization, share-based compensation, impairment of long-lived assets, and;

  •
  an increase of $386 million in trade creditors due to higher direct material purchases related to an increase in volume;

  •
  an increase of $168 million related to an increase in vendor non-trade debtors; and

  •
  an increase of $115 million in inventories related to an increase in volume.

        Cash provided by operating activities for fiscal year 2010 was approximately $1.9 billion and includes the effects of net income adjusted for non-cash items including depreciation, amortization, share-based compensation, impairment of long-lived assets, and:

  •
  an increase of $367 million in trade debtors due to an increase in revenue; and

  •
  an increase of $170 million in inventories due to an increase in production requirements.

  Cash Used in Investing Activities

        In fiscal year 2011, we used $981 million for net cash investing activities, which was primarily attributable to payments for tangible assets of approximately $843 million.

        In fiscal year 2010, we used $752 million for net cash investing activities, which was primarily attributable to payments for tangible assets of approximately $639 million.

  Cash Provided by (Used in) Financing Activities

        Net cash provided by financing activities of $131 million for fiscal year 2011 was attributable to $1.3 billion in net proceeds from the issuance of long-term debt partially offset by $822 million to repurchase 56.9 million of our ordinary shares and $377 million for the repayment of our long-term debt.

        Net cash used in financing activities of $344 million for fiscal year 2010 was primarily attributable to the repayment of $350 million of our amended credit facility and the repayment and repurchases of $457 million of our long-term debt. The repayment and repurchases were paid primarily with $379 million of restricted cash, previously held in escrow. We also paid approximately $584 million to repurchase 32.4 million of our ordinary shares, which was partially offset by $587 million in net proceeds from the issuance of long-term debt and $86 million in proceeds from the exercise of share options and employee share purchases.

SEAGATE TECHNOLOGY PLC

  Dividends

        In fiscal year 2011, we reinstated our dividend policy and declared a cash dividend aggregating $77 million, or $0.18 per share, payable on 1 June 2011 to our shareholders of record as of 2 May 2011. Our ability to pay dividends in the future will be subject to, among other things, general business conditions within the disk drive industry, our financial results, the impact of paying dividends on our credit ratings and legal and contractual restrictions on the payment of dividends by our subsidiaries to us or by us to our ordinary shareholders, including restrictions imposed by covenants in our debt instruments.

  Liquidity Sources

        Our primary sources of liquidity as of 1 July 2011, consisted of: (1) approximately $3.2 billion in cash, cash equivalents, and short-term investments, (2) cash we expect to generate from operations and (3) a $350 million senior secured revolving credit facility. We also had $102 million in restricted cash and investments, of which $84 million was related to our employee deferred compensation liabilities under our non-qualified deferred compensation plan.

        On 18 January 2011, Seagate Technology plc, and its subsidiary Seagate HDD entered into a Credit Agreement which provides for a $350 million senior secured revolving credit facility. Seagate Technology plc and certain of its material subsidiaries fully and unconditionally guarantee, on a senior secured basis, the revolving credit facility. The revolving credit facility matures in January 2015. The revolving credit facility is available for cash borrowings and for the issuance of letters of credit up to a sub-limit of $75 million. As of 1 July 2011, no borrowings have been drawn under the revolving credit facility, and $4 million had been utilized for letters of credit. The line of credit is available for borrowings, subject to compliance with financial covenants and other customary conditions to borrowing.

        The credit agreement that governs our revolving credit facility contains certain covenants that we must satisfy in order to remain in compliance with the credit agreement, including three financial covenants: (1) minimum amount of cash, cash equivalents and marketable securities; (2) a fixed charge coverage ratio; and (3) a net leverage ratio. As of 1 July 2011, we are in compliance with all covenants, including the financial ratios that we are required to maintain.

        We believe that our sources of cash will be sufficient to fund our operations and meet our cash requirements for at least the next 12 months.

  Cash Requirements and Commitments

        Our liquidity requirements are primarily to meet our working capital, research and development and capital expenditure needs, to fund scheduled payments of principal and interest on our indebtedness, and to fund our dividend. Our ability to fund these requirements will depend on our future cash flows, which are determined by future operating performance, and therefore, subject to prevailing global macroeconomic conditions and financial, business and other factors, some of which are beyond our control.

        On 20 July 2011, we announced that our Board of Directors approved a cash dividend of $0.18 per share, which will be payable on 26 August 2011 to shareholders of record as of the close of business on 5 August 2011.

        In fiscal year 2011, we issued $1.3 billion in long-term debt. We intend to use the net proceeds for general corporate purposes, which may include the repayment and/or repurchase of a portion of our outstanding indebtedness, capital expenditures and investments in our business.

SEAGATE TECHNOLOGY PLC

        As of 1 July 2011, we were in compliance with all of the covenants under our debt agreements. Based on our current outlook, we expect to be in compliance with the covenants of our debt agreements over the next 12 months.

        The carrying value of our long-term debt as of 1 July 2011 and 2 July 2010 was $3.5 billion and $2.5 billion, respectively. The table below presents the principal amounts of our outstanding long-term debt in order of maturity:

	As of
(US dollars in millions)	1 July 2011	2 July 2010	Change
6.375% Senior Notes due October 2011	$559	$560	$(1)
5.75% Subordinated Debentures due March 2012	—	33	(33)
2.375% Convertible Senior Notes due August 2012	—	326	(326)
10.0% Senior Secured Second-Priority Notes due May 2014	416	430	(14)
6.8% Senior Notes due October 2016	600	600	—
7.75% Senior Notes due December 2018	750	—	750
6.875% Senior Notes due May 2020	600	600	—
7.00% Senior Notes due November 2021	600	—	600

Total	$3,525	$2,549	$976

        $750 Million Aggregate Principal Amount of 7.75% Senior Notes due December 2018 (the "2018 Notes").    On 14 December 2010, the Company's subsidiary, Seagate HDD Cayman, completed the sale of $750 million aggregate principal amount of the 2018 Notes in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. The obligations under the 2018 Notes are fully and unconditionally guaranteed, on a senior unsecured basis, by the Company. The net proceeds from the offering of the 2018 Notes were approximately $736 million, which the Company intends to use for general corporate purposes, which may include the repayment, redemption and/or repurchase of a portion of its outstanding indebtedness. The interest on the 2018 Notes is payable semi-annually on June 15 and December 15 of each year. The 2018 Notes are redeemable at any time prior to 15 December 2014 at the option of the Company, in whole or in part, at a redemption price of 100% of the principal amount plus an "applicable premium" and accrued and unpaid interest, if any, to the redemption date. The "applicable premium" will be equal to the greater of (1) 1% of the principal amount of the 2018 Notes, or (2) the excess, if any, of (a) the present value of the redemption price on 15 December 2014 plus interest payments due through 15 December 2014, discounted at the applicable Treasury rate as of the redemption date plus 50 basis points; over (b) the principal amount of such note. The 2018 Notes are redeemable at any time on or after 15 December 2014 at various prices expressed as a percentage of the principal amount, as set forth in the indentures, plus accrued and unpaid interest, if any, to the redemption date. In addition, any time before 15 December 2013, the Company may redeem up to 35% of the principal amount with the net cash proceeds from permitted sales of the Company's shares at a redemption price of 107.75% of the principal amount plus accrued interest to the redemption date.

        $600 Million Aggregate Principal Amount of 7.00% Senior Notes due November 2021 (the "2021 Notes").    On 18 May 2011, the Company's subsidiary, Seagate HDD Cayman, completed the sale of $600 million aggregate principal amount of the 2021 Notes, in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. The obligations under the 2021 Notes are fully and unconditionally guaranteed, on a senior unsecured basis, by the Company. The net proceeds from the offering of the 2021 Notes were approximately $588 million, which the Company

SEAGATE TECHNOLOGY PLC

intends to use for general corporate purposes, which may include the repayment, redemption and/or repurchase of a portion of its outstanding indebtedness, capital expenditures and investments in its business. The interest on the 2021 Notes is payable semi-annually on January 1 and July 1 of each year. The 2021 Notes are redeemable any time prior to 1 May 2016 at the option of the Company, in whole or in part, at a redemption price of 100% of the principal amount plus an "applicable premium" and accrued and unpaid interest, if any, to the redemption date. The "applicable premium" will be equal to the greater of (1) 1% of the principal amount of the 2021 Notes, or (2) the excess, if any, of (a) the present value of the redemption price on 1 May 2016 plus interest payments due through 1 May 2016, discounted at the applicable Treasury rate as of the redemption date plus 50 basis points; over (b) the principal amount of such note. The 2021 Notes are redeemable at any time on or after 1 May 2016 at various prices expressed as a percentage of principal amount, as set forth in the indentures, plus accrued and unpaid interest, if any, to the redemption date. In addition, any time before 2 May 2014, the Company may redeem up to 35% of the principal amount with the net cash proceeds from permitted sales of the Company's shares at a redemption price of 107.0% of the principal amount plus accrued interest to the redemption date.

Contractual Obligations and Commitments

		Fiscal Year(s)
(US dollars in millions)	Total	2012	2013- 2014	2015- 2016	Thereafter
Contractual Cash Obligations:
Long-term debt(1)	$3,525	$559	$416	$—	$2,550
Interest payments on debt	1,613	241	446	364	562
Capital expenditures	166	163	3	—	—
Operating leases(2)	193	42	51	23	77
Purchase obligations(3)	1,158	1,150	8	—	—

Subtotal	6,655	2,155	924	387	3,189
Commitments:
Letters of credit or bank guarantees	31	27	4	—	—

Total	$6,686	$2,182	$928	$387	$3,189

(1)
Included in long-term debt for fiscal year 2012 is the principal amount of $559 million related to our 6.375% Notes.

(2)
Includes total future minimum rent expense under non-cancelable leases for both occupied and vacated facilities (rent expense is shown net of sublease income).

(3)
Purchase obligations are defined as contractual obligations for the purchase of goods or services, which are enforceable and legally binding on us, and that specify all significant terms.

        As of 1 July 2011, we had a liability for unrecognized tax benefits and an accrual for the payment of related interest totaling $75 million, $8 million of which is expected to be settled within one year. Outside of one year, we are unable to make a reasonably reliable estimate of when cash settlement with a taxing authority will occur.

Off-Balance Sheet Arrangements

        As at 1 July 2011, we did not have any material off-balance sheet arrangements.

SEAGATE TECHNOLOGY PLC

Financial Risk Management

        We have exposure to market risks due to the volatility of interest rates, foreign currency exchange rates, equity and bond markets. A portion of these risks are hedged, but fluctuations could impact our results of operations, financial position and cash flows. Additionally, we have exposure to downgrades in the credit ratings of our counterparties as well as exposure related to our credit rating changes.

  Interest Rate Risk

        Our exposure to market risk for changes in interest rates relates primarily to our investment portfolio. At 1 July 2011, with the exception of our auction rate securities, we had no marketable securities that had been in a continuous unrealized loss position for a period greater than 12 months and determined that no investments were other-than-temporarily impaired. We currently do not use derivative financial instruments in our investment portfolio.

        We have fixed rate debt obligations. We enter into debt obligations for general corporate purposes including capital expenditures and working capital needs. We currently do not use interest rate derivatives to hedge interest rate exposure on our outstanding debt.

  Foreign Currency Exchange Risk

        We may enter into foreign currency forward exchange contracts to manage exposure related to certain foreign currency commitments and anticipated foreign currency denominated expenditures. Our policy prohibits us from entering into derivative financial instruments for speculative or trading purposes. During fiscal years 2011 and 2010, we did not enter into any hedges of net investments in foreign operations.

        We also hedge a portion of our foreign currency denominated balance sheet positions with foreign currency forward exchange contracts to reduce the risk that our earnings will be adversely affected by changes in currency exchange rates. The changes in fair value of these hedges are recognized in earnings in the same period as the gains and losses from the remeasurements of the assets and liabilities. These foreign currency forward exchange contracts are not designated as hedging instruments under ASC 815, Derivatives and Hedging.

        All these forward contracts mature within 12 months. We evaluate hedging effectiveness prospectively and retrospectively and record any ineffective portion of the hedging instruments in Costs of Revenue on the Consolidated Profit and Loss Account. We did not have any material net gains (losses) recognized in Costs of Revenue for cash flow hedges due to hedge ineffectiveness or discontinued cash flow hedges during fiscal years 2011 and 2010.

  Other Market Risks

        We have exposure to counterparty credit downgrades in the form of credit risk related to our foreign currency forward exchange contracts and our fixed income portfolio. We monitor and limit our credit exposure for our foreign currency forward exchange contracts by performing ongoing credit evaluations. We also manage the notional amount of contracts entered into with any one counterparty, and we maintain limits on maximum tenor of contracts based on the credit rating of the financial institutions. Additionally, the investment portfolio is diversified and structured to minimize credit risk. As of 1 July 2011, we had counterparty credit exposure of $5 million comprised of the mark-to-market valuation related to our foreign currency forward exchange contracts in a gain position. Changes in our corporate issuer credit ratings have minimal impact on our financial results, but downgrades may

SEAGATE TECHNOLOGY PLC

negatively impact our future transaction costs and our ability to execute transactions with various counterparties.

        We are subject to equity market risks due to changes in the fair value of the notional investments selected by its employees as part of its SDCP. Prior to 3 January 2011, the Company had a TRS in order to manage the equity market risks associated with the SDCP liabilities. Effective 3 January 2011, the Company cancelled the TRS, and currently manages its exposure to equity market risks associated with the SDCP liabilities by investing directly in mutual funds that mirror the employees' investment options.

        During fiscal year 2011, approximately $1 million of our auction rate securities were called by the issuers. As of 1 July 2011 we continued to hold auction rate securities with a par value of approximately $18 million, all of which are collateralized by student loans guaranteed by the Federal Family Education Loan Program. Beginning in the March 2008 quarter, these securities have continuously failed to settle at auction. As of 1 July 2011, the estimated fair value of these auction rate securities was $16 million. We believe that the impairments totaling $2 million are temporary as we do not intend to sell these securities and have concluded it is not more likely than not that we will be required to sell the securities before the recovery of the amortized cost basis. As such, the impairment was recorded in Other comprehensive income (loss) and these securities were classified as long-term investments.

LIKELY FUTURE DEVELOPMENT

        We are committed to developing new component technologies, products and alternative storage technologies, including solid state technology. Our research and development focus is designed to bring new products to market in high volume, with quality attributes that our customers expect, before our competitors. Part of our product development strategy is to leverage a design platform and/or subsystem within product families to serve different market needs. This platform strategy allows for more efficient resource utilization, leverages best design practices, reduces exposure to changes in demand, and allows for achievement of lower costs through purchasing economies. Our advanced technology integration effort focuses disk drive and component research on recording subsystems, including read/write heads and recording media, market-specific product technology and technology focused towards new business opportunities. The primary purpose of our advanced technology integration effort is to ensure timely availability of mature component technologies to our product development teams as well as allowing us to leverage and coordinate those technologies in the design centers across our products in order to take advantage of opportunities in the marketplace. During fiscal years 2011 and 2010, we had product development expenses of approximately $875 million and $877 million, respectively, which represented 8% of our consolidated revenue for both years.

DIRECTORS

        The directors are as listed on page B-1.

SEAGATE TECHNOLOGY PLC

DIRECTORS' AND SECRETARY'S INTERESTS IN SHARES

        Details of directors' and secretary's interests in the ordinary shares of Seagate plc upon appointment at 3 July 2010 were as follows:

		Interests held as at 3 July 2010(1)
Director	Shares	Vested options	Unvested options	Restricted share units	Restricted shares
Stephen J. Luczo(2)	5,676,534	1,325,416	2,294,584	—	6,250
Frank J. Biondi, Jr.	3,750	129,583	25,417	—	11,250
Lydia M. Marshall	8,000	169,583	25,417	—	11,250
C.S. Park	5,600	43,233	19,167	—	11,250
Gregorio Reyes	7,290	129,583	25,417	—	11,250
John W. Thompson	165,660	104,583	25,417	—	11,250
Edward J. Zander	3,750	17,187	47,813	—	16,250
Kenneth M. Massaroni	2,733	122,656	314,844	—	9,375

(1)
All interests declared are in the ordinary shares of $0.00001 par value of Seagate plc.

(2)
Excludes 150,000 unvested share awards that contain certain performance conditions.

        Details of directors' and secretary's interests in the ordinary shares of Seagate plc upon appointment as at 1 February 2011 were as follows:

		Interests held as at 1 February 2011(1)
Director	Shares	Vested options	Unvested options	Restricted share units	Restricted shares
Michael R. Cannon	6,885	—	—	10,340	—

(1)
All interests declared are in the ordinary shares of $0.00001 par value of Seagate plc.

        Details of directors' and secretary's interests in the ordinary shares of Seagate plc as at 1 July 2011 were as follows:

		Interests held as at 1 July 2011(1)
Director	Shares	Vested options	Unvested options	Restricted share units	Restricted shares
Stephen J. Luczo(2)	5,556,823	2,029,484	1,802,084	—	3,750
Frank J. Biondi, Jr.	7,500	144,999	10,001	16,698	7,500
Michael R. Cannon	6,885	—	—	10,340	—
Lydia M. Marshall	11,750	184,999	10,001	16,698	7,500
C.S. Park	9,350	48,699	10,001	16,698	7,500
Gregorio Reyes	11,040	144,999	10,001	16,698	7,500
John W. Thompson	139,410	119,999	10,001	16,698	7,500
Edward J. Zander	8,750	35,103	29,897	16,698	11,250
Kenneth M. Massaroni(3)	5,222	266,404	213,596	10,200	6,250

(1)
All interests declared are in the ordinary shares of $0.00001 par value of Seagate plc.

None of the directors nor the Company secretary had any interest in the shares of Seagate plc as at 2 July 2010.

(2)
Excludes 227,780 unvested share awards that contain certain performance and market conditions.

(3)
Excludes 12,600 unvested share awards that contain certain performance and market conditions.

SEAGATE TECHNOLOGY PLC

        Details of directors' and secretary's interests in the shares of Seagate-Cayman, the immediate and ultimate controlling parent of Seagate plc as at 2 July 2010, were as follows:

		Interests held as at 2 July 2010(1)
Director	Shares	Vested options	Unvested options	Restricted shares
Kenneth M. Massaroni	2,733	122,656	314,844	9,375

(1)
All interests declared are in the ordinary shares of $0.00001 par value of Seagate-Cayman. Kenneth M. Massaroni held 1 share in Seagate plc as nominee for Seagate-Cayman as at 2 July 2010.

IMPORTANT EVENTS SINCE THE PERIOD END

  Dividends

        On 20 July 2011, the Board of Directors approved a cash dividend of $0.18 per share, which will be payable on 26 August 2011 to shareholders of record as of the close of business on 5 August 2011.

POLITICAL DONATIONS

        During the year ended 1 July 2011, the Company made no political donations.

BRANCHES OUTSIDE THE STATE

        The Company has established branches, within the meaning of EU Council Directive 89/666/EEC (implemented in Ireland by the European Communities (Branch Disclosures) Regulations 1993), in the Netherlands, Singapore and Northern Ireland.

BOOKS AND RECORDS

        The directors are responsible for ensuring that proper books and accounting records, as outlined in Section 202 of the Companies Act 1990, are kept by the Company. To achieve this, the directors have appointed experienced bookkeepers who are professionally qualified, who report to the Chief Financial Officer and ensure that the requirements of Section 202 of the Companies Act 1990 are complied with.

        The books and accounting records are maintained at the Company's principal accounting offices at 10200 South De Anza Boulevard, Cupertino, California, United States of America, and are open at all reasonable times to inspection by the directors. Accounts and returns relating to the business dealt with in the books of account are kept in order to disclose the Company's financial position and are returned to the Company's registered office at intervals not exceeding six months to enable the preparation with reasonable accuracy of its balance sheet, profit and loss account, and notes to the financial statements in accordance with the Companies Acts.

STATEMENT OF DIRECTORS' RESPONSIBILITIES

        Company law in the Republic of Ireland requires the Directors to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the Parent Company and of the Group and of the profit or loss of the Group for that period.

        In preparing the financial statements of the Group, the Directors are required to:

  •
  select suitable accounting policies and then apply them consistently;

  •
  make judgments and estimates that are reasonable and prudent;

SEAGATE TECHNOLOGY PLC

  •
  comply with applicable US generally accepted accounting principles to the extent that the use of US generally accepted accounting principles does not contravene any provision of the Companies Acts or of any regulations made there under, subject to any material departures disclosed and explained in the financial statements; and

  •
  prepare the financial statements on the going concern basis unless it is inappropriate to presume that the Group will continue in business.

        The considerations set out above for the Group are also required to be addressed by the Directors in preparing the financial statements of the Parent Company (which are set out on pages B-112 to B-117), in respect of which the applicable accounting standards are those which are generally accepted in the Republic of Ireland.

        The Directors have elected to prepare the Parent Company's financial statements in accordance with generally accepted accounting practice in Ireland (Irish GAAP) comprising the financial reporting standards issued by the Accounting Standards Board and promulgated by the Institute of Chartered Accountants in Ireland, together with the Companies Acts, 1963 to 2009.

        The Directors are responsible for keeping proper books of account which disclose with reasonable accuracy at any time the financial position of the Parent Company and which enable them to ensure that the financial statements of the Group are prepared in accordance with applicable US generally accepted accounting principles and comply with the provisions of the Companies Acts, 1963 to 2009. They are also responsible for safeguarding the assets of the Group and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

SEAGATE TECHNOLOGY PLC

AUDITORS

        The auditors, Ernst & Young, Chartered Accountants, will continue in office in accordance with Section 160(2) of the Companies Act, 1963.

        Approved by the Board of Directors on 9 September 2011 and signed on its behalf by:

/s/ STEPHEN J. LUCZO Stephen J. Luczo	/s/ FRANK J. BIONDI, JR. Frank J. Biondi, Jr.

INDEPENDENT AUDITORS' REPORT TO THE MEMBERS OF SEAGATE TECHNOLOGY PLC

        We have audited the group and parent company financial statements (the "financial statements") of Seagate Technology plc for the year ended 1 July 2011 which comprise the Consolidated Profit and Loss Account, the Consolidated Balance Sheet, the Consolidated Statement of Cash Flows, the Company Balance Sheet and the related notes 1 to 20 in respect of the group financial statements and notes 1 to 10 in respect of the parent company financial statements. These financial statements have been prepared under the accounting policies set out therein.

        This report is made solely to the company's members, as a body, in accordance with section 193 of the Companies Act, 1990. Our audit work has been undertaken so that we might state to the company's members those matters we are required to state to them in an auditors' report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company's members as a body, for our audit work, for this report, or for the opinions we have formed.

Respective responsibilities of directors and auditors

        The directors are responsible for the preparation of the group financial statements in accordance with applicable Irish law and U.S. Generally Accepted Accounting Principles (U.S. GAAP), as defined in section 1(1) of the Companies (Miscellaneous Provisions) Act 2009, to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulation made there under, and for the preparation of the parent company financial statements in accordance with applicable Irish law and Accounting Standards issued by the Accounting Standards Board and promulgated by the Institute of Chartered Accountants in Ireland (Generally Accepted Accounting Practice in Ireland) as set out in the Statement of Directors' Responsibilities.

        Our responsibility is to audit the financial statements in accordance with relevant legal and regulatory requirements and International Standards on Auditing (UK and Ireland).

        We report to you our opinion as to whether the group financial statements give a true and fair view in accordance with U.S. GAAP to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulation made there under, and have been properly prepared in accordance with the requirements of the Companies Acts, 1963 to 2009. We report to you our opinion as to whether the parent company financial statements give a true and fair view in accordance with Generally Accepted Accounting Practice in Ireland, and have been properly prepared in accordance with the requirements of the Companies Acts, 1963 to 2009. We also report to you our opinion as to: whether proper books of account have been kept by the company; whether, at the balance sheet date, there exists a financial situation which may require the convening of an extraordinary general meeting of the company; and whether the information given in the Directors' Report is consistent with the financial statements. In addition, we state whether we have obtained all the information and explanations necessary for the purposes of our audit and whether the company balance sheet is in agreement with the books of account.

        We also report to you if, in our opinion, any information specified by law regarding directors' remuneration and other transactions is not disclosed and, where practicable, include such information in our report.

        We read the Directors' Report and consider the implications for our report if we become aware of any apparent misstatements within it.

INDEPENDENT AUDITORS' REPORT TO THE MEMBERS OF SEAGATE TECHNOLOGY PLC (Continued)

Basis of audit opinion

        We conducted our audit in accordance with International Standards on Auditing (UK and Ireland) issued by the Auditing Practices Board. An audit includes examination, on a test basis, of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgments made by the directors in the preparation of the financial statements, and of whether the accounting policies are appropriate to the group's and company's circumstances, consistently applied and adequately disclosed.

        We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

Opinion

        In our opinion the group financial statements give a true and fair view, in accordance with U.S. GAAP to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulation made there under, of the state of affairs of the group as at 1 July 2011 and of its profit for the year then ended and have been properly prepared in accordance with the Companies Acts, 1963 to 2009; and the parent company balance sheet gives a true and fair view, in accordance with Generally Accepted Accounting Practice in Ireland, of the state of affairs of the company as at 1 July 2011 and have been properly prepared in accordance with the Companies Acts, 1963 to 2009.

        We have obtained all the information and explanations we consider necessary for the purposes of our audit. In our opinion proper books of account have been kept by the company. The company balance sheet is in agreement with the books of account.

        In our opinion the information given in the Directors' Report is consistent with the financial statements.

        In our opinion, the company balance sheet does not disclose a financial situation which under Section 40(1) of the Companies (Amendment) Act, 1983 would require the convening of an extraordinary general meeting of the Company.

/s/ BREFFNI MAGUIRE

Breffni Maguire
On behalf of Ernst & Young
Dublin

9 September 2011

SEAGATE TECHNOLOGY PLC

CONSOLIDATED PROFIT AND LOSS ACCOUNT

		Fiscal Years Ended
(US dollars in millions)	Note	1 July 2011	2 July 2010
Revenue		$10,971	$11,395
Cost of revenue		8,825	8,191

Gross profit		2,146	3,204
Product development		875	877
Marketing and administrative expenses		445	437
Amortization of intangibles	3	2	27
Restructuring and other, net	4	18	66
Impairment of other long-lived assets, net of recoveries	3	—	57

		1,340	1,464

Operating earnings		806	1,740
Interest income		7	6
Interest expense		(214)	(174)
Other income and charges, net		(20)	(3)

Income before taxes		579	1,569
Income tax expense (benefit)	6	68	(40)

Net income		$511	$1,609

        Approved by the Board of Directors on 9 September 2011 and signed on its behalf by:

/s/ STEPHEN J. LUCZO Stephen J. Luczo	/s/ FRANK J. BIONDI, JR. Frank J. Biondi, Jr.

SEAGATE TECHNOLOGY PLC

CONSOLIDATED BALANCE SHEET

(US dollars in millions)	Note	1 July 2011	2 July 2010
ASSETS
Fixed assets:
Intangible assets	3	$32	$38
Tangible assets	2	2,245	2,263
Financial assets	8	43	45

		2,320	2,346
Current assets:
Inventories	2	872	757
Trade debtors	2	1,495	1,400
Other debtors—amounts falling due within one year	2	805	632
Investments	2	474	252
Restricted cash and investments	2	102	114
Cash and cash equivalents	2	2,677	2,263

		6,425	5,418
Other debtors—amounts falling due after one year	2	480	483

Total Assets		$9,225	$8,247

LIABILITIES
Capital and reserves:
Share capital	9	$—	$—
Share premium	9	3,934	3,851
Other reserves	9	40	(4)
Profit and loss account	9	(1,511)	(1,123)

		2,463	2,724
Provisions for liabilities and charges:
Taxation	6	92	81
Other provisions	2, 15	387	456

		479	537
Creditors—amounts falling due within one year:
Debt	8	560	329
Trade creditors		2,063	1,780
Other creditors	2	622	633

		3,245	2,742
Creditors—amounts falling due after one year
Debt	8	2,952	2,173
Other creditors		86	71

Total Liabilities		$9,225	$8,247

        Approved by the Board of Directors on 9 September 2011 and signed on its behalf by:

/s/ STEPHEN J. LUCZO Stephen J. Luczo	/s/ FRANK J. BIONDI, JR. Frank J. Biondi, Jr.

SEAGATE TECHNOLOGY PLC

CONSOLIDATED STATEMENT OF CASH FLOWS

	Fiscal Year Ended
(US dollars in millions)	1 July 2011	2 July 2010
OPERATING ACTIVITIES
Net income	$511	$1,609
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	754	780
Share-based compensation	51	57
Loss on redemption of debt	26	—
Gain on sale of tangible assets	(23)	(4)
Impairment of other long-lived assets, net of recoveries	—	57
Deferred income taxes	46	(36)
Other non-cash operating activities, net	15	38
Changes in operating assets and liabilities:
Trade debtors	(95)	(367)
Inventories	(115)	(170)
Trade creditors	386	2
Other assets and liabilities	(292)	(34)

Net cash provided by operating activities	1,264	1,932

INVESTING ACTIVITIES
Acquisition of tangible assets	(843)	(639)
Proceeds from the sale of tangible assets	77	21
Purchases of short-term investments	(487)	(373)
Sales of short-term investments	159	119
Maturities of short-term investments	101	114
Change in restricted cash and investments	14	15
Other investing activities, net	(2)	(9)

Net cash used in investing activities	(981)	(752)

FINANCING ACTIVITIES
Proceeds from short-term borrowings	—	15
Net proceeds from issuance of long-term debt	1,324	587
Repayments of short-term borrowings	—	(365)
Repayments of long-term debt and capital lease obligations	(377)	(462)
Change in restricted cash and investments	2	379
Proceeds from issuance of ordinary shares under employee share plans	83	86
Dividends to shareholders	(74)	—
Repurchases of ordinary shares	(822)	(584)
Other financing activities, net	(5)	—

Net cash provided by (used in) financing activities	131	(344)

Increase in cash and cash equivalents	414	836
Cash and cash equivalents at the beginning of the year	2,263	1,427

Cash and cash equivalents at the end of the year	$2,677	$2,263

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$193	$138
Cash paid for income taxes, net of refunds	18	(14)

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.     Basis of Presentation and Summary of Significant Accounting Policies

  Organization

        Seagate Technology plc ("Seagate plc") was incorporated in Ireland, as a public limited company, on 22 January 2010 in order to assist the change of the Company's jurisdiction of incorporation from the Cayman Islands to Ireland (the "Scheme of Arrangement"). On 27 January 2010, the Board of Directors of Seagate-Cayman approved the Scheme of Arrangement. At a special court-ordered meeting of shareholders on 14 April 2010, Seagate-Cayman shareholders voted in favor of a reorganization proposal pursuant to which all Seagate-Cayman common shares would be cancelled and all holders of such shares would receive ordinary shares of Seagate plc, a newly formed Irish public limited company, on a one-to-one basis. On 14 May 2010, the Scheme of Arrangement was sanctioned at a Cayman Court hearing.

        The Scheme of Arrangement became effective at 1:30 p.m., Pacific Time, on 3 July 2010.

        Subsequent to the Scheme of Arrangement, shares of Seagate plc began trading on the NASDAQ Global Select Market under the symbol "STX" on 6 July 2010.

        This transaction was accounted for in these consolidated financial statements as a merger between entities under common control; accordingly, the historical consolidated financial statements of Seagate Technology for periods prior to this transaction are considered to be the historical consolidated financial statements of Seagate plc. No changes in consolidated assets or liabilities resulted from this transaction, other than Seagate plc has provided a guarantee of amounts due under certain borrowing arrangements as described in Note 5. See Note 9 for a discussion of the capital structure of Seagate plc.

  Accounting convention and basis of preparation of financial statements

        The directors have elected to prepare the consolidated financial statements of Seagate Technology plc (the "Company") in accordance with Section 1 of the Companies (Miscellaneous Provisions) Act, 2009, which provides that a true and fair view of the state of affairs and profit or loss may be given by preparing the financial statements in accordance with accounting principles generally accepted in the United States of America (US GAAP), as defined in Section 1(1) of the Companies (Miscellaneous Provisions) Act, 2009, to the extent that the use of those principles in the preparation of the financial statements does not contravene any provision of the Companies Acts or of any regulations made thereunder.

        These financial statements therefore were prepared in accordance with Irish Company Law, to present to the shareholders of the Company and file with the Companies Registration Office in Ireland. Accordingly, these consolidated financial statements include presentation and additional disclosures required by the Republic of Ireland's Companies Acts, 1963 to 2009 (Companies Acts) in addition to those disclosures required under U.S. GAAP.

  Basis of presentation and consolidation

        The consolidated financial statements include the accounts of the Company and all its wholly-owned subsidiaries, after elimination of intercompany transactions and balances. The consolidated financial statements reflect, in the opinion of management, all material adjustments necessary to present fairly the consolidated financial position, results of operations, cash flows and shareholders' equity for the periods presented.

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The Company operates and reports financial results on a fiscal year of 52 or 53 weeks ending on the Friday closest to June 30. Accordingly, fiscal years 2011 and 2010 were comprised of 52 weeks and ended on 1 July 2011 and 2 July 2010, respectively. All references to years in these Notes to Consolidated Financial Statements represent fiscal years unless otherwise noted.

        In these Notes to the Consolidated Financial Statements, unless the context indicates otherwise, as used herein, the terms "we," "us," "Seagate," the "Company" and "our" refer to the Seagate Group. In these Notes to the Consolidated Financial Statements, references to Other comprehensive income (loss) (OCI) refer to a component of "Other Reserves".

  Summary of Significant Accounting Policies

        Cash, Cash Equivalents and Short-Term Investments.    The Company considers all highly liquid investments with a remaining maturity of 90 days or less at the time of purchase to be cash equivalents. Cash equivalents are carried at cost, which approximates fair value. The Company's short-term investments are primarily comprised of readily marketable debt securities with remaining maturities of more than 90 days at the time of purchase. With the exception of restricted cash and investments, held for its non-qualified deferred compensation plan, the Company has classified its entire investment portfolio as available-for-sale and it is stated at fair value with unrealized gains and losses included in Accumulated other comprehensive income (loss), which is a component of Other reserves. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in interest income. Realized gains and losses are included in Other income and charges, net. The cost of securities sold is based on the specific identification method.

        Restricted Cash and Investments.    Restricted cash and investments represents cash and investments that are restricted as to withdrawal or use for other than current operations.

        Allowances for Doubtful Accounts.    The Company maintains an allowance for uncollectible trade debtors based upon expected collectability. This reserve is established based upon historical trends, global macroeconomic conditions and an analysis of specific exposures. The provision for doubtful accounts is recorded as a charge to Marketing and administrative expenses.

        Inventory.    Inventory is valued at the lower of cost (which approximates actual cost using the first-in, first-out method) or market. Market value is based upon an estimated average selling price reduced by estimated cost of completion and disposal.

        Tangible assets.    Tangible assets are stated at cost. Equipment and buildings are depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the shorter of the estimated life of the asset and the remaining term of the lease. The costs of additions and substantial improvements to tangible assets, which extend the economic life of the underlying assets, are capitalized. The cost of maintenance and repairs to tangible assets is expensed as incurred.

        Derivative Financial Instruments.    The Company applies the requirements of ASC Topic 815 (ASC 815), Derivatives and Hedging. ASC 815 requires that all derivatives be recorded on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships (see Note 7).

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Establishment of Warranty Accruals.    The Company estimates probable product warranty costs at the time revenue is recognized. The Company generally warrants its products for a period of one to five years. The Company's warranty provision considers estimated product failure rates and trends (including the timing of product returns during the warranty periods), estimated repair or replacement costs and estimated costs for customer compensatory claims related to product quality issues, if any. Should actual experience in any future period differ significantly from its estimates, or should the rate of future product technological advancements fail to keep pace with the past, the Company's future results of operations could be materially affected. The Company also exercises judgment in estimating its ability to sell certain repaired disk drives. To the extent such sales vary significantly from the Company's forecast, warranty cost will be adversely or favorably impacted.

        Revenue Recognition, Sales Returns and Allowances, and Sales Incentive Programs.    The Company's revenue recognition policy complies with ASC Topic 605 (ASC 605), Revenue Recognition. Revenue from sales of products, including sales to distribution customers, is generally recognized when title and risk of loss has passed to the buyer, which typically occurs upon shipment from the Company or third party warehouse facilities, persuasive evidence of an arrangement exists, including a fixed or determinable price to the buyer, and when collectability is reasonably assured. Revenue from sales of products to direct retail customers and to customers in certain indirect retail channels is recognized on a sell-through basis.

        The Company records estimated product returns at the time of shipment. The Company also estimates reductions to revenue for sales incentive programs, such as price protection, and volume incentives, and records such reductions when revenue is recorded. The Company establishes certain distributor and OEM sales programs aimed at increasing customer demand. For the distribution channel, these programs typically involve rebates related to a distributor's level of sales, order size, advertising or point of sale activity and price protection adjustments. For OEM sales, rebates are typically based on an OEM customer's volume of purchases from Seagate or other agreed upon rebate programs. The Company provides for these obligations at the time that revenue is recorded based on estimated requirements. Marketing development programs are either recorded as a reduction to revenue or as an addition to marketing expense depending on the contractual nature of the program.

        Product Development Costs.    Product development costs, which includes both research and development costs, are recognized as expense.

        Distribution Costs.    The Company includes distribution costs, which includes shipping and handling, in Cost of revenue for all periods presented. These costs amounted to $252 million and $224 million in fiscal years 2011 and 2010.

        Restructuring Costs.    The Company records restructuring activities, including costs for one-time termination benefits, in accordance with ASC Topic 420 (ASC 420), Restructuring. Severance costs accounted for under ASC 420 are recognized when management, having the appropriate authorization, has committed to a restructuring plan and has communicated those actions to employees. Employee termination benefits covered by existing benefit arrangements are recorded in accordance with ASC Topic 712, Non-retirement Postemployment Benefits. These costs are recognized when management has committed to a restructuring plan and the severance costs are probable and estimable.

        Advertising Expense.    The cost of advertising is expensed as incurred. Advertising costs were approximately $21 million and $23 million in fiscal years 2011 and 2010, respectively.

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Share-Based Compensation.    The Company accounts for share-based compensation under the fair value recognition provisions of ASC Topic 718 (ASC 718), Compensation-Stock Compensation. The Company has elected to apply the with-and-without method to assess the realization of excess tax benefits.

        Accounting for Income Taxes.    The Company accounts for income taxes pursuant to ASC Topic 740 (ASC 740), Incomes Taxes. In applying ASC 740, the Company makes certain estimates and judgments in determining income tax expense for financial statement purposes. These estimates and judgments occur in the calculation of tax credits, recognition of income and deductions and calculation of specific tax assets and liabilities, which arise from differences in the timing of recognition of revenue and expense for tax and financial statement purposes, as well as tax liabilities associated with uncertain tax positions. The calculation of tax liabilities involves uncertainties in the application of complex tax rules and the potential for future adjustment of the Company's uncertain tax positions by the Internal Revenue Service or other tax jurisdictions. If estimates of these tax liabilities are greater or less than actual results, an additional tax benefit or provision will result. The deferred tax assets the Company records each period depend primarily on the Company's ability to generate future taxable income in the United States and certain non-U.S. jurisdictions. Each period, the Company evaluates the need for a valuation allowance for its deferred tax assets and, if necessary, adjusts the valuation allowance so that net deferred tax assets are recorded only to the extent the Company concludes it is more likely than not that these deferred tax assets will be realized. If the Company's outlook for future taxable income changes significantly, the Company's assessment of the need for a valuation allowance may also change.

        Foreign Currency Remeasurement and Translation.    The U.S. dollar is the functional currency for substantially all of the Company's foreign operations. Monetary assets and liabilities denominated in foreign currencies are remeasured into U.S. dollars at the balance sheet date. The gains and losses from the remeasurement of foreign currency denominated balances into U.S. dollars are included in net income (loss) for those operations.

        Accounting for Goodwill.    Irish Company law requires that goodwill is written off over a period of time which does not exceed its useful economic life. Consistent with US GAAP, Seagate considers goodwill an indefinite-lived intangible asset that is not amortized over an arbitrary period. Rather, goodwill is subject to an annual impairment test.

Concentrations

        Concentration of Credit Risk.    The Company's customer base for disk drive products is concentrated with a small number of OEMs and distributors. The Company does not generally require collateral or other security to support trade debtors. To reduce credit risk, the Company performs ongoing credit evaluations on its customers' financial condition. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends and other information. Hewlett-Packard Company and Dell Inc. each accounted for more than 10 percent of the Company's trade debtors as of 1 July 2011.

        Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents, short-term investments and foreign currency forward exchange contracts. The Company further mitigates concentrations of credit risk in its investments through diversification, by limiting its investments in the debt securities of a single issuer, and investing in highly rated securities.

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        In entering into foreign currency forward exchange contracts, the Company assumes the risk that might arise from the possible inability of counterparties to meet the terms of their contracts. The counterparties to these contracts are major multinational commercial banks, and the Company has not incurred and does not expect any losses as a result of counterparty defaults.

        Supplier Concentration.    Certain of the raw materials, components and equipment used by the Company in the manufacture of its products are available from a sole supplier or a limited number of suppliers. Shortages could occur in these essential materials and components due to an interruption of supply or increased demand in the industry. If the Company were unable to procure certain materials, components or equipment at acceptable prices, it would be required to reduce its manufacturing operations, which could have a material adverse effect on its results of operations. In addition, the Company has made prepayments to certain suppliers. Should these suppliers be unable to deliver on their obligations or experience financial difficulty, the Company may not be able to recover these prepayments.

Newly Adopted and Recently Issued Accounting Pronouncements

        In June 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update (ASU) No. 2011-05, Comprehensive Income (ASC Topic 220)—Presentation of Comprehensive Income. The ASU requires companies to report comprehensive income, including items of other comprehensive income, for all periods presented in a single continuous financial statement in the Consolidated Profit and Loss Account or split between the Consolidated Profit and Loss Account and a separate Consolidated Statement of Other Comprehensive Income. The ASU is effective for the Company's first quarter of fiscal year 2013. Other than requiring additional disclosures, the adoption of this new guidance will not have a material impact on the Company's consolidated financial statements.

        In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement (ASC Topic 820)—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The ASU requires additional disclosures about the sensitivity to changes in unobservable inputs for Level 3 measurements. In addition, for items that are not measured at fair value on the balance sheet but for which the disclosure of fair values in the footnotes is required, the ASU requires disclosures of the categorization by level within the fair value hierarchy. The ASU is effective for the Company's first quarter of fiscal year 2013. Other than requiring additional disclosures, the adoption of this new guidance will not have a material impact on the Company's consolidated financial statements.

        In December 2010, the FASB issued ASU No. 2010-29, Business Combinations (ASC Topic 805)—Disclosures of Supplementary Pro Forma Information for Business Combinations. The ASU clarifies that pro forma information to be disclosed should be as though the business combination(s) that occurred during the current year had occurred as of the beginning of the annual reporting period. The ASU is effective for the Company's first quarter of fiscal year 2012. The adoption of this new guidance will not have a material impact on the Company's consolidated financial statements.

        In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures (ASC Topic 820)—Improving Disclosures About Fair Value Measurements. The ASU requires new disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. It also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The new disclosures and clarifications of existing disclosures are effective for the Company's third quarter of fiscal year 2010, except for the disclosures about purchases, sales, issuances,

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

and settlements relating to Level 3 measurements, which are effective for the Company's first quarter of fiscal year 2012. Other than requiring additional disclosures, the adoption of this new guidance did not and will not have a material impact on the Company's consolidated financial statements.

        In October 2009, the FASB issued ASU No. 2009-13, Revenue Recognition (ASC Topic 605)—Multiple-Deliverable Revenue Arrangements, a consensus of the FASB Emerging Issues Task Force. This guidance modifies the fair value requirements of ASC subtopic 605-25, Revenue Recognition-Multiple Element Arrangements by allowing the use of the best estimate of selling price (BESP) in addition to vendor-specific objective evidence (VSOE) and verifiable objective evidence (VOE) (now referred to as TPE standing for third-party evidence) for determining the selling price of a deliverable. A vendor is now required to use its best estimate of the selling price when VSOE or TPE of the selling price cannot be determined. In addition, the residual method of allocating arrangement consideration is no longer permitted. The Company implemented the provisions of this guidance beginning on July 3, 2010 on a prospective basis for all new or materially modified arrangements entered into on or after that date. The adoption of this guidance did not have a material impact on the Company's consolidated financial statements.

        In October 2009, the FASB issued ASU No. 2009-14, Software (ASC Topic 985)—Certain Revenue Arrangements That Include Software Elements, a consensus of the FASB Emerging Issues Task Force. This guidance modifies the scope of ASC subtopic 985-605, Software-Revenue Recognition to exclude from its requirements (a) non-software components of tangible products and (b) software components of tangible products that are sold, licensed, or leased with tangible products when the software components and non-software components of the tangible product function together to deliver the tangible product's essential functionality. The Company implemented the provisions of this guidance beginning on July 3, 2010 on a prospective basis for all new or materially modified arrangements entered into on or after that date. The adoption of this guidance did not have a material impact on the Company's consolidated financial statements.

2.     Balance Sheet Information

  Investments

        The Company's short-term investments are primarily comprised of readily marketable debt securities with remaining maturities of more than 90 days at the time of purchase. With the exception of securities held for its non-qualified deferred compensation plan, which are classified as trading securities, the Company classifies its investment portfolio as available-for-sale. The Company recognizes its available-for-sale investments at fair value with unrealized gains and losses included in Accumulated other comprehensive income (loss), which is a component of other reserves. The amortized cost of debt securities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in interest income. Realized gains and losses are included in Other Income and Charges, net. The cost of securities sold is based on the specific identification method.

        The Company's available-for-sale securities include investments in auction rate securities. Beginning in fiscal year 2008, the Company's auction rate securities failed to settle at auction and have continued to fail through 1 July 2011. Since the Company continues to earn interest on its auction rate securities at the maximum contractual rate, there have been no payment defaults with respect to such securities, and they are all collateralized, the Company expects to recover the entire amortized cost basis of these auction rate securities. The Company does not intend to sell these securities and has concluded it is not more likely than not that the Company will be required to sell the securities before

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the recovery of their amortized cost basis. As such, the Company believes the impairments totaling $2 million are not other-than-temporary and therefore have been recorded in Accumulated other comprehensive income (loss), which is a component of other reserves. Given the uncertainty as to when the liquidity issues associated with these securities will improve, these securities were classified as long-term investments in the Company's Consolidated Balance Sheet.

        As of 1 July 2011, the Company's restricted cash and investments consisted of $84 million in cash and investments held in trust for payment of its non-qualified deferred compensation plan liabilities and $18 million in cash and investments held as collateral at banks for various performance obligations. As of 2 July 2010, the Company's restricted cash and investments consisted of $76 million in cash and investments held in trust for payment of its non-qualified deferred compensation plan liabilities and $38 million in cash and investments held as collateral at banks for various performance obligations.

        Effective 3 January 2011, the Company cancelled its Total Return Swap (TRS), which had been used to manage the equity market risks associated with its Non-qualified Deferred Compensation Plan—the Seagate Deferred Compensation Plan (the "SDCP"). Currently, the Company manages its exposure to equity market risks associated with the deferred compensation liabilities by investing directly in mutual funds that mirror the employees' investment options. The Company classified investments held to satisfy the deferred compensation liabilities as trading securities.

        The following table summarizes, by major type, the fair value and amortized cost of the Company's investments as of 1 July 2011:

(US dollars in millions)	Amortized Cost	Unrealized Gain/ (Loss)	Fair Value(2)
Available-for-sale securities:
Commercial paper	$1,729	$—	$1,729
Money market funds	815	—	815
U.S. treasuries and agency bonds	190	—	190
Certificates of deposit	136	—	136
Corporate bonds	116	—	116
Auction rate securities	18	(2)	16
Other debt securities	96		96

	3,100	(2)	3,098
Trading securities	80	4	84

Total	$3,180	$2	$3,182

Included in Cash and cash equivalents			$2,590	(1)
Included in Short-term investments			474
Included in Restricted cash and investments			102
Included in Other debtors—amounts falling due after one year			16

Total			$3,182

(1)
Amount does not include $87 million of cash held in banks.

(2)
Represents the Company's investments that are listed.

        As of 1 July 2011, with the exception of the Company's auction rate securities, the Company had no available-for-sale securities that had been in a continuous unrealized loss position for a period

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

greater than 12 months. The Company determined no available-for-sale securities were other-than-temporarily impaired as of 1 July 2011.

        The fair value of the Company's investments in debt securities classified as available-for-sale at 1 July 2011 by remaining contractual maturity was as follows:

(US dollars in millions)	Amortized Cost	Fair Value
Due in less than 1 year	$2,876	$2,876
Due in 1 to 3 years	206	206
Thereafter	18	16

Total	$3,100	$3,098

        The following table summarizes, by major type, the fair value and amortized cost of the Company's investments as of 2 July 2010:

(US dollars in millions)	Amortized Cost	Unrealized Gain/ (Loss)	Fair Value(2)
Available-for-sale securities:
Commercial paper	$1,231	$—	$1,231
Money market funds	833	—	833
U.S. treasuries and agency bonds	154	1	155
Other debt securities	134	—	134
Auction rate securities	19	(2)	17

Total	$2,371	$(1)	$2,370

Included in Cash and cash equivalents			$2,101	(1)
Included in Short-term investments			252
Included in Other debtors—amounts falling due after one year			17

Total			$2,370

(1)
Amount does not include $162 million of cash held in banks.

(2)
Represents the Company's investments that are listed.

        There were no available-for-sale securities included in total Restricted cash and investments of $114 million as of 2 July 2010.

        As of 2 July 2010, with the exception of the Company's auction rate securities, the Company had no available-for-sale securities that had been in a continuous unrealized loss position for a period greater than 12 months. The Company determined no available-for-sale securities were other-than-temporarily impaired as of 2 July 2010.

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Trade debtors

(US dollars in millions)	1 July 2011	2 July 2010
Trade Debtors	$1,505	$1,410
Allowance for doubtful accounts	(10)	(10)

	$1,495	$1,400

        Activity in the allowance for doubtful accounts is as follows:

(US dollars in millions)	Balance at Beginning of Period	Charges to Profit and Loss	Deductions(1)	Balance at End of Period
Fiscal year ended 2 July 2010	$10	$1	$(1)	$10
Fiscal year ended 1 July 2011	$10	$1	$(1)	$10

(1)
Uncollectible accounts written off, net of recoveries.

  Inventories

(US dollars in millions)	1 July 2011	2 July 2010
Raw materials and components	$286	$263
Work-in-process	201	145
Finished goods	385	349

	$872	$757

  Other Debtors—amounts falling due within one year

(US dollars in millions)	1 July 2011	2 July 2010
Vendor non-trade debtors	$519	$351
Deferred income taxes	99	118
Other	187	163

	$805	$632

        Other debtors include non-trade debtors from certain manufacturing vendors resulting from the sale of components to these vendors who manufacture and sell completed sub-assemblies back to the Company. The Company does not reflect the sale of these components in Revenue and does not recognize any profits on these sales. The costs of the completed sub-assemblies are included in inventory upon purchase from the vendors.

  Other Debtors—amounts falling due after one year

(US dollars in millions)	1 July 2011	2 July 2010
Deferred income taxes	$374	$395
Other	106	88

	$480	$483

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Tangible Assets

(US dollars in millions)	Land	Equipment	Buildings and Leasehold Improvements	Construction in Progress	Total
Useful lives (years)		3 - 5	Up to 48
Cost:
At 2 July 2010	$22	$5,309	$1,164	$347	$6,842
Additions	7	809	108	(180)	744
Disposals	—	(142)	(60)	2	(200)
Reclassifications	—	12	(9)	(6)	(3)
Impairments	—	—	—	—	—

At 1 July 2011	29	5,988	1,203	163	7,383

Accumulated Depreciation:
At 2 July 2010	—	(4,109)	(473)	3	(4,579)
Additions	—	(655)	(92)	—	(747)
Disposals	—	142	45	—	187
Reclassifications	—	(10)	11	—	1
Impairments	—	—	—	—	—

At 1 July 2011	—	(4,632)	(509)	3	(5,138)

Net Book Value:
At 2 July 2010	$22	$1,200	$691	$350	$2,263

At 1 July 2011	$29	$1,356	$694	$166	$2,245

        Interest on borrowings related to eligible capital expenditures is capitalized as part of the cost of the qualified assets and amortized over the estimated useful lives of the assets. During fiscal years 2011 and 2010, the Company capitalized interest of $5 million and $3 million, respectively.

  Other Provisions

(US dollars in millions)	Note	1 July 2011	2 July 2010
Accrued warranty	15	$348	$372
Accrued restructuring	4	39	84

		$387	$456

  Other Creditors—amounts due within one year

(US dollars in millions)	1 July 2011	2 July 2010
Accrued expenses	$423	$370
Accrued employee compensation	199	263

	$622	$633

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.     Impairment of Goodwill and Other Long-lived Assets

  Goodwill

        The Company concluded that goodwill in the amount of $31 million, which represented the balance at 1 July 2011 and 2 July 2010 and relates entirely to the Company's Services reporting unit, was not impaired as of 1 July 2011 and 2 July 2010.

  Other Long-lived Assets (Property, equipment, leasehold improvements, and other intangible assets)

        The Company tests other long-lived assets, including tangible assets and other intangible assets, subject to amortization, for recoverability whenever events or changes in circumstances indicate that their carrying value may not be recoverable.

        During fiscal year 2010, the Company committed to a plan to sell certain equipment related to certain research activities that had ceased. The Company recorded a charge of $57 million in order to write down the carrying amount of these assets to estimated fair value less costs to sell. As of 1 July 2011, the Company had completed the sale of these assets.

        The carrying values of intangible assets were $1 million and $7 million as of 1 July 2011 and 2 July 2010, respectively. In fiscal year 2011 amortization expense for other intangible assets was $6 million, of which $4 million was included in Cost of revenue and $2 million was included in Amortization of intangibles in the Company's Profit and loss account. In fiscal year 2010, amortization expense for other intangible assets was $35 million, of which $8 million was included in Cost of revenue and $27 million was included in Amortization of intangibles in the Company's Profit and loss account.

(US dollars in millions)	Existing Technology	Customer Relationships	Trade Names	Patents and Licenses	Total
Cost:
At 2 July 2010	$181	$156	$37	$9	$383
Additions	—	—	—	—	—
Disposals	—	—	—	—	—
Reclassifications	—	—	—	—	—
Impairments	—	—	—	—	—

At 1 July 2011	181	156	37	9	383

Accumulated Amortization:
At 2 July 2010	(177)	(154)	(37)	(8)	(376)
Additions	(4)	(2)	—	—	(6)
Disposals	—	—	—	—	—
Reclassifications	—	—	—	—	—
Impairments	—	—	—	—	—

At 1 July 2011	(181)	(156)	(37)	(8)	(382)

Net Book Value:
At 2 July 2010	$4	$2	$—	$1	$7

At 1 July 2011	$—	$—	$—	$1	$1

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.     Restructuring and Exit Costs

        During fiscal year 2011, the Company recorded restructuring and other charges of $18 million, mainly comprised of charges related to its AMK restructuring plan announced in the first quarter of fiscal year 2010 and costs associated with the closure of facilities previously announced. During fiscal year 2010, the Company recorded restructuring and other charges of $66 million mainly comprised of charges related to its AMK restructuring plan announced in the first quarter of fiscal year 2010 and additional restructuring charges related to its Pittsburgh, Pennsylvania facility and facilities acquired as part of the 2006 acquisition of Maxtor Corporation ("Maxtor"). All restructuring charges are reported in Restructuring and other, net in the Consolidated Profit and Loss Account, unless otherwise noted. The Company's significant restructuring plans are described below.

        2010 Plan.    From the inception of the Company's restructuring plan announced in fiscal year 2010 as a result of the ongoing focus on cost efficiencies in all areas of its business, the Company recorded a total of $4 million related to employee termination costs prior to fiscal year ended 1 July 2011; no additional charges were incurred during the fiscal year 2011. The Company made cash payments of $2 million and completed the plan during the fiscal year ended 1 July 2011.

        AMK Plan.    In August 2009, the Company announced that it would close its AMK facility in Singapore. Manufacturing operations at this facility had ceased as of the third quarter of fiscal year 2011. The hard drive manufacturing operations have been relocated to other existing Seagate facilities and the Company's Asia International Headquarters (IHQ) remains in Singapore. This closure and relocation is part of the Company's ongoing focus on cost efficiencies in all areas of its business and is intended to facilitate leveraging manufacturing investments across fewer sites. The Company currently estimates total restructuring charges of approximately $60 million, all in cash, including approximately $40 million for post-employment benefits, approximately $10 million for the relocation of manufacturing equipment, and approximately $10 million for other plant closure and relocation costs. From the inception of the plan the Company has recorded $48 million in restructuring charges. During fiscal year 2011, the Company accrued total restructuring charges of $3 million related to post-employment benefits and $6 million related to other exit costs. The Company made cash payments of $38 million relating to this plan during fiscal year 2011.

        Other Restructuring and Exit Costs.    Through 1 July 2011, the Company has recorded restructuring related charges of approximately $120 million, net of adjustments, related to the previously announced closures of its Pittsburgh, Pennsylvania and Milpitas, California facilities, and also has recorded certain exit costs aggregating to $270 million related to its acquisition of Maxtor. These plans are currently expected to result in total charges of approximately $410 million. During the year ended 1 July 2011, the Company recorded restructuring charges of $4 million related to facility lease obligations, $3 million related to post-employment benefits and $2 million related to other exit costs. The Company made cash payments of $23 million on these and other smaller restructuring plans. Payment of these exit costs are expected to continue through the end of fiscal year 2017.

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The following table summarizes the Company's restructuring activities for fiscal years 2011 and 2010:

(US dollars in millions)	Post- Employment Benefits	Operating Leases	Other Exit Costs	Total
All Restructuring Activities
Accrual balances at July 3, 2009	$61	$40	$—	$101
Restructuring charges	42	15	7	64
Cash payments	(62)	(14)	(7)	(83)
Adjustments	(3)	5	—	2

Accrual balances at 2 July 2010	38	46	—	84
Restructuring charges	3	4	8	15
Cash payments	(36)	(19)	(8)	(63)
Adjustments	3	—	—	3

Accrual balances at 1 July 2011	$8	$31	$—	$39

        The accrued restructuring balance is included in Other provisions in the Company's Consolidated Balance Sheet.

5.     Debentures and Bank Loans

  Short-Term Borrowings

        On 18 January 2011, the Company, and its subsidiary Seagate HDD Cayman entered into a Credit Agreement which provides for a $350 million senior secured revolving credit facility. The Company and certain of its material subsidiaries fully and unconditionally guarantee, on a senior secured basis, the revolving credit facility. The $350 million revolving credit facility matures in January 2015. The $350 million revolving credit facility is available for cash borrowings and for the issuance of letters of credit up to a sub-limit of $75 million. As of 1 July 2011, no borrowings have been drawn under the revolving credit facility, and $4 million had been utilized for letters of credit. The line of credit is available for borrowings, subject to compliance with financial covenants and other customary conditions to borrowing. The credit agreement that governs the revolving credit facility contains certain covenants that the Company must satisfy in order to remain in compliance with the credit agreement, including three financial covenants: (1) minimum amount of cash, cash equivalents and marketable securities; (2) a fixed charge coverage ratio; and (3) a net leverage ratio. As of 1 July 2011, the Company was in compliance with all covenants, including the financial ratios that it is required to maintain. The credit facility expires 18 January 2015.

Long-Term Debt

        $600 Million Aggregate Principal Amount of 7.00% Senior Notes due November 2021 (the "2021 Notes").    On 18 May 2011, the Company's subsidiary, Seagate HDD Cayman, completed the sale of $600 million aggregate principal amount of the 2021 Notes, in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. The obligations under the 2021 Notes are fully and unconditionally guaranteed, on a senior unsecured basis, by the Company. The net proceeds from the offering of the 2021 Notes were approximately $588 million, which the Company intends to use for general corporate purposes, which may include the repayment, redemption and/or

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

repurchase of a portion of its outstanding indebtedness, capital expenditures and investments in its business. The interest on the 2021 Notes is payable semi-annually on January 1 and July 1 of each year. The 2021 Notes are redeemable any time prior to 1 May 2016 at the option of the Company, in whole or in part, at a redemption price of 100% of the principal amount plus an "applicable premium" and accrued and unpaid interest, if any, to the redemption date. The "applicable premium" will be equal to the greater of (1) 1% of the principal amount of the 2021 Notes, or (2) the excess, if any, of (a) the present value of the redemption price on 1 May 2016 plus interest payments due through 1 May 2016, discounted at the applicable Treasury rate as of the redemption date plus 50 basis points; over (b) the principal amount of such note. The 2021 Notes are redeemable at any time on or after 1 May 2016 at various prices expressed as a percentage of principal amount, as set forth in the indentures, plus accrued and unpaid interest, if any, to the redemption date. In addition, any time before 2 May 2014, the Company may redeem up to 35% of the principal amount with the net cash proceeds from permitted sales of the Company's share at a redemption price of 107.0% of the principal amount plus accrued interest to the redemption date.

        $750 Million Aggregate Principal Amount of 7.75% Senior Notes due December 2018 (the "2018 Notes").    On 14 December 2010, the Company's subsidiary, Seagate HDD Cayman, completed the sale of $750 million aggregate principal amount of the 2018 Notes in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. The obligations under the 2018 Notes are fully and unconditionally guaranteed, on a senior unsecured basis, by the Company. The net proceeds from the offering of the 2018 Notes were approximately $736 million, which the Company intends to use for general corporate purposes, which may include the repayment, redemption and/or repurchase of a portion of its outstanding indebtedness. The interest on the 2018 Notes is payable semi-annually on June 15 and December 15 of each year. The 2018 Notes are redeemable at any time prior to 15 December 2014 at the option of the Company, in whole or in part, at a redemption price of 100% of the principal amount plus an "applicable premium" and accrued and unpaid interest, if any, to the redemption date. The "applicable premium" will be equal to the greater of (1) 1% of the principal amount of the 2018 Notes, or (2) the excess, if any, of (a) the present value of the redemption price on 15 December 2014 plus interest payments due through 15 December 2014, discounted at the applicable Treasury rate as of the redemption date plus 50 basis points; over (b) the principal amount of such note. The 2018 Notes are redeemable at any time on or after 15 December 2014 at various prices expressed as a percentage of the principal amount, as set forth in the indentures, plus accrued and unpaid interest, if any, to the redemption date. In addition, any time before 15 December 2013, the Company may redeem up to 35% of the principal amount with the net cash proceeds from permitted sales of the Company's share at a redemption price of 107.75% of the principal amount plus accrued interest to the redemption date.

        $600 Million Aggregate Principal Amount of 6.375% Senior Notes due October 2011 (the "2011 Notes").    The interest on the 2011 Notes is payable semi-annually on April 1 and October 1 of each year. The issuer under the 2011 notes is Seagate Technology HDD Cayman, and the obligations under the 2011 Notes are unconditionally guaranteed by certain of the Company's significant subsidiaries. The 2011 Notes are redeemable at the option of the Company in whole or in part, on not less than 30, nor more than 60 days notice, at a "make-whole" premium redemption price. The "make-whole" redemption price will be equal to the greater of (1) 100% of the principal amount of the notes being redeemed, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2011 Notes being redeemed, discounted at the redemption date on a semi-annual basis at a rate equal to the sum of the applicable Treasury rate plus 50 basis points. The 2011 Notes are

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

included in Current portion of long-term debt in the Condensed Consolidated Balance Sheet at 1 July 2011.

        $430 Million Aggregate Principal Amount of 10.00% Senior Secured Second-Priority Notes due May 2014 (the "2014 Notes").    On 1 May 2009, the Company's subsidiary, Seagate Technology International, completed the sale of $430 million aggregate principal amount of the 2014 Notes, in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. The obligations under the 2014 Notes are unconditionally guaranteed by the Company and certain of its significant subsidiaries. In addition, the obligations under the 2014 Notes are secured by a second-priority lien on substantially all of the Company's tangible and intangible assets. The indenture governing the 2014 Notes contains covenants that limit the Company's ability, and the ability of certain of its subsidiaries, (subject to certain exceptions) to: incur additional debt or issue certain preferred shares, create liens, enter into mergers, pay dividends, redeem or repurchase debt or shares, and enter into certain transactions with the Company's shareholders or affiliates. The interest on the 2014 Notes is payable semi-annually on May 1 and November 1 of each year. The 2014 Notes are redeemable any time prior to 1 May 2013 at the option of the Company, in whole or in part, at a redemption price of 100% of the principal amount plus an "applicable premium" and accrued and unpaid interest, if any, to the redemption date. The "applicable premium" will be equal to the greater of (1) 1% of the principal amount of the 2014 Notes, or (2) the excess, if any, of (a) the present value of the redemption price on 1 May 2013 plus interest payments due through 1 May 2013, discounted at the applicable Treasury rate as of the redemption date plus 50 basis points; over (b) the principal amount of such note. The 2014 Notes are redeemable at any time on or after 1 May 2013 at the option of the Company in whole or in part, at a redemption price equal to 100% of the principal amount thereof, plus a premium equal to one-half the annual coupon thereon and accrued and unpaid interest, if any, to the redemption date. In addition, any time before 1 May 2012, the Company may redeem up to 35% of the principal amount with the net cash proceeds from permitted sales of the Company's share at a redemption price of 110% of the principal amount plus accrued interest to the redemption date. During the fiscal year 2011, the Company redeemed approximately $14 million aggregate principal amount of its 2014 Notes for cash at 110% of their principal amount, plus accrued and unpaid interest to the redemption date. The Company recorded a loss on the redemption of approximately $2 million, which is included in Other, net in the Company's Consolidated Profit and Loss Account for the fiscal year ended 1 July 2011.

        $600 Million Aggregate Principal Amount of 6.8% Senior Notes due October 2016 (the "2016 Notes").    The interest on the 2016 Notes is payable semi-annually on April 1 and October 1 of each year. The issuer under the 2016 notes is Seagate Technology HDD Cayman, and the obligations under the 2016 Notes are unconditionally guaranteed by certain of the Company's significant subsidiaries. The 2016 Notes are redeemable at the option of the Company in whole or in part, on not less than 30, nor more than 60 days notice, at a "make-whole" premium redemption price. The "make-whole" redemption price will be equal to the greater of (1) 100% of the principal amount of the notes being redeemed, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2016 Notes being redeemed, discounted at the redemption date on a semi-annual basis at a rate equal to the sum of the applicable Treasury rate plus 50 basis points.

        $600 Million Aggregate Principal Amount of 6.875% Senior Notes due May 2020 (the "2020 Notes").    On 13 May 2010, the Company's subsidiary, Seagate HDD Cayman, completed the sale of $600 million aggregate principal amount of the 2020 Notes, in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended. The obligations under the 2020 Notes are fully and unconditionally guaranteed, on a senior unsecured basis, by the Company. The net proceeds from

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the offering of the 2020 Notes were approximately $587 million, which the Company intends to use to repay, redeem and/or repurchase a portion of the Company's outstanding indebtedness and for general corporate purposes. The interest on the 2020 Notes is payable semi-annually on May 1 and November 1 of each year. The 2020 Notes are redeemable any time prior to 1 May 2015 at the option of the Company, in whole or in part, at a redemption price of 100% of the principal amount plus an "applicable premium" and accrued and unpaid interest, if any, to the redemption date. The "applicable premium" will be equal to the greater of (1) 1% of the principal amount of the 2020 Notes, or (2) the excess, if any, of (a) the present value of the redemption price on 1 May 2015 plus interest payments due through 1 May 2015, discounted at the applicable Treasury rate as of the redemption date plus 50 basis points; over (b) the principal amount of such note. The 2020 Notes are redeemable at any time on or after 1 May 2015 at various prices expressed as a percentage of the principal amount, as set forth in the indentures, plus accrued and unpaid interest, if any, to the redemption date. In addition, any time before 1 May 2013, the Company may redeem up to 35% of the principal amount with the net cash proceeds from permitted sales of the Company's shares at a redemption price of 106.875% of the principal amount plus accrued interest to the redemption date.

        $55 Million Aggregate Principal Amount of 5.75% Subordinated Debentures due March 2012 (the "5.75% Debentures").    On 27 July 2010, the Company redeemed the entire outstanding aggregate principal amount of the 5.75% Debentures for cash at 100% of their principal amount, plus accrued and unpaid interest to the redemption date for approximately $34 million. The Company recorded a loss on the redemption of approximately $2 million, which is included in Other, net in the Company's Consolidated Profit and Loss Account for the fiscal year ended 1 July 2011.

  Convertible Notes

        $326 Million Aggregate Principal Amount of 2.375% Convertible Senior Notes due August 2012 (the "2.375% Notes"). On 19 August 2010, the Company redeemed the entire $326 million outstanding aggregate principal amount of the 2.375% Notes for cash at a redemption price equal to 100.68% of their principal amount, plus accrued and unpaid interest to the redemption date for approximately $328 million. The Company recorded a loss on the redemption of approximately $22 million, which is included in Other, net in the Company's Consolidated Profit and Loss Account for the fiscal year ended 1 July 2011. The effective interest rate, contractual interest expense and amortization of debt discount for the 2.375% Notes for the fiscal years ended 1 July 2011 and 2 July 2010 were as follows:

	Fiscal Years Ended
(US Dollars in millions, except for percentages)	1 July 2011	2 July 2010
Effective interest rate	6.9%	6.9%
Interest expense—contractual	$1	$8
Interest expense—amortization of debt discount due to change in accounting	$2	$12

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        At 1 July 2011, future principal payments on long-term debt were as follows (US dollars in millions):

Fiscal Year
2012	$559
2013	—
2014	416
2015	—
2016	—
Thereafter	2,550

$3,525

6.     Income Taxes

        The provision for liabilities and charges related to taxation as reported in the Balance Sheet consisted of the following:

	Fiscal Years Ended
(US Dollars in millions)	1 July 2011	2 July 2010
Accrued income taxes falling due within one year	$14	$14
Deferred income tax liabilities	11	8
Accrued income taxes falling due after one year	67	59

Total	$92	$81

        The provision for (benefit from) income taxes consisted of the following:

	Fiscal Years Ended
(US Dollars in millions)	1 July 2011	2 July 2010
Current tax expense (benefit):
U.S. Federal	$(6)	$(14)
U.S. State	—	1
Non-U.S.	28	9

Total Current	22	(4)

Deferred tax expense (benefit):
U.S. Federal	23	(37)
U.S. State	3	2
Non-U.S.	20	(1)

Total Deferred	46	(36)

Provision for (benefit from) income taxes	$68	$(40)

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Income (loss) before income taxes consisted of the following:

	Fiscal Years Ended
(US Dollars in millions)	1 July 2011	2 July 2010
U.S.	$100	$58
Non-U.S	479	1,511

Non-U.S	$579	$1,569

        During fiscal year 2011, the Company recorded an income tax provision of $68 million which includes non-U.S. income tax expense for income tax reserves recorded for non-U.S. income tax positions taken in prior fiscal years partially offset by tax benefits for the release of income tax reserves associated with settlements of income tax audits and the expiration of certain statutes of limitation. The U.S. federal and state net deferred tax expense recorded in fiscal year 2011 included taxes on intercompany transactions.

        The U.S. federal and state net deferred tax benefit recorded in fiscal year 2010 of $35 million included $55 million of deferred tax benefit from the reversal of a portion of the U.S. valuation allowance recorded in fiscal year 2009. The valuation allowance reversal recorded in fiscal year 2010 resulted from revisions to the Company's forecasts of U.S. taxable income.

        During the fiscal year ended 2 July 2010, an enacted legislative change in U.S. tax law was taken into account in computing the Company's income tax provision. The Worker, Homeownership, and Business Assistance Act of 2009, was enacted on 6 November 2009. This law allowed the Company to elect an increased carryback period for net operating losses incurred in 2008 or 2009 from two years to three, four, or five years at the Company's option. The Company recorded an $11 million income tax benefit as result of the increased carryback period.

        The Company recorded an excess tax benefit associated with share option deductions in fiscal year 2011 of $2 million and no excess tax benefits in 2010.

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets and liabilities were as follows:

	Fiscal Years Ended
(US Dollars in millions)	1 July 2011	2 July 2010
Deferred tax assets
Accrued warranty	$130	$137
Inventory valuation accounts	68	54
Debtor reserves	18	16
Accrued compensation and benefits	117	147
Depreciation	126	145
Restructuring accruals	10	15
Other accruals and deferred items	50	51
Net operating losses and tax credit carry-forwards	1,087	1,085
Other assets	10	12

Total Deferred tax assets	1,616	1,662
Valuation allowance	(1,146)	(1,164)

Net Deferred tax assets	470	498

Deferred tax liabilities
Unremitted earnings of certain non-U.S. entities	(8)	(3)
Trading Securities—Unrealized Gain	(2)	—
Acquired intangible assets	—	(3)
Debt discount	—	(10)
Depreciation	(5)	(9)

Total Deferred tax liabilities	(15)	(25)

Net Deferred tax assets	455	473
Deferred taxes on inter-company transactions	7	32

Total Deferred tax assets	$462	$505

As Reported on the Balance Sheet
Deferred income taxes—included in Other debtors falling due within one year	$99	$118
Deferred income taxes—included in Other debtors falling due after one year	374	395
Deferred income tax liabilities—included in Provision for taxation	(11)	(8)

Total Deferred income taxes	$462	$505

        The deferred tax asset valuation allowance decreased by approximately $18 million in fiscal year 2011 and decreased by approximately $133 million in fiscal year 2010.

        At 1 July 2011, the Company recorded $462 million of net deferred tax assets. The realization of $455 million of these deferred tax assets is primarily dependent on the Company's ability to generate sufficient U.S. and certain non-U.S. taxable income in future periods. Although realization is not

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

assured, the Company's management believes that it is more likely than not that these deferred tax assets will be realized. The amount of deferred tax assets considered realizable, however, may increase or decrease in subsequent periods when the Company reevaluates the underlying basis for its estimates of future U.S. and certain non-U.S. taxable income.

        At 1 July 2011, the Company had U.S. federal, state and non-U.S. tax net operating loss carryforwards of approximately $2.6 billion, $1.8 billion and $623 million, respectively, which will expire at various dates beginning in fiscal year 2013, if not utilized. At 1 July 2011, the Company had U.S. federal and state tax credit carryforwards of $278 million and $74 million, respectively, which will expire at various dates beginning in fiscal year 2012, if not utilized. Of the $2.6 billion of loss carryovers noted above, approximately $754 million will be credited to Share premium upon recognition.

        Approximately $364 million and $90 million of the Company's U.S. NOL and tax credit carryforwards, respectively, are subject to an aggregate annual limitation of $45 million pursuant to U.S. tax law.

        The Company became an Irish tax resident in fiscal year 2010. Prior to fiscal year 2010, the Company was headquartered in the Cayman Islands and not subject to tax in the Cayman Islands. For purposes of the tax reconciliation between the provision for income taxes at the statutory rate and the effective tax rate, the rate applicable to the Company in Ireland of 25% was used in fiscal years 2011 and 2010.

	Fiscal Years Ended
(US Dollars in millions)	July 1, 2011	July 2, 2010
Provision at statutory rate	$145	$392
Net U.S. state income tax provision	2	3
Permanent differences	—	2
Non-deductible goodwill impairments	—	—
Valuation allowance	(18)	(77)
Non-U.S. losses with no tax benefits	7	31
Non-U.S. earnings taxed at less than statutory rate	(102)	(393)
Tax expense related to intercompany transactions	26	26
Other individually immaterial items	8	(24)

Provision for (benefit from) income taxes	$68	$(40)

        A substantial portion of the Company's operations in Malaysia, Singapore, Switzerland and Thailand operate under various tax holidays and tax incentive programs, which expire in whole or in part at various dates through 2020. Certain of the tax holidays may be extended if specific conditions are met. The net impact of these tax holidays and tax incentive programs was to increase the Company's net income by approximately $117 million in fiscal year 2011 ($0.25 per share, diluted), to increase the Company's net income by $307 million in fiscal year 2010 ($0.60 per share, diluted).

        Since establishing Irish tax residency in fiscal year 2010 as a result of the implementation of certain pre-reorganization steps in connection with the Company's previously announced plan to move its corporate headquarters to Ireland, the Company consists of an Irish tax resident parent holding company with various U.S. and non-U.S. subsidiaries that operate in multiple non-Irish taxing jurisdictions. The amount of temporary differences (including undistributed earnings) related to outside

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

basis differences in the shares of non-Irish resident subsidiaries considered indefinitely reinvested outside of Ireland for which Irish income taxes have not been provided as of 1 July 2011 was approximately $2.5 billion. If such amount were remitted to Ireland as a dividend, it is likely that tax at 25% or approximately $625 million would result.

        As of 1 July 2011 and 2 July 2010, the Company had approximately $128 million and $115 million, respectively, in unrecognized tax benefits excluding interest and penalties. The amount of unrecognized tax benefits, if recognized, that would impact the effective tax rate were $128 million and $115 million as of 1 July 2011 and 2 July 2010, respectively, subject to certain future valuation allowance reversals.

        The following table summarizes the activity related to the Company's gross unrecognized tax benefits:

	Fiscal Years Ended
(Dollars in millions)	1 July 2011	2 July 2010
Balance of unrecognized tax benefits at the beginning of the year	$115	$118
Gross increase for tax positions of prior years	30	2
Gross decrease for tax positions of prior years	(24)	(5)
Gross increase for tax positions of current year	13	6
Gross decrease for tax positions of current year	—	—
Settlements	—	(4)
Lapse of statutes of limitation	(10)	(3)
Non-U.S. exchange (gain)/loss	4	1

Balance of unrecognized tax benefits at the end of the year	$128	$115

        It is the Company's policy to include interest and penalties related to unrecognized tax benefits in the provision for taxes on the Consolidated Profit and Loss Account. During fiscal year 2011, the Company recognized a net tax expense for interest and penalties of less than $1 million as compared to a net benefit of $1 million during fiscal year 2010. As of 1 July 2011, the Company had $15 million of accrued interest and penalties related to unrecognized tax benefits which was unchanged from fiscal year 2010.

        During the 12 months beginning 1 July 2011, the Company expects to reduce its unrecognized tax benefits by approximately $10 million as a result of the expiration of certain statutes of limitation. The Company does not believe it is reasonably possible that other unrecognized tax benefits will materially change in the next 12 months.

        The Company is subject to taxation in many jurisdictions globally and is required to file U.S. federal, U.S. state and non-U.S. income tax returns. In May 2011, the U.S. Internal Revenue Service (IRS) completed its field examination of the Company's U.S. federal income tax returns for fiscal years ending in 2005 through 2007. The IRS issued a Revenue Agent's Report and proposed certain adjustments. The Company is currently contesting certain of these proposed adjustments through the IRS Appeals Office. The Company believes that the resolution of these disputed issues will have no material impact on its financial statements.

        With respect to U.S. state and non-U.S. income tax returns, the Company is generally no longer subject to tax examinations for years ending prior to fiscal year 2003. The Company is also no longer subject to tax examination of U.S. federal income tax returns for years prior to fiscal year 2005.

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The following table shows the activity in the deferred tax liability balance for fiscal year 2011:

(US Dollars in millions)
Balance at 2 July 2010	$8
Unremitted earnings of certain non-U.S. entities	5
Depreciation	(2)

Balance at 1 July 2011	$11

7.     Derivative Financial Instruments

        The Company is exposed to foreign currency exchange rate, interest rate, and to a lesser extent, equity price risks relating to its ongoing business operations. The Company enters into foreign currency forward exchange contracts in order to manage the foreign currency exchange rate risk on forecasted expenses denominated in foreign currencies and to mitigate the remeasurement risk of certain foreign currency denominated liabilities. The Company's accounting policies for these instruments are based on whether the instruments are classified as designated or non-designated hedging instruments. The Company records all derivatives in the Consolidated Balance Sheet at fair value. The effective portions of designated cash flow hedges are recorded in Accumulated other comprehensive income (loss), which is a component of Other reserves, until the hedged item is recognized in earnings. Derivatives that are not designated as hedging instruments and the ineffective portions of cash flow hedges are adjusted to fair value through earnings. As of 1 July 2011 and 2 July 2010, the Company had net unrealized gains on cash flow hedges of approximately $2 million and $3 million, respectively.

        The Company dedesignates its cash flow hedges when the forecasted hedged transactions are realized or it is probable the forecasted hedged transactions will not occur in the initially identified time period. At such time, the associated gains and losses deferred in Accumulated other comprehensive income (loss) are reclassified immediately into earnings and any subsequent changes in the fair value of such derivative instruments are immediately reflected in earnings. The Company did not recognize any material net gains or losses related to the loss of hedge designation on discontinued cash flow hedges during fiscal years 2011 and 2010. As of 1 July 2011, the Company's existing foreign currency forward exchange contracts mature within 12 months. The deferred amount currently recorded in Accumulated other comprehensive income (loss) expected to be recognized into earnings over the next 12 months is a net gain of $3 million.

        As of 1 July 2011, the total notional value of the Company's outstanding foreign currency forward exchange contracts was:

(US Dollars in millions)	Contracts Designated as Hedges	Contracts Not Designated as Hedges
Thai baht	$98	$235
Singapore dollars	212	9
Chinese Renminbi	78	—
Czech koruna	—	11

	$388	$255

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        As of 2 July 2010, the total notional value of the Company's outstanding foreign currency forward exchange contracts was:

(US Dollars in millions)	Contracts Designated as Hedges	Contracts Not Designated as Hedges
Thai baht	$406	$163
Singapore dollars	84	8
Japanese Yen	1	—
Czech koruna	—	10

	$491	$181

        The Company is subject to equity market risks due to changes in the fair value of the notional investments selected by its employees as part of its SDCP. Prior to 3 January 2011, the Company had a TRS in order to manage the equity market risks associated with the SDCP liabilities. Effective 3 January 2011, the Company cancelled the TRS, and currently manages its exposure to equity market risks associated with the SDCP liabilities by investing directly in mutual funds that mirror the employees' investment options.

        The following table shows the Company's derivative instruments measured at gross fair value as reflected in the Consolidated Balance Sheet as of 1 July 2011 and 2 July 2010:

Fair Values of Derivative Instruments as of 1 July 2011

	Asset Derivatives		Liability Derivatives
(US Dollars in millions)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments:
Foreign currency forward exchange contracts	Other debtors	$4	Accrued expenses	$(2)
Derivatives not designated as hedging instruments:
Foreign currency forward exchange contracts	Other debtors	1	Accrued expenses	(4)

Total derivatives		$5		$(6)

Fair Values of Derivative Instruments as of 2 July 2010

	Asset Derivatives		Liability Derivatives
(US Dollars in millions)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments:
Foreign currency forward exchange contracts	Other debtors	$5	Accrued expenses	$—
Derivatives not designated as hedging instruments:
Foreign currency forward exchange contracts	Other debtors	2	Accrued expenses	—
Total return swap	Other debtors	—	Accrued expenses	(1)

Total derivatives		$7		$(1)

        None of the Company's derivative instruments were listed as of 1 July 2011 and 2 July 2010.

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The following tables show the effect of the Company's derivative instruments on Other comprehensive income (loss) (OCI), a component of other reserves, and the Consolidated Profit and Loss Account for the fiscal year ended 1 July 2011:

(US Dollars in millions)	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain or (Loss) Recognized in Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)(a)
Derivatives Designated as Cash Flow Hedges
Foreign currency forward exchange contracts	$39	Cost of revenue	$39	Cost of revenue	$(1)

	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
Derivatives Not Designated as Hedging Instruments
Foreign currency forward exchange contracts	Other, net	$18
Total return swap	Operating expenses	$14

		$32

(a)
The amount of gain or (loss) recognized in income represents $0 related to the ineffective portion of the hedging relationships and $1 million related to the amount excluded from the assessment of hedge effectiveness, for the fiscal year ended 1 July 2011.

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The following tables show the effect of the Company's derivative instruments on Other comprehensive income (loss) (OCI), a component of other reserves, and the Consolidated Profit and Loss Account for the fiscal year ended 2 July 2010:

(US Dollars in millions)	Amount of Gain or (Loss) Recognized in OCI on Derivative (Effective Portion)	Location of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of Gain or (Loss) Reclassified from Accumulated OCI into Income (Effective Portion)	Location of Gain or (Loss) Recognized in Income on Derivative (Ineffective Portion and Amount Excluded from Effectiveness Testing)	Amount of Gain or (Loss) Recognized in Income (Ineffective Portion and Amount Excluded from Effectiveness Testing)(a)
Derivatives Designated as Cash Flow Hedges
Foreign currency forward exchange contracts	$14	Cost of revenue	$10	Cost of revenue	$1

	Location of Gain or (Loss) Recognized in Income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
Derivatives Not Designated as Hedging Instruments
Foreign currency forward exchange contracts	Other, net	$14
Total return swap	Operating expenses	$9

		$23

(a)
The amount of gain or (loss) recognized in income represents $0 related to the ineffective portion of the hedging relationships and $1 million related to the amount excluded from the assessment of hedge effectiveness, for the fiscal year ended 2 July 2010.

8.     Fair Value

  Measurement of Fair Value

        Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

  Fair Value Hierarchy

        A fair value hierarchy is based on whether the market participant assumptions used in determining fair value are obtained from independent sources (observable inputs) or reflects the Company's own assumptions of market participant valuation (unobservable inputs). A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The three levels of inputs that may be used to measure fair value:

        Level 1—Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Level 2—Quoted prices for identical assets and liabilities in markets that are inactive; quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly; or

        Level 3—Prices or valuations that require inputs that are both unobservable and significant to the fair value measurement.

        The Company considers an active market to be one in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis, and views an inactive market as one in which there are few transactions for the asset or liability, the prices are not current, or price quotations vary substantially either over time or among market makers. Where appropriate the Company's or the counterparty's non-performance risk is considered in determining the fair values of liabilities and assets, respectively.

  Items Measured at Fair Value on a Recurring Basis

        The following table presents the Company's assets and liabilities that are measured at fair value on a recurring basis, excluding accrued interest components, as of 1 July 2011:

	Fair Value Measurements at Reporting Date Using
(US Dollars in millions)	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Balance
Assets:
Commercial paper	$—	$1,729	$—	$1,729
Money market funds	800	—	—	800
U.S. treasuries and agency bonds	—	190	—	190
Certificates of deposit	—	133	—	133
Corporate bonds	—	116	—	116
Other debt securities	—	96	—	96

Total cash equivalents and short-term investments	800	2,264	—	3,064

Restricted cash and investments:
Mutual Funds	81	—	—	81
Other debt securities	19	2	—	21
Auction rate securities	—	—	16	16
Derivative assets	—	5	—	5

Total assets	$900	$2,271	$16	$3,187

Liabilities:
Derivative liabilities	$—	$(6)	$—	$(6)

Total liabilities	$—	$(6)	$—	$(6)

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Fair Value Measurements at Reporting Date Using
(US Dollars in millions)	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Balance
Assets:
Cash and cash equivalents	$800	$1,790	$—	$2,590
Short-term investments	—	474	—	474
Restricted cash and investments	100	2	—	102
Other debtors—amounts falling due within one year	—	5	—	5
Other debtors—amounts falling due after one year	—	—	16	16

Total assets	$900	$2,271	$16	$3,187

Liabilities:
Accrued expenses	$—	$(6)	$—	$(6)

Total liabilities	$—	$(6)	$—	$(6)

        The following table presents the Company's assets and liabilities that are measured at fair value on a recurring basis, excluding accrued interest components, as of 2 July 2010:

	Fair Value Measurements at Reporting Date Using
(US Dollars in millions)	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Balance
Assets:
Commercial paper	$—	$1,231	$—	$1,231
Money market funds	833	—	—	833
U.S. treasuries and agency bonds	—	155	—	155
Other debt securities	—	134	—	134

Total Cash Equivalents and Marketable Securities	833	1,520	—	2,353

Restricted Cash and Investments:
Other debt securities	76	5	—	81
Auction rate securities	—	—	17	17
Derivative assets	—	7	—	7

Total Assets	$909	$1,532	$17	$2,458

Liabilities:
Derivative liabilities	$—	$(1)	$—	$(1)

Total Liabilities	$—	$(1)	$—	$(1)

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Fair Value Measurements at Reporting Date Using
(US Dollars in millions)	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Balance
Assets:
Cash and cash equivalents	$833	$1,268	$—	$2,101
Short-term investments	—	252	—	252
Restricted cash and investments	76	5	—	81
Other debtors—amounts falling due within one year	—	7	—	7
Other debtors—amounts falling due after one year	—	—	17	17

Total Assets	$909	$1,532	$17	$2,458

Liabilities:
Accrued expenses	$—	$(1)	$—	$(1)

Total Liabilities	$—	$(1)	$—	$(1)

        Level 1 assets consist of money market funds and mutual funds for which quoted prices are available in an active market.

        The Company classifies items in Level 2 if the financial asset or liability is valued using observable inputs. The Company uses observable inputs including quoted prices in active markets for similar assets or liabilities. Level 2 assets include: agency bonds, corporate bonds, commercial paper, municipal bonds, and U.S. Treasuries. These debt investments are priced using observable inputs and valuation models which vary by asset class. The Company uses a pricing service to assist in determining the fair values of all of its cash equivalents and short-term investments. For the cash equivalents and short-term investments in the Company's portfolio, multiple pricing sources are generally available. The pricing service uses inputs from multiple industry standard data providers or other third party sources and various methodologies, such as weighting and models, to determine the appropriate price at the measurement date. The Company corroborates the prices obtained from the pricing service against other independent sources and, as of 1 July 2011, has not found it necessary to make any adjustments to the prices obtained. The Company's derivative financial instruments are also classified within Level 2. The Company's derivative financial instruments consist of foreign currency forward exchange contracts and the TRS. The Company recognizes derivative financial instruments in its consolidated financial statements at fair value. The Company determines the fair value of these instruments by considering the estimated amount it would pay or receive to terminate these agreements at the reporting date.

        The Company's Level 3 assets consist of auction rate securities with a par value of approximately $18 million, all of which are collateralized by student loans guaranteed by the Federal Family Education Loan Program. Beginning in fiscal year 2008, these securities failed to settle at auction and have continued to fail through 1 July 2011. Since there is no active market for these securities, the Company valued them using a discounted cash flow model. The valuation model is based on the income approach and reflects both observable and significant unobservable inputs.

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The table below presents a reconciliation of all assets and liabilities measured at fair value on a recurring basis, excluding accrued interest components, using significant unobservable inputs (Level 3) for the two fiscal years ended 1 July 2011 and 2 July 2010:

(US Dollars in millions)	Auction Rate Securities
Balance at 3 July 2009	$18
Total net gains (losses) (realized and unrealized):
Realized gains (losses)(1)	(1)
Unrealized gains (losses)(2)	—
Sales and settlements	—

Balance at 2 July 2010	17
Total net gains (losses) (realized and unrealized):
Realized gains (losses)(1)	—
Unrealized gains (losses)(2)	—
Sales and settlements	(1)

Balance at 1 July 2011	$16

(1)
Realized gains (losses) on auction rate securities are recorded in Other, net in the Consolidated Profit and Loss Account.

(2)
Unrealized gains (losses) on auction rate securities are recorded as a separate component of Total comprehensive income (loss) in Accumulated other comprehensive income (loss), which is a component of Other reserves.

  Items Measured at Fair Value on a Non-Recurring Basis

	Fair Value Measurements Using
(US Dollars in millions)	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Balance
Assets:
Equity investment	$—	$—	$2	$2

        The Company enters into certain strategic investments for the promotion of business and strategic objectives. Strategic investments are included in the accompanying balance sheets in Financial fixed assets, are recorded at cost and are periodically analyzed to determine whether or not there are indicators of impairment. The carrying value of the Company's strategic investments at 1 July 2011 and 2 July 2010 totaled $27 million and $28 million, respectively.

        During the fiscal years 2011 and 2010, the Company determined that some of its equity investments accounted for under the cost method were other-than-temporarily impaired, and recognized a charge of $5 million and $13 million, respectively, in order to write down the carrying amount of the investment to its estimated fair value. These amounts were recorded in Other, net in the Consolidated Profit and Loss Account. Since there was no active market for the equity securities of the investee, the Company estimated fair value of the investee by using the market approach, which was then used to estimate the applicable portion of the fair value of its underlying intellectual property assets at the end of the fourth quarter of fiscal 2011.

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The following table shows the activity in the Financial fixed assets for fiscal year 2011:

(US Dollars in millions)	Auction Rate Securities	Strategic Investments	Total
Balance at 2 July 2010	$17	$28	$45
Additional investment	—	4	4
Sales and settlements	(1)	—	(1)
Impairments	—	(5)	(5)

Balance at 1 July 2011	$16	$27	$43

  Other Fair Value Disclosures

        The Company's debt is carried at amortized cost. The fair value is derived from quoted prices in active markets, except for capital leases, which are reflected at carrying value. The carrying amounts and fair values of the Company's debt are included in the following table in order of maturity:

	1 July 2011		2 July 2010
(US Dollars in millions)	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Capital Leases	$1	$1	$2	$2
6.375% Senior Notes due October 2011	559	561	559	577
5.75% Subordinated Debentures due March 2012	—	—	31	33
2.375% Convertible Senior Notes due August 2012	—	—	298	329
10.0% Senior Secured Second-Priority Notes due May 2014	403	481	413	490
6.8% Senior Notes due October 2016	599	647	599	587
7.75% Senior Notes due December 2018	750	780	—	—
6.875% Senior Notes due May 2020	600	591	600	574
7.00% Senior Notes due November 2021	600	598	—	—

	3,512	3,659	2,502	2,592
Less short-term borrowings and current portion of long-term debt	(560)	(562)	(329)	(362)

Long-term debt, less current portion	$2,952	$3,097	$2,173	$2,230

9.     Capital and Reserves

  Share Capital

        On 3 July 2010, the Company consummated a reorganization pursuant to which Seagate-Ireland became the publicly traded parent of the Seagate corporate family. In connection with the reorganization, all issued and outstanding Seagate-Cayman common shares were cancelled and ceased to exist, and Seagate-Ireland issued ordinary shares on a one-for-one basis to the holders of Seagate-Cayman common shares for each Seagate-Cayman common share that was cancelled. In addition, Seagate-Ireland assumed Seagate-Cayman's equity incentive related plans, sub-plans and agreements, including, but not limited to, the Seagate Technology 2001 Share Option Plan, the Amended Seagate Technology 2004 Share Compensation Plan, the Seagate Technology Employee Stock Purchase Plan, the

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Maxtor Corporation 2005 Performance Incentive Plan, the Maxtor Corporation Amended and Restated 1996 Stock Option Plan, and the Quantum Corporation Supplemental Stock Option Plan.

        The Company's authorized share capital is $13,500 and consists of 1,250,000,000 ordinary shares, par value $0.00001, of which 424,611,591 shares were outstanding as of 1 July 2011, and 100,000,000 preferred shares, par value $0.00001, of which none were issued or outstanding as of 1 July 2011.

        Ordinary shares—Holders of ordinary shares are entitled to receive dividends when and as declared by the Company's board of directors (the "Board of Directors"). Upon any liquidation, dissolution, or winding up of the Company, after required payments are made to holders of preferred shares, any remaining assets of the Company will be distributed ratably to holders of the preferred and ordinary shares. Holders of shares are entitled to one vote per share on all matters upon which the ordinary shares are entitled to vote, including the election of directors.

        Preferred shares—The Company may issue preferred shares in one or more series, up to the authorized amount, without shareholder approval. The Board of Directors is authorized to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. The Board of Directors can also increase or decrease the number of shares of a series, but not below the number of shares of that series then outstanding, without any further vote or action by the shareholders.

        Deferred shares—On 22 January 2010, 40,000 ordinary shares of Seagate plc with a nominal value of €1 each were issued for cash at par. On 3 July 2010, as part of the Scheme of Arrangement, the 40,000 ordinary shares of €1 par value per share were reclassified as deferred shares of €1 par value per share.

        The Board of Directors may authorize the issuance of preferred shares with voting or conversion rights that could harm the voting power or other rights of the holders of the ordinary shares. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of the Company and might harm the market price of its ordinary shares and the voting and other rights of the holders of ordinary shares. As of 1 July 2011, there were no preferred shares outstanding.

  Dividends

        In fiscal year 2011, the Company reinstated its dividend policy and declared a cash dividend aggregating $77 million, or $0.18 per share, payable on June 1, 2011 to the Company's shareholders of record as of May 2, 2011. As of 1 July 2011, $74 million of the related cash dividend was paid to the shareholders and $3 million was withheld for taxes. The Company did not declare or pay any dividends in fiscal year 2010.

  Repurchases of Equity Securities

        On 1 February 2010, the Company announced that its Board of Directors authorized an Anti-Dilution Share Repurchase Program. The repurchase program authorizes the Company to repurchase its ordinary shares to offset increases in diluted shares, such as those caused by employee share plans and convertible debt, used in the determination of diluted net income per share. The timing and number of shares to be repurchased by the Company will be dependent on general business

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

and market conditions, cash flows generated by future operations, the price of its ordinary shares, cash requirements for other investing and financing activities, and maintaining compliance with its debt covenants. Repurchases may be made through open market or in privately negotiated transactions, pursuant to Rule 10b5-1 trading plans or other available means, such as by way of an accelerated share repurchase program, through block trades or through the purchase of call options or the sale of put options. Additionally, there is no minimum or maximum number of shares to be repurchased under the program and the authority for the Anti-Dilution Share Repurchase Program will continue until terminated by the Company's Board of Directors.

        On 29 November 2010, the Company's Board of Directors authorized repurchases of up to an additional $2 billion of the Company's outstanding ordinary shares.

        The following tables sets forth information with respect to repurchases of the Company's shares, which were subsequently canceled, made during fiscal year 2011:

January 2010 Anti-Dilution Share Repurchase Program

(In millions)	Number of Shares Repurchased	Dollar Value of Shares Repurchased
Cumulative repurchased from 1 February 2010 through 2 July 2010	32.4	$584
Repurchased in fiscal year 2011	20.7	305

Cumulative repurchased through 1 July 2011	53.1	$889

November 2010 Share Repurchase Program

(In millions)	Number of Shares Repurchased	Dollar Value of Shares Repurchased
Repurchased in fiscal year 2011	36.2	$517

Cumulative repurchased through 1 July 2011	36.2	$517

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Reserves

	Number of Ordinary Shares	Share Premium	Profit and Loss Account	Other Reserves	Total
	(in millions)	($ millions)	($ millions)	($ millions)	($ millions)
Balance at 2 July 2010	470	$3,851	$(1,123)	$(4)	$2,724
Income for the period			511		511
Repurchase and cancellation of ordinary shares	(57)		(822)		(822)
Issuance of shares in respect of share-based payment plans	12	83			83
Tax benefit from exercise of share options				2	2
Dividends to shareholders			(77)		(77)
Share-based compensation				51	51
Adjustments to equity component of convertible debt upon redemption				(7)	(7)
Change in unrealized gain (loss) on cash flow hedges, net				(1)	(1)
Change in unrealized gain (loss) on post-retirement plan costs				(1)	(1)

Balance at 1 July 2011	425	$3,934	$(1,511)	$40	$2,463

10.   Compensation

  Share-Based Compensation Plans

        The Company's share-based compensation plans have been established to promote the Company's long-term growth and financial success by providing incentives to its employees, directors, and consultants through grants of share-based awards. The provisions of the Company's share-based benefit plans, which allow for the grant of various types of equity-based awards, are also intended to provide greater flexibility to maintain the Company's competitive ability to attract, retain and motivate participants for the benefit of the Company and its shareholders.

        Seagate Technology plc 2001 Share Option Plan (the "SOP").    A maximum of 100 million ordinary shares are issuable under the SOP. Options granted to employees generally vest as follows: 25% of the options on the first anniversary of the vesting commencement date and the remaining 75% proportionately each month over the next 36 months. Options granted under the SOP were granted at fair market value, with options granted up through 5 September 2004 expiring ten years from the date of grant and options granted subsequent to 5 September 2004 expiring seven years from the date of grant. The SOP expired on 1 February 2011, and no shares have been granted from the SOP subsequent to that date.

        Seagate Technology plc 2004 Share Compensation Plan (the "SCP").    A maximum of 63.5 million ordinary shares are issuable under the SCP, including 10 million authorized for issuance of share awards and restricted units. Share awards and restricted units granted to employees generally vest 25% annually. Options granted to employees generally vest as follows: 25% of the options on the first

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

anniversary of the vesting commencement date and the remaining 75% proportionately each month over the next 36 months. Options granted under the SCP were granted at fair market value. As of 1 July 2011, there were approximately 15.8 million ordinary shares available for issuance under the SCP.

        On 13 September 2010, the Company granted performance-based restricted units to its senior executive officers under the SCP. A single restricted unit represents the right to receive a single ordinary share of the Company. The performance-based restricted units vest after the end of the performance period of three years from the grant date. Vesting is subject to both the continued employment of the participant by the Company and the achievement of certain performance goals established by the Compensation Committee of the Company's Board of Directors. The performance goals are a three-year average return on invested capital (ROIC) goal and a relative total shareholder return (TSR) goal, which is based on the Company's ordinary shares measured against a benchmark TSR of a peer group over the same three-year period. A percentage of the performance-based restricted units may vest only if at least the minimum ROIC goal is met regardless of whether the TSR goal is met. The number of share units to vest will range from 0% to 200% of the targeted 0.3 million units. In evaluating the fair value of the performance-based restricted share unit, the Company used a Monte Carlo simulation on the grant date, taking the TSR goal into consideration, and determined the fair value to be $12.13 per unit. Compensation expense related to the performance-based restricted units is only recorded in a period if it is probable that the ROIC goal will be met, and it is to be recorded at the expected level of achievement. Compensation expense related to these restricted units for fiscal year 2011 was not material.

        Seagate Technology plc Stock Purchase Plan (the "ESPP").    There are 40 million ordinary shares authorized to be issued under the ESPP. In no event shall the total number of shares issued under the ESPP exceed 75 million ordinary shares. The ESPP consists of a six-month offering period with a maximum issuance of 1.5 million ordinary shares per offering period. The ESPP permits eligible employees to purchase ordinary shares through payroll deductions generally at 85% of the fair market value of the ordinary shares. As of 1 July 2011 there were approximately 7.0 million ordinary shares available for issuance under the ESPP.

        i365, Inc. 2010 Equity Incentive Plan (the "i365 Plan").    In October 2010, i365, Inc. ("i365"), a wholly owned subsidiary of the Company, adopted the i365, Inc. 2010 Equity Incentive Plan (the "i365 Plan"). A maximum of 5 million shares of i365's common shares are issuable under the i365 Plan. Options granted to employees generally vest as follows: 25% of the options on the first anniversary of the vesting commencement date and the remaining 75% proportionately each month over the next 36 months. Options expire ten years from the date of grant. During fiscal year 2011, the Company issued options for the purchase of approximately 4 million i365 common shares with an exercise price of $1.59. As of 1 July 2011, there were approximately 1 million shares of common shares available for issuance under the i365 Plan. The compensation expense associated with options granted to date under the i365 Plan is not material.

  Determining Fair Value of Seagate Technology Share Plans

        Valuation and amortization method—The Company estimates the fair value of share options granted using the Black-Scholes-Merton valuation model and a single option award approach. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period or the remaining service (vesting) period.

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Expected Term—Expected term represents the period that the Company's share-based awards are expected to be outstanding and was determined based on historical experience of similar awards, giving consideration to the contractual terms of the share-based awards, vesting schedules and expectations of future employee behavior as influenced by changes to the terms of its share-based awards.

        Expected Volatility—The Company uses a combination of the implied volatility of its traded options and historical volatility of its share price.

        Expected Dividend—The Black-Scholes-Merton valuation model calls for a single expected dividend yield as an input. The dividend yield is determined by dividing the expected per share dividend during the coming year by the grant date share price. The expected dividend assumption is based on the Company's current expectations about its anticipated dividend policy. Also, because the expected dividend yield should reflect marketplace participants' expectations, the Company does not incorporate changes in dividends anticipated by management unless those changes have been communicated to or otherwise are anticipated by marketplace participants.

        Risk-Free Interest Rate—The Company bases the risk-free interest rate used in the Black-Scholes-Merton valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term. Where the expected term of the Company's share-based awards do not correspond with the terms for which interest rates are quoted, the Company performed a straight-line interpolation to determine the rate from the available term maturities.

        Fair Value—The fair value of the Company's nonvested shares and performance shares for fiscal years 2011 and 2010 is the price of the Company's shares on the grant date.

	Fiscal Years
	2011	2010
Nonvested shares
Weighted-average fair value	$11.61	$15.47
Performance shares
Weighted-average fair value	$13.63	n/a
Performance units
Weighted-average fair value	$12.13	n/a

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The fair value of the Company's shares related to options granted to employees and shares issued from the ESPP for fiscal years 2011 and 2010 were estimated using the following weighted-average assumptions:

	Fiscal Years
	2011	2010
Options
Expected term (in years)	4.2	4.2
Volatility	49 - 57%	51 - 57%
Expected dividend rate	0 - 4.3%	0%
Risk-free interest rate	0.9 - 1.8%	1.7 - 2.1%
Weighted-average fair value	$5.32	$6.45
ESPP
Expected term (in years)	0.5	0.5
Volatility	44 - 47%	49 - 60%
Expected dividend rate	0%	0%
Risk-free interest rate	0.1 - 0.2%	0.2 - 0.3%
Weighted-average fair value	$3.42	$4.19

  Share-Based Compensation Expense

        The Company recorded $51 million and $57 million of share-based compensation during fiscal years 2011 and 2010, respectively. Management has made an estimate of expected forfeitures and is recognizing compensation costs only for those equity awards expected to vest. When estimating forfeitures, the Company considers voluntary termination behavior as well as analysis of actual forfeited awards.

  Cash Flows from Excess Tax Benefits

        The cash flows resulting from excess tax benefits (tax benefits related to the excess of proceeds from employee's exercises of share options over the share-based compensation cost recognized for those options) are classified as financing cash flows. The Company did not recognize any cash flows from excess tax benefits during fiscal years 2011 and 2010.

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Share Option Activity

        The Company issues new ordinary shares upon exercise of share options. The following is a summary of option activities:

Options	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
	(In millions)		(In years)	(US Dollars In millions)
Outstanding at 2 July 2010	54.6	$12.73	3.9	$232
Granted	3.1	12.14
Exercised	(7.9)	6.45
Forfeitures	(1.3)	9.59
Expirations	(2.1)	21.74

Outstanding at 1 July 2011	46.4	$13.44	3.3	$259

Vested and expected to vest at 1 July 2011	45.2	$13.59	3.1	$247

Exercisable at 1 July 2011	32.8	$16.14	2.6	$126

        The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of the Company's ordinary shares for the options that were in-the-money at 1 July 2011. During fiscal years 2011 and 2010, the aggregate intrinsic value of options exercised under the Company's share option plans was $76 million and $41 million, respectively, determined as of the date of option exercise. The aggregate fair value of options vested during fiscal year 2011 was approximately $44 million.

        At 1 July 2011, the total compensation cost related to options granted to employees but not yet recognized was approximately $28 million, net of estimated forfeitures of approximately $1 million. This cost is being amortized on a straight-line basis over a weighted-average remaining term of approximately 2.4 years and will be adjusted for subsequent changes in estimated forfeitures.

  Nonvested Share Activity

        The following is a summary of nonvested share activities:

Nonvested Shares	Number of Shares	Weighted-Average Grant-Date Fair Value
	(In millions)
Nonvested at 2 July 2010	0.9	$13.77
Granted	2.0	$11.61
Forfeitures	(0.1)	$12.51
Vested	(0.3)	$14.04

Nonvested at 1 July 2011	2.5	$12.05

        At 1 July 2011, the total compensation cost related to nonvested shares granted to employees but not yet recognized was approximately $21 million, net of estimated forfeitures of approximately $1 million. This cost is being amortized on a straight-line basis over a weighted-average remaining term

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

of 2.7 years and will be adjusted for subsequent changes in estimated forfeitures. The aggregate fair value of nonvested shares vested during fiscal year 2011 was approximately $3 million.

  Performance Share Activity

        The following is a summary of performance share activities:

Performance Shares	Number of Shares	Weighted-Average Grant-Date Fair Value
	(In millions)
Performance shares at 2 July 2010	0.3	$12.34
Granted	0.2	$13.63
Forfeitures	—	$—
Vested	(0.2)	$12.34

Performance shares at 1 July 2011	0.3	$11.97

        At 1 July 2011, the total compensation cost related to performance shares granted to employees but not yet recognized was approximately $3 million. This cost is being amortized on a straight-line basis over a weighted-average remaining term of 3 years. As of 1 July 2011, none of the performance shares issued have vested.

  Performance Unit Activity

        The following is a summary of performance unit activities:

Performance Units	Number of Shares	Weighted-Average Grant-Date Fair Value
	(In millions)
Performance units at 2 July 2010	—	$—
Granted	0.3	$12.13
Forfeitures	—	$—

Performance units at 1 July 2011	0.3	$12.13

        At 1 July 2011, the total compensation cost related to performance units granted to employees but not yet recognized was approximately $2 million. This cost is being amortized on a straight-line basis over a weighted-average remaining term of 2.2 years.

  ESPP

        During fiscal years 2011 and 2010, the aggregate intrinsic value of shares purchased under the Company's ESPP was approximately $7 million and $31 million, respectively. At 1 July 2011, the total compensation cost related to options to purchase the Company's ordinary shares under the ESPP but not yet recognized was approximately $1 million. This cost will be amortized on a straight-line basis over a weighted-average period of approximately one month.

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        The following table shows the shares issued, and their respective weighted-average purchase price, pursuant to the ESPP during fiscal year 2011.

	30 July 2010	31 January 2011
Shares issued (in millions)	1.5	1.5
Weighted-average purchase price per share	$10.67	$10.99

  Tax-Deferred Savings Plan

        The Company has a tax-deferred savings plan, the Seagate 401(k) Plan (the "40l(k) plan"), for the benefit of qualified employees. The 40l(k) plan is designed to provide employees with an accumulation of funds at retirement. Qualified employees may elect to make contributions to the 401(k) plan on a monthly basis. Pursuant to the 401(k) plan, the Company matches 50% of employee contributions, up to 6% of compensation, subject to maximum annual contributions of $3,500 per participating employee. During fiscal years 2011 and 2010, the Company made matching contributions of $13 million and $12 million, respectively.

  Deferred Compensation Plan

        On 1 January 2001, the Company adopted the SDCP for the benefit of eligible employees. This plan is designed to permit certain discretionary employer contributions, in excess of the tax limits applicable to the 401(k) plan and to permit employee deferrals in excess of certain tax limits. The Company's assets designated to pay benefits under the plan are held by a rabbi trust. The assets and liabilities of a rabbi trust are accounted for as assets and liabilities of the Company. At 1 July 2011 and 2 July 2010, the assets held in the rabbi trust were approximately $84 million and $76 million, respectively, and are included in Restricted cash and investments in the Consolidated Balance Sheet. The deferred compensation obligation related to the rabbi trust included in Other creditors on the accompanying Consolidated Balance Sheet was approximately $93 million and $82 million as of 1 July 2011 and 2 July 2010, respectively.

  Directors' emolument

        During the year ended 1 July 2011, the Company paid $6 million to its directors in respect of duties relating to Seagate plc. Of the total paid, $4 million was for managerial services, which included compensation for Mr. Luczo's service as President and Chief Executive Officer, and $2 million was for director services, which included compensation for all non-employee directors.

        During the year ended 2 July 2010, the Company paid $6 million to its directors in respect of duties relating to Seagate plc. Of the total paid, $4 million was for managerial services, which included compensation for Mr. Luczo's service as President and Chief Executive Officer, and $2 million was for director services, which included compensation for all non-employee directors.

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

11.   Earnings Per Share

        The following table sets forth the computation of basic and diluted net income (loss) per share:

	Fiscal Years Ended
(In millions, except per share data)	1 July 2011	2 July 2010
Numerator:
Net income (loss)	$511	$1,609
Adjustment for interest expense on 6.8% Convertible Senior Notes due April 2010	—	5

Net income (loss), as adjusted	$511	$1,614

Number of shares used in per share calculations:
Weighted-average shares outstanding	451	492
Weighted-average nonvested shares	—	(1)

Total shares for purpose of calculating basic net income (loss) per share	451	491
Weighted-average effect of dilutive securities:
Employee equity award plans	16	20
2.375% Convertible Senior Notes due August 2012	—	1
6.8% Convertible Senior Notes due April 2010	—	2

Dilutive potential shares:	16	23

Total shares for purpose of calculating diluted net income (loss) per share	467	514

Net income (loss) per share:
Basic net income (loss) per share	$1.13	$3.28

Diluted net income (loss) per share	$1.09	$3.14

        The following potential shares were excluded from the computation of diluted net income (loss) per share as their effect would have been anti-dilutive:

	Fiscal Years Ended
(In millions)	1 July 2011	2 July 2010
Employee equity award plans	15	20
6.8% Convertible Senior Notes due April 2010	—	—

12.   Business Segment and Geographic Information

        The Company has concluded that its manufacture and distribution of disk drives constitutes one reporting segment. The Company's manufacturing operations are based on technology platforms that are used to produce various disk drive products that serve multiple disk drive applications and markets. The Company's main technology platforms are primarily focused around areal density of media and read/write head technologies. In addition, the Company also invests in certain other technology

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

platforms including motors, servo formatting read/write channels, solid state technologies and sealed drive technologies. The Company has determined that its Chief Executive Officer is the Company's chief operating decision maker (CODM) as he is responsible for reviewing and approving investments in the Company's technology platforms and manufacturing infrastructure.

        In the fiscal year 2011, Hewlett-Packard Company accounted for approximately 15% of consolidated revenue, while Dell Inc. accounted for approximately 13% of consolidated revenue. In each of fiscal year 2010, Hewlett-Packard Company accounted for approximately 16% of consolidated revenue, while Dell Inc. accounted for approximately 11% of consolidated revenue.

        Other long-lived assets consist of tangible assets, capital leases, equity investments and other non-current assets as recorded by the Company's operations in each area.

        The following table summarizes the Company's operations by geographic area:

	Fiscal Years Ended
(US Dollars in millions)	1 July 2011	2 July 2010
Revenue from external customers(1):
Singapore	$5,507	$5,546
United States	3,043	3,081
The Netherlands	2,344	2,728
Other	77	40

Consolidated	$10,971	$11,395

Long-lived assets:
Singapore	$748	$888
Thailand	380	287
United States	355	369
China	277	246
Malaysia	173	208
Other	462	398

Consolidated	$2,395	$2,396

(1)
Revenue is attributed to countries based on the shipping location.

13.   Legal, Environmental and Other Contingencies

        The Company assesses the probability of an unfavorable outcome of all its material litigation, claims, or assessments to determine whether a liability had been incurred and whether it is probable that one or more future events will occur confirming the fact of the loss. There is significant judgment required in both the probability determination and as to whether an exposure can be reasonably estimated. In the event that an unfavorable outcome is determined to be probable and the amount of the loss can be reasonably estimated, the Company establishes an accrual for the litigation, claim or assessment. In addition, in the event an unfavorable outcome is determined to be less than probable, but reasonably possible, the Company will disclose an estimate of the possible loss or range of such loss; however, when a reasonable estimate of the possible loss or range of such loss cannot be made, the Company will provide disclosure to that effect. Litigation is inherently uncertain and may result in adverse rulings or decisions. Additionally, the Company may enter into settlements or be subject to

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

judgments that may, individually or in the aggregate, have a material adverse effect on its results of operations. Accordingly, actual results could differ materially.

  Intellectual Property Litigation

        Convolve, Inc. ("Convolve") and Massachusetts Institute of Technology ("MIT") v. Seagate Technology LLC, et al.—On 13 July 2000, Convolve and MIT filed suit against Compaq Computer Corporation and the Company in the U.S. District Court for the Southern District of New York, alleging infringement of U.S. Patent Nos. 4,916,635, "Shaping Command Inputs to Minimize Unwanted Dynamics" (the '635 patent) and U.S. Patent No. 5,638,267, "Method and Apparatus for Minimizing Unwanted Dynamics in a Physical System" (the '267 patent), misappropriation of trade secrets, breach of contract, tortious interference with contract and fraud relating to Convolve and MIT's Input Shaping® and Convolve's Quick and Quiet™ technology. The plaintiffs claimed their technology is incorporated in Seagate's sound barrier technology, which was publicly announced on 6 June 2000. The complaint seeks injunctive relief, $800 million in compensatory damages and unspecified punitive damages, including for willful infringement and willful and malicious misappropriation. If willful infringement is found by the jury, the court may assess, in addition to compensatory damages for the infringement, punitive damages in an amount up to three times the amount of such compensatory damages. If willful and malicious misappropriation is found by the jury, the court may assess, in addition to compensatory damages for the misappropriation, punitive damages in an amount up to two times the amount of such compensatory damages.

        On 6 November 2001, the U.S. Patent and Trademark Office (USPTO) issued to Convolve US Patent No. 6,314,473, "System for Removing Selected Unwanted Frequencies in Accordance with Altered Settings in a User Interface of a Data Storage Device," (the '473 patent"). Convolve filed an amended complaint on 16 January 2002, alleging defendants infringe this patent. The '635 patent expired on 12 September 2008. The court ruled in 2010 that the '267 patent was out of the case. No trial date has been set in the litigation. The Company believes the claims are without merit, and intends to defend against them vigorously. In view of the uncertainty regarding the amount of damages, if any, that could be awarded Convolve in this matter, the Company does not believe that it is currently possible to determine a reasonable estimate of the possible range of loss related to this matter.

        Siemens, AG v. Seagate Technology (Ireland)—On 2 December 2008, Siemens served Seagate Technology (Ireland), an indirect wholly-owned subsidiary of Seagate Technology, with a writ of summons alleging infringement of European Patent (UK) No. 0 674 769 (the EU '769 patent), which is the European counterpart to US Patent No. 5,686,838 upon which Siemens had sued Seagate Technology in the United States. The suit was filed in the High Court of Justice in Northern Ireland, Chancery Division. Siemens alleges that giant magnetoresistive (GMR), tunnel magnetoresistive (TMR), and tunnel giant magnetoresistive (TGMR) products designed and manufactured by Seagate Technology (Ireland) infringe the EU '769 patent. Trial on liability issues was completed in June 2010. The court issued its decision on 4 July 2011. The court rejected Siemens' claims of patent infringement and made a provisional ruling that the patent was invalid over the prior art. In view of the court's ruling, the Company does not expect this matter will result in a loss.

        Qimonda AG v. LSI Corporation, et al.—On 19 December 2008, the US International Trade Commission (ITC) instituted an investigation under section 337 of the Tariff Act of 1930, as amended, at the request of complainant Qimonda AG, naming LSI Corporation and six Seagate Technology entities as respondents. The complaint alleges that LSI Corporation and Seagate import products into the US that infringe seven Qimonda patents relating to the design and manufacture of semiconductor

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

integrated chips. The ITC trial was held in June 2009. On 14 October 2009, the Administrative Law Judge issued an Initial Determination finding the Qimonda patents either invalid, not infringed, or both. Qimonda appealed to the ITC Commission, which ruled on 29 January 2010, that the patents were either invalid, not infringed, or both. On 31 March 2010, Qimonda noticed an appeal of the Commissions' ruling to the Court of Appeals for the Federal Circuit. On 17 January 2011, the Federal Circuit affirmed the Commission's ruling in full; accordingly, the Company does not expect this matter will result in a loss.

        Collins, et al. v. Seagate Technology, et al.—On 15 July 2009, Carl Collins and Farzin Davanloo filed a complaint against Seagate Technology, Seagate Technology LLC, and 19 other hard drive, computer, and retail companies. The complaint alleges that unspecified hard disk drives and components thereof infringe US patent Nos. 5,411,797 (the '797 patent) and 5,478,650 (the '650 patent), both entitled "Nanophase Diamond Films." The case is pending in the US District Court for the Eastern District of Texas, Marshall Division. The complaint seeks unspecified damages and an injunction. The Company filed an answer to the complaint on 8 September 2009, denying all material allegations and asserting affirmative defenses. On 4 October 2010, the case against the Seagate entities was dismissed with prejudice pursuant to a confidential settlement agreement; accordingly, the Company does not expect this matter will result in a loss.

        Alexander Shukh v. Seagate Technology—Former Seagate engineer Alexander Shukh filed a complaint and an amended complaint against Seagate in Minnesota federal court, alleging, among other things, employment discrimination based on his Belarusian national origin and wrongful failure to name him as an inventor on several patents and patent applications. Mr. Shukh's employment was terminated as part of a company-wide reduction in force in fiscal year 2009. He seeks damages in excess of $75 million. The Company believes the claims are without merit and intends to vigorously defend this case. Trial is scheduled to begin 1 April 2013. In view of the uncertainty regarding the amount of damages, if any, that could be awarded in this matter, the Company does not believe that it is currently possible to determine a reasonable estimate of the possible range of loss related to this matter.

        Siemens GmbH v. Seagate Technology (Germany)—On 26 March 2010, Siemens commenced proceedings against Seagate Technology GmbH, the Netherlands branch office of Seagate Technology International, and Seagate Technology LLC in the Dusseldorf District Court in Germany. The complaint alleges infringement of European Patent Number 0 674 769 (the "EU '769 Patent"), which corresponds to the patent in suit in the U.S. and Northern Ireland Siemens' litigations. Siemens seeks a declaration that the EU '769 Patent is infringed by GMR and TMR products, removal of all infringing inventory, damages in an unstated amount, and costs. The Company intends to vigorously oppose this action. The trial on liability issues has not been held. That trial is scheduled to begin 20 September 2011. If, following that trial, the court finds liability for patent infringement, a separate trial on damages issues would be held. No such trial has been scheduled at this time. Siemens has not stated the amount of damages it would seek in such a trial. In view of the uncertainty regarding the amount of damages, if any, that could be established at the separate trial and in light of Siemens not having stated an amount of damages it may seek in this matter, the Company does not believe that it is currently possible to determine a reasonable estimate of the possible loss or possible range of losses related to this matter.

        Rembrandt Data Storage, LP v. Seagate Technology LLC—On 10 November 2010, Rembrandt Data Storage, LP filed suit against Seagate Technology LLC in the U.S. District Court for the Western

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

District of Wisconsin alleging infringement of U.S. Patent No. 5,995,342 C1, "Thin Film Heads Having Solenoid Coils," and U.S. Patent No. 6,195,232, "Low-Noise Toroidal Thin Film Head With Solenoidal Coil." The complaint seeks unspecified compensatory damages, enhanced damages, injunctive relief, and attorneys' fees and costs. The company intends to vigorously defend this case. Trial is scheduled to begin 4 June 2012. Rembrandt has not stated the amount of damages it would seek at trial. In view of the uncertainty regarding the amount of damages, if any, that could be established at trial and in light of Rembrandt not having stated an amount of damages it may seek in this matter, the Company does not believe that it is currently possible to determine a reasonable estimate of the possible loss or possible range of loss related to this matter.

        Rambus, Inc. ITC Investigation re Certain Semiconductor Chips and Products Containing the Same —On 1 December 2010, Rambus, Inc. filed a complaint with the International Trade Commission seeking an investigation pursuant to Section 337 of the Tariff Act of 1930, as amended. The complaint names Seagate Technology LLC and numerous other defendants, including LSI, Inc. and ST Microelectronics, Inc., alleging that Seagate products incorporate semiconductor products made by LSI and STMicroelectronics that infringe various patents owned by Rambus. The ITC initiated an investigation on 29 December 2010. Rambus seeks an order to exclude entry of infringing products into the U.S. and a cease and desist order. Seagate is responding to the investigation. The hearing before the Administrative Law Judge is scheduled to begin 12 October 2011. In light of the current status of this matter and the nature of the relief sought, to the Company does not believe that it is currently possible to determine a reasonable estimate of the possible loss or range of loss, or other possible adverse result, if any, that may be incurred with respect to this matter.

  Environmental Matters

        The Company's operations are subject to U.S. and foreign laws and regulations relating to the protection of the environment, including those governing discharges of pollutants into the air and water, the management and disposal of hazardous substances and wastes and the cleanup of contaminated sites. Some of the Company's operations require environmental permits and controls to prevent and reduce air and water pollution, and these permits are subject to modification, renewal and revocation by issuing authorities.

        The Company has established environmental management systems and continually updates its environmental policies and standard operating procedures for its operations worldwide. The Company believes that its operations are in material compliance with applicable environmental laws, regulations and permits. The Company budgets for operating and capital costs on an ongoing basis to comply with environmental laws. If additional or more stringent requirements are imposed on the Company in the future, it could incur additional operating costs and capital expenditures.

        Some environmental laws, such as the Comprehensive Environmental Response Compensation and Liability Act of 1980 (as amended, the "Superfund" law) and its state equivalents, can impose liability for the cost of cleanup of contaminated sites upon any of the current or former site owners or operators or upon parties who sent waste to these sites, regardless of whether the owner or operator owned the site at the time of the release of hazardous substances or the lawfulness of the original disposal activity. The Company has been identified as a potentially responsible party at several sites. At each of these sites, the Company has an assigned portion of the financial liability based on the type and amount of hazardous substances disposed of by each party at the site and the number of financially viable parties. The Company has fulfilled its responsibilities at some of these sites and remains involved in only a few at this time.

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        While the Company's ultimate costs in connection with these sites is difficult to predict with complete accuracy, based on its current estimates of cleanup costs and its expected allocation of these costs, the Company does not expect costs in connection with these sites to be material.

        The Company may be subject to various state, federal and international laws and regulations governing the environment, including those restricting the presence of certain substances in electronic products. For example, the European Union ("EU") enacted the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, which prohibits the use of certain substances, including lead, in certain products, including disk drives, put on the market after 1 July 2006. Similar legislation has been or may be enacted in other jurisdictions, including in the United States, Canada, Mexico, Taiwan, China, Japan and others. The European Union REACH Directive (Registration, Evaluation, Authorization, and Restriction of Chemicals, EC 1907/2006) also restricts substances of very high concern (SVHCs) in products. If the Company or its suppliers fails to comply with the substance restrictions, recycle requirements or other environmental requirements as they are enacted worldwide, it could have a materially adverse effect on the Company's business.

  Other Matters

        The Company is involved in a number of other judicial and administrative proceedings incidental to its business, and the Company may be involved in various legal proceedings arising in the normal course of its business in the future. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters will not have a material adverse effect on its financial position or results of operations.

14.   Commitments

        Leases.    The Company leases certain property, facilities and equipment under non-cancelable lease agreements. Land and facility leases expire at various dates through 2067 and contain various provisions for rental adjustments including, in certain cases, a provision based on increases in the Consumer Price Index. Also, certain leases provide for renewal of the lease at the Company's option at expiration of the lease. All of the leases require the Company to pay property taxes, insurance and normal maintenance costs.

        Future minimum lease payments for operating leases (including accrued lease payments relating to restructuring plans) with initial or remaining terms of one year or more were as follows at 1 July 2011 (lease payments are shown net of sublease income):

Fiscal Years	Operating Leases
(US Dollars in millions)
2012	$42
2013	30
2014	21
2015	13
2016	10
Thereafter	77

$193

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        Total rent expense for all land, facility and equipment operating leases, net of sublease income, was approximately $24 million and $25 million for fiscal years 2011 and 2010, respectively. Total sublease rental income for fiscal years 2011 and 2010 was $12 million and $10 million, respectively. The Company subleases a portion of its facilities that it considers to be in excess of current requirements. As of 1 July 2011, total future lease income to be recognized for the Company's existing subleases is approximately $12 million.

        During the fiscal year 2011, the Company entered into a sale-leaseback transaction for its AMK facility in Singapore. The transaction was completed in the fourth fiscal quarter and net proceeds were $73 million. Upon execution of the sale, the Company recognized a $15 million gain and an additional $26 million of deferred gain. The deferred gain is being recognized ratably over the minimum lease term of three years, as an offset to the related rental expense. The Company considers this lease as a normal leaseback and classified the lease as an operating lease. As of 1 July 2011, the total future minimum lease payments for the leaseback were $25 million, which are included in the total future minimum lease payments for operating leases shown above.

        The Company recorded amounts for both adverse and favorable leasehold interests and for exit costs that apply directly to the lease commitments assumed through the 2006 acquisition of Maxtor. As of 1 July 2011, the Company had a $17 million adverse leasehold interest related to leases acquired from Maxtor. The adverse leasehold interest is being amortized to Cost of revenue and Operating expenses over the remaining duration of the leases. In addition, the Company had $16 million and $24 million remaining in accrued exit costs related to the planned exit of Maxtor leased excess facilities at 1 July 2011 and 2 July 2010, respectively.

        Capital Expenditures.    The Company's non-cancelable commitments for construction of manufacturing facilities and purchases of equipment approximated $166 million at 1 July 2011. The Company expects capital investments to be at or below the low end of the range of 6% to 8% of revenue for fiscal year 2011.

15.   Guarantees

  Indemnifications to Officers and Directors

        On 4 May 2009, the Company entered into a new form of indemnification agreement (the "Revised Indemnification Agreement") with its officers and directors of the Company and its subsidiaries (each, an "Indemnitee"). The Revised Indemnification Agreement provides indemnification in addition to any of Indemnitee's indemnification rights under the Company's Articles of Association, applicable law or otherwise, and indemnifies an Indemnitee for certain expenses (including attorneys' fees), judgments, fines and settlement amounts actually and reasonably incurred by him or her in any action or proceeding, including any action by or in the right of the Company or any of its subsidiaries, arising out of his or her service as a director, officer, employee or agent of the Company or any of its subsidiaries or of any other entity to which he or she provides services at the Company's request. However, an Indemnitee shall not be indemnified under the Revised Indemnification Agreement for (i) any fraud or dishonesty in the performance of Indemnitee's duty to the Company or the applicable subsidiary of the Company or (ii) Indemnitee's conscious, intentional or willful failure to act honestly, lawfully and in good faith with a view to the best interests of the Company or the applicable subsidiary of the Company. In addition, the Revised Indemnification Agreement provides that the Company will advance expenses incurred by an Indemnitee in connection with enforcement of the Revised Indemnification Agreement or with the investigation, settlement or appeal of any action or proceeding

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

against him or her as to which he or she could be indemnified. The nature of the indemnification obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay on behalf of its officers and directors. Historically, the Company has not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification obligations.

  Intellectual Property Indemnification Obligations

        The Company has entered into agreements with customers and suppliers that include limited intellectual property indemnification obligations that are customary in the industry. These guarantees generally require the Company to compensate the other party for certain damages and costs incurred as a result of third party intellectual property claims arising from these transactions. The nature of the intellectual property indemnification obligations prevents the Company from making a reasonable estimate of the maximum potential amount it could be required to pay to its customers and suppliers. Historically, the Company has not made any significant indemnification payments under such agreements and no amount has been accrued in the accompanying consolidated financial statements with respect to these indemnification obligations.

  Product Warranty

        The Company estimates probable product warranty costs at the time revenue is recognized. The Company generally warrants its products for a period of one to five years. The Company uses estimated repair or replacement costs and uses statistical modeling to estimate product return rates in order to determine its warranty obligation. In addition, estimated settlements for customer compensatory claims relating to product quality issues, if any, are accrued as warranty expense. Changes in the Company's product warranty liability during the fiscal years ended 1 July 2011 and 2 July 2010 were as follows:

1 Fiscal Years Ended July 2011
(US dollars in millions)
Balance, beginning of period	$372
Warranties issued	199
Repairs and replacements	(221)
Changes in liability for pre-existing warranties, including expirations	(2)

Balance, end of period	$348

16.   Related Party Transactions

        During fiscal year 2011, members of the Company's board of directors also served on the boards of the following companies with which the Company had transactions:

        Symantec Corporation ("Symantec") The Company made payments of $30 million for the purchase of its new Cupertino, California facility to Symantec in fiscal year 2011.

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

        United Parcel Service, Inc. ("UPS") The Company made payments for freight and logistics services to UPS of $150 million and $120 million in fiscal years 2011 and 2010, respectively. At 1 July 2011 and 2 July 2010, the Company had trade balances due to UPS of $14 million and $21 million, respectively.

        LSI Corporation ("LSI") The Company recorded revenue of $65 million and $63 million from sales to LSI for fiscal years 2011 and 2010, respectively. The Company made payments to LSI in fiscal years 2011 and 2010 of $333 million and $320 million, respectively, related to purchases of various components. The Company had trade balances due to LSI of $70 million and $48 million at 1 July 2011 and 2 July 2010, respectively.

17.   Employees and Remuneration

        The average number of persons employed by the Company during each year was as follows:

	Fiscal Years Ended
	1 July 2011	2 July 2010
	(in thousands)
Manufacturing	45	42
Product development	4	5
Sales, marketing, general & administrative	3	3

	52	50

        Employee costs during each year consist of the following:

	Fiscal Years Ended
	1 July 2011	2 July 2010
	($ millions)
Salaries and wages	$1,184	$1,196
Social security costs(1)	298	259
Share-based compensation	51	57

	$1,533	$1,512

(1)
Social security costs includes social security costs, employer paid payroll taxes, and other employee benefits paid by the Company.

18.   Auditors' Remuneration

        Total auditors' remuneration was $5.1 million and $5.2 million for the years ended 1 July 2011 and 2 July 2010, respectively. These amounts reflect fees for all professional services rendered by Ernst & Young and its affiliated firms.

        The fees paid to Ernst & Young Ireland in respect of the audit of the group accounts was $0.2 million and nil for the years ended 1 July 2011 and 2 July 2010, respectively. In addition, Ernst & Young Ireland received fees of $0.2 million and $0.02 million for other assurance services and nil for tax and other non-audit services in respect of the years ended 1 July 2011 and 2 July 2010.

19.   Post Balance Sheet Events

  Dividends

        On 20 July 2011, the Board of Directors approved a cash dividend of $0.18 per share, which will be payable on 26 August 2011 to shareholders of record as of the close of business on 5 August 2011.

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20.   Subsidiary Undertakings

        The subsidiary undertakings of Seagate Technology plc are listed below. Unless noted herein, all subsidiary undertakings are wholly owned by Seagate Technology plc and their financial results are included in the Company's consolidated financial statements.

Company	Jurisdiction	Registered Address	Nature of Business	Percent Owned
Seagate Technology	Cayman	c/o Maples and Calder, P. O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands	Holding company	100%
Seagate Technology (Dublin Branch)	Ireland	38/39 Fitzwilliam Square, Dublin, 2, Ireland	Ireland branch of Seagate Technology	100%
Seagate Technology HDD Holdings	Cayman	c/o Maples and Calder, P. O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands	Holding company	100%
Seagate Technology HDD Holdings (Dublin Branch)	Ireland	38/39 Fitzwilliam Square, Dublin, 2, Ireland	Ireland branch of Seagate Technology HDD Holdings	100%
Seagate HDD Cayman	Cayman	c/o Maples and Calder, P. O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands	Holding company	100%
Seagate Technology (US) Holdings, Inc.	Delaware	The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801	Holding company	100%
i365 Inc.	Delaware	2711 Centerville Road, Suite 400, Wilmington, New Castle, Delaware, 19808, United States	Backup and recovery services	100%
i365 Canada Inc.	Canada	c/o Stewart McKelvey, 44 Chipman Hill, Suite 1000, Saint John, New Brunswick, NB, E2L 4S6, Canada	Backup and recovery services	100%

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Company	Jurisdiction	Registered Address	Nature of Business	Percent Owned
i365 GmbH	Germany	Messerschmittstrasse 4, Munchen, 80992, Germany	Backup and recovery services	100%
i365 UK Limited	United Kingdom	120 Bridge Road, Chertsey, Surrey, KT16 8LA	Backup and recovery services	100%
i365 (Netherlands) B.V.	Netherlands	Tupolevlaan 109, 1119 PA, Schiphol-Rijk, The Netherlands	Backup and recovery services	100%
Seagate Services Singapore Pte. Ltd.	Singapore	8 Marina Boulevard #05-02, Marina Bay Financial Centre Tower 1, Singapore, 018981	Inactive	100%
Quinta Corporation	California	818 West Seventh Street, Los Angeles, California, 90017, USA	Holding company	100%
Seagate Technology LLC	Delaware	The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801	Designs, manufactures, markets and sells computer disc drives.	100%
Seagate Technology AB	Sweden	Ekonomikontoret J&J AB, Birger Jarlsgatan 2, 5th Floor, Stockholm, S-114 34, Sweden	Marketer of disc drives	100%
Seagate Technology Australia Pty Limited	Australia	WLM Partners Pty Limited, Level 12, 84 Pitt Street, Sydney, 2000, Australia	Marketer of disc drives	100%
Seagate Technology Canada Inc.	Canada	c/o Stewart McKelvey, 44 Chipman Hill, Suite 1000, Saint John, New Brunswick, NB, E2L 4S6, Canada	Data recovery services	100%
Seagate Technology GmbH	Germany	Messerschmittstrasse 4, Munchen, 80992, Germany	Marketer of disc drives	100%

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Company	Jurisdiction	Registered Address	Nature of Business	Percent Owned
Seagate Technology (Hong Kong) Limited	Hong Kong	c/o B. & McK. Nominees Limited, 1401 Hutchison House, 10 Harcourt Road, Hong Kong	Designs, manufactures and markets disc drives and peripheral products	100%
Beijing Representative Office	China	Seagate Technology (Hong Kong) Limited, Beijing Rep Office Raycom InfoTech Park Tower A, Unit 607, No. 2 Kexueyuan Nanlu, Haidian District Beijing China, Peoples Republic of	China Representative Office of Seagate Technology (Hong Kong) Limited	100%
Shanghai Representative Office	China	Seagate Technology (Hong Kong) Limited, Shanghai Rep Office Unit 605-606, Platinum, No. 233 Tai Cang Road Lu Wan District Shanghai 200020 China, Peoples Republic of	China Representative Office of Seagate Technology (Hong Kong) Limited	100%
Shenzhen Representative Office	China	Seagate Technology (Hong Kong) Limited, Shenzhen Rep Office 15 Unit, 40/F, Office Tower, Diwang Commercial Centre 5002 Shen Nan East Road Shenzhen 518008 China, Peoples Republic of	China Representative Office of Seagate Technology (Hong Kong)	100%
Seagate Technology SAS	France	16-18 rue du Dôme, 92100 Boulogne-Billancourt, France	Marketer of disc drives	100%

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Company	Jurisdiction	Registered Address	Nature of Business	Percent Owned
Seagate Technology Taiwan Ltd.	Taiwan	14th Fl., No. 363, Fu Hsin N. Road, Taipei, 10543, TAIWAN, R.O.C.	General import/export trading activities.	100%
Seagate US LLC	Delaware	The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware, 19801	Payroll company	100%
Seagate Technology International	Cayman	c/o Maples and Calder, P. O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands	Designs, manufactures, markets and sells computer disc drives.	100%
Seagate Technology International (Netherlands Branch)	Netherlands	Koolhovenlaan 1, 1119 NB, Schiphol-Rijk, The Netherlands	Netherlands branch of Seagate Technology International	100%
Seagate Technology International (Singapore Branch)	Singapore	7000 Ang Mo Kio Avenue 5, 569877, Singapore	Singapore branch of Seagate Technology International	100%
Maxtor Global Ltd.	Bermuda	Clarendon House, 2 Church Street, Hamilton, HM 11, Bermuda	Holding company	100%
Maxtor Luxembourg S.àr.l.	Luxembourg	5 rue Guillaume Kroll, L-1882 , Luxembourg	Holding company	100%
Maxtor Peripherals (S) Pte Ltd	Singapore	Lee & Lee, #5 Shenton Way, #07-00 UIC Building, 068808, Singapore	Inactive	100%
Maxtor International S.àr.l.	Switzerland	c/o Gerfico SA, Rue du Bassin 14, Neuchâtel, 2001, Switzerland	Inactive	100%
Penang Seagate Industries (M) Sdn. Bhd.	Malaysia	1st Floor (Rm. 102), 42 Jalan Sultan Ahmad Shah, Penang 10050	Components manufacturer	100%

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Company	Jurisdiction	Registered Address	Nature of Business	Percent Owned
Seagate International (Johor) Sdn. Bhd.	Malaysia	B-11-8, Level 11, Megan Avenue II, Jalan Yap Kwan Seng, Kuala Lumpur, 50450, Malaysia	Substrate manufacturer	100%
Seagate Memory Products International	Cayman	c/o Maples and Calder, P. O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands	Holding company	100%
Seagate Singapore International Headquarters Pte. Ltd.	Singapore	5 Shenton Way, #07-00 UIC Building, 068808, Singapore	Exports products manufactured in Asia	100%
Seagate Technology International (Wuxi) Co. Ltd.	China	Export Processing Zone, B No. 2, Xing Chuang Er Lu Wuxi, Jiangsu China, Peoples Republic of	Design, manufacture, service, and marketing of data storage products	100%
Seagate Technology (Netherlands) B.V.	Netherlands	Koolhovenlaan 1, 1119 NB, Schiphol-Rijk, The Netherlands	Holding company; Recovery Services	100%
Nippon Seagate Inc.	Japan	Tennoz Parkside Bldg. 3F, 2-5-8 Higashi-Shinagawa, Shinagawa-ku, Tokyo, 140-0002, Japan	Procurement; marketer of disc drives; designs and manufacturers disc drive components.	100%
Seagate Technology Republic Ireland Limited	Ireland	Arthur Cox Building, Earlsfort Terrace, Dublin, 2, Republic of Ireland	Inactive	100%
Seagate Technology Asia Holdings	Cayman	c/o Maples and Calder, P. O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands	Holding company	100%

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Company	Jurisdiction	Registered Address	Nature of Business	Percent Owned
Seagate Technology China Holding Company	Cayman	c/o Maples and Calder, P. O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands	Holding company	100%
Seagate Technology Manufacturing (Hong Kong) Limited	Hong Kong	c/o B. & McK. Nominees Limited, 1401 Hutchison House, 10 Harcourt Road, Hong Kong	Holding company	100%
Seagate Technology (Suzhou) Co. Ltd.	China	No. 1 Wu Xiang Road, Zone A, Export Processing Zone, 200 Suhong Zhong Road, Suzhou Industrial Park, 215021, People's Republic of China	Disk drive manufacturer	100%
Seagate Technology HDD (India) Private Limited	India	Paharpur Business Centre, Suite 412, 21 Nehru Place Greens, New Delhi, 110019, India	Technical and marketing support; software development and enhancement services	100%
Seagate Technology (Ireland)	Cayman	c/o Maples and Calder, P. O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands	Components manufacturer	100%
Springtown Northern Ireland Branch	Northern Ireland	c/o Maples and Calder, P. O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands	N. Ireland Branch of Seagate Technology (Ireland)	100%
Seagate Technology (Malaysia) Holding Company	Cayman	c/o Maples and Calder, P. O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands	Holding company	100%
Senai Seagate Industries (M) Sdn. Bhd.	Malaysia	Suite 6.1A, Level 6, Menara Pelangi, Jalan Kuning, Taman Pelangi, 80400 Johor Bahru, Johor	Manufacture and sales of printed circuit boards	100%

SEAGATE TECHNOLOGY PLC

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Company	Jurisdiction	Registered Address	Nature of Business	Percent Owned
Seagate Technology UK Ltd.	United Kingdom	100 New Bridge Street, London, EC4V 6JA, England	Markets and sells computer disc drives and components	100%
Cork Office	Ireland	Travellers Way, Victoria Cross, Cork	Ireland branch of Seagate Technology (UK) Ltd.	100%
Seagate Technology Media (Ireland)	Cayman	c/o Maples and Calder, P. O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands	Inactive	100%
Limavady Northern Ireland Branch	Northern Ireland	c/o Maples and Calder, P. O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands	N. Ireland branch of Seagate Technology Media (Ireland)	100%
Seagate Technology (Thailand) Limited	Thailand	1627 Moo 7, Teparuk Road, Tambol Teparuk, Amphur Muang, Samutprakarn, 10270, Thailand	Manufacturer of disc drives and related peripherals	100%

SEAGATE TECHNOLOGY PLC

PARENT COMPANY BALANCE SHEET

(US Dollars in millions)	Note	1 July 2011	2 July 2010
ASSETS
Fixed assets:
Financial assets—investment in subsidiary	3	$6,258	$—
Current assets:
Amounts due from subsidiaries		1
Debtors		2	—
Cash		1	—

Total Assets		$6,262	$—

LIABILITIES
Capital and reserves:
Share capital	5	$—	$—
Share premium	6	84	—
Other reserves	6	51	—
Profit and loss account	6	5,503	—

		5,638	—
Creditors—Amounts falling due within one year
Amounts due to subsidiaries	4	619	—
Creditors		5	—

		624	—

Total Liabilities		$6,262	$—

        Approved by the Board of Directors on 9 September 2011 and signed on its behalf by:

/s/ STEPHEN J. LUCZO Stephen J. Luczo	/s/ FRANK J. BIONDI, JR. Frank J. Biondi, Jr.

SEAGATE TECHNOLOGY PLC

NOTES TO PARENT COMPANY BALANCE SHEET

1.     Accounting Policies

        Accounting Convention and Basis of Preparation of Financial Statements.    The financial statements are prepared under the historical cost convention and in accordance with the Companies Acts, 1963 to 2009 and Irish generally accepted accounting principles. The accompanying balance sheet of Seagate Technology plc is presented as an individual undertaking. The financial statements are presented in United States dollars, which is the Company's functional and presentation currency.

        Profit and Loss Account.    In accordance with Section 148(8) of the Companies Act, 1963, and Section 7(1A) of the Companies (Amendment) Act, 1986, Seagate Technology plc is availing of the exemption from presenting the individual profit and loss account. Seagate Technology plc's profit for the fiscal year ended 1 July 2011 was $210 million. Seagate Technology plc's loss for the period from January 22, 2010 (Incorporation date) to 2 July 2010 was $9 thousand.

        Statement of Cash Flows.    Seagate Technology plc is availing the exemption afforded by Financial Reporting Standard (FRS) No. 1, Cash Flow Statements, not to provide a statement of cash flows.

        Investment in Subsidiary.    The Company's investment in Seagate Technology ("Seagate-Cayman"), a wholly owned subsidiary, was recorded at cost which equaled fair value on 3 July 2010, the date of the Scheme of Arrangement, based on the Company's market capitalization at that time. This initial valuation is the Company's cost basis for its investment in Seagate-Cayman. The investment is tested for impairment if circumstances or indicators suggest that impairment may exist.

        Guarantees and Contingencies.    The Company has guaranteed certain liabilities and credit arrangements of group entities. The Company reviews the status of these guarantees at each reporting date and considers whether it is required to make a provision for payment on those guarantees based on the probability of the commitment being called.

        The Company concluded that as the likelihood of the guarantees being called upon is remote no provisions for any guarantees have been booked to these financial statements.

        Share-based Payments.    The Seagate Technology group operates several share-based payment plans. The share-based payment expense associated with the share plans is recognized as an expense by the entity which receives services in exchange for the share-based compensation. On an individual undertaking basis, the profit and loss account is charged with the expense related to the services received by Seagate Technology plc. The remaining portion of the share-based payments represents a contribution to group entities and is added to the carrying amount of those investments.

        Taxation.    Corporation tax is provided on taxable profits at the current rates.

        Deferred taxation is accounted for in respect of all timing differences at expected tax rates. Timing differences arise from the inclusion of items of income and expenditure in tax computations in periods different from those in which they are included in the financial statements. A deferred tax asset is only recognized when it is more likely than not the asset will be recoverable in the foreseeable future out of suitable taxable profits from which the underlying timing differences can be recovered.

        The corporate tax rate applicable to the Company is 25%. No deferred tax asset has been recorded in respect of losses as it is not more likely than not that there will be future taxable profits against which to utilize the losses.

SEAGATE TECHNOLOGY PLC

NOTES TO PARENT COMPANY BALANCE SHEET (Continued)

2.     History and Description of the Company

        Seagate plc was incorporated in Ireland, as a public limited company, on 22 January 2010 in order to assist the change of the Company's jurisdiction of incorporation from the Cayman Islands to Ireland (the "Scheme of Arrangement"). On 27 January 2010, the Board of Directors of Seagate-Cayman approved the Scheme of Arrangement. At a special court-ordered meeting of shareholders on 14 April 2010, Seagate-Cayman shareholders voted in favor of a reorganization proposal pursuant to which all Seagate-Cayman common shares would be cancelled and all holders of such shares would receive ordinary shares of Seagate plc, a newly formed Irish public limited company, on a one-to-one basis. On 14 May 2010, the Scheme of Arrangement was sanctioned at a Cayman Court hearing.

        The Scheme of Arrangement became effective on 3 July 2010 (the Transaction Time), when the following steps occurred simultaneously:

  •
  All previously outstanding Seagate-Cayman common shares were cancelled;

  •
  Seagate plc issued 470,240,793 ordinary shares valued at approximately $6.2 billion to the holders of Seagate-Cayman common shares that were cancelled as part of the Scheme of Arrangement;

  •
  Seagate-Cayman issued 470,240,793 common shares to Seagate plc and became a wholly-owned subsidiary of Seagate plc;

  •
  All previous outstanding ordinary shares of Seagate plc were reclassified as deferred shares, which have neither rights to dividends nor votes;

  •
  All outstanding share-based awards issued by Seagate-Cayman were exchanged for identical share-based awards of Seagate plc.

        Subsequent to the Scheme of Arrangement, shares of Seagate plc began trading on the NASDAQ Global Select Market under the symbol "STX" on 6 July 2010.

        On 12 July 2010, the Company filed a petition with the High Court of Ireland to approve the creation of distributable reserves of the Company through the reduction of the share premium account by approximately $6.2 billion, which was equal to the share premium in excess of $1.0 million as of the effective date of the Scheme of Arrangement.

        On 23 July 2010, the High Court of Ireland approved the creation of distributable reserves of Seagate plc through the reduction of the share premium account, so as to facilitate the ongoing payment of dividends to the shareholders of the Company and to permit the repurchase of shares. The court order authorizing the creation of distributable reserves was filed with the Companies Registration Office in Ireland and became effective on 28 July 2010.

        Prior to 3 July 2010, Seagate plc had no substantive operating activity. The principal activity of Seagate plc is an investment holding company. Seagate plc is the parent company of subsidiaries that design, manufacture, market and sell hard disk drives.

        The Company's registered address is 38/39 Fitzwilliam Square, Dublin 2, Ireland.

SEAGATE TECHNOLOGY PLC

NOTES TO PARENT COMPANY BALANCE SHEET (Continued)

3.     Financial Assets—Investment in Subsidiary

(US Dollars in millions)
At 2 July 2010	—
Investment in Seagate-Cayman as part of the Scheme of Arrangement	$6,193
Capital contribution in respect of share-based payment plans	49
Additional investment in subsidiary	16
Impairments	—

At 1 July 2011	$6,258

        As at 1 July 2011, the Company had the following subsidiary:

Company name	Registered office	Nature of business
Seagate Technology	Cayman Islands	Investment holding

        On 3 July 2010, following the Scheme of Arrangement becoming effective, Seagate Cayman Holdings, a dormant subsidiary held by Seagate plc at 2 July 2010, was merged with Seagate Technology.

        The above subsidiary holdings represent 100% of the common shares of the respective subsidiaries, which are unlisted.

4.     Amounts Due to Subsidiaries

        The balance is primarily comprised of notes due to Seagate-Cayman. The Company borrowed $834 million during fiscal year 2011, of which $215 million was repaid by way of applying dividends declared by Seagate-Cayman in December 2010. The remaining balance of $619 million was outstanding as at 1 July 2011 and due within one year.

5.     Share Capital

	1 July 2011	2 July 2010
(US Dollars in millions)
Authorized:
Nil (2 July 2010: 40,000) ordinary shares of €1 par value per share	—	—
40,000 (2 July 2010: nil) deferred shares of €1 par value per share	—	—
1,250,000,000 ordinary shares of $.00001 par value per share	—	—
100,000,000 undesignated preferred shares of $.00001 par value per share	—	—

	—	—

SEAGATE TECHNOLOGY PLC

NOTES TO PARENT COMPANY BALANCE SHEET (Continued)

	1 July 2011	2 July 2010
(US Dollars in millions)
Allotted, called up and fully paid:
Nil (2 July 2010: 40,000) ordinary shares of €1 par value per share	—	—
40,000 (2 July 2010: nil) deferred shares of €1 par value per share	—	—
424,611,591 (2 July 2010: nil) ordinary shares of $.00001 par value per share	—	—

	—	—

        On 22 January 2010, 40,000 ordinary shares with a nominal value of €1 each were issued for cash at par. On 3 July 2010, as part of the Scheme of Arrangement, the 40,000 ordinary shares of €1 par value per share were reclassified as deferred shares of €1 par value per share and 470,240,793 ordinary shares of $.00001 par value per share were issued.

        During the period from 3 July 2010 to 1 July 2011, approximately 12.0 million ordinary shares were issued in respect of share-based payment plans and 56.9 million ordinary shares were repurchased and cancelled.

6.     Reserves

(In millions)	Number of Ordinary Shares	Share Premium	Profit and Loss Account	Other Reserves	Total
	(in millions)	(US Dollars in millions)	(US Dollars in millions)	(US Dollars in millions)	(US Dollars in millions)
Balance at 2 July 2010	—	$—	$—	$—	$—
Issuance of shares upon Scheme of Arrangement	470	6,193			6,193
Transfer to profit and loss account		(6,192)	6,192
Income for the period			210		210
Repurchase and cancellation of ordinary shares	(57)		(822)		(822)
Issuance of shares in respect of share-based payment plans	12	83			83
Dividends to shareholders			(77)		(77)
Share-based compensation				51	51

Balance at 1 July 2011	425	$84	$5,503	$51	$5,638

Transfer of share premium to profit and loss account

        On 23 July 2010, the High Court of Ireland approved the creation of distributable reserves of Seagate plc through the reduction of the share premium account, so as to facilitate the ongoing payment of dividends to the shareholders of the Company and to permit the repurchase of shares. The

SEAGATE TECHNOLOGY PLC

NOTES TO PARENT COMPANY BALANCE SHEET (Continued)

court order authorizing the creation of distributable reserves was filed with the Companies Registration Office in Ireland and became effective on 28 July 2010.

Dividends

        In fiscal year 2011, the Company reinstated its dividend policy and declared a cash dividend aggregating $77 million, or $0.18 per share, payable on June 1, 2011 to the Company's shareholders of record as of May 2, 2011. As of 1 July 2011, $74 million of the related cash dividend was paid to the shareholders and $3 million was withheld for taxes. On July 20, 2011, the Board of Directors approved a cash dividend of $0.18 per share, which will be payable on August 26, 2011 to shareholders of record as of the close of business on August 5, 2011. The Company did not declare or pay any dividends in fiscal year 2010.

7.     Share-Based Payments

        Total share based payment expense in respect of share based payment plans was $51 million for the fiscal year ended 1 July 2011, of which $49 million was included as a capital contribution in Investment in subsidiary (Note 3). There was no share based payment expense for the period from January 22, 2010 (Incorporation date) to 2 July 2010. Share based payment expense and shares issued in respect of share based payment plans are included in Note 10 to the Consolidated Financial Statements.

8.     Related Party Transactions

        The Company has availed of the exemption provided in FRS 8, Related Party Disclosures, 3(c) which exempts disclosure of transactions entered into between two or more members of a group, provided that any subsidiary undertaking which is a party to the transaction is wholly owned by a member of that group. See Note 16 to the Consolidated Financial Statements for the companies with which the Company had related party transactions.

9.     Auditors' Remuneration

        The fees paid to Ernst & Young Ireland in respect of the audit of the Company individual accounts was $0.05 million and $0.02 million for the periods ended 1 July 2011 and 2 July 2010, respectively. In addition, Ernst & Young Ireland received fees of $0.35 million and nil for other assurance services in those periods. Ernst & Young Ireland did not receive any fees for tax or other non audit services in 2011 or 2010. Note 18 to the Consolidated Financial Statements provides additional information regarding auditors' remuneration.

10.   Approval of Financial Statements

        The directors approved the financial statements and authorized them for issue on 9 September 2011.

SEAGATE TECHNOLOGY PLC Annual General Meeting of Shareholders October 26, 2011 9:30 AM (Local Time) This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Lydia M. Marshall and Kenneth M. Massaroni, or each of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of Seagate Technology plc that the shareholder(s) is/are entitled to vote at the Annual General Meeting of Shareholders to be held at 9:30 a.m. Local Time on October 26, 2011, at the Four Seasons Hotel, Simmonscourt Road, Dublin 4, Ireland, and any adjournment or postponement thereof. The undersigned hereby further authorizes such proxies to vote in their discretion upon such other matters as may properly come before such Annual General Meeting and at any adjournment or postponement thereof. In the event of a vote on a show of hands on any proposal or other matter properly coming before the 2011 Annual General Meeting, Lydia M. Marshall and Kenneth M. Massaroni, or each of them, shall be entitled to vote the undersigned's shares, as designated on the reverse side hereof. THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS DULY EXECUTED AND RETURNED, BUT NO VOTING DIRECTIONS ARE GIVEN HEREIN, THEN THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1 AND "FOR" PROPOSALS 2, 3, 4, 5, EVERY "1 YEAR" FOR PROPOSAL 6, AND "FOR" PROPOSAL 7 AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE 2011 ANNUAL GENERAL MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE The signer(s) hereby acknowledge(s) receipt of the Notice of the 2011 Annual General Meeting of Shareholders and accompanying proxy statement. Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting: The Notice and Proxy Statement, Form 10-K, Shareholder Letter and Irish Statutory Accounts are available at www.proxyvote.com. Continued and to be signed on reverse side M38422-P16130

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SEAGATE TECHNOLOGY PLC (the "Company") M38421-P16130 For Against Abstain SEAGATE TECHNOLOGY PLC 38/39 FITZWILLIAM SQUARE DUBLIN 2, IRELAND 1. Election of Directors Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time on October 24, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time on October 24, 2011. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, which must be received by October 24, 2011. The Board of Directors recommends you vote FOR the following proposals: 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 1a. Stephen J. Luczo 1b. Frank J. Biondi, Jr. 1c. Michael R. Cannon 1d. Lydia M. Marshall 1e. C. S. Park 1f. Gregorio Reyes 1g. Edward J. Zander 2. To approve the adoption of the Seagate Technology plc 2012 Equity Incentive Plan; 3. To determine the price range at which the Company can re-issue treasury shares off-market; 4. To authorize holding the 2012 Annual General Meeting of Shareholders of the Company at a location outside of Ireland; 5. To hold a non-binding advisory vote to approve executive compensation; 6. To hold a non-binding advisory vote on the frequency of future advisory shareholder votes to approve executive compensation; The Board of Directors recommends you vote "1 Year" on the following proposal: 7. To appoint Ernst & Young LLP as the independent auditors of the Company and to authorize the Audit Committee of the Board of Directors to set the auditors' remuneration. The Board of Directors recommends you vote FOR the following proposal: Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting and any adjournment or postponement of the meeting. For Against Abstain For Against Abstain Yes No 3 Years 2 Years 1 Year Abstain You can also instruct your proxy not to vote on a resolution by inserting an “x” in the box under “Abstain”. Please note that an abstention is not a vote in law and will not be counted in the calculation of the proportion of the votes for and against a resolution. Any shareholder entitled to attend and vote at the Annual General Meeting may appoint one or more proxies, who need not be a shareholder(s) of the Company. A proxy is required to vote in accordance with any instructions given to him. Completion of a form of proxy will not preclude a member from attending and voting at the meeting in person.